As filed with the Securities and Exchange Commission on December 6, 1996

                                                      Registration No. 333-15785
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   ----------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                              CERPROBE CORPORATION

             (Exact name of registrant as specified in its Charter)

          DELAWARE                       3670                   86-0312814
(State or other jurisdiction (Primary Standard Industrial    (I.R.S. Employer
      of incorporation)       Classification Code Number) Identification Number)
                                 ---------------
                            600 South Rockford Drive
                              Tempe, Arizona 85281
                                 (602) 967-7885
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                                  C. Zane Close
                              Cerprobe Corporation
                            600 South Rockford Drive
                              Tempe, Arizona 85281
                                 (602) 967-7885
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                ----------------
                                   Copies to:
         Richard B. Stagg, Esq.                   Kathleen R. McLaurin, Esq.
      O'Connor, Cavanagh, Anderson,                Jones Day Reavis & Pogue
     Killingsworth & Beshears, P.A.                2300 Trammel Crow Center
     One East Camelback, Suite 1100                    2001 Ross Avenue
         Phoenix, Arizona  85012                     Dallas, Texas  75201
                                ----------------

        Approximate Date of Commencement of Proposed Sale to the Public:
   As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED DECEMBER 6, 1996


                              CERPROBE CORPORATION

                                   PROSPECTUS

                         400,000 SHARES OF COMMON STOCK


         The 400,000 shares of Common Stock, $0.05 par value per share ("Cerprobe Common Stock"), of Cerprobe Corporation, a Delaware corporation ("Cerprobe"), offered hereby will be issued by Cerprobe to the shareholders of CROUTE, Inc., a Texas corporation ("C-Route"), together with cash in the aggregate amount of $4.6 million, subject to adjustment, in exchange for all of the issued and outstanding shares of common stock of C-Route in connection with the proposed merger of C-Route with and into C-Route Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Cerprobe ("C-Route Acquisition") (the "Merger"). Immediately prior to the Merger, COMPUROUTE, INCORPORATED, a Texas corporation ("CompuRoute"), approximately 89% of the stock of which is owned by C-Route, will be merged with and into C-Route, with each outstanding share of common stock of CompuRoute being exchanged for one share of common stock of C-Route (the "CompuRoute Merger" and, together with the Merger, the "Mergers"). The Merger is subject to the terms and conditions set forth in an Agreement of Merger and Plan of Reorganization dated October 25, 1996 by and among Cerprobe, C-Route Acquisition, C-Route, CompuRoute, and Souad Shrime ("Mrs. Shrime"), C-Route's principal shareholder, a copy of which is attached to this Prospectus as Appendix A (the "Merger Agreement"). The CompuRoute Merger will be subject to the terms and conditions set forth in an Agreement and Plan of Merger dated October 25, 1996, between C-Route and CompuRoute, a copy of which is attached to this Prospectus as Appendix B (the "CompuRoute Merger Agreement"). The number of shares of Cerprobe Common Stock and the amount of cash to be received by each C-Route shareholder in connection with the Merger, assuming all options, warrants, or other rights to acquire C-Route stock have been exercised or relinquished as described herein, is set forth in Annex A-2 to the Merger Agreement. Assuming the issuance of 129,774 shares of C-Route common stock in connection with the exercise of any options, warrants, or other rights convertible into C-Route common stock acquired in connection with the CompuRoute Merger, each share of C-Route common stock will be exchanged for approximately $.47 in cash and approximately .04 newly issued shares of Cerprobe Common Stock. The Merger is subject to approval by the shareholders of C-Route and the CompuRoute Merger is subject to approval by the shareholders of C-Route and CompuRoute at a special joint meeting of shareholders to be held on December __, 1996 (the "Meeting"). Neither the Merger nor the CompuRoute Merger is required to be approved by Cerprobe's stockholders.

         This Prospectus is included as part of a Registration Statement on Form S-4 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") relating to the Cerprobe Common Stock issuable in connection with the Merger.


               NO PROXY IS BEING REQUESTED IN CONNECTION WITH THE
               MEETING AND YOU ARE REQUESTED NOT TO SEND A PROXY.

         See "Risk Factors" beginning on page 14 for a discussion of certain important factors that should be considered by shareholders of C-Route and CompuRoute prior to determining how to vote at the Meeting.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Cerprobe expects to pay expenses of this offering of approximately $300,000.


         On December __, 1996, the closing price of Cerprobe Common Stock (Symbol: CRPB) was $_______ per share, as reported by Nasdaq.

                The date of this Prospectus is December __, 1996.

                                TABLE OF CONTENTS



AVAILABLE INFORMATION.....................................................   3

SUMMARY...................................................................   4

SELECTED HISTORICAL AND PRO FORMA.........................................   9

FINANCIAL DATA............................................................   9

COMPARATIVE PER SHARE DATA................................................  13

RISK FACTORS..............................................................  14

THE MEETING...............................................................  20

THE MERGER................................................................  21


THE COMBINED COMPANY......................................................  33

INFORMATION CONCERNING CERPROBE...........................................  37

INFORMATION CONCERNING C-ROUTE AND ITS SUBSIDIARIES.......................  58

PRO FORMA FINANCIAL INFORMATION RELATIVE TO THE MERGER....................  65


CERPROBE - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS.......................................  71


C-ROUTE - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATION..................................................  78

DESCRIPTION OF CAPITAL STOCK..............................................  81

COMPARISON OF RIGHTS OF SECURITY HOLDERS..................................  82

LEGAL MATTERS.............................................................  84

EXPERTS...................................................................  84


INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................................ F-1

APPENDIX A - THE MERGER AGREEMENT
APPENDIX B - THE COMPUROUTE MERGER AGREEMENT
APPENDIX C - ARTICLE 5.12 OF THE TBCA REGARDING APPRAISAL RIGHTS

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CERPROBE, OR ANY OTHER PERSON OR ENTITY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF C-ROUTE, COMPUROUTE, OR CERPROBE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              AVAILABLE INFORMATION

         Cerprobe is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Commission also maintains a Web site that contains reports, proxy and information statements, and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov. Cerprobe Common Stock is quoted on the Nasdaq National Market. Reports, proxy and information statements, and other information concerning Cerprobe may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W. Washington, D.C. 20006.

                                    SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, contained in this Prospectus and the Appendices hereto, all of which should be carefully reviewed. The information contained herein with respect to Cerprobe and C-Route and its subsidiaries has been supplied by each respective entity. Additionally, the information contained herein with respect to the Mergers is qualified by reference to the Merger Agreement and the CompuRoute Merger Agreement attached hereto as Appendices A and B, respectively, and incorporated herein by reference. All references herein to the "Combined Company" mean "Cerprobe" and its subsidiaries following consummation of the Mergers. Unless the context otherwise requires, all references herein to "C-Route" mean CROUTE, Inc. and its subsidiaries. This Prospectus contains forward-looking statements that involve significant risks and uncertainties, particularly with respect to the anticipated results of the combined operations of Cerprobe, C-Route, and CompuRoute following the Mergers. The Combined Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including potential difficulties associated with integrating the operations of the Combined Company and other factors set forth in "Risk Factors" and elsewhere in this Prospectus.


                                  The Companies

Cerprobe Corporation


         Cerprobe designs, manufactures, and markets high-performance probing and interface products for use in the testing of integrated and hybrid electronic circuits for the semiconductor industry. Cerprobe's probing and interface products enable semiconductor manufacturers, such as Intel, Motorola, and IBM, among others, to test the integrity of their integrated circuits during the batch fabrication process used in manufacturing integrated circuits in wafer form. Testing integrated circuits during the batch fabrication stages of the manufacturing process permits semiconductor manufacturers to identify defective products early in the manufacturing process, which improves overall product quality and lowers manufacturing costs. Cerprobe markets its probing and interface products worldwide to semiconductor manufacturers, both those that manufacture integrated circuits for resale and those that manufacture integrated circuits for inclusion in their own products.

         Cerprobe's revenues have grown substantially during the last five years. Cerprobe believes it achieved this growth by addressing many of the challenges associated with the testing of complex integrated circuits through a combination of strengths, including advanced technical capabilities, a broad line of high-quality products, and close relationships with leading integrated circuit manufacturers. Cerprobe's strategy is to continue increasing its domestic market share and expanding into international markets. To implement this strategy, Cerprobe intends to: (i) focus on technological innovation, (ii) maintain strong customer relationships, (iii) emphasize quality products, (iv) increase focus on international opportunities, and (v) expand product lines and applications.


         Cerprobe was incorporated in California in 1976 and reincorporated in Delaware in May 1987. Cerprobe is a publicly-held company whose common stock is listed for quotation on the Nasdaq National Market (Symbol: "CRPB"). Cerprobe maintains its principal executive offices at 600 South Rockford Drive, Tempe, Arizona 85281, and its telephone number is (602) 967-7885. Cerprobe has five production and sales facilities in the United States, an additional four sales facilities in the United States, and two international production and sales facilities: one in East Kilbride, Scotland and one in Singapore. Each of Cerprobe's facilities are located in proximity to semiconductor manufacturing centers in the U.S., Europe, and Asia.

CROUTE, Inc. and Subsidiaries

         C-Route is a privately-held holding company that owns approximately 89% of the common stock of CompuRoute. CompuRoute designs, manufactures, and markets complex, multilayered printed circuit boards ("PCBs") primarily for use in semiconductor testing applications. CompuRoute also offers a wide range of PCB-related services including PCB computer-aided design ("CAD") layout, artwork photo plotting, specialty CAD artwork layout, and electronic design. Until October 25, 1996, C-Route also owned approximately 98% of the stock of Electronic Modules, Inc., a Texas corporation ("EMI") that was engaged in producing and marketing typewriter and facsimile enhancement products until July 1995 when it ceased operations and sold its assets to CompuRoute. On October 25, 1996, Mrs. Shrime, the principal shareholder of C-Route, purchased all shares of EMI capital stock held by C-Route. Accordingly, EMI is no longer a subsidiary of C-Route. CompuRoute, however, continues to market products under the EMI name. See "Information Concerning C-Route and Its Subsidiaries." The mailing address for C-Route and its subsidiaries is c/o C-Route, Inc., 10365 Sanden Drive, Dallas, Texas 75238 and the telephone number is (214) 340-0543.

The Combined Company

         Following consummation of the Mergers, the Combined Company will be in the business of developing, manufacturing, and marketing integrated circuit probe card products, hybrid circuit probe card products, and interface assemblies, and the design, manufacture, and marketing of complex, multilayer PCBs, primarily for use in semiconductor testing applications. After consummation of the Mergers, the Combined Company will be managed by Cerprobe's existing management. Cerprobe does not currently anticipate material changes in the Combined Company's business strategy or market focus, although Cerprobe expects to respond as its management deems appropriate to changes in its market or competitive environment. No assurance can be given that the Mergers will be consummated and, if consummated, no assurance can be given that the businesses combined thereby can be successfully integrated.


                                   The Mergers

General


         If the CompuRoute Merger and the Merger are approved by the shareholders of CompuRoute and C-Route, respectively, CompuRoute will be merged with and into C-Route and, immediately thereafter, C-Route will be merged with and into C-Route Acquisition. C-Route Acquisition will be the surviving corporation and will be a wholly-owned subsidiary of Cerprobe. Upon consummation of the CompuRoute Merger, each outstanding share of CompuRoute common stock will be exchanged for one share of C-Route common stock and each option, warrant, or other right to acquire CompuRoute common stock (a "CompuRoute Option") will be converted into an option, warrant, or other right to acquire an identical number of shares of C-Route common stock on the same terms and conditions as the CompuRoute Option. Immediately thereafter, upon consummation of the Merger, each share of common stock of C-Route, including shares acquired pursuant to the exercise of options, warrants, or other rights to acquire C-Route common stock issued in connection with the CompuRoute Merger, will be exchanged for a pro rata portion of $4.6 million in cash, subject to adjustment as described herein, and 400,000 newly issued shares of Cerprobe Common Stock. The number of shares of Cerprobe Common Stock and the amount of cash to be received by each C-Route shareholder in connection with the Merger, assuming all options, warrants, or other rights to acquire C-Route stock have been exercised or relinquished as described herein, is set forth in Annex A-2 to the Merger Agreement. Assuming the issuance of 129,774 shares of C-Route common stock in connection with the exercise of any options, warrants, or other rights convertible into C-Route common stock acquired in connection with the CompuRoute Merger, each share of C-Route common stock will be exchanged for approximately $.47 in cash and approximately .04 newly issued shares of Cerprobe Common Stock. See "The Merger." As a result, immediately after consummation of the Merger, Cerprobe will be the sole stockholder of C-Route Acquisition (the name of which will be changed to CompuRoute, Inc. following the Merger), and the shareholders of C-Route and CompuRoute will be, subject to the rights of dissenting shareholders, stockholders of Cerprobe.


Shareholder Approval


         A special joint meeting of shareholders for C-Route and CompuRoute (the "Meeting") is scheduled to be held on December ____, 1996 at 10365 Sanden Drive, Dallas, Texas, commencing at 10:00 a.m., local time. At the Meeting, shareholders of CompuRoute and C-Route will consider and vote upon a proposal to approve the CompuRoute Merger and the CompuRoute Merger Agreement, pursuant to which CompuRoute will be merged with and into C-Route, and, immediately thereafter, C-Route's shareholders will consider and vote upon a proposal to approve the

Merger and the Merger Agreement, pursuant to which C-Route will be merged with and into C-Route Acquisition. See "The Merger - Terms of the Transactions." The Board of Directors of each of C-Route and CompuRoute has approved the CompuRoute Merger and the related CompuRoute Merger Agreement and the Board of Directors of each of C-Route, Cerprobe, and C-Route Acquisition has approved the Merger and the related Merger Agreement. No vote by the stockholders of Cerprobe is required in connection with the Mergers.

         The Merger Agreement requires the affirmative vote by the holders of not less than two-thirds of the outstanding shares of C-Route entitled to vote to adopt and approve the Merger and the Merger Agreement. The CompuRoute Merger Agreement requires the affirmative vote of the holders of not less than two-thirds of the outstanding shares of CompuRoute and C-Route, respectively, entitled to vote to adopt and approve the CompuRoute Merger and the CompuRoute Merger Agreement. Mrs. Shrime currently holds approximately 93% of the outstanding common stock of C-Route and has agreed to vote in favor of the Merger and the Merger Agreement. Similarly, C-Route currently owns approximately 89% of the outstanding shares of common stock of CompuRoute and has informed the CompuRoute Board of Directors that it intends to vote in favor of the CompuRoute Merger and the CompuRoute Merger Agreement.

Appraisal Rights

         If the Merger is consummated, shareholders of C-Route will have certain rights to dissent and demand appraisal of, and receive payment in cash at the fair value of, their shares of C-Route common stock pursuant to the Texas Business Corporation Act (the "TBCA"), provided that such holders comply with the appropriate procedures for appraisal rights required by applicable Texas law. Under Texas law, a dissenting shareholder must file, prior to the meeting, a written objection to the action stating, among other things, that the shareholder's right to dissent will be exercised if the Merger (or the CompuRoute Merger) becomes effective. Among other actions the shareholder must take, the shareholder also must not vote in favor of the Merger (or, if applicable, the CompuRoute Merger). Any shareholder contemplating the exercise of appraisal rights is urged to carefully review the provisions of Articles 5.12 and 5.13 of the TBCA (a copy of which is attached to this Prospectus as Appendix
C), particularly with respect to the procedural steps required to perfect the right of appraisal. The obligation of Cerprobe to consummate the Merger is subject to the condition that holders of not more than 5% of C-Route's common stock elect to exercise their appraisal rights under Texas law. In addition, if the CompuRoute Merger is consummated, shareholders of CompuRoute will be entitled to exercise their appraisal rights under Texas law with respect to their shares of CompuRoute common stock, provided that such holders comply with the appropriate procedures for appraisal rights acquired by applicable Texas law. See "The Merger - Dissenters' Rights of Appraisal" and Appendix C.

Stock Options; Warrants


         In connection with the CompuRoute Merger, the CompuRoute Options will automatically be converted into options, warrants, and other rights to acquire an identical number of shares of C-Route common stock subject to the same terms and conditions set forth in the CompuRoute Options. In connection with the Merger, any options, warrants, or other rights to acquire shares of C-Route common stock, including the options, warrants, or other rights to acquire C-Route common stock issued in connection with the CompuRoute Merger, will automatically vest and may be exercised or relinquished in exchange for a pro rata portion of the consideration to be received in connection with the Merger based on the number of shares of C-Route common stock to be received upon exercise of such option, warrant, or other right to acquire C-Route common stock. No optionholder will be required to deliver the exercise price for such options. Instead, the amount of cash to be received by each C-Route shareholder who also owns options, warrants, or other rights to acquire C-Route common stock will be reduced by the aggregate exercise price of such options, warrants, or other rights to acquire C-Route common stock.


         No shares of Cerprobe Common Stock, nor any other securities of Cerprobe, including any options or warrants, will be issued in exchange for any options, warrants, or other rights to acquire shares of C-Route or CompuRoute common stock. Pursuant to the Merger Agreement, C-Route has agreed to cause all options, warrants, or other rights to acquire shares of C-Route's stock to have been vested and exercised prior to the consummation of the Merger.

Trading Market

         The Cerprobe Common Stock to be received by C-Route shareholders, other than Mrs. Shrime, will be freely tradeable immediately following the consummation of the Merger, subject to certain limitations, providing each holder an opportunity either to liquidate or retain the investment in Cerprobe Common Stock. Mrs. Shrime has agreed not to sell any Cerprobe Common Stock received in connection with the Merger during the 12-month period following consummation of the Merger and, thereafter, not to sell any of such shares during the succeeding 12-month period in an amount more than the greater of 1% of the shares of Cerprobe Common Stock then outstanding, or 50,000 shares, in any 90-day period. Subject to this lock-up agreement, Ms. Shrime will have certain registration rights with respect to the resale of the shares of Cerprobe Common Stock received in the Merger so long as she is subject to the volume limitations of Rule 145 under the Securities Act. The Cerprobe Common Stock to be received by the shareholders of C-Route will be quoted on the Nasdaq National Market under the symbol "CRPB", which should provide such holders greater liquidity relative to the common stock of C-Route and CompuRoute, neither of which is traded publicly. The closing sale price per share of Cerprobe Common Stock on the Nasdaq National Market was $9.75 on August 19, 1996, the last trading day prior to the public announcement that Cerprobe and C-Route and its subsidiaries had entered into a revised letter of intent with respect to the Merger. See "Information Concerning Cerprobe - Dividends on and Market Prices of Cerprobe Common Stock."

Risk Factors

         The proposed Merger involves substantial risk. The following risk factors, among others, together with all of the other information appearing in this Prospectus, should be carefully considered by C-Route and CompuRoute shareholders, in light of their particular investment objectives and financial circumstances, prior to determining how to vote at the Meeting: (i) there are significant uncertainties and risks relating to the integration of the operations of Cerprobe, C-Route, and CompuRoute; (ii) Cerprobe may in the future make additional acquisitions, which could adversely affect the liquidity, results of operation, and financial condition of Cerprobe and result in possible dilution to its existing stockholders; and (iii) substantial risks are associated with the potential volatility in the market price of Cerprobe Common Stock upon consummation of the Merger. See "Risk Factors."

Certain Federal Income Tax Consequences


         Cerprobe, C-Route, and CompuRoute intend to treat the Merger and the CompuRoute Merger as reorganizations pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code") . As such, the Mergers will not represent a taxable event to any of the companies. The C-Route and CompuRoute shareholders , however, will be taxed on the cash received in the Merger in an amount equal to the lesser of (i) the gain that would have been realized had the shareholders exchanged their stock for Cerprobe Common Stock and cash in a taxable transaction, or (ii) the amount of cash received. The character of the income or gain recognized will depend on each shareholder's individual circumstances. Assuming the value of Cerprobe Common Stock exceeds the cash received by the C-Route and CompuRoute shareholders on the Effective Date of the Mergers, Cerprobe believes that, based on advice of counsel, the Mergers will more likely than not be treated as reorganizations under the Code.

         Alternatively, the IRS could take the position that the Merger represents a taxable sale of the combined assets of C-Route and CompuRoute to Cerprobe in exchange for Cerprobe Common Stock and cash. As such, C-Route would be required to recognize taxable gain or loss upon the sale of such assets. The value of the Cerprobe Common Stock and cash received and any liabilities assumed by Cerprobe would be allocated to C-Route's assets and compared to C-Route's basis in the assets. The difference would represent the gain or loss required to be recognized by C-Route. The character of the gain or loss would depend upon the character of each asset sold. The C-Route shareholders (including the former CompuRoute shareholders who receive C-Route stock in the CompuRoute Merger) would also recognize gain or loss upon the receipt of Cerprobe Common Stock and cash in liquidation of C-Route. The amount of the gain or loss would be equal to the excess of the fair market value of Cerprobe Common Stock and cash received by the shareholder over the shareholder's basis in its stock. The character of the gain or loss generally would be capital.

         Neither Cerprobe nor C-Route or CompuRoute have requested an opinion from counsel or a private letter ruling from the IRS with respect to the tax treatment of the Mergers. The C-Route and CompuRoute shareholders are urged to consult with their own tax advisors with respect to the specific tax consequences to them of the Mergers. See "The Merger - Certain Federal Income Tax Consequences."

Accounting Treatment

         The Merger will be accounted for by Cerprobe under the purchase method of accounting in accordance with generally accepted accounting principles. See "The Merger - Accounting Treatment."

Conditions to Consummation of the Merger

         Consummation of the Merger is conditioned upon the fulfillment or waiver of certain conditions set forth in the Merger Agreement, including a condition that holders of not more than 5% of the common stock of C-Route exercise appraisal rights under Texas law. For a detailed description of the conditions to the Merger, see "The Merger - Terms of the Transactions."

Effective Date of the Merger


         If the Merger is approved by the requisite vote of the shareholders of C-Route and the other conditions to consummation of the Merger are satisfied or waived, including approval of the CompuRoute Merger by the shareholders of CompuRoute, the Merger will become immediately effective at the time a Certificate of Merger is accepted for filing with the Secretary of State of Delaware and Articles of Merger are accepted for filing with the Secretary of State of Texas or such later date and time as may be specified in the respective Certificate of Merger or Articles of Merger (the "Effective Date"). The Certificate of Merger and Articles of Merger will be filed only upon satisfaction or waiver of the conditions contained in the Merger Agreement. The CompuRoute Merger will become immediately effective at the time Articles of Merger are accepted for filing with the Secretary of State of Texas and will be filed only upon satisfaction or waiver of the conditions contained in the CompuRoute Merger Agreement.


Record Date; Voting Rights

         Only the holders of record of shares of common stock of CompuRoute and C-Route at the close of business on ____________, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Meeting regarding approval and adoption of the CompuRoute Merger. Each share of common stock of CompuRoute and C-Route is entitled to one vote upon the approval and adoption of the CompuRoute Merger. Only the holders of record of shares of common stock of C-Route at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting regarding approval and adoption of the Merger. Each share of common stock of C-Route is entitled to one vote upon the approval and adoption of the Merger. CompuRoute shareholders who are not also holders of C-Route common stock as of the Record Date will not be entitled to vote on the Merger nor the Merger Agreement, and therefore will not be entitled to appraisal rights in connection with the Merger. See "The Meeting - Dissenters' Rights of Appraisal."

Interest of Certain Persons in the Mergers

         In connection with the Merger, Cerprobe or a wholly-owned subsidiary of Cerprobe will purchase the land and building currently used by C-Route and CompuRoute and owned by Mrs. Shrime, the beneficial owner of approximately 93% of C-Route common stock, for a total purchase price of $1.2 million and the assumption of a promissory note, secured by the property, which has an outstanding principal balance of approximately $1,040,000. In addition, Cerprobe will offer employment agreements to certain officers and key employees of CompuRoute to be effective upon consummation of the Merger. None of such individuals, however, will be executive officers of Cerprobe following the Merger. See "The Merger - Interests of Certain Persons."

                        SELECTED HISTORICAL AND PRO FORMA
                                 FINANCIAL DATA

         The following selected historical financial information of Cerprobe and C-Route has been derived from their respective historical consolidated financial statements and should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Prospectus. The Cerprobe and C-Route historical consolidated financial statement data as of and for the nine months ended September 30, 1995 and 1996, are unaudited and have been prepared on the same basis as the historical information and, in the opinion of their respective management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for such periods.

         The following selected pro forma combined financial data has been derived from the pro forma combined condensed financial statements, which give effect to the Merger as a purchase transaction, and should be read in conjunction with such pro forma financial statements and the notes thereto, which are included elsewhere in this Prospectus. For pro forma purposes, Cerprobe's consolidated statements of income for the year ended December 31, 1995, and for the nine months ended September 30, 1996, have been combined with the consolidated statements of operations of C-Route for the year ended December 31, 1995, and for the nine months ended September 30, 1996 giving effect to the Merger as if it occurred on January 1, 1995. For pro forma purposes, Cerprobe's consolidated balance sheet as of September 30, 1996 has been combined with the consolidated balance sheet of C-Route as of September 30, 1996, giving effect to the Merger as if it had occurred on September 30, 1996.

         The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position.

         The historical information for Cerprobe as of and for the years ended December 31, 1991, 1992, 1993, 1994, and 1995 has been derived from audited financial statements for the periods presented. The historical information for C-Route has been derived from audited financial statements for the years ended December 31, 1993, 1994, and 1995 and as of December 31, 1994 and 1995. The information as of December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992 is unaudited.

                              CERPROBE CORPORATION
                       SELECTED HISTORICAL FINANCIAL DATA
                      (In thousands, except per share data)


                                                                                                             Nine months ended
                                                                 Year ended December 31,                        September 30,
                                                  ----------------------------------------------------        ----------------
                                                  1991        1992        1993        1994        1995        1995        1996
                                                  ----        ----        ----        ----        ----        ----        ----
Consolidated Statement of
Income Data:

Net sales                                       $  6,382    $  8,060    $ 11,212    $ 14,251    $ 26,098    $ 17,969    $ 28,159
Cost of goods sold                                 4,443       4,914       6,768       8,214      13,706       9,391      15,285
                                                --------    --------    --------    --------    --------    --------    --------

         Gross margin                              1,939       3,146       4,444       6,037      12,392       8,578      12,874

Operating expenses:
  Selling, general and administrative              1,729       1,827       2,398       3,693       7,502       5,110       7,871
  Engineering and product development                218         246         336         417         707         529         724
                                                --------    --------    --------    --------    --------    --------    --------

         Total operating expenses                  1,947       2,073       2,734       4,110       8,209       5,639       8,595
                                                --------    --------    --------    --------    --------    --------    --------
         Operating income (loss)                      (8)      1,073       1,710       1,927       4,183       2,939       4,279

Other income (expense), net                         (407)       (282)       (118)         (4)         31          20         330
                                                --------    --------    --------    --------    --------    --------    --------
  Income (loss) before income taxes, minority
    interest and extraordinary item                 (415)        791       1,592       1,923       4,214       2,959       4,609

Income taxes                                        --          (321)        (90)       (710)     (1,812)     (1,267)     (2,162)

 Minority interest in loss of subsidiary            --          --          --          --          --          --            84
                                                --------    --------    --------    --------    --------    --------    --------

  Income (loss) before extraordinary item           (415)        470       1,502       1,213       2,402       1,692       2,531

  Extraordinary item                                --           301        --          --          --          --          --
                                                --------    --------    --------    --------    --------    --------    --------

Net income (loss)                               $   (415)   $    771    $  1,502    $  1,213    $  2,402    $  1,692    $  2,531
                                                ========    ========    ========    ========    ========    ========    ========

Net income (loss) per common and common
 equivalent share

Primary:
  Net income (loss) per share                   $  (0.18)   $   0.31    $   0.41    $   0.36    $   0.59    $   0.42    $   0.49
  Shares used in per share calculation             2,245       2,502       3,688       3,387       4,071       4,023
                                                                                                                           5,126

Fully diluted:
  Net income (loss) per share                   $  (0.18)   $   0.21    $   0.35    $   0.30    $   0.49    $   0.36    $   0.45
                                                ========    ========    ========    ========    ========    ========    ========
  Shares used in per share calculation             2,245       3,680       4,349       4,007       4,862       4,708       5,648


                                                  As of December 31,                 As of
                                     --------------------------------------------   Sept. 30,
                                     1991      1992      1993     1994       1995     1996
                                     ----      ----      ----     ----       ----     ----
Consolidated Balance Sheet Data:

Working capital                    $   648   $ 1,551   $ 2,777   $ 3,572   $ 4,772   $15,320

Total assets                         1,959     3,083     4,674     7,015    14,967    29,138

Long-term debt                       1,022       859       748       791       981       957

Stockholders' equity                   172     1,303     3,063     4,923    10,656    23,753

                          CROUTE, INC. AND SUBSIDIARIES
                       SELECTED HISTORICAL FINANCIAL DATA
                      (In thousands, except per share data)

                                                                                                            Nine months ended
                                                                   Year ended December 31,                     September 30,
                                                      ------------------------------------------------      -----------------
                                                      1991       1992       1993       1994       1995       1995       1996
                                                      ----       ----       ----       ----       ----       ----       ----
Consolidated Statement of
Operations Data:

Net revenues                                         $ 6,724    $ 5,947    $ 6,586    $ 5,957    $ 8,694    $ 6,309    $ 7,872
Cost of sales                                          4,916      4,500      4,167      4,111      6,063      4,351      5,518
                                                     -------    -------    -------    -------    -------    -------    -------

         Gross margin                                  1,808      1,447      2,419      1,846      2,631      1,958      2,354

Operating expenses:
  Selling and administrative                           2,192      1,793      1,521      1,329      1,604      1,092      1,506
                                                     -------    -------    -------    -------    -------    -------    -------

         Operating income (loss)                        (384)      (346)       898        517      1,027        866        848

Other income (expense), net                             (215)      (454)      (333)       (71)       (84)         4        (83)
                                                     -------    -------    -------    -------    -------    -------    -------
  Income (loss) before income taxes, minority
    interest and extraordinary item                     (599)      (800)       565        446        943        870        765


Income tax expense                                      --         --           (5)      (169)      (104)      (104)       (50)

Minority interest in (earnings) loss of subsidiary      (122)        56       (144)      (298)      (119)      (127)       (73)
                                                     -------    -------    -------    -------    -------    -------    -------

  Income (loss) before extraordinary item               (721)      (744)       416        (21)       720        639        642

  Extraordinary item                                    --         --          304      2,908       --         --         --
                                                     -------    -------    -------    -------    -------    -------    -------

Net income (loss)                                    $  (721)   $  (744)   $   720    $ 2,887    $   720    $   639    $   642
                                                     =======    =======    =======    =======    =======    =======    =======

Net income (loss) per common and common
 equivalent share

Primary:
  Net income (loss) per share                        $ (0.08)   $ (0.09)   $  0.08    $  0.34    $  0.08    $  0.07    $  0.07

  Shares used in per share calculation                 8,598      8,598      8,598      8,598      8,598      8,598      8,600


                                                    As of December 31,                    As of
                                     ------------------------------------------------   September
                                     1991       1992       1993       1994       1995   30, 1996
                                     ----       ----       ----       ----       ----   --------
Consolidated Balance Sheet Data:

 Working capital (deficiency)      $(1,139)   $(1,596)   $   (80)   $   252    $    91   $   754

Total assets                         2,372      1,558      1,709      2,286      3,999     4,272

Long-term debt                       2,502      2,416        305        352        567       848

 Stockholders' equity (deficit)     (3,554)    (4,296)    (3,700)       (63)     1,403     2,045

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA
                      (In thousands, except per share data)


                                                  Year ended   Nine months ended
                                                 December 31,     September 30,
                                                     1995             1996
                                                 ------------  -----------------

Consolidated Statement of
Income Data:

Net sales                                          $ 34,792         $ 36,031
Cost of goods sold                                   19,769           20,803
                                                   --------         --------

         Gross margin                                15,023           15,228

Operating expenses:
  Selling, general and administrative                 9,278            9,505
  Engineering and product development                   707              724
                                                   --------         --------

         Total operating expenses                     9,985           10,229
                                                   --------         --------

         Operating income                             5,038            4,999

Other income (expense), net                             (53)             247
                                                   --------         --------
  Income before income taxes and minority
    interest                                          4,985            5,246

Income taxes                                         (1,847)          (2,161)


Minority interest in loss of subsidiary                                   84
                                                   --------         --------

Net income                                         $  3,138         $  3,169
                                                   ========         ========

Net income per common and common equivalent share

Primary:

Net income per share                               $   0.70         $   0.57
                                                   ========         ========
Shares used in per share calculation                  4,471            5,526

Fully diluted:

Net income per share                               $   0.60         $   0.52
                                                   ========         ========
Shares used in per share calculation                  5,262            6,048


                                                                    As of
                                                              September 30, 1996
                                                              ------------------

Consolidated Balance Sheet Data:

Working capital                                                   $ 8,934

 Total assets                                                      30,506

Long-term debt                                                      1,804

Stockholders' equity                                               21,769

                           COMPARATIVE PER SHARE DATA

         The following table sets forth certain historical per share data of Cerprobe and C-Route and combined per share data and equivalent per share data on an unaudited pro forma basis after giving effect to the Merger as a purchase transaction. This data should be read in conjunction with the selected historical financial data, the selected pro forma combined financial data, the pro forma combined condensed financial statements, and the separate historical consolidated financial statements of Cerprobe and C-Route, respectively, and the notes thereto, included elsewhere in this Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated at the dates indicated and should not be construed as representative of future operations.

                                                                          Year                    Nine months
                                                                          ended                      ended
                                                                    December 31, 1995         September 30, 1996
                                                                    -----------------         ------------------
Historical-Cerprobe
     Net income per share                                                $ 0.49                     $ 0.45
     Book value per share (1)                                              2.60                       4.84

Pro forma combined
     Net income per share (2)(3)                                           0.60                       0.52
     Book value per share (2)(3)                                                                      4.10

Historical-C-Route
     Net income per share                                                  0.08                       0.07
     Book value per share (1)                                              0.16                       0.24

Equivalent pro forma per share (4)
     Net income per share                                                  0.03                       0.02
     Book value per share                                                                             0.19

Market value per share preceding announcement of merger
     Market value per Cerprobe share-Historical                                                       9.75
     Market value per C-Route share-Historical (5)

_____________

(1)      The   historical   book  value  per  share  is   computed  by  dividing
         stockholders'   equity  by  the  number  of  shares  of  common   stock
         outstanding at the end of each period.

(2) Pro forma combined net income per share data reflects Cerprobe's and C-Route's combined per share data for the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996. The pro forma combined net income per share data is based on the weighted average number of common and common equivalent shares of Cerprobe Common Stock after giving effect to the issuance of 400,000 shares in connection with the Merger. The pro forma combined book value per share data reflects Cerprobe's and C-Route's per share data after giving effect to the Merger as a purchase.

(3) Cerprobe and C-Route estimate they will incur certain direct transaction costs associated with the Merger. The pro forma combined book value per share data gives effect to estimated direct transaction costs of $300,000 as if such costs had been incurred as of September 30, 1996, but the effects of these costs have not been reflected in the pro forma combined net income per share data.

(4) Equivalent pro forma per share amounts are calculated by multiplying the pro forma combined net income and book value per share amounts by the exchange ratio.

(5) C-Route common stock is not traded on any securities market or exchange. Preceding the announcement of the Merger, there was no market for the shares of C-Route.

See  "Pro  Forma  Financial   Information   Relative  to  the  Merger"  and  the
accompanying notes thereto.

                                  RISK FACTORS

         In addition to the other information in this Prospectus, all of the risk factors listed below should be considered carefully by the shareholders of C-Route and CompuRoute. These factors should be considered in conjunction with the other information included or incorporated by reference in this Prospectus. In accordance with the provisions of the Private Securities Litigation Reform Act of 1995, the cautionary statements and risk factors set forth below identify important trends, factors, and currently known developments that could cause actual results to differ materially from those in any forward-looking statements contained in this Prospectus.


Uncertainties  Accompanying  Integration  of Acquired  Business;  Management  of
Growth

         Significant uncertainties accompany any business combination and its implementation with respect to the ability of the Combined Company to integrate administrative functions, management resources, and sales and marketing distribution systems in order to achieve operating efficiencies. There can be no assurance that Cerprobe will be able to successfully integrate the operations of CompuRoute following the Merger. The inability to achieve the anticipated operating efficiencies could have a material adverse effect on the Combined Company's operating results following the Merger. The consummation of the Merger also will result in significant growth of the Combined Company's operations. To manage this growth effectively, the Combined Company will be required to expand its existing operating and financial systems and controls and to manage a substantial increase in its employee base. To the extent that the Combined Company's management is unable to assume or perform these combined duties, the business of the Combined Company following the Merger could be materially adversely affected. There can be no assurance that the management systems and controls currently in place or any steps taken to expand such management systems and controls will be adequate in the future.

No Fairness Opinions

         Although the respective Boards of Directors of C-Route, CompuRoute and Cerprobe believe that the terms of the Mergers are in the best interests of their respective stockholders, no opinion has been obtained by any of the parties as to the fairness, from a financial point of view, of the terms of the Mergers. In addition, because Cerprobe and C-Route negotiated a no-shop provision pending consummation of the Merger, alternative offers were not solicited. Thus, no assurance can be given that the terms of the Mergers are fair, from a financial point of view, to the shareholders of C-Route and CompuRoute. The terms of the Merger, including the consideration to be received by C-Route's shareholders, have been determined by arms-length negotiations between C-Route, CompuRoute, and Cerprobe. The terms of the Mergers do not necessarily bear any relationship to the assets, earnings, book value, or any other commonly accepted criteria for valuation with respect to C-Route or CompuRoute. Accordingly, shareholders of C-Route and CompuRoute should carefully evaluate the terms of the Merger and the CompuRoute Merger in determining whether to accept Cerprobe Common Stock and cash or to dissent and seek appraisal rights.


Factors Affecting Operating Results


         The Combined Company's operating results will be affected by a wide variety of factors which could have a material adverse effect on its net sales and profitability, many of which are beyond its control. These factors include the Combined Company's ability to design and introduce new products on a timely basis, customer demand for the Combined Company's products, the level of orders that are received and can be delivered in a quarter, customer order patterns, product performance and reliability, utilization of manufacturing capacity, the availability and cost of raw materials, equipment and other supplies, the cyclical nature of the semiconductor industry, technological changes, competition and competitive pressures on prices, and economic conditions in the U.S. and worldwide markets served by the Combined Company. The Combined Company's products are used in the testing of integrated circuits used by a wide variety of computer, automotive, communications, and aerospace manufacturers and users. A slowdown in demand for products that utilize integrated and hybrid circuits as a result of economic or other conditions in the U.S. or worldwide markets served by the Combined Company could have a material adverse effect on its operating results.

Federal Income Tax Risks

         The tax consequences to C-Route , CompuRoute, and their respective shareholders may vary depending on whether the amount of cash received by the shareholders exceeds the fair market value of the Cerprobe Common Stock received by the shareholders as of the Effective Date of the Mergers. If the cash received by the shareholders exceeds the fair market value of the Cerprobe Common Stock received by the shareholders, the IRS could assert that the Mergers should be treated as a fully taxable exchange (or sale) of the combined assets of C-Route and CompuRoute, followed by the taxable liquidation of C-Route, because the Merger would fail to meet published IRS guidelines, which would require that the shareholders exchange at least 50 percent by value of their C-Route stock for Cerprobe Common Stock for the Mergers to be treated as a reorganization (the "continuity of interest guideline").

         If the Mergers do not meet the continuity of interest test and are therefore not treated for federal income tax purposes as reorganizations within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, the Mergers will be treated as a fully taxable sale of the combined assets of C-Route and CompuRoute (the "Sale"), followed by the complete liquidation of C-Route (the "Liquidating Distribution"). As a result, C-Route will recognize taxable gain or loss upon the Sale, and the C-Route shareholders (including the former CompuRoute shareholders who receive C-Route stock in the CompuRoute Merger) will recognize gain or loss upon receipt of the Liquidating Distribution (consisting of Cerprobe Common Stock and cash) in exchange for their C-Route stock.

Dependence on New Products and Technologies


         The Combined Company will operate in an industry subject to rapid change. Technological advances, the introduction of new products, and new design and manufacturing techniques could materially adversely affect the Combined Company's operations unless it is able to adapt to the resulting change in conditions. The Combined Company's future operating results will depend to a significant extent on its ability to continue to develop and introduce new products on a timely basis which compete effectively on the basis of price, performance, and delivery and which address customer requirements. The success of new products depends on various factors, including proper new product selection, timely completion and introduction of new product designs, and development of support tools and collateral literature that make complex new products easy for engineers to understand. There can be no assurance that any new products will receive or maintain substantial market acceptance. If the Combined Company is unable to design, develop, and introduce competitive products on a timely basis, its future operating results may be materially adversely affected.

Inability to Maintain Manufacturing Yields and  Delivery Schedules

         The design and manufacture of probe cards, interface products, and PCBs by the Combined Company are highly complex processes that are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used, and the performance of the design and production personnel and equipment. As is typical in the industry, each of Cerprobe and CompuRoute from time to time has experienced lower than anticipated manufacturing yields and lengthening of delivery schedules. The Combined Company's operating results could be materially adversely affected if it is unable to maintain high levels of productivity and/or to maintain satisfactory delivery schedules.


Competition

         Cerprobe competes with several well established domestic corporations in the integrated circuit probe card market, including Probe Technology Corporation, Wentworth Laboratories, Inc., and Micro-Probe, Incorporated, as well as numerous smaller competitors and is becoming increasingly subject to significant competition internationally as it expands into foreign markets. Such competitors manufacture and market epoxy ring probe cards, which represent the significant majority of the domestic and international markets, and metal blade probe cards, which represent only a small portion of those markets. Cerprobe also encounters competition in the manufacture and sale of ceramic blade probe cards, although ceramic blade probe cards currently are produced by Cerprobe and only to a limited extent by Wentworth Laboratories, Inc. and Accuprobe, Inc. and represent only a small portion of the total market for probe cards. Competition may increase in the future as integrated circuitry and probing technology become more sophisticated. Cerprobe competes primarily on the basis of price, performance, and delivery.

         Cerprobe competes with several domestic companies in the ATE interface market, including ESH, Inc. ("ESH"), Micro Ceramix, Pier Electronics, Troyco, and CompuRoute, as well as numerous smaller competitors. Cerprobe believes that ESH and CompuRoute are the only domestic competitors with complete in-house design, fabrication, and assembly capabilities. Other competitors currently provide only one or two of these services (usually design and assembly) but could acquire other capabilities and compete with Cerprobe in the future. In design services, Cerprobe competes with small design houses such as Dolphin
Designs, as well as the in-house design groups of its customers. Such competitors produce sophisticated ATE interfaces made of specialty materials that are capable of superior electrical performance. Competition may increase in the future as test equipment and testing technology become more sophisticated.

         CompuRoute encounters competition from a variety of companies engaged in each facet of its business, including design, fabrication, and assembly. In design services, CompuRoute competes not only with companies such as Automated Circuit Design ("ACD") and ESH, but also with the in-house design groups of its customers. Although CompuRoute's customers have outsourced an increasing amount of design work to outside vendors such as CompuRoute during the past two years, there can be no assurance that this trend will continue. In addition, there are numerous PCB fabricators in the U.S., any one of which may compete directly with CompuRoute. Specifically, MulTech Engineering Consultants and UniCircuits, Incorporated specialize in high layer count ATE PCBs such as those manufactured by CompuRoute. CompuRoute believes, however, that ESH is the only PCB fabricator specializing in the semiconductor ATE market with in-house design, fabrication, and assembly capability. Other companies, however, could acquire this capability and compete with CompuRoute in the future.


Risks of International Trade and Currency Exchange Fluctuations

         Approximately 16% of Cerprobe's net sales in the nine month period ended September 30, 1996 were to international customers. Given Cerprobe's efforts in establishing production and sales facilities in Scotland and Singapore, as well as a planned facility in Taiwan, Cerprobe anticipates that sales to international customers will increase in the future. The foreign manufacture and sale of products and the purchase of raw materials and equipment from foreign suppliers may be materially adversely affected by political and economic conditions abroad. Protectionist trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export compliance laws or other trade policies, as well as Cerprobe's ability to form effective joint venture alliances in order to compete in restrictive markets, could materially adversely affect Cerprobe's ability to manufacture or sell products in foreign markets and purchase materials or equipment from foreign suppliers. In countries in which Cerprobe conducts business in local currency, currency exchange fluctuations could adversely affect Cerprobe's net sales or costs. In addition, the laws of certain foreign countries may not protect Cerprobe's intellectual property rights to the same extent as the laws of the United States.

         A portion of Cerprobe's foreign transactions are denominated in currencies other than the U.S. dollar. Such transactions expose Cerprobe to exchange rate fluctuations for the period of time from inception of the transaction until it is settled. Cerprobe has not engaged in transactions to hedge it currency risks, but may do so in the future. Although Cerprobe has not incurred any material exchange gains or losses, there can be no assurance that fluctuations in the currency exchange rates in the future will not have a material adverse effect on Cerprobe's operations.

         Only a small portion of CompuRoute's revenue represents international sales and most of such revenue represents sales to foreign operations of domestic companies such as Motorola, Inc. and Texas Instruments, Inc. Accordingly, CompuRoute does not believe that fluctuations in international currencies will have a significant impact on CompuRoute's sales and profits. However, if CompuRoute expands its international sales, currency fluctuations could have a material adverse effect on its future operating results.

Cyclicality of the Semiconductor Industry; Significant Capital Requirements

         The semiconductor industry in general has been characterized by cyclicality. The industry has experienced significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices, and production over-capacity. Cerprobe has sought to reduce its exposure to industry cyclicality by selling products to a geographically diverse base of customers across a broad range of market applications. CompuRoute's business is dependent generally on the regional semiconductor market in Texas, but because it develops prototypes for new products, CompuRoute typically is not affected significantly by cyclicality or production fluctuations in the semiconductor industry. However, the Combined Company may experience substantial period-to-period fluctuations in future operating results due to general industry conditions or events occurring in the general economy. Although the semiconductor industry has experienced increased demand in the past, there is no assurance that the Combined Company will continue to experience the current level of demand for its products.

         The probe card, ATE interface, and PCB fabrication industries are also capital intensive. In order to remain competitive, the Combined Company must continue to make significant investments in capital equipment for production and research and development. As a result of the increase in fixed costs and operating expenses related to these capital expenditures, the Combined Company's operating results may be materially adversely affected if net sales do not increase sufficiently to offset the increased costs. The Combined Company may from time to time seek additional equity or debt financing to provide for the capital expenditures required to maintain or expand its production facilities and capital equipment. The timing and amount of any such capital requirements cannot be predicted at this time and will depend on a number of factors, including demand for the Combined Company's products, product mix, changes in industry conditions, and competitive factors. There can be no assurance that any such financing will be available on acceptable terms, and that any additional equity financing would not result in additional dilution to existing investors.


Risks Associated with Acquisition Strategy

         The success of Cerprobe's acquisition strategy will depend primarily on its ability to identify, acquire, and operate other businesses that complement Cerprobe's existing business. There can be no assurance that any suitable acquisitions can be identified or consummated or that the operations of any businesses that are acquired will be successfully integrated into Cerprobe's operations. In addition, increased competition for acquisition candidates could increase purchase prices for acquisitions to levels that make such acquisitions unfavorable. As of the date of this Prospectus, Cerprobe has no binding agreements to effect any acquisitions other than the Merger. Cerprobe anticipates that it will use cash and/or its securities, including Cerprobe Common Stock, as the primary consideration for any future acquisitions. The size, timing, and integration of any future acquisitions could cause substantial fluctuations in operating results from quarter to quarter. Consequently, operating results for any quarter may not be indicative of the results that may be achieved for any subsequent fiscal quarter or for a full fiscal year. These fluctuations could materially adversely affect the market price of Cerprobe Common Stock.

Potential Liability for Failure to Comply with Environmental  Regulations

         Each of Cerprobe and CompuRoute is subject to a variety of federal, state, and local governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in its manufacturing process. Although each of Cerprobe and CompuRoute believes that its activities are in substantial compliance with presently applicable environmental regulations, the failure to comply with present or future regulations could result in fines being imposed on the Combined Company, suspension of its production, or a cessation of its operations. Such regulations could require the Combined Company to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. Any failure by the Combined Company to control the use of, or adequately restrict the discharge of, hazardous substances could subject it to future liabilities. See "Information Concerning C-Route and its Subsidiaries - Government Regulations."

Dependence on Management and Other Key Personnel


         The Combined Company's success depends upon the retention of certain key personnel and the recruitment and retention of additional key personnel. The loss of existing key personnel or the failure to recruit and retain necessary additional personnel by the Combined Company could materially adversely affect its business prospects. There can be no assurance that the Combined Company will be able to retain its current personnel or attract and retain necessary additional personnel. Future growth will further increase the demand on the Combined Company's resources and require the addition of new personnel and the development of additional expertise by existing personnel. The failure of the Combined Company to attract and retain personnel with the requisite expertise or to develop such expertise internally could materially adversely affect the prospects for its success. Cerprobe has entered into employment agreements with certain executive officers that are effective for one year and are each subject to automatic renewal for terms of one year.


         CompuRoute does not have employment agreements with any of its key personnel. In addition, CompuRoute faces strong competition from other companies for certain key technical personnel, primarily PCB designers.

Control by Current Stockholders

         The directors and executive officers of Cerprobe and their affiliates currently own beneficially approximately 29.8% of Cerprobe Common Stock.
Immediately following the completion of the Merger, these persons would beneficially own approximately 27.7% of Cerprobe Common Stock. Accordingly, these persons, if they act as a group, will be able to elect at least one member to the Combined Company's Board of Directors and may be able to exert significant influence regarding the outcome of other matters requiring approval by the stockholders of the Combined Company.

         Mrs. Shrime, chairperson of the Board of Directors of each of C-Route and CompuRoute, beneficially owns approximately 93% of C-Route common stock, which in turn beneficially owns approximately 89% of the shares of CompuRoute common stock. Accordingly, Mrs. Shrime is able to control the outcome of matters requiring approval by the shareholders of C-Route and CompuRoute.

Price Volatility of Cerprobe Common Stock


         The market price of Cerprobe Common Stock has experienced significant volatility during the past two years. See "Information Concerning Cerprobe - Dividends on and Market Prices of Cerprobe Common Stock." The trading price of Cerprobe Common Stock in the future could be subject to wide fluctuations in response to quarterly variations in operating results of Cerprobe and others in its industry, actual or anticipated announcements concerning Cerprobe or its competitors, changes in analysts' estimates of Cerprobe's financial performance, general conditions in the semiconductor industry, general economic and financial conditions, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations which have adversely affected the market prices for many companies involved in high technology manufacturing and related industries and which often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors could have a material adverse effect on the market price of Cerprobe Common Stock.


Shares Eligible for Future Sale

         Sales of substantial amounts of Cerprobe Common Stock in the public market following the Merger could adversely affect prevailing market prices. As of November 1, 1996, there were 5,037,821 shares of Cerprobe Common Stock outstanding, 4,010,228 shares of which are freely transferable without restriction under the Securities Act. Of the 400,000 shares of Cerprobe Common Stock to be issued in connection with the Merger, 68,965 shares will be generally freely tradable after their issuance, and the remaining 330,035 shares, which will be acquired by Mrs. Shrime, will be subject to Rule 145 of the Securities Act, which requires affiliates to sell any stock acquired in the Merger in accordance with the volume and manner of sale restrictions under Rule 144 of the Securities Act. In addition, Mrs. Shrime has agreed not to sell, publicly or privately, any shares acquired by her in connection with the Merger during the first 12 months following the Merger, and no more than the greater of 1% of the outstanding shares of Cerprobe Common Stock, or 50,000 shares, in any 90-day period during the succeeding 12-month period. Subject to the terms of this lock-up agreement, Mrs. Shrime will have certain registration rights covering the resale of shares of Cerprobe Common Stock acquired by her in the Merger for as long as she is subject to the volume limitations on resale under Rule 145.


         Cerprobe also has outstanding 54,706 restricted shares, as that term is defined under Rule 144 (the "Restricted Shares"), held by non-affiliates that are eligible for resale in the public market without restriction pursuant to Rule 144(k) under the Securities Act, and 201,584 Restricted Shares that are eligible for sale in the public market subject to compliance with the volume limitations and other requirements of Rule 144 under the Securities Act. Cerprobe also has registered for offer and sale up to 801,465 shares of Common Stock that are reserved for issuance pursuant to Cerprobe's stock option plans. Until December 15, 1996, holders of $485,000 in principal amount of Convertible Subordinated Debentures may convert the debentures into 485,000 shares of Cerprobe Common Stock, and have certain registration rights with respect to such shares. In accordance with the terms of Cerprobe's Convertible Preferred Stock, up to 27,839 additional shares of Cerprobe Common Stock may be issued upon conversion of the Convertible Preferred Stock. See "Description of Capital Stock." Cerprobe also has the authority to issue additional shares of Common Stock and shares of one or more series of Convertible Preferred Stock. The issuance of such shares could result in the dilution of the voting power of the shares of Cerprobe Common Stock issued in connection with the Merger and could have a dilutive effect on earnings per share.


Patents, Licenses, and Intellectual Property Claims

         Cerprobe and CompuRoute have acquired certain patents, licenses, and other intellectual property rights covering certain of their respective products and manufacturing processes. While Cerprobe and CompuRoute consider these patents, licenses, and other intellectual property rights to be important, neither Cerprobe nor CompuRoute considers any single patent to be material to the conduct of its business.


Change in Control Provisions

         Cerprobe's First Restated Certificate of Incorporation (the "Restated Certificate") and the Delaware General Corporation Law (the "Delaware GCL") contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of Cerprobe, even when these attempts may be in the best interest of stockholders. The Restated Certificate also authorizes the Board of Directors, without stockholder approval, to issue one or more series of preferred stock which could have voting and conversion rights that adversely effect the voting power of the holders of Cerprobe Common Stock. The Delaware GCL also imposes conditions on certain business combination transactions with "interested stockholders" (as defined therein). See "Description of Capital Stock."


Interests of Certain Persons

         Upon consummation of the Merger, Cerprobe or a wholly-owned subsidiary of Cerprobe will purchase the land and building owned by Mrs. Shrime and currently used by C-Route and CompuRoute for a total purchase price of approximately $2.2 million, including $1.2 million in cash and the assumption of a promissory note, secured by the property, which has a principal balance of approximately $1,040,000. In addition, Cerprobe will offer employment agreements to each of Gary Fuller, Tom McMinn, Terry Ritz, and Phil Walden, who currently are officers of CompuRoute, to be effective upon consummation of the Merger. None of such individuals, however, will be executive officers of Cerprobe following the Merger.

         Immediately prior to the Effective Date, all intercompany notes, cash advances, payables and accrued benefits between Mrs. Shrime (and her affiliates) and CompuRoute or C-Route will be deemed paid in full. As of the date of the Merger Agreement, these amounts included approximately $235,409 owed to Mrs. Shrime by CompuRoute and C-Route and approximately $236,075 owed to CompuRoute and C-Route by Mrs. Shrime.


Dependence of CompuRoute on Key Customer

         One customer, Texas Instruments, Inc., accounted for approximately 51%, 45%, and 31% of CompuRoute's revenue in 1995, 1994, and 1993, respectively. The loss of this customer would have a material adverse effect on CompuRoute's business, financial condition, and operating results.

Forward-Looking Information That May Prove Inaccurate

         This Prospectus contains various forward-looking statements that are based on certain assumptions made by Cerprobe and C-Route as well as assumptions made in reliance on information currently available to those companies. When used in this Prospectus, the words "believe," "expect," "anticipate," "estimate," "should," "will likely," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties, and assumptions, including those identified under "Risk Factors." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.

                                   THE MEETING

Time, Place, and Date of the Meeting


         The special joint meeting of shareholders of C-Route and CompuRoute (the "Meeting") will be held on December __, 1996 commencing at 10:00 a.m., local time, at 10365 Sanden Drive, Dallas, Texas.


Purpose of the Meeting

         At the Meeting, holders of common stock of CompuRoute and C-Route, respectively, will be asked to consider and vote upon a proposal to approve and adopt the CompuRoute Merger upon the terms and conditions set forth in the CompuRoute Merger Agreement attached hereto as Appendix B, and holders of common stock of C-Route will be asked to consider and vote upon a proposal to approve and adopt the Merger upon the terms and conditions set forth in the Merger Agreement attached hereto as Appendix A, together with such other matters as may properly be brought before the Meeting. It is not anticipated that any matter other than those discussed in this Prospectus will be brought before the Meeting.

Record Date; Voting Rights

         Only the holders of record of shares of common stock of CompuRoute and C-Route at the close of business on ____________________, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Meeting regarding approval and adoption of the CompuRoute Merger, and upon each other matter properly submitted at such Meeting. Each share of common stock of CompuRoute and C-Route is entitled to one vote upon the approval and adoption of the CompuRoute Merger and any other matter properly submitted at the Meeting.

         Only the holders of record of shares of common stock of C-Route at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting regarding approval and adoption of the Merger, and upon each other matter properly submitted at such Meeting. Each share of common stock of C-Route is entitled to one vote upon the approval and adoption of the Merger and any other matter properly submitted at the Meeting. CompuRoute shareholders who are not also holders of C-Route common stock as of the Record Date will not be entitled to vote on the Merger nor the Merger Agreement, and therefore will not be entitled to appraisal rights in connection with the Merger. CompuRoute shareholders, however, will be entitled to appraisal rights in connection with the CompuRoute Merger. See "The Meeting - Dissenters' Rights of Appraisal."

Vote Required

         The presence, in person, of shareholders holding a majority of the outstanding shares of common stock of C-Route and CompuRoute, respectively, entitled to vote will constitute a quorum at the Meeting. The affirmative vote of shareholders of record representing not less than two-thirds of the issued and outstanding stock of C-Route is necessary to approve the Merger and the related Merger Agreement and the affirmative vote of shareholders of record representing not less than two-thirds of the issued and outstanding shares of common stock of CompuRoute and C-Route, respectively, is necessary to approve the CompuRoute Merger and the related CompuRoute Merger Agreement. Mrs. Shrime currently holds approximately 93% of the issued and outstanding common stock of C-Route and has agreed to vote those shares in favor of the Merger Agreement and the Merger. Similarly, C-Route currently owns approximately 89% of the issued and outstanding shares of common stock of CompuRoute and has informed the Board of Directors of CompuRoute that it intends to vote in favor of the CompuRoute Merger and the CompuRoute Merger Agreement. Neither C-Route nor CompuRoute intends to solicit proxies for the Meeting.

                                   THE MERGER

Background of the Merger


         In March 1995, Cerprobe acquired Fresh Test Technology Corporation ("Fresh Test"). Prior to its acquisition by Cerprobe, Fresh Test had maintained a business relationship with CompuRoute. Following the acquisition, Mr. Bob Bench, formerly the chief operating officer of Fresh Test and thereafter, the chief financial officer of Cerprobe, introduced Mr. Zane Close, Cerprobe's president and chief executive officer , to Dr. George P. Shrime, the principal shareholder and chief executive officer of CompuRoute. Following this initial contact, in April 1995, Messrs. Close and Bench requested a meeting with and met with Dr. Shrime regarding a possible business relationship between the two companies. Subsequent to that date, Cerprobe undertook to assess and research the acquisition of PCB fabricators, including CompuRoute. At a meeting of Cerprobe's Board of Directors in August 1995, Cerprobe's board authorized Mr. Close to negotiate the terms of a possible acquisition of CompuRoute with Dr. Shrime. Thereafter, Mr. Close and Dr. Shrime continued discussions regarding a possible acquisition. Following these discussions, on December 11, 1995, Cerprobe's Board of Directors approved the basic terms of an agreement in principle to acquire CompuRoute.

         On January 23, 1996, Mr. Close and Dr. Shrime executed a letter of intent providing for the merger between the companies involving an exchange of stock in a manner complying with generally accepted accounting principles for pooling of interest treatment. On January 23, 1996, Cerprobe and CompuRoute jointly issued a press release announcing the letter of intent. The letter of intent provided for Cerprobe to acquire all of the issued and outstanding shares of capital stock of C-Route, CompuRoute, and EMI in exchange for 920,000 shares of Cerprobe Common Stock, which were to have been registered under the Securities Act. Pursuant to the letter of intent, each of C-Route, CompuRoute, and EMI were to be merged with and into three separate wholly-owned subsidiaries of Cerprobe. The letter of intent also provided for Cerprobe to purchase the land and building owned by Dr. Shrime and used by C-Route and CompuRoute in exchange for 75,000 shares of Cerprobe Common Stock.

         While each of the companies was undertaking due diligence in connection with the proposed transaction, on May 19, 1996, Dr. Shrime passed away and his wife, Souad Shrime, succeeded to a controlling interest in CompuRoute. Following Dr. Shrime's death, Mr. Close informed CompuRoute through Mr. C. William Dedmon, Jr. of Southwest Securities, CompuRoute's financial advisor, and Gary Fuller, CompuRoute's chief operating officer, that representatives of CompuRoute should contact Mr. Close if and when CompuRoute wished to renew discussions regarding the proposed acquisition. Thereafter, Mr. Fuller contacted Mr. Close to renew discussions regarding the proposed acquisition. As a result, in June 1996, Mr. Close, Mr. Randal L. Buness, who replaced Mr. Bench as Cerprobe's chief financial officer, Mr. Michael K. Bonham, Cerprobe's senior vice president-sales and marketing, and Ms. Roseann L. Tavarozzi, Cerprobe's then vice president-finance met with Mrs. Shrime and Mr. Fuller regarding a merger between the two companies on terms substantially different than those contemplated in the original letter of intent. Others in attendance at this meeting included Mr. Dedmon and Darvin Schmidt, representing Southwest Securities, and Mrs. Shrime's attorney and accountant. Throughout June and July 1996, Mrs. Shrime consulted with counsel for C-Route and CompuRoute with respect to the ongoing discussions with Cerprobe. During the same period, counsel for C-Route and CompuRoute discussed the proposed terms of the transaction with counsel for Cerprobe. On July 1, 1996, Cerprobe's Board of Directors approved the basic terms of a revised agreement in principle with respect to the contemplated acquisition. On August 8, 1996, Messrs. Close and Buness and counsel for Cerprobe met with Mrs. Shrime, her attorney, and counsel for C-Route and CompuRoute to further discuss the terms of a revised letter of intent. Following these discussions, Cerprobe and CompuRoute executed a revised letter of intent on August 16, 1996, which superseded the terms of the original letter of intent. The revised letter of intent provided for Cerprobe to acquire all of the issued and outstanding shares of capital stock of C-Route, CompuRoute, and EMI in exchange for 400,000 shares of Cerprobe Common Stock and $4,600,000 in cash. The revised letter of intent also required Mrs. Shrime to agree not to sell any Cerprobe Common Stock received in connection with the Merger during the 12-month period following consummation of the Merger and, thereafter, not to sell, publicly or privately, any of such shares during the 12-month period following the initial 12-month period in excess of certain specified amounts as described in "The Merger - Resales; Affiliates." In addition, the revised letter of intent provided for the acquisition by Cerprobe of the land and building owned by

Mrs. Shrime and currently used by C-Route and CompuRoute in exchange for $1,200,000 in cash and the assumption of a promissory note with a principal balance of approximately $1,000,000. Subsequently, each of the parties conducted due diligence investigations and conducted further negotiations, which resulted in additional changes to the structure of the contemplated acquisition, including eliminating EMI as a party to the Mergers on the basis of its lack of business operations. Ultimately, the parties executed a definitive merger agreement on October 25, 1996.


Reasons for the Merger

Cerprobe

         The Board of Directors of Cerprobe has approved and adopted the Merger and the Merger Agreement. In reaching its determinations, the Board of Directors of Cerprobe considered the following factors, among others, all of which supported its determination:


- Marketplace Synergy/Penetration. CompuRoute designs and fabricates high performance custom PCBs used primarily in the semiconductor testing process, a process that also requires probe cards and ATE interfaces such as those manufactured by Cerprobe. While Cerprobe specializes in the probe card and custom ATE interface segments of the semiconductor testing market, CompuRoute specializes in producing generic ATE interfaces and custom device under test ("DUT") PCBs, which would expand the Combined Company's presence in the semiconductor testing market. Because both companies manufacture products used in the same industry, they solicit business from some of the same customers. In addition, CompuRoute has established strong customer relations with customers that Cerprobe has targeted for expansion of its probe card and custom ATE interface products. Accordingly, Cerprobe's Board of Directors determined that the acquisition could present significant cross marketing opportunities in the Combined Company.

- PCB Manufacturing Capability-Vertical Integration. Cerprobe typically subcontracts with outside vendors to fabricate PCBs designed by Cerprobe for use in its semiconductor testing products. By acquiring CompuRoute, which designs and manufactures complex multilayer PCBs used primarily in the semiconductor testing process, Cerprobe obtains a manufacturing capability it did not previously have. Cerprobe believes that having its own manufacturing capability for PCBs is an important capability in meeting customers' increasingly demanding delivery schedules. Cerprobe believes that the acquisition of CompuRoute will give it a distinct advantage over other United States suppliers of ATE PCBs in that only one domestic competitor has in-house PCB fabrication capability. Cerprobe's Board of Directors determined that having in-house PCB fabrication capability could provide the Combined Company with a potential competitive advantage over other United States suppliers of probe card and interface products, most of which do not have a similar capability.

- Product Line Expansion-Horizontal Diversification. CompuRoute offers a variety of products to the ATE industry, including complex, multilayer PCBs; evaluation modules, electronic devices that allow the user to test DUTs; and auto verifiers, an electronic piece of equipment which allows the user to prepare a test set up off line. Cerprobe believes that the acquisition of CompuRoute will allow Cerprobe to complement its existing product line by offering these additional products to its existing customers and to the former customers of CompuRoute and by offering increased resources to continue research and development with respect to products under development by CompuRoute. Cerprobe's Board of Directors determined that CompuRoute offered a variety of existing products and products under development that could be marketed to Cerprobe's substantially more extensive customer base.

         Cerprobe's Board of Directors also considered the possible negative implications resulting from the death of CompuRoute's founder and chief executive officer, environmental concerns with respect to CompuRoute's former manufacturing facility, and the concentration of a significant amount of CompuRoute's business in a single customer. Based on information obtained through Cerprobe's due diligence investigation, Cerprobe's Board of Directors determined that CompuRoute's existing management team was capable of carrying on operations following Dr. Shrime's death, environmental concerns were alleviated as a result of actions taken by CompuRoute, and the relationship between CompuRoute and its substantial customer was strong.


The foregoing discussion of the information and factors considered by Cerprobe's Board of Directors is not intended to be exhaustive but is believed to include all material factors used by Cerprobe's Board of Directors in developing its recommendation. Cerprobe's Board of Directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger is in the best interests of its stockholders.

C-Route and CompuRoute


         At the meeting of the Boards of Directors of C-Route and CompuRoute (collectively, the "Directors") held on October 25, 1996, the Directors determined that the CompuRoute Merger and the Merger, respectively, and the other transactions contemplated by the Merger Agreement, are in the best interests of the shareholders of each of CompuRoute and C-Route. In reaching their determination, the Directors considered a number of factors, including:
(a) the proposed terms of the transaction, including the fact that C-Route and CompuRoute shareholders would get a portion of their consideration in cash and the balance in Cerprobe Common Stock providing both the opportunity to achieve liquidity and to continue an investment in the Combined Company; (b) information concerning the financial condition, results of operations, and prospects of CompuRoute and C-Route, both as separate entities and combined with Cerprobe and a determination that C-Route's prospects would be enhanced due to the relatively stronger financial position of Cerprobe; (c) information concerning the potential effects of a combination of Cerprobe with CompuRoute and C-Route, including, among other considerations, CompuRoute's ability to increase its sales to current customers of Cerprobe, CompuRoute's ability after the Mergers to manufacture PCBs for Cerprobe and to increase its net sales significantly, CompuRoute's enhanced ability to expand its product base in connection with the integration of the Cerprobe product line with CompuRoute's Auto-Verifier product line, the opportunity to expand sales outside CompuRoute's predominantly Texas customer base, increased access to capital after the Mergers, and the liquidity available to stockholders of Cerprobe not currently available to shareholders of C-Route and CompuRoute, respectively; (d) the historical and recent market prices of Cerprobe stock, including the volatility in price of Cerprobe Common Stock in the two months immediately preceding execution of the Merger Agreement;
(e) the opportunity of C-Route shareholders to continue as stockholders in the Combined Company through the Cerprobe Common Stock to be paid to them in the Merger; and (f) the options available to C-Route, including the likelihood that remaining independent over the long term would not result in greater value to C-Route, CompuRoute or their shareholders due to the need for additional capital and management talent that the merger with Cerprobe would provide.


         The foregoing discussion of the information and factors considered by the Boards is not intended to be exhaustive but is believed to include all material factors considered by the respective Boards of Directors in developing their recommendations. Neither of such Boards quantified or attached any particular weight to the various factors that it considered in reaching its determination that the Mergers are in the best interests of their respective shareholders.

The Merger Agreements

         THE INFORMATION CONTAINED IN THIS PROSPECTUS WITH RESPECT TO THE MERGER AGREEMENT AND THE COMPUROUTE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY
BY REFERENCE TO THE COMPLETE TEXT OF THE RESPECTIVE MERGER AGREEMENTS, ATTACHED HERETO AS APPENDICES A AND B, RESPECTIVELY, WHICH ARE INCORPORATED HEREIN BY REFERENCE.

         On  October  25,  1996,   Cerprobe,   C-Route   Acquisition,   C-Route,
CompuRoute, and Mrs. Shrime executed the Agreement of Merger and Plan of Reorganization attached to this Prospectus as Appendix A. The Merger Agreement provides for the merger of C-Route with and into C-Route Acquisition, a wholly-owned subsidiary of Cerprobe, upon the terms and subject to the conditions set forth in the Merger Agreement. On October 25, 1996, C-Route and CompuRoute executed the Agreement and Plan of Merger attached to this Prospectus as Appendix B.

The CompuRoute Merger Agreement provides for the merger of CompuRoute with and into C-Route upon the terms and subject to the conditions set forth in the CompuRoute Merger Agreement. The consummation of the Merger is subject to consummation of the CompuRoute Merger.

Representations and Warranties

         The Merger Agreement contains various representations and warranties of the parties thereto. Generally, the representations and warranties of C-Route and CompuRoute relate to: (i) the corporate organization and standing of C-Route and CompuRoute; (ii) the authority and enforceability of the Merger Agreement and the non-contravention of the Merger Agreement with any agreement, law, or charter document of C-Route and CompuRoute; (iii) the capitalization of and rights to acquire securities of or interests in C-Route and CompuRoute; (iv) the financial statements of C-Route and CompuRoute and absence of undisclosed liabilities, (v) tax matters, (vi) the assets, liabilities, and operations of C-Route and CompuRoute; (vii) regulatory matters and compliance with laws;
(viii) agreements and contracts with third parties and affiliates; (ix) consents and approvals required in connection with the Merger Agreement; (x) employee matters; (xi) disclosures regarding pending and threatened litigation; (xii) the accuracy of information provided by C-Route and CompuRoute for inclusion in this Prospectus and the Registration Statement of which this Prospectus forms a part; and (xiii) intellectual property matters.

         Generally, the representations of Cerprobe and C-Route Acquisition relate to: (i) their respective corporate organization and standing, (ii) the authority and enforceability of the Merger Agreement and the non-contravention of the Merger Agreement with any charter documents; (iii) the absence of pending and threatened litigation; (iv) consents and approvals required in connection with the Merger Agreement; (v) capitalization; (vi) the accuracy of Cerprobe's financial statements and securities filings; and (vii) the accuracy of the information provided by Cerprobe and its subsidiaries for inclusion in this Prospectus and the Registration Statement of which this Prospectus forms a part.

Covenants and Obligations

         The Merger Agreement sets forth certain obligations of C-Route and CompuRoute pending the earlier of the Effective Date and the abandonment or termination of the Merger. See "The Merger-Conditions; Termination." C-Route and CompuRoute have agreed to use their reasonable best efforts to retain their businesses intact, and that they will not do any of the following without providing notice to, and in certain cases, obtaining consent from, Cerprobe, among other things: (i) engage in any practice or take any action other than in the ordinary course of business in accordance with past practices; (ii) create or allow any liens with respect to any assets or properties, other than leases for nondelinquent taxes or liens created as a result of an equipment lease transaction; (iii) incur any indebtedness for borrowed money, except as incurred as a result of an equipment lease transaction; (iv) sell or transfer any material assets or properties, except sales of product inventories in the ordinary course of business; (v) acquire or enter into any agreement to acquire the stock or assets of any other person or entity; (vi) make any material change in the conduct or nature of any aspect of their business; (vii) waive any material rights; (viii) pay any shareholder or any shareholder's affiliate, except for employee wages; (ix) incur or commit to incur any individual capital expenditures in excess of $10,000, or in the aggregate in excess of $25,000; (x) amend employment contracts or the terms and conditions of employment of any officer, director, or employee earning annual compensation in excess of $50,000;
(xi) except for certain legal, accounting, and consulting fees, pay any management or consulting fees; (xii) hire any employee with an annual salary in excess of $35,000; (xiii) make any change in the Articles of Incorporation or Bylaws; (xiv) merge or consolidate with or into any corporation other than CompuRoute; nor (xv) make any distribution to any of its shareholders with respect to their shares of stock.

         In connection with the Merger, Mrs. Shrime has agreed to indemnify Cerprobe and C-Route Acquisition in connection with certain claims, including breaches of representations and warranties and the failure to comply with any covenants, warranties or agreements under the Merger Agreement. The obligations of Mrs. Shrime to indemnify Cerprobe and C-Route Acquisition pursuant to this indemnification agreement is limited to $7,171,800, which reflects the agreed value of the Merger consideration to be paid to Mrs. Shrime as of the date of execution of the Merger Agreement.

No Solicitation

         Pursuant to the Merger Agreement, Mrs. Shrime has agreed that she will not negotiate the acquisition of C-Route nor CompuRoute with any other person, firm, or entity, other than Cerprobe, and will not herself, nor permit C-Route or CompuRoute to, directly or indirectly, enter into any discussions with, or disclose any information in relation to, the capital stock or assets of C-Route or CompuRoute to any other person, firm, or other entity prior to December 31, 1996, with a view to the sale or exchange of the assets or capital stock of such companies.

Conditions; Termination


         The  obligation  of  Cerprobe  to  consummate  the Merger is subject to satisfaction or waiver of the following conditions: (i) the accuracy in all material respects of the representations and warranties of Mrs. Shrime, C-Route, and CompuRoute set forth in the Merger Agreement; (ii) the performance in all material respects by Mrs. Shrime, C-Route, and CompuRoute of all obligations required to be performed by such parties prior to the closing of the Merger;
(iii) the sale of the real property by Mrs. Shrime to Cerprobe; (iv) the execution and delivery of certain agreements, certificates, and other documents by Mrs. Shrime and C-Route; (v) the receipt by Cerprobe of certain environmental assessment reports, in form and content satisfactory to Cerprobe; (vi) the effectiveness of the Registration Statement and the absence of any stop order;
(vii) all material customer contracts remaining in effect as of the Effective Date, and Cerprobe having obtained all necessary consents and approvals with respect to the change of control and ownership of C-Route and CompuRoute from applicable customers; (viii) the absence of, or the termination or cancellation of, any outstanding subscriptions, options, warrants, or other rights, agreements, or commitments obligating C-Route or CompuRoute to issue any additional shares of their capital stock, or any options or rights with respect thereto, or any securities convertible into or exchangeable for any shares of the capital stock or other securities of C-Route or CompuRoute; (ix) the requisite approval of the Merger by a vote of shareholders; (x) the holders of not more than 5% of the outstanding shares of the common stock of C-Route shall have exercised appraisal rights; (xi) the approval and consummation of the CompuRoute Merger; (xii) the Merger Agreement shall have been filed with, and accepted for filing by, the Secretary of State for each of the States of Texas and Delaware; (xiii) the execution of employment agreements between C-Route Acquisition and Gary Fuller, Tom McMinn, Terry Ritz, and Phil Walden on terms and conditions satisfactory to C-Route Acquisition and the individuals; and
(xiv) Cerprobe and C-Route Acquisition shall have received disclosure schedules from Mrs. Shrime satisfactory to Cerprobe in its sole discretion.

         The obligations of Mrs. Shrime, C-Route and CompuRoute to consummate the Merger are also subject to the satisfaction or waiver of the following conditions: (i) the accuracy in all material respects of the representations and warranties of Cerprobe and C-Route Acquisition set forth in the Merger
Agreement; (ii) C-Route Acquisition having secured the release from liability for any personal guaranty issued by Dr. George P. Shrime, Mrs. Shrime, or any of the other shareholders with respect to any liability of C-Route or CompuRoute for borrowed money; (iii) the performance in all material respects by Cerprobe and C-Route Acquisition of all obligations required to be performed by such companies prior to the closing of the Merger; (iv) the delivery of certain documents, certificates, and legal opinions by Cerprobe and C-Route Acquisition;
(v) the requisite approval of the Merger by the Board of Directors and sole stockholder of C-Route Acquisition; (vi) the effectiveness of the Registration Statement and the absence of any stop order; (vii) the absence of any action or proceeding prohibiting the Merger or any of the transactions contemplated by the Merger Agreement or otherwise making the consummation of the Merger illegal;
(viii) the Merger Agreement having been filed with, and accepted for filing by, the Secretary of State for each of the States of Texas and Delaware; (ix) the purchase by Cerprobe or a wholly owned subsidiary from Mrs. Shrime of the property currently used by C-Route and its subsidiaries; and (x) the closing price of Cerprobe Common Stock on the Nasdaq National Market being not less than $7.00 per share on the trading day immediately preceding the Closing.

         To the extent that any of the conditions to consummation of the Merger have not been satisfied or are waived, the failure to meet such condition could be considered material to the transaction depending upon the facts and circumstances that resulted in the failure to satisfy such condition. Although none of the parties to the Merger intend to waive the satisfaction of any condition to the Merger if material to the transaction, there can be no assurance that any party will not waive any specific condition. Accordingly, C-Route and CompuRoute shareholders will not have the opportunity to consider the effect of any waiver of a condition to the Mergers.

         The Merger Agreement may be terminated by Cerprobe in the event that the conditions to closing for Cerprobe have not been satisfied in full or waived. The Merger Agreement may be terminated by Mrs. Shrime, C-Route or CompuRoute if the closing conditions to their performance have not been satisfied in full or waived.


         The consummation of the CompuRoute Merger is subject to certain conditions including the approval of the CompuRoute Merger Agreement by the shareholders of each of CompuRoute and C-Route and the filing of the respective Articles of Merger with and acceptance by the Texas Secretary of State.

Effect of the Merger

The Merger

         Assuming approval of the CompuRoute Merger and the Merger by the shareholders of CompuRoute and C-Route, respectively, (i) CompuRoute will merge with and into C-Route;, (ii) C-Route will merge with and into C-Route Acquisition; (iii) the separate existences of C-Route and CompuRoute will cease;
(iv) C-Route Acquisition will be the surviving corporation in the Merger and will change its name to CompuRoute, Inc.; and (v) the internal corporate affairs of C-Route Acquisition will continue to be governed by the laws of the State of Delaware.

Certificate of Incorporation and Bylaws

         Pursuant to the terms of the Merger Agreement, the Certificate of Incorporation and Bylaws of C-Route Acquisition as in effect immediately prior to the effectiveness of the Merger will continue to be the Certificate of Incorporation and Bylaws of C-Route Acquisition following the Merger.

Directors and Officers

         At the closing of the Merger, all persons serving as officers or directors of C-Route Acquisition will continue to serve in those positions following the Merger.

Consideration for the Merger; Conversion of Common Stock


         At or immediately prior to the closing of the Merger, all of the issued and outstanding shares of the common stock of C-Route, including the shares of C-Route common stock issued in connection with the CompuRoute Merger, will be exchanged for 400,000 shares of Cerprobe Common Stock, which are being registered under the Securities Act, pursuant to the Registration Statement of which this Prospectus is a part, and a total of $4.6 million in cash, subject to adjustment as described herein. The number of shares of Cerprobe Common Stock and the amount of cash to be received by each C-Route shareholder in connection with the Merger, assuming all options, warrants, or other rights to acquire C-Route stock have been exercised or relinquished as described herein, is set forth in Annex A-2 to the Merger Agreement, which is included as Appendix A to this Prospectus. See "The Merger - The Merger Agreements - Stock Options;
Warrants." As a result, assuming the issuance of 129,774 shares of C-Route common stock in connection with the exercise of any options, warrants, or other rights convertible into C-Route common stock acquired in connection with the CompuRoute Merger, each share of common stock of C-Route will be exchanged for approximately $0.47 in cash and approximately .04 newly issued shares of Cerprobe Common Stock.


         The cash component of the Merger Consideration will be reduced by $25,000 for each $0.0625 by which the closing price per share of Cerprobe Common Stock on the Nasdaq National Market on the trading day immediately preceding the closing is greater than $10.125, except that in no event will the cash component be reduced by more than $100,000.

         At the closing of the Merger, Mrs. Shrime will place 150,000 shares of the Cerprobe Common Stock received by her in connection with the Merger into escrow for a period of 24 months following the Effective Date, subject to certain adjustments, pursuant to the terms of an Escrow and Security Agreement (the "Escrow Agreement"). Pursuant to the terms of the Escrow Agreement, Cerprobe will have the right to submit claims to the Escrow Agent (as defined in the Escrow Agreement) and, following a claims procedure, seek to recover the escrowed shares or proceeds thereof for any claim for which indemnity is proper pursuant to the terms of the Merger Agreement.

Stock Options; Warrants


         In connection with the CompuRoute Merger, the CompuRoute Options will automatically be converted into options, warrants, and other rights to acquire an identical number of shares of C-Route common stock subject to the same terms and conditions set forth in the CompuRoute Options. In connection with the Merger, any options, warrants, or other rights to acquire shares of C-Route common stock, including the options, warrants, or other rights to acquire C-Route common stock issued in connection with the CompuRoute Merger, will automatically vest and must be exercised or relinquished in exchange for a pro rata portion of the consideration to be received in connection with the Merger based on the number of shares of C-Route common stock to be received upon exercise of such option, warrant, or other right to acquire C-Route common stock. The amount of cash to be received by each C-Route shareholder who also owns options, warrants, or other rights to acquire C-Route common stock will be reduced by the aggregate exercise price of such options, warrants, or other rights to acquire C-Route common stock. For information regarding the number of shares of Cerprobe Common Stock and the amount of cash to be received by each C-Route shareholder in the Merger, see Annex A-2 to the Merger Agreement, which is attached as Appendix A to this Prospectus.


Effective Date

         Promptly following the receipt of all required government approvals and satisfaction or waiver (where permissible) of the other conditions of the Merger, the Merger will be consummated and will become effective at the time at which the corresponding Certificate and Articles of Merger to be filed pursuant to the Delaware GCL and the TBCA are accepted for filing by the respective Secretaries of State of Delaware and Texas or such later date and time as may be specified in the Certificate and Articles of Merger (the "Effective Date"). It is currently anticipated that if all conditions under the Merger Agreement have been satisfied or waived, where permissible, including the approval and adoption of the Merger Agreement by the shareholders of C-Route, the Effective Date will occur on or after the Meeting.

Exchange of Certificates

         American Securities Transfer, Inc. has been selected to act as Exchange Agent (the "Exchange Agent") for the purpose of effectuating the delivery of the shares of Cerprobe Common Stock (or proceeds thereof) to be issued in the
Merger. Pursuant to the terms of the Merger Agreement, 400,000 shares of Cerprobe Common Stock and $4.6 million in cash, subject to adjustment, will be distributed to the former C-Route shareholders on a pro rata basis. However, 150,000 of the shares of Cerprobe Common Stock to be delivered to Mrs. Shrime will be placed in escrow for 24 months, subject to certain adjustments, to satisfy certain indemnification obligations of Mrs. Shrime, C-Route and CompuRoute to Cerprobe. Promptly after the Effective Date, Cerprobe will cause the Exchange Agent to send each shareholder of C-Route at the Effective Date a Letter of Transmittal advising such shareholders of the terms of the exchange of Cerprobe Common Stock effected by the Merger and the procedures for surrendering C-Route and CompuRoute stock certificates in exchange for the consideration provided for in the Merger Agreement. Elections by the shareholders of C-Route and CompuRoute made in the Letter of Transmittal will be irrevocable. The shareholders of C-Route and CompuRoute are requested not to surrender their certificates for exchange until they receive a Letter of Transmittal and instructions from the Exchange Agent.

Resales; Affiliates

         The shares of Cerprobe Common Stock to be issued to the shareholders of C-Route in connection with the Merger will be freely tradeable under the Securities Act, except for shares of Cerprobe Common Stock issued to any person deemed to be an affiliate of C-Route for purposes of Rule 145 under the Securities Act at the time of the Meeting ("Affiliates"). Affiliates may not resell the shares of Cerprobe Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 144 or Rule 145 promulgated under the Securities Act or another applicable exemption from the regulation requirements of the Securities Act. In addition, Mrs. Shrime has agreed not to sell any Cerprobe Common Stock received in connection with the Merger during the 12-month period following the consummation of the Merger and, thereafter, not to sell, publicly or privately, any of such shares during the succeeding 12-month period in an amount more than the greater of 1% of the shares of Cerprobe Common Stock then outstanding, or 50,000 shares, in any 90-day period. Subject to the terms of this lock-up agreement, Mrs. Shrime has certain registration rights covering the resale of the shares of Cerprobe Common Stock acquired in the Merger for so long as she is subject to the volume limitations of Rule 145.

Accounting Treatment

         The Merger will be accounted for by Cerprobe under the purchase method of accounting in accordance with generally accepted accounting principles. This accounting method requires the allocation of the cost of an acquired enterprise to all identifiable assets acquired and liabilities assumed based on their fair values at date of acquisition. To the extent that there is an excess of the cost of the acquired enterprise over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed, this amount shall be recorded as goodwill.

Certain Federal Income Tax Consequences

         The following discussion is a summary of the material federal income tax consequences of the CompuRoute Merger and the Merger to Cerprobe, C-Route, CompuRoute, and the shareholders of C-Route and CompuRoute, but does not purport to be a complete analysis of all the potential tax effects of the Mergers. The discussion is based upon the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial, or administrative action, and any such change may be applied retroactively. No information is provided herein with respect to foreign, state, or local tax laws or estate and gift tax considerations. The shareholders of C-Route and CompuRoute are urged to consult their own tax advisors as to the specific tax consequences to them of the Mergers.


         Neither Cerprobe nor C-Route or CompuRoute has requested an opinion from their respective legal counsel with respect to the income tax consequences of the Mergers. No ruling will be requested from the IRS with respect to the federal income tax consequences of the Mergers. Accordingly, no assurance can be given that the IRS will characterize the Mergers as reorganizations or as taxable transactions in which CompuRoute is liquidated into C-Route, followed by the sale of the combined assets of CompuRoute and C-Route to Cerprobe and the taxable liquidation of C-Route. No assurance can be given that the IRS will not challenge the companies' tax treatment of the Mergers, or that such a challenge, if made, will not be successful. However, Cerprobe, C-Route, and CompuRoute intend to treat the Mergers as reorganizations pursuant to Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

         Based upon the facts and representations set forth in the Merger Agreements, Cerprobe will not recognize any gain or loss for federal income tax purposes upon the completion of the Mergers. The issuance of cash and the issuance by a corporation of its own stock are generally not taxable events. Therefore, Cerprobe will not recognize any taxable gain or loss based upon its issuance of its stock and cash in the Merger.

         The tax consequences to C-Route , CompuRoute, and their respective shareholders may vary depending on whether the amount of cash received by the shareholders exceeds the fair market value of the Cerprobe Common Stock received by the shareholders as of the Effective Date of the Merger. If the cash received by the shareholders exceeds the fair market value of the Cerprobe Common Stock received by the shareholders, the IRS could assert that the Merger should be treated as a fully taxable exchange (or sale) of the combined assets of C-Route and CompuRoute, followed by the taxable liquidation of C-Route, because the Merger would fail to meet published IRS guidelines, which would require that the shareholders exchange at least 50 percent by value of their C-Route stock for Cerprobe Common Stock for the Merger to be treated as a reorganization (the "continuity of interest guideline"). The continuity of interest guideline represents only an IRS ruling position with respect to reorganizations, however, and transactions falling slightly under the 50 percent level have been afforded reorganization treatment by the courts. Assuming the value of Cerprobe Common Stock exceeds the cash received by the C-Route and CompuRoute shareholders on the Effective Date of the Mergers, Cerprobe believes that, based upon the advice of counsel, the Mergers will more likely than not be treated as reorganizations under the Code.

         If the Mergers satisfy the continuity of interest test, the Mergers will be treated for federal income tax purposes as reorganizations within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. C-Route and Cerprobe intend to treat the Merger in this manner. If the Mergers qualify as reorganizations, neither C-Route nor CompuRoute will recognize gain or loss for federal income tax purposes upon the completion of the Mergers and their shareholders will have the following federal income tax consequences: (i) no taxable gain or loss will be recognized upon the receipt of Cerprobe Common Stock; (ii) income or gain will be recognized based upon the cash received in an amount equal to the lesser of (a) the gain that would have been realized had the shareholder exchanged their stock for Cerprobe Common Stock and cash in a taxable transaction, or (b) the amount of cash received; (iii) the tax basis of the Cerprobe Common Stock received in the Merger will be equal to the shareholder's basis in the stock surrendered, decreased by any money received and any loss recognized in the exchange and increased by any gain recognized in the exchange; (iv) the holding period of the Cerprobe Common Stock to be received in the Merger will include the holding period of the stock surrendered in exchange therefor; and (v) if cash is received in lieu of a fractional share of Cerprobe Common Stock, gain or loss will be recognized in an amount equal to the difference between the cash received and the shareholder's basis in such fractional share.

         The character of any income or gain realized by a C-Route or CompuRoute shareholder based upon the receipt of cash in the Mergers would depend upon each shareholder's individual circumstances. If the stock surrendered by such shareholder in the Merger was a capital asset in the hands of such shareholder, any gain realized will be treated as capital gain, provided that the receipt of cash is not essentially equivalent to a dividend. Treatment of the cash as essentially equivalent to a dividend will depend on each shareholder's individual factual circumstances. Each shareholder of C-Route or CompuRoute should consult his or her tax advisor regarding the character of gain recognized by that shareholder.

         If the Mergers do not meet the continuity of interest test and are therefore not treated for federal income tax purposes as reorganizations within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code, the Mergers will be treated as a fully taxable sale of the combined assets of C-Route and CompuRoute (the "Sale"), followed by the complete liquidation of C-Route (the "Liquidating Distribution"). As a result, C-Route will recognize taxable gain or loss upon the Sale, and the C-Route shareholders (including the former CompuRoute shareholders who receive C-Route stock in the CompuRoute Merger) will recognize gain or loss upon receipt of the Liquidating Distribution (consisting of Cerprobe Common Stock and cash) in exchange for their C-Route stock.


         In general, upon the sale of an asset, the seller will recognize gain or loss in an amount equal to the difference between the Amount Realized by the seller and the tax basis of the asset sold. The "Amount Realized" is any cash plus the fair market value of property other than cash received by the seller plus the amount of any liabilities assumed by the purchaser. The consideration received by C-Route in connection with the Sale will be comprised of Cerprobe Common Stock and cash and any liabilities that Cerprobe may assume with respect to certain assets. The fair market value of the Cerprobe Common Stock will be the market price of a share of Cerprobe Common Stock at the Effective Date of the Merger multiplied by the number of shares of Cerprobe Common Stock. The Amount Realized is therefore the fair market value of Cerprobe Common Stock at the Effective Date plus the cash received by C-Route and any liabilities assumed by Cerprobe. The Amount Realized will be allocated among C-Route's assets and compared to the basis of each asset, with the character of any gain or loss recognized by C-Route being ordinary or capital depending on the nature of each asset sold. Cerprobe will take a basis in the assets equal to the Amount Realized (plus Cerprobe's expenses of the transaction).

         Each shareholder of C-Route (including the former CompuRoute shareholders who receive C-Route stock in the CompuRoute Merger) will recognize gain or loss upon the Liquidating Distribution in an amount equal to the gain realized upon the disposition of its C-Route stock, which is the excess of the fair market value of any property plus the cash received in the Liquidating Distribution over the shareholder's basis in its C-Route stock. Any gain recognized will generally be capital in nature. If the stock surrendered in the Liquidating Distribution was a capital asset in the hands of such shareholder, any gain or loss will be treated as capital gain or loss. The capital gain or loss will be short term capital gain or loss if the stock had been held for one year or less as of the Effective Date of the Merger and long term capital gain or loss if the stock had been held for more than one year as of the Effective Date of the Merger. Each C-Route shareholder (including the former CompuRoute shareholders who receive C-Route stock in the CompuRoute Merger) should consult with such shareholder's tax advisor regarding whether the shareholder's stock is a capital asset and the differences in tax treatment between long term and short term capital gains and losses.

Dissenters' Rights of Appraisal


         If the Mergers are consummated, shareholders of CompuRoute and C-Route who did not vote in favor of the Mergers will have certain rights to dissent and (assuming compliance with the statutory requirements for exercising such rights) demand appraisal of, and payment in cash at the fair value of, their shares of CompuRoute and C-Route stock (the "Shares") pursuant to the TBCA. Under the TBCA, such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Mergers) required to be paid in cash to such dissenting shareholders for their Shares. The value so determined could be more or less than the consideration per Share to be paid in the Mergers.

         Any shareholder of record of C-Route or CompuRoute who objects to the Merger or the CompuRoute Merger, respectively, may elect to have his or her Shares appraised under the procedures of the TBCA and to be paid the appraised value of his Shares, which, pursuant to Article 5.12(A)(1)(a) of the TBCA, will be the fair value of the Shares, excluding any appreciation or depreciation in anticipation of the Merger or the CompuRoute Merger. Any shareholder contemplating the exercise of appraisal rights is urged to carefully review the provisions of Articles 5.12 and 5.13 of the TBCA (a copy of which is attached hereto as Appendix C), particularly with respect to the procedural steps required to perfect the right of appraisal. If the right of appraisal is lost due to the shareholder's failure to comply with the procedural requirements of Articles 5.12 and 5.13 of the TBCA, the shareholder will receive the consideration provided in the Mergers without interest for each Share owned. Set forth below is a summary of the procedures relating to the exercise of the right of appraisal which should be read in conjunction with the full text of Articles
5.12 and 5.13 of the TBCA.

         Article 5.12 of the TBCA provides that, with respect to the Merger (or the CompuRoute Merger), the dissenting shareholder must file, prior to the Meeting, a written objection to the action stating that the shareholder's right to dissent will be exercised if the Merger (or the CompuRoute Merger) becomes effective and giving the shareholder's address, to which notice of the approval of the Merger (or the CompuRoute Merger) must be delivered or mailed. If the Merger (or the CompuRoute Merger) is effected and the dissenting shareholder did not vote in favor of the Merger (or the CompuRoute Merger), Cerprobe will, within 10 days after the Effective Date, deliver or mail to the shareholder written notice that the Merger (or the CompuRoute Merger) was effected. In order to exercise the right of appraisal, the dissenting shareholder must, within 10 days from the delivery or mailing of the notice from Cerprobe, make written demand ("Demand") on Cerprobe for payment of the fair value of the shareholder's Shares, which Demand must state the number and class of Shares owned by the dissenting shareholder, and the shareholder's estimate of the fair value of the Shares. Any shareholder failing to make Demand within the 10 day period will be bound by the Merger or the CompuRoute Merger, whichever is applicable.


         Such Demand should be executed by or for such shareholder of record, duly and correctly, as such shareholder's name appears on the certificate(s) formerly representing the Shares. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the Demand should be made in such capacity. If Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the Demand should be executed by or for all joint owners. Any shareholder who has made a Demand may withdraw the Demand at any time before payment for the Shares is made or before any petition asking for a determination of the fair value of the Shares is filed.

         Within 20 days after making a Demand, the dissenting shareholder must submit the certificates representing the Shares to Cerprobe for notation thereon that a Demand has been made. The failure of a shareholder to submit the Shares will terminate the shareholder's rights of appraisal.


         Within 20 days after receipt by Cerprobe of a Demand, Cerprobe must deliver or mail to the shareholder a written notice that either (i) sets out that Cerprobe accepts the amount claimed in the Demand and agrees to pay that amount within 90 days after the Effective Date and upon the surrender of the duly endorsed certificates, or (ii) contains an estimate by Cerprobe of the fair value of the Shares, together with an offer to pay the estimated amount within 90 days after the Effective Date. If Cerprobe responds to the Demand with an estimate of the fair value of the Shares and the shareholder wishes to accept Cerprobe's estimate, Cerprobe must receive written notice from the shareholder accepting such estimate within 60 days after the shareholder receives the estimate from Cerprobe and surrendering the duly endorsed certificates formerly representing such shareholder's Shares. If, within 60 days after the Effective Date the value of the Shares is agreed upon between the shareholder and Cerprobe, payment for the Shares will be made within 90 days after the Effective Date and upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder will cease to have any interest in the Shares or in Cerprobe.

         If, within the period of 60 days after the Effective Date the shareholder and Cerprobe do not agree on the fair value of the Shares, then the shareholder may, within 60 days following the expiration of such 60 day period, file a petition in any court of competent jurisdiction in the county in which the principal office of Cerprobe is located, to obtain a judicial finding and determination of the fair value of the shareholder's Shares. Upon filing such petition, the shareholder must serve Cerprobe with a copy of such petition. Within 10 days after being served with a copy of the petition, Cerprobe must file with the court a list of shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. All shareholders listed will be notified as to the time and place of the hearing of the petition. All shareholders thus notified and Cerprobe will then be bound by the final judgment of the court. After the hearing of the petition, the court will appoint one or more qualified appraisers who will determine the fair value of the Shares and will file a report of that value with the clerk of the court. Each party will have reasonable opportunity to submit to the appraisers pertinent evidence as to the value of the Shares. Either party may make exceptions to the appraiser's report. The court will then determine the fair value of the Shares and will direct Cerprobe, upon receipt of duly endorsed certificates, to pay the value together with interest thereon beginning on the 91st day after the Effective Date to the date of the judgment to the shareholders entitled to payment, as determined by the court. Upon payment of the value of the Shares and the interest thereon, the dissenting shareholders will cease to have any interest in those Shares or in Cerprobe.


         If holders of 5% or more of the outstanding shares of C-Route common stock perfect their dissenter's rights, Cerprobe has the right pursuant to the Merger Agreement to terminate the Merger. If Cerprobe exercises its termination right in such event, the Merger will not be consummated and shareholders of C-Route who perfected their dissenter's rights will not receive any cash payment but will continue to hold their Shares of C-Route.

Interests of Certain Persons


         Upon consummation of the Merger, Cerprobe or a wholly-owned subsidiary of Cerprobe will purchase the land and building owned by Mrs. Shrime and currently used by C-Route and CompuRoute for a total purchase price of approximately $2.2 million, including $1.2 million in cash and the assumption of a promissory note, secured by the property, which has a principal balance of approximately $1,040,000. In addition, Cerprobe will offer employment agreements to each of Gary Fuller, Tom McMinn, Terry Ritz, and Phil Walden, who currently are officers of CompuRoute, to be effective upon consummation of the Merger. None of such individuals, however, will be executive officers of Cerprobe following the Merger.

         Immediately prior to the Effective Date, all intercompany notes, cash advances, payables and accrued benefits between Mrs. Shrime (and her affiliates) and CompuRoute or C-Route will be deemed paid in full. As of the date of the Merger Agreement, these amounts included approximately $235,409 owed to Mrs. Shrime by CompuRoute and C-Route and approximately $236,075 owed to CompuRoute and C-Route by Mrs. Shrime.


Certain Expenses


         Pursuant to the provisions of the Merger Agreement, all costs and fees (including those for legal and accounting services of C-Route and CompuRoute incurred in connection with the Mergers will be borne by C-Route and CompuRoute to the extent that the costs and fees for such legal services do not exceed in the aggregate $50,000. To the extent legal costs and fees associated with the Mergers exceed $50,000, such amounts will be borne by Mrs. Shrime. All costs and fees for investment banking and financial advisory services of Southwest Securities will be borne by C-Route and CompuRoute.

                              THE COMBINED COMPANY

Business of the Combined Company After the Merger

         Following the consummation of the Merger, Cerprobe, directly or through one or more subsidiaries, will acquire all of the assets and liabilities and succeed to the business and operations of C-Route. To the extent that the Merger is not consummated, the assets and liabilities of C-Route will not constitute a part of the Combined Company.


         The Combined Company will be in the business of developing, manufacturing, and marketing high-performance printed circuit boards and probing and interface products for use in the testing of integrated and hybrid electronic circuits. Although Cerprobe is currently performing an ongoing evaluation regarding the nature and scope of the operations of the Combined Company following the consummation of the Merger, various short-term and long-term strategic considerations will need to be addressed following such consummation with regard to the integration and consolidation of the various businesses comprising the Combined Company. Many of the operational and strategic decisions with respect to the business of the Combined Company have not been made and may not be made prior to the consummation of the Merger. Significant uncertainties and risks relating to the businesses and operations of the Combined Company and the integration of its various businesses and assets exist as of the date hereof and can be expected to continue to exist following consummation of the Merger. For example, to manage the anticipated growth and the operations of the Combined Company, the Combined Company will be required, among other things, to expand its existing operating and financial systems and controls and to manage a substantial increase in its employee base. The inability to manage the anticipated growth in operations and to achieve the anticipated operating efficiencies could have a material adverse effect on the Combined Company's operating results following the Merger. For discussion of other risk factors relating to the operations of the Combined Company, see "Risk Factors." The quality, timing, and manner of decisions made by management of the Combined Company with respect to the integration and operation of its various businesses and assets following the consummation of the Merger will materially affect the operations of the Combined Company and its financial results. See "Risk Factors - Uncertainties Accompanying Integration of Acquired Business; Management of Growth."


         The Combined Company will continue to be subject to all the liabilities of Cerprobe, C-Route, and CompuRoute. Although Cerprobe anticipates that the Combined Company will continue to operate C-Route Acquisition (the name of which will be changed to CompuRoute, Inc. following the Merger) as a wholly-owned subsidiary, any pre-existing litigation or other liabilities affecting C-Route or CompuRoute may still materially affect the Combined Company.

Management of the Combined Company

         Following the consummation of the Merger, Cerprobe's existing management will manage the Combined Company. Cerprobe does not expect to retain as officers former officers of CompuRoute, but will likely retain a number of management personnel of CompuRoute.

Security Ownership of Principal Stockholders and Management

         The following table sets forth (a) certain information regarding beneficial ownership of Cerprobe Common Stock as of November 1, 1996 with respect to (i) each director; (ii) each Named Officer set forth in the Summary Compensation Table under the section entitled "Executive Compensation"; (iii) all directors, executive officers, and key employees of Cerprobe as a group;
(iv) each person known by Cerprobe to be the beneficial owner of more than 5% of Cerprobe Common Stock; and (v) each person who, by virtue of the Merger, will become an owner of more than 5% of Cerprobe Common Stock and (b) the effect of the Merger (assuming the consummation of the Merger) on the amount and percentage of current holdings of shares of Cerprobe Common Stock owned beneficially by each of such persons. The information as to beneficial ownership is based upon statements furnished to Cerprobe by such persons.

Name and Address                                Beneficial Ownership             Pro Forma Beneficial Ownership
of Beneficial Owner(1)                          Before the Merger(2)                   After the Merger(2)
----------------------                          --------------------             ------------------------------
                                              Number          Percent(3)            Number          Percent(3)
                                              ------          ----------            ------          ----------
Ross J. Mangano                             613,500(4)            12.1%              613,500          11.2
Ross J. Mangano, et al., Trustees             380,200              7.6%              380,200           7.0
  112 W. Jefferson Blvd.
  Suite 613
  South Bend, IN  46601
William A. Fresh                            344,297(5)             6.8%              344,297           6.3
Judd C. Leighton                            260,000(6)             4.9%              260,000           4.6
  112 W. Jefferson Blvd.
  Suite 603
  South Bend, IN  46601
Mary Morris Leighton                        260,000(7)             4.9%              260,000           4.6
  112 W. Jefferson Blvd.
  Suite 603
  South Bend, IN 46601
Kenneth W. Miller                           197,236(8)             3.9%              197,236           3.6
C. Zane Close                                71,600(9)             1.4%               71,600           1.3
Donald F. Walter                            23,000(10)               *                23,000            *
Michael K. Bonham                          106,700(11)             2.1%              106,700           1.9
Eswar Subramanian                          110,900(12)             2.1%              110,900           2.0
Henry Wong                                  78,677(13)             1.6%               78,677           1.4
Souad Shrime                                        0                 *              331,262(14)       6.1

All executive officers and directors
  as a group (eight persons)             1,584,910(15)            29.8%            1,584,910          27.7

____________
*Less than 1%.

(1) Each director, nominee and officer of Cerprobe may be reached through Cerprobe at 600 South Rockford Drive, Tempe, Arizona 85281.

(2) Unless otherwise indicated, and subject to community property laws where applicable, all shares are owned of record by the persons named and the beneficial ownership consists of sole voting power and sole investment power.

(3) The percentages shown include the shares of Cerprobe Common Stock actually owned as of November 1, 1996 and the shares of Cerprobe Common Stock that the identified person or group had the right to acquire within 60 days of November 1, 1996 pursuant to the exercise of stock options or conversion of securities. In calculating the percentage of ownership, all shares of Cerprobe Common Stock that the identified person or group had the right to acquire within 60 days of November 1, 1996 upon the exercise of stock options or conversion of securities are deemed to be outstanding for the purpose of computing the percentage of the shares of Cerprobe Common Stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Cerprobe Common Stock owned by any other person.

(4) Includes 20,000 shares in the name of Nat & Co. voted pursuant to a power of attorney, 51,300 shares in the name of Oliver & Company voted pursuant to a power of attorney, 120,000 shares in the name of Millie
         M. Cunningham voted pursuant to a power of attorney, 380,200 shares held in the name of Troon & Co., Ross J. Mangano, et al., Trustees for which Mr. Mangano serves as a trustee, 10,000 shares which Mr. Mangano has the right to acquire at an exercise price of $1.00 per share pursuant to the exercise of options granted in September 1992, 20,000 shares which Mr. Mangano has the right to acquire at an exercise price of $5.75 per share pursuant to the exercise of options granted in September 1994, and 2,000 shares which Mr. Mangano has the right to acquire at an exercise price of $8.25 per share pursuant to the exercise of options granted in June 1995.

(5) Includes 162,700 shares held by WAF Investment Company, a company 100% owned by Mr. Fresh and his wife, and 78,477 shares held by Orem Tek Development Corp., a company 100% owned by Mr. Fresh, and reflects 2,000 shares which Mr. Fresh has the right to acquire at an exercise price of $8.25 per share pursuant to the exercise of options granted in June 1995.

(6) Includes 200,000 shares with respect to which Judd C. Leighton has the right to acquire sole voting and investment power pursuant to the conversion of $200,000 in principal amount of Cerprobe's 12 1/2% Convertible Subordinated Debentures due December 15, 1996, which are convertible at any time prior to maturity into shares of Cerprobe Common Stock at the rate of $1.00 per share, and 60,000 shares with respect to which Mr. Leighton has the right to acquire shared voting and investment power pursuant to the conversion of $60,000 in principal amount of Cerprobe's 12 1/2% Convertible Subordinated Debentures due December 15, 1996, held by Leighton-Oare Foundation, Inc., a corporation for which Mr. Leighton and his wife, Mary Morris Leighton, serve as directors.

(7) Includes 200,000 shares with respect to which Mary Morris Leighton has the right to acquire sole voting and investment power pursuant to the conversion of $200,000 in principal amount of Cerprobe's 12 1/2% Convertible Subordinated Debentures due December 15, 1996, which are convertible at any time prior to maturity into shares of Cerprobe Common Stock at the rate of $1.00 per share, and 60,000 shares with respect to which Mrs. Leighton has the right to acquire shared voting and investment power pursuant to the conversion of $60,000 in principal amount of Cerprobe's 12 1/2% Convertible Subordinated Debentures due December 15, 1996 held by Leighton-Oare Foundation, Inc., a corporation for which Mrs. Leighton and her husband, Judd C. Leighton, serve as directors.

(8) Includes 115,236 shares held by U.S. Trust Company of California, N.A., as trustee for the Kenneth W. Miller Charitable Remainder Unitrust. Mr. Miller disclaims beneficial ownership with respect to these shares. Also includes 20,000 shares which Mr. Miller has the right to acquire at an exercise price of $5.75 per share pursuant to the exercise of options granted in September 1994, and 2,000 shares which Mr. Miller has the right to acquire at an exercise price of $8.25 per share pursuant to the exercise of options granted in June 1995.

(9) Includes 60,000 shares which Mr. Close has the right to acquire at an exercise price of $5.75 per share pursuant to the exercise of options granted in September 1994.

(10) Includes 20,000 shares which Mr. Walter has the right to acquire at an exercise price of $5.75 per share pursuant to the exercise of options granted in September 1994 and 2,000 shares which Mr. Walter has the right to acquire at an exercise price of $8.25 per share pursuant to the exercise of options granted in June 1995.

(11) Includes 50,000 shares which Mr. Bonham has the right to acquire at an exercise price of $5.75 per share pursuant to the exercise of options granted in September 1994.

(12) Includes 35,000 shares which Mr. Subramanian has the right to acquire at an exercise price of $5.75 per share pursuant to the exercise of options granted in September 1994.

(13) Includes 10,000 shares which Mr. Wong has the right to acquire at an exercise price of $10.50 per share pursuant to the exercise of options granted in August 1995, 4,000 shares which Mr. Wong's spouse has the right to acquire at an exercise price of $10.50 per share pursuant to the exercise of options granted in August 1995, and 6,666 shares which Mr. Wong has the right to acquire at an exercise price of $5.75 pursuant to the exercise of options granted in September 1994.

(14)     Includes 1,227 shares held by Mrs. Shrime's children.

(15) Includes 279,666 shares of Common Stock that members of the group had the right to acquire as of November 1, 1996 or within 60 days of November 1, 1996, pursuant to the exercise of stock options.

                         INFORMATION CONCERNING CERPROBE

General


         Cerprobe designs, manufactures, and markets high-performance probing and interface products for use in the testing of integrated and hybrid electronic circuits for the semiconductor industry. Cerprobe's probing and interface products enable semiconductor manufacturers, such as Intel, Motorola, and IBM, among others, to test the integrity of their integrated circuits during the batch fabrication process used in manufacturing integrated circuits in wafer form. Testing integrated circuits during the batch fabrication stage of the manufacturing process permits semiconductor manufacturers to identify defective products early in the manufacturing process, which improves overall product quality and lowers manufacturing costs. Cerprobe markets its probing and interface products worldwide to semiconductor manufacturers, both those who manufacture integrated circuits for resale and those who manufacture integrated circuits for inclusion in their own products.


Industry Background

         During the past three decades, the demand for integrated circuits has increased dramatically. The semiconductor has enabled the electronics industry to decrease the size, improve the performance, and expand the capabilities of electronic products, such as computers and cellular phones. As the electronics industry has become more sophisticated, it has developed the technology to reduce the size of components and to fabricate a complete electronic circuit on a single substrate referred to in the industry as a "chip." A number of components integrated on a single chip to form a circuit is known as an "integrated circuit." Integrated circuits are widely used in the automotive, computer, telecommunications, and consumer electronics industries. Demand for products incorporating integrated circuits continues to increase as semiconductor manufacturers have decreased the size and improved the performance capabilities of integrated circuits. In addition, as a result of advances in technology, the amount and complexity of the circuitry integrated within a single chip has grown significantly. An interconnection of integrated circuits and discrete electronic components on a substrate is a "hybrid circuit." Hybrid circuits may contain as few as one and as many as 50 chips, potentially costing thousands of dollars. Because one flaw in the substrate could cause the entire assembly to be defective, it is important for hybrid circuit manufacturers to identify defective substrates through testing.

         Integrated circuits generally are manufactured using a batch fabrication process, pursuant to which integrated circuits are fabricated by repeating a complex series of process steps on a wafer substrate, which is usually made of silicon and measures three to eight inches in diameter. A finished wafer consists of many integrated circuits (each referred to as a "die"), the number depending on the size of the circuits and the size of the wafer.

         Semiconductor manufacturers use probing equipment during the design and manufacturing processes to verify design specifications, identify defective integrated circuits, ensure conformance with quality standards, and classify integrated circuits according to performance characteristics. Most semiconductor manufacturers test integrated circuits by probing the dies in wafer form to determine whether each individual integrated circuit meets design specifications. Probing involves establishing temporary electrical contact between the device under test ("DUT") and automatic test equipment ("ATE"). The number of dies on any wafer meeting specifications varies depending upon the complexity of the circuit and other manufacturing-related aspects. Semiconductor manufacturers concerned with maintaining profit margins test each integrated circuit two or three times before completion of the fabrication process. Testing is performed during the wafer fabrication process ("in-line testing") and at the completion of the wafer fabrication process ("end-of-line testing") to measure electrical parameters which verify the reliability of the wafer fabrication process, while functional testing is performed after the wafer fabrication ("wafer sort") to identify integrated circuits that do not conform to particular electrical specifications. Semiconductor manufacturers use probe cards and ATE interfaces primarily during the wafer sort, which occurs before the separation and packaging of each individual integrated circuit. After probing, integrated circuits that meet specifications are separated from the batch and bonded onto plastic, ceramic, or other packages with extended leads. Integrated circuits that do not meet specifications are discarded. Consequently, the testing of integrated circuits in wafer form is important to avoid incurring the significant expense of assembling dies that do not meet specifications.

         Probe cards and ATE interfaces are also used for in-line testing and are used for research and development and quality and process control applications. In-line testing requires special equipment features such as cleanroom compatibility, as tests are carried out during the manufacturing process. This testing is done to verify the manufacturing process while wafers are in an unfinished state where corrective action to the process can be taken. Testing also provides integrated circuit manufacturers with valuable data used to maintain process controls. Testing can alert manufacturers to flaws in the fabrication process or the equipment used by identifying recurring defects.

         Integrated circuit testing also enables semiconductor manufacturers to generate reliable yield data. Yield is defined as the ratio of the number of integrated circuits on a wafer that meet the specifications at the end of the process compared to the number of integrated circuits on a wafer at the beginning of the fabrication process. Yield data allows manufacturers to measure the efficiency of their production process and adjust production techniques accordingly. Yield data from testing also can enable manufacturers to decrease raw materials and reduce costs if yields are higher than expected.

The Wafer Probing Process

         Semiconductor manufacturers test integrated circuits by means of a probing system, which transmits electrical signals to the integrated circuits and analyzes the signals upon their return. The principal components of a probing system include: (i) a probe card, which consists of a printed circuit board containing numerous probes positioned to "touchdown" on or make electrical contact with a series of metallized pads on the integrated circuits; (ii) a prober, which moves the wafers into position enabling the probe card probes to touchdown on the pads; (iii) automatic test equipment ("ATE"), which transmits the electrical signals to the integrated circuits and evaluates signals upon their return; and (iv) an ATE interface, which transmits the electrical signals between the ATE and the probe card.

         The probe card utilizes a number of probes designed to separately contact or "probe" a series of electrical contact points (or "pads") on the integrated circuit. Because the type and complexity of the integrated circuit to be tested vary, the number and positioning of the probes and the size of each probe card must be custom designed for the specific integrated circuits being tested to ensure proper alignment. Each ATE interface generally must be custom designed for each probe card. An ATE and a prober can be used to test integrated circuits of various sizes, types, and degrees of complexity and generally are not specific to the integrated circuit being tested.

         During the probing process, the prober positions each integrated circuit on a wafer so that the pads on the integrated circuit align under and make contact with the probes on the probe card. The ATE transmits electrical signals through the ATE interface to the probe card, then to the metallized pads on the integrated circuit and then evaluates the signals it receives from the probe card to determine whether a particular integrated circuit meets design specifications. The probing process also determines the performance capabilities of each integrated circuit.

         The testing of integrated circuits can run from milliseconds to over a minute depending on the complexity of the semiconductor device, as some integrated circuits contain more than three million interconnects. Unlike most of the equipment used in the semiconductor manufacturing process, which typically has a long life cycle, probe cards have a short life span. Probe cards for application specific integrated circuits ("ASICs") might be used once and then discarded. The average life of a probe card typically ranges from 200,000 to 500,000 touchdowns. However, damage due to faulty test handling equipment or operator error can render a probe card useless prior to expiration of its normal useful life. Cerprobe estimates that about one-third of its probe cards become obsolete within six months after sale.

The Market for Probe Card and ATE Interfaces

         Cerprobe sells its probe cards and ATE interfaces in the United States, European, and Asian markets. The Japanese market is comprised of semiconductor fabrication facilities located in Japan, which currently are serviced by Cerprobe's Japanese competitors.

         Recent trends, including rapidly growing demand for semiconductors and advances in semiconductor technology, have driven increased demand for probing devices, such as probe cards and ATE interfaces. As demand for semiconductors increases, semiconductor manufacturers typically require additional probing devices to meet their growing capacity requirements. Conversely, to the extent demand for semiconductors lessens, semiconductor manufacturers are likely to reduce their demand for probing devices. Integrated circuit technology is changing rapidly due to constantly increasing demands for greater functionality and higher speeds. Advances in integrated circuit design and process technologies have enabled manufacturers to produce smaller integrated circuits with even greater circuit densities, levels of integration, and complexity to meet these demands. Advances in semiconductor technology have resulted in higher pin counts, more varied configurations, and increasingly complex semiconductor devices. As a result of the increased complexity of integrated circuits and shorter product lifecycles, demand for sophisticated probing devices has increased.

         These trends in the integrated circuit market have caused corresponding trends in the probe card and ATE interface markets. Testing more complex integrated circuits requires more sophisticated probe cards and ATE interfaces. The increased sophistication of integrated circuits also has resulted in increased testing time, which lowers integrated circuit production rates. In addition, probe cards and ATE interfaces must have greater performance capabilities in order to test the increasingly complex circuitry and higher pin counts of integrated circuits. Probing device manufacturers also must have the capability to handle increasingly varied integrated circuit configurations. Integrated circuit manufacturers are putting added emphasis on greater accuracy and testing speed and quicker turnaround times for probing devices.

Cerprobe Strategy


         Cerprobe's revenues have grown substantially during the last five years. Cerprobe believes it achieved this growth by addressing many of the challenges associated with the testing of complex integrated circuits through a combination of strengths, including advanced technical capabilities, a broad line of high-quality products, and close relationships with leading integrated circuit manufacturers. Cerprobe's strategy is to increase its domestic market share and to continue expanding into international markets. Cerprobe's implementation of this strategy includes the following key elements:


- Focus on Technological Innovation. Cerprobe is focusing more heavily on engineering and research and development to produce a variety of high-performance custom-designed probe cards that have the ability to test more complex integrated circuits and to test at higher speeds. Cerprobe supports higher integrated circuit production rates through the use of leading edge materials and proprietary circuit design methods in its probe cards and ATE interfaces. SEMATECH, the U.S. semiconductor industry consortium which defines the standards for future semiconductor products, recently awarded Cerprobe two research and development contracts. Cerprobe currently is developing new integrated circuit testing systems for the semiconductor industry. The latest research and development contract calls for Cerprobe to determine the best solutions for probing the interior contact points of semiconductors. Demand for such testing devices is driven by the continuing shrinkage of semiconductors, which is leading to more complex integrated circuits. Cerprobe intends to continue its emphasis on engineering and research and development in an effort to anticipate and address technological advances in semiconductor processing.

- Maintain Strong Customer Relationships. Cerprobe maintains long-standing relationships with many of its customers. Cerprobe's development of products and product enhancements is market driven. Engineering, sales, and management personnel collaborate closely with customer counterparts to determine customers' needs and specifications. Cerprobe's probing devices are custom designed for testing specific semiconductor devices. Cerprobe expects to continue to strengthen its existing customer relationships by continuing to provide quality products and high levels of service and support.

- Provide Quality Products and Service. Cerprobe strives to maintain its reputation as a provider of high-quality products and services. This high quality level is achieved through rigorous inspection and testing of products, and the application of sound Quality Management policies and practices. ISO 9000, the internationally recognized standard for Quality Management, sets the criterion for Cerprobe's quality system and is being implemented at all manufacturing sites. A cornerstone of the Quality Management system is Cerprobe's advanced metrology tools that ensure precise measurements of all key product parameters. As the size of integrated circuits is driven smaller by advances in integrated circuit technology, the accuracy of measurements becomes increasingly important. Cerprobe's Quality and Engineering departments work together to define measurement needs and identify tools that can achieve the desired results. Cerprobe believes that its size and production methods allow it to provide its customers with high-quality products and quick turnaround times.


- Expand to International Markets. Cerprobe intends to continue expansion into international markets including Europe and Asia. Cerprobe has begun to pursue these markets by aggressively mounting a focused sales and marketing effort directed at selected key semiconductor manufacturers abroad. Cerprobe believes that its recent international successes are in part due to its strategy of locating manufacturing plants close to its customer sites. Cerprobe's international expansion includes the location of full-service sales and manufacturing facilities in East Kilbride, Scotland and in Singapore.

- Expand Product Lines and Applications. Cerprobe intends to capitalize on its market position and technical expertise to further broaden existing product lines through internally developed products and from time to time through acquisitions. For example, Cerprobe's acquisition of Fresh Test Technology Corporation enabled Cerprobe to offer an expanded product line, including ATE interfaces and custom-designed printed circuit boards. The acquisition of Fresh Test and the proposed acquisition of C-Route provides Cerprobe with greater opportunities for product development. This strategy also enables Cerprobe to offer its customers a total system solution.

Products

         Cerprobe's probe cards generally range in price from $500 to $24,000, but may cost more depending upon the complexity and performance specifications of the probe cards. Cerprobe's interface assemblies range in price from $1,000 to $65,000. Most probe cards are delivered within one to three weeks of the receipt of a customer's order and appropriate specifications.

Probe Card Products

         Probe card products constitute the significant majority of Cerprobe's business. A probe card used in the testing of an integrated or hybrid circuit utilizes a number of probes designed to separately contact or "probe" a series of metallized pads on the integrated or hybrid circuit. Through the number and positioning of the probes, probe cards are individually designed for the specific integrated or hybrid circuits being tested. Probe cards are manufactured according to the customer's specifications, which vary depending upon the type and complexity of the circuit to be tested.

         The metallized pads on the circuit to be tested generally are located on the periphery of the circuit. As the number of pads increases due to the type and complexity of the circuit being tested, certain customers place pads in the center as well as on the periphery of the circuit being tested. This design is known as an "array."

         There are four types of probe card technologies currently available.

         1. CerCardTM/epoxy ring technology uses probes that connect directly to a printed circuit board. Probe cards using this type of technology are capable of high-speed, high-density probing. Cerprobe introduced the CerCardTM in October 1990. Sales of the CerCardTM generated approximately 68% of Cerprobe's revenues in 1995 as compared to approximately 73% of Cerprobe's revenues in 1994. Cerprobe anticipates that the CerCardTM will continue to account for a substantial portion of Cerprobe's probe card business in the future.

         2. Ceramic/metal blade technology uses a ceramic or metal blade attached to a needle designed to make contact with the pads. Probe cards using ceramic blade technology, which was developed and patented by Cerprobe, are capable of low-speed, low-density probing. With optional features, the ceramic blade can be used for high-speed probing. Cerprobe will continue to manufacture ceramic blade probe cards; however, Cerprobe expects that ceramic blade probe cards will account for a decreasing portion of Cerprobe's probe card business in the future.

         3. Buckle beam technology uses vertical probes that emerge from a pattern that mirrors the pattern of the pads on the integrated or hybrid circuit being tested. Probe cards using this technology are capable of probing pads in the center of an integrated or hybrid circuit using an "array" design. This technology generally is used for high-density, low-speed applications.

         4. Membrane technology uses a thin film flexible circuit with "bumps," rather than probes, designed to make contact with the pads. Probe cards using this technology were introduced in 1988 and are intended for high-speed, high-density applications.

         All of Cerprobe's probe card products utilize either CerCardTM/epoxy ring or ceramic blade technology. Cerprobe estimates that products utilizing these technologies account for approximately 85% of the world market for integrated and hybrid circuit probe card products, that products utilizing the metal technology account for approximately 10% of the world market, and that products using other technologies constitute less than 5% of the available world market.

         Cerprobe has invested over 20 years in the design of different types of printed circuit boards, blades, and probes and the manufacturing processes required to assemble these products into a finished probe card. Because the signals carried by the probe card are very sophisticated and vary by customer, Cerprobe manufactures many types of printed circuit boards, blades and probes, each of which may be individually designed to meet the specifications of each customer.

ATE Interface Products

         An interface is used to carry signals from the ATE to the probe card. An interface typically consists of two intricate multi-layer printed circuit boards connected by either a system of cables varying in length from less than one inch up to six feet or spring loaded contact pins. One end of the interface connects to the ATE and the other to a probe card fixture mounted on a prober that holds the probe card in a stationary position. Cerprobe's computer-aided design system is used to design the interfaces, each of which has hundreds of intricate signal lines. In each case, the integrity of the test is highly dependent on maintaining the quality of the signal between the ATE and the integrated or hybrid circuit being tested.

         Cerprobe's interface product line transmits a "clean" signal from the ATE to the probe card and carries a return signal back to the ATE after the circuit processes the signal. Cerprobe's interface products are designed to optimize the integrity of return signal data through the reduction of channel crosstalk and the matching of delay times and impedance, thereby realizing accurate circuit yields. Yield is the ratio of good circuits to total circuits per processed wafer and is an important cost factor for Cerprobe's customers. Because Cerprobe's interfaces provide reliable yield data by allowing for clear signal transmission, interfaces can also be cost saving devices.

Cerprobe's interface products feature ease of mechanical installation in the prober and facilitate access to the wafer during testing.

         Generally, each combination of ATE and prober ordered by a customer will require a different interface. Interface products range from small single board cable type interfaces for less complex systems to high speed/frequency digital or mixed signal (analog and digital) interfaces used in testing more complex integrated circuits. Prices for interfaces range from $1,000 to $65,000 per system.

         Cerprobe also produces another interface product known as a planarized "motherboard" ("PMB"), which is a modified probe card fixture sometimes used in the manufacture, repair, and inspection of probe cards. Customers of Cerprobe that maintain and inspect their probe cards will continue to purchase PMBs even though their demand for other interface products may decrease. In addition, motherboards are a necessary part of Cerprobe's manufacturing operations.

         Cerprobe sales of ATE interfaces have increased as a result of the acquisition in 1995 of Fresh Test Technology Corporation, a company engaged primarily in the design, manufacture, and sale of interface products.

Research and Development


         Cerprobe recently has expanded its engineering and research and development efforts. Cerprobe has been successful in controlling expenditures for research and development by collaborating with certain customers who pay Cerprobe to develop new product innovations. Engineering and product development expenses were $706,680, $417,198, and $335,659 for the years ended December 31, 1995, 1994, and 1993, respectively, and $724,230 and $529,068 for the nine months ended September 31, 1996 and 1995, respectively.


         Cerprobe has been awarded two research and development contracts with SEMATECH, a consortium of leading U.S. semiconductor manufacturers and the U.S. government formed to promote technological innovation in the U.S. semiconductor industry. In the first agreement with SEMATECH, Cerprobe concentrated on the extension of present technology to include tighter pitches (i.e., placing probes closer together) as well as developing higher frequency testing characteristics. Advances in semiconductor technology have resulted in the shrinkage of circuitry patterns (from 200 microns to 90 microns, and smaller pad pitches) and increases in speed from 33 Megahertz to over 100 Megahertz. As semiconductors have become more sophisticated, the need to place the pads in the middle of the integrated circuit as well as on the perimeter has developed. An area array probe card makes it possible to test circuitry pads or bumps no matter where they are located on the integrated circuit. The second agreement with SEMATECH calls for Cerprobe to determine the best solution for probing the interior contact points of semiconductors. Pursuant to this agreement, as Cerprobe matches funds contributed by SEMATECH, Cerprobe retains the rights to any technology developed through these research and development efforts. Cerprobe also believes it gains an added benefit from the SEMATECH relationship by being able to work with its semiconductor manufacturer partners to anticipate and address technological advances in semiconductor processing and testing.

Manufacturing

         The manufacturing process for Cerprobe's products consists of the assembly of the component parts of each of its products, which are manufactured at Cerprobe's Tempe and Chandler, Arizona; San Jose, California; Westboro, Massachusetts; Austin, Texas; East Kilbride, Scotland; and Singapore facilities. The raw materials used by Cerprobe in its manufacturing process include ceramic, tungsten, and printed circuit boards, all of which are readily available in the marketplace. The components purchased by Cerprobe from other manufacturers are obtained from a variety of suppliers, some of which are custom-designed in accordance with Cerprobe's specifications.

         In August 1994, Cerprobe established and now operates a manufacturing, repair, and sales facility in East Kilbride, Scotland. Cerprobe's objective in establishing and operating this facility is to serve its existing customers in Europe and to expand its sales efforts throughout Europe. To conduct operations in Europe, Cerprobe has formed Cerprobe Europe, Limited in the United Kingdom as a wholly-owned subsidiary of Cerprobe.

         Cerprobe   established,   through  a  joint  venture,  a  full  service
manufacturing, repair, and sales facility in Singapore that will serve the Asian market. The facility commenced operations in the second quarter of 1996.

         Cerprobe established a third international, manufacturing, repair, and sales facility in Hsin Chu, Taiwan. Cerprobe anticipates that this facility will become operational by the end of 1996.

Marketing and Sales


         Since beginning operations, Cerprobe has developed an extensive North American customer base. These customers represent the major merchant manufacturers of integrated circuits (businesses that manufacture for resale in the market), such as Motorola, Intel, National Semiconductor, and others. In addition, a significant part of Cerprobe's revenues are derived from sales to captive semiconductor operations (businesses that produce semiconductors for their own use), such as IBM and AT&T. In 1995, two of Cerprobe's customers, Intel and Motorola, accounted for 18.8% and 11.4%, respectively, of Cerprobe's net sales. No other customer accounted for more than 10% of Cerprobe's net sales in 1995. These merchant semiconductor manufacturers and captive semiconductor operations provide Cerprobe with a well-balanced base consisting of customers whose products serve communications, computer, automotive, and military/aerospace applications.

In addition to serving high-volume established manufacturers, Cerprobe's products also are designed to meet the needs of emerging and leading edge technology firms such as those offering ASICs and GaAs (Gallium Arsenide devices).


         Purchasers of probing products generally place a high value on service. Technical features and product quality also are attributes expected by Cerprobe's customers. Although the service needs of customers currently are receiving a great deal of attention by all businesses, the unique needs of purchasers of probing products dictate an unusually high level of responsiveness in this area. The products produced by Cerprobe usually require a great deal of customization in order to meet customer specifications. Response time, product design specifications, and rapid delivery typically are critical factors in customer satisfaction. In addition, the customer's evaluation of the design and performance of completed probing products can be quite subjective. To facilitate satisfaction of its customer's servicing needs, Cerprobe maintains five regional service centers in various regions of the United States and a manufacturing, repair, and sales facility in East Kilbride, Scotland and in Singapore to provide service to both the European and Asian markets.

         In addition to its regional service facilities, Cerprobe reaches its domestic customers with its sales personnel and regional representatives. Like its regional service facilities, Cerprobe's sales personnel are strategically located to facilitate rapid response to major market centers and key customers. Cerprobe maintains sales offices in Richardson, Texas; Beaverton, Oregon; Colorado Springs, Colorado; and Boca Raton, Florida.

         In both Europe and the Far East, Cerprobe has utilized a network of independent distributors. Currently, Cerprobe's international business represents approximately 16% of sales. Cerprobe, however, recognizes the potential in these markets and is positioning itself to initiate a more aggressive marketing and sales program in the international market in the future. In particular, Cerprobe intends to expand its sales efforts throughout Europe and has established and currently operates a manufacturing, repair, and sales facility in East Kilbride, Scotland for the purpose of serving customers in Europe. In continuing that effort, in June 1995, Cerprobe established a joint venture in Singapore for the purpose of developing a full service manufacturing, repair, and sales facility reaching markets in Southeast Asia. Cerprobe currently is negotiating Pioneer Status with the Singapore Economic Development Agency, which, if granted, would provide certain tax exemptions with respect to Cerprobe's operations in Singapore. Cerprobe's Singapore facility commenced operations in the second quarter of 1996.

         Cerprobe's strategic marketing plan is aimed primarily at increasing its share of the probe card market through continued expansion of CerCardTM product sales both domestically and internationally. The CerCardTM allows Cerprobe to service both the higher pin count probe card market and customers who currently use epoxy ring probe card technology exclusively. Cerprobe also is working with key customers in the development of products and improvements that will enhance Cerprobe's existing product line.

Competition


         Cerprobe encounters competition from a number of well established domestic competitors in the integrated circuit probe card market, including Probe Technology Corporation, Wentworth Laboratories, Inc., and Micro-Probe, Incorporated, as well as numerous smaller competitors. Cerprobe's competitors manufacture and market epoxy ring probe cards, which have been accepted in the marketplace for over 20 years, and metal blade probe cards, which have been accepted in the marketplace for over 15 years. Cerprobe estimates that epoxy ring and ceramic blade probe cards comprise approximately 85% of the world market and metal blade probe cards comprise approximately 10% of the world market. Cerprobe estimates that products using other technologies constitute less than 5% of the available world market. Cerprobe believes that it, and to a limited extent Wentworth Laboratories, Inc. and Accuprobe, Inc., are the only current manufacturers of ceramic blade probe cards. It is expected that competition will increase in the future as integrated circuitry and probing technology become more sophisticated. Manufacturers of integrated circuit probe cards compete primarily on the basis of product performance, service, delivery time, and price. Cerprobe believes that it compares favorably with its competitors in these areas.


         Hand-wired connections have been Cerprobe's principal competition in interface circuitry. Historically, ATE end users have hand-wired the connections between the ATE and the probe card. However, more recently, the market in advanced interface circuitry is developing both domestically and internationally, and increased competition has emerged from other probe card manufacturers, ATE manufacturers, and other companies. Competition in interface circuitry will be on the basis of performance specifications, service, and price.

         Competition in the international market is significant and similar to that faced in the domestic market. Most of the probe cards sold outside the United States use epoxy ring technology, built under license from U.S. manufacturers. Cerprobe's competitive challenges in the international market are expected to be similar to those experienced domestically.

Patents

         Cerprobe received a patent in November 1991 for a new probing technology which offers product features that are useful in testing TAB (Tape Automated Bonding) mounted chips, multi-chip substrates, integrated circuits with gold pads or solder bumps, and devices having multiple rows of test points around or within the periphery of the chip. In addition, in January 1995, Cerprobe received a patent for an enhanced version of Cerprobe's CerCardTM product known as a Transmission Line Probe Assembly, which is capable of testing at higher speeds than Cerprobe's current product line.

         Cerprobe strives to improve existing technology and will pursue patent protection for any new products it may develop in connection with such efforts. However, there can be no assurance that future patents on new products will be sought or issued or that Cerprobe's present patent position will cover its development of new products. Cerprobe believes that its success will depend primarily on the technological competence and creative skills of its personnel rather than the protection of its existing patent or future patents.

Employees

         Cerprobe has several key employees and the loss of any one of them might have a temporary adverse effect on Cerprobe's business prospects. Cerprobe maintains a key man life insurance policy on C. Zane Close, Cerprobe's Chief Executive Officer, in the amount of $1,000,000. Cerprobe currently has 365 employees. There are no collective bargaining agreements and Cerprobe considers its relations with its employees to be good.

Raw Materials

         The raw materials and components used by Cerprobe in the manufacturing process are available from a broad supplier base. These raw materials and components are readily available. Cerprobe has experienced no significant shortages in the recent past. Raw materials include ceramic, tungsten, single and multiple printed circuit boards with a variety of machined mechanical parts, probe needles, and metallized ceramic blades.

Government Regulations

         Federal, state, and local provisions regulating the discharge of materials into the environment have not had a material effect on Cerprobe's business. Cerprobe has made certain leasehold improvements in order to comply with Environmental Protection Agency and local regulations. Cerprobe believes that it is in full compliance with these regulations. Cerprobe, however, is unable to predict what effect, if any, the adoption of more stringent regulations would have on its future operations.

Properties

         Cerprobe's current principal executive offices and primary manufacturing facility are located at 600 S. Rockford Drive, Tempe, Arizona. Cerprobe leases approximately 30,000 square feet of office and manufacturing space at that location. The lease expires on March 31, 1997. Cerprobe also leases approximately 15,581 square feet of office and manufacturing space in Chandler, Arizona. The term of the lease expires on November 30, 1998. Cerprobe leases an additional 5,470 square feet of office and warehouse space in Chandler, Arizona pursuant to a lease ending December 31, 1996. Cerprobe also leases space for its manufacturing facilities in San Jose, California; Westboro, Massachusetts; and Austin, Texas; as well as in East Kilbride, Scotland; Hsin Chu, Taiwan; and Singapore. In addition, Cerprobe leases space for its sales offices in Richardson, Texas; Beaverton, Oregon; Colorado Springs, Colorado; and Boca Raton, Florida. Cerprobe's aggregate monthly rental payments for these facilities are approximately $78,000.

         In September 1996, construction began on Cerprobe's new corporate headquarters facility in Gilbert, Arizona. Cerprobe expects the facility to be completed in the spring of 1997. In addition to executive and administrative offices, the facility will house Cerprobe's manufacturing and research and development operations. Upon completion, Cerprobe intends to consolidate its Arizona operations, which are currently divided between three locations, into the 83,000 square foot facility, which is being constructed on a 12-acre parcel of land. The facility and land is owned by CRPB Investors, L.L.C. ("CRPB Investors"). Cerprobe owns a 36% interest in CRPB Investors. Cerprobe has entered into a long-term lease with CRPB Investors commencing on the date of substantial completion of the facility. The initial lease rate is dependent on final construction cost, but currently is estimated at approximately $73,000 per month. Cerprobe believes that its existing facilities are adequate to meet its requirements until additional production capacity becomes available upon completion of the new facility.

Legal Proceedings

         Cerprobe is not a party to, nor is any of its property the subject of, any material pending legal proceedings.

Dividends on and Market Prices of Cerprobe Common Stock


         Cerprobe Common Stock began trading in the over-the-counter market on the Nasdaq system on September 29, 1983 and commenced trading on the Nasdaq National Market on August 10, 1995 under the symbol "CRPB." On December 3, 1996, the closing sale price for Cerprobe Common Stock was $11.00. The following table sets forth, for the periods indicated, the high and low last sale prices of Cerprobe Common Stock for the periods indicated, as reported on the Nasdaq National Market.

                                                           High            Low
                                                           ----            ---
1994:
   First Quarter..........................                 6 1/2             5
   Second Quarter.........................                 5 1/4         4 1/2
   Third Quarter..........................                 5 3/4         5 1/2
   Fourth Quarter.........................                 4 3/4         4 1/4

1995:
   First Quarter..........................                     6             5
   Second Quarter.........................                 8 1/4        5  1/2
   Third Quarter(1).......................                10 1/2            10
   Fourth Quarter.........................                    17        16 3/4

1996:
   First Quarter..........................                15 1/4        12 3/8
   Second Quarter.........................                14 1/8        11 1/2
   Third Quarter..........................                12 1/8         7 7/8

_______________

(1) Prior to August 10, 1995, prices represent high and low bid quotations on Nasdaq. Bid quotations represent interdealer quotations, which exclude retail markups or mark-downs and commissions and may not necessarily represent actual transactions.


         Cerprobe paid a one time dividend of $.03 per share on its Common Stock on May 23, 1994, but typically does not pay dividends on its Common Stock and does not anticipate that it will do so in the future. Cerprobe currently does not intend to declare or pay any cash dividends, and intends to retain any future earnings for reinvestment in its business. Payments of dividends in the future will depend on Cerprobe's growth, profitability, financial condition, and other factors that the Cerprobe Board of Directors may deem relevant.

         On August 19, 1996, the last trading day prior to the public announcement that Cerprobe, C-Route, and Mrs. Shrime had entered into a revised letter of intent with respect to the Merger, the closing sale price per share of Cerprobe Common Stock was $9.75 per share, as reported on the Nasdaq National Market.

         As of November 1, 1996, there were approximately 1,634 record holders of Cerprobe Common Stock.

                                   Management

Directors and Executive Officers

         The following table sets forth certain information regarding Cerprobe's directors and executive officers.


Name                                   Age                    Position(s) with Cerprobe
----                                   ---                    -------------------------
Ross J. Mangano                         51                    Chairman of the Board of Directors
C. Zane Close                           47                    President, Chief Executive Officer, and Director
Kenneth W. Miller                       64                    Director
Donald F. Walter                        64                    Director
William A. Fresh                        68                    Director
Michael K. Bonham                       58                    Senior Vice President-Sales and Marketing
Eswar Subramanian                       39                    Senior Vice President and Chief Operating Officer
Henry Wong                              36                    Vice President and Executive Director of Cerprobe Asia
Randal L. Buness                        39                    Vice President, Chief Financial Officer, Secretary, and
                                                              Treasurer
Roseann L. Tavarozzi                    42                    Vice President-Corporate Controller and Assistant
                                                              Secretary

__________


                  Ross J. Mangano has served as the Chairman of the Board of Directors of Cerprobe since February 1993 and as a director of Cerprobe since February 1988. Mr. Mangano has been employed by Oliver Estate, Inc., an Indiana-based management company, since 1971 and has served as vice president-investments for Oliver Estate, Inc. since 1980. Mr. Mangano also is an investment analyst for Oliver Estate, Inc. Since December 1993, Mr. Mangano has been a member of the board of directors of Cole Taylor Financial Group, a publicly-held bank holding company based in Wheeling, Illinois.

                  C. Zane Close joined Cerprobe in July 1990 as its President and Chief Executive Officer and has also served as a director of Cerprobe since that time. From February 1985 to September 1989, Mr. Close served as vice president of operations and thereafter, until July 1990, as vice president and general manager of Probe Technology Corporation, a California corporation that develops, manufactures, and markets probing devices for use in the testing of integrated and hybrid circuits.

                  Kenneth W. Miller has served as a director of Cerprobe since 1979. Mr. Miller served as the Treasurer of Cerprobe from June 1994 to June 1996 and as the Secretary of Cerprobe from October 1991 to June 1996. Since January 1993, Mr. Miller has served as a business consultant to various companies involved in the high technology industry. From April 1991 until October 1991, Mr. Miller was the marketing director of Scranton Engineering, Inc., a manufacturer of hybrid circuits and ceramic circuit boards located in Costa Mesa, California. From September 1988 until April 1991, Mr. Miller served as the marketing director of Advanced Packaging Systems, a manufacturer of high-density ceramic and polymer thin film interconnect products. From 1981 to September 1988, Mr. Miller served as the president of Interamics, a San Diego-based company that manufactured ceramic packages for integrated circuits and hybrid substrates. From January 1977 to the time he joined Interamics, Mr. Miller was vice president and general manager of a division of Siltec Corporation, a San Francisco-based manufacturer of silicon wafers and ceramic packages.

                  Donald F. Walter has served as a director of Cerprobe since May 1, 1991. Since 1982, Mr. Walter has been a financial consultant and is the principal of Walter & Keenan Financial Consulting Co., a financial consulting firm located in Niles, Michigan. Since 1982, Mr. Walter has served as a director of National Standard Co., a public company based in Niles, Michigan that manufactures specialty wire products. Since 1988, Mr. Walter has served as a director of Metro BanCorp, a publicly-held bank based in Indianapolis, Indiana.

                  William A. Fresh has served as a director of Cerprobe since April 7, 1995. Mr. Fresh co-founded Fresh Test Technology Corporation, a company recently acquired by Cerprobe ("Fresh Test"), and Fresh Quest Corporation, a designer and manufacturer of probe and interface test technology for the semiconductor industry. He served as Chairman of the Board and Chief Executive Officer of Fresh Test from January 1986 through March 1995 and has served as the Chairman of the Board and Chief Executive Officer of Fresh Quest Corporation since January 1992. Mr. Fresh also has served as the Chairman of the Board and Chief Executive Officer of Magellan Technology, a public holding company, Orem Tek Development Corp., a real estate development company, and Satellite Images System Corporation, a medical information processing company, since May 1990, May 1991, and February 1992, respectively, and as Chairman of the Board of EFI Electronics, a publicly-held power conditioning company, and Fresh Technology
Company, a PC-based software company, since February 1991 and May 1991, respectively.

                  Michael K. Bonham joined Cerprobe in July 1990 and has served as Senior Vice President - Sales and Marketing since June 1996. Prior to that time, Mr. Bonham served as Vice President of Sales and Marketing from July 1990 to June 1996. From October 1988 to June 1990, Mr. Bonham was marketing manager of Tektronix, Incorporated, a manufacturer of electronic test measurement equipment, IC Probe and Curve Tracer Group. From September 1984 to October 1988, Mr. Bonham was major account manager and consulting sales engineer for the Semiconductor Cast Systems division of Tektronix.

                  Eswar Subramanian has served as Senior Vice President and Chief Operating Officer of Cerprobe since June 1996. Prior to that time, Mr. Subramanian served as its Vice President of Engineering from July 1990 to June 1996. Immediately prior to joining Cerprobe, Mr. Subramanian was director of development at Probe Technology Corporation, where he was responsible for the development and establishment of new probing technology and its production operations. From November 1984 to April 1990, Mr. Subramanian was engineering manager at Probe Technology Corporation and was responsible for the design, development, manufacture, and engineering of probing products.

                  Henry Wong joined Cerprobe in July 1990 and has served as Vice President and Executive Director of Cerprobe Asia since June 1996. Mr. Wong served as Vice President of Production of Cerprobe from July 1991 to June 1996. Prior to joining Cerprobe, Mr. Wong was chief technologist of probe card production at Probe Technology Corporation, where he was involved in the manufacture and design of probe cards as well as production operations and research and development. Prior to his affiliation with Probe Technology Corporation in 1983, Mr. Wong worked with Rucker and Kolls, a California manufacturer of probe cards.

                  Randal L. Buness has served as Vice President, Chief Financial Officer, Secretary, and Treasurer of Cerprobe since June 1996. From September 1994 to June 1996, Mr. Buness served as Vice President-Finance and Administration, Chief Financial Officer, Secretary, and Treasurer of Three-Five Systems, Inc., a publicly-held company traded on the New York Stock Exchange. Mr. Buness served as Chief Financial Officer, Secretary, and Treasurer of United Medical Network from January 1993 to September 1994. From January 1989 to January 1993, Mr. Buness worked as a self-employed consultant. Mr. Buness served as principal and manager with Arthur Young from January 1986 to January 1989 and served as a manager, senior, and staff accountant with Price Waterhouse from July 1979 to January 1986. Mr. Buness is a Certified Public Accountant.

                  Roseann L. Tavarozzi joined Cerprobe in March 1994 and has served as its Vice President - Corporate Controller since June 1996. Ms. Tavarozzi served as Vice President-Finance of Cerprobe from April 1995 to June 1996. From March 1994 to March 1995, Ms. Tavarozzi served as Vice President and Chief Financial Officer. Prior to joining Cerprobe, Ms. Tavarozzi was the corporate controller for Quorum International, Ltd., an international distributor of security products based in Phoenix, Arizona. From May 1989 until April 1992, Ms. Tavarozzi was the controller-mid continent for Core-Mark International, Inc., an international distributor of consumable products. Ms. Tavarozzi is a Certified Public Accountant.


                  Directors hold office until their successors have been elected and qualified. All officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified, or until resignation or removal. There currently is no classification of the Board of Directors. There are no family relationships among any of the directors or officers of Cerprobe.

                  In  connection  with the  issuance of  Cerprobe's  Convertible
Subordinated Debentures, which mature on December 15, 1996, Cerprobe agreed with one of the holders of the Convertible Subordinated Debentures to appoint Mr. Walter to the Board and thereafter to nominate Mr. Walter as a director so long as $250,000 in principal amount of the Convertible Subordinated Debentures held by such holder and his affiliates remains outstanding. As of the date of this Prospectus, such holder and his affiliates had notified Cerprobe of their intent to convert the entire $485,000 in outstanding principal amount of the
Convertible Subordinated Debentures by December 15, 1996. In addition, the employment agreement between Cerprobe and Mr. Close provides that Cerprobe will cause Mr. Close to be nominated to the Board of Directors so long as Mr. Close is employed by Cerprobe. The stockholders of Cerprobe, however, have no obligation to vote for Mr. Walter or Mr. Close and may withhold or distribute votes in their discretion. Cerprobe knows of no other arrangements or understandings between any director or executive officer and any other person pursuant to which he has been selected as a director or executive officer.


Certain Transactions

                  Judd C. Leighton and Mary Morris Leighton, who together beneficially own Convertible Subordinated Debentures that are convertible into 460,000 shares of Cerprobe Common Stock, beneficially own an approximately 24% interest in CRPB Investors, L.L.C, a limited liability company formed for the purpose of owning and operating the 83,000 square foot facility Cerprobe will lease to serve as Cerprobe's headquarters. See "Information Concerning Cerprobe
- Properties." Henry Wong, a Vice President of Cerprobe and Executive Director of Cerprobe Asia, owns 10% of Cerprobe Asia PTE LTD, Cerprobe's joint venture in Singapore.

Executive Compensation

Summary of Cash and Other Compensation

                  The following table sets forth information concerning the compensation for the fiscal years ended December 31, 1995, 1994, and 1993 earned by Cerprobe's Chief Executive Officer and Cerprobe's three most highly compensated executive officers whose aggregate cash compensation exceeded
$100,000 for services rendered in all capacities to Cerprobe and its subsidiaries for the last fiscal year (the "Named Officers").

                                        Summary Compensation Table

                                                                                        Long Term Compensation
                                                                                --------------------------------------

                                           Annual Compensation                            Awards               Payouts
                             -----------------------------------------------------------------------------------------

                                                                      Other     Restricted                                   All
                                                                     Annual       Stock                         LTIP        Other
Name and                                                          Compensation   Award(s)        Options       Payouts     Compen-
Principal Position            Year    Salary($)      Bonus($)        ($) (4)         $          /SARs(#)         ($)      sation($)
------------------            ----    ---------      --------       ---------       ---         --------        -----     ---------

C. Zane Close, President     1995(1)   135,000        35,000           -
and Chief Executive Officer  1994(2)   116,252        13,000           -                         60,000
                             1993(3)   108,567        29,600           -

Eswar Subramanian,           1995(1)   108,000        25,000           -
Senior Vice President and    1994(2)    98,067        12,000           -                         35,000
Chief Operating Officer      1993(3)    90,067        23,700           -

Michael K. Bonham,                     108,000        25,000           -
Senior Vice President -      1995(1)   100,033        12,000           -                         50,000
Sales and Marketing          1994(2)    90,067        23,700           -
                             1993(3)

Henry Wong, Vice             1995(1)   100,000        15,750           -                         25,000
President and Executive      1994(2)    87,018         5,000           -                         20,000
Director of Cerprobe Asia    1993(3)    80,073         5,000           -

___________

(1)      Includes $34,346,  $44,863, $32,462, and $15,000 in salary and/or bonus earned by Messrs. Close, Subramanian, Bonham, and Wong, respectively, in 1995 but deferred to a future year.

(2)      Includes $26,242,  $23,662, $16,223, and $14,567 in salary and/or bonus earned by Messrs. Close, Subramanian, Bonham, and Wong, respectively, in 1994 but deferred to a future year.

(3)      Includes $26,324,  $21,840, $21,735, and $19,515 in salary and/or bonus earned by Messrs. Close, Subramanian, Bonham, and Wong, respectively, in 1993 but deferred to a future year.

(4) Other annual compensation did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any of the Named Officers except as noted.

Option Grants

         The following table provides information on stock options granted to Cerprobe's Named Officers during the fiscal year ended December 31, 1995.


                                         Option Grants In Last Fiscal Year


                                          Individual Grants
                                -----------------------------------------------------------------
                                                                                                             Potential Realizable
                                                                                                               Value at Assumed
                                 Number of                                                                  Annual Rates of Stock
                                Securities         % of Total                                               Price Appreciation for
                                Underlying          Options           Exercise                                   Option Term(2)
                                  Options           Granted            Price           Expiration           ----------------------
Name                            Granted (#)       Fiscal Year          ($/Sh)             Date               5% ($)       10% ($)
------------------              ----------        -----------          ------             ----               ------       --------
Henry Wong                       25,000(1)           12.14%            $10.50             2000               $72,524      $160,259

_____________

(1) The option agreement provides that the options vest ratably over five years beginning in 1995.

(2) Calculated from a base price equal to the exercise price of each option, which was the fair market value of Cerprobe Common Stock on the date of grant. The amounts represent only certain assumed rates of appreciation.


Option Exercises and Holdings

                  The following table provides information on options exercised in the last fiscal year by Cerprobe's Named Officers and the value of each such Named Officer's unexercised options at December 31, 1995.

                                Aggregated Option Exercises In Last Fiscal Year And
                                       Option Value as of December 31, 1995


                                                                    Number of Securities               Value of Unexercised
                                                                   Underlying Unexercised              In-the-Money Options
                               Shares                          Options at Fiscal Year-End (#)        at Fiscal Year-End ($)(2)
                               Shares                        ---------------------------------   --------------------------------
                             Acquired on         Value
Name                        Exercise (#)    Realized ($)(1)  Exercisable         Unexercisable   Exercisable        Unexercisable
----                        ------------    ---------------  -----------         -------------   -----------        -------------
C. Zane Close                  60,000          $175,000         40,000              20,000         $470,000            $235,000

Eswar Subramanian              30,000          $236,250         23,334              11,666         $274,175            $137,076

Michael K. Bonham              30,000          $236,250         23,334              16,666         $391,675            $195,826

Henry Wong                      -0-              -0-            18,334              26,666         $191,675            $218,326


---------------------

(1) Calculated based on the market price at exercise multiplied by the number of options exercised less the total exercise price of the options exercised.

(2) Calculated based on $17.50, which was the closing sale price of Cerprobe Common Stock as quoted on the Nasdaq National Market on December 29, 1995, multiplied by the number of applicable shares in-the-money less the total exercise price.

Employment Agreements and Other Arrangements

         Pursuant to employment agreements with Cerprobe, (each of which is subject to automatic renewal for succeeding terms of one year unless either party gives notice at least 90 days prior to the expiration of any term of its intention not to renew) Messrs. Close, Bonham, Subramanian, and Wong receive $165,000, $140,000, $125,000, and $112,000, respectively, in annual base salary during the term of their employment. Each of the employment agreements provides for additional increases in the base salary and bonuses as may be determined by Cerprobe's Board of Directors in its sole discretion. Each of the agreements may be terminated with or without cause by Cerprobe upon 90 days written notice to the employee, and each employee may terminate his obligations under the agreement by giving Cerprobe at least 90 days notice of his intent to terminate.


Committees of the Board of Directors

         Ross J. Mangano, Kenneth W. Miller, and Donald F. Walter serve on the Audit Committee. The Audit Committee was established by the Board of Directors to serve as a focal point for communications between non-committee directors, Cerprobe's independent auditors and Cerprobe's management as their duties relate to financial accounting, reporting, and controls. The Audit Committee is responsible for assisting the Board of Directors and fulfilling its fiduciary responsibilities with respect to accounting policies and reporting practices.

         Ross J. Mangano, Kenneth W. Miller, and Donald F. Walter are members of Cerprobe's Compensation Committee. The Compensation Committee is primarily responsible for reviewing officer compensation and making recommendations to the Board of Directors regarding officer salaries and incentive compensation. The Compensation Committee also is responsible for the administration of Cerprobe's Stock Option Plans.


Director Compensation

         Each outside director of Cerprobe receives $3,000 each quarter and a fee of $500 for each meeting of the Board of Directors attended. Outside directors also are eligible to receive stock options pursuant to Cerprobe's stock option plans and are reimbursed for expenses incurred in attending meetings. Directors do not receive additional compensation for committee participation or special assignments.

Employee Benefit Plans

         In 1983, the Board of Directors and Cerprobe's stockholders adopted an incentive stock option plan in order to provide for the grant of options to employees to purchase shares of Cerprobe Common Stock that qualified as "incentive stock options" under Section 422A of the Internal Revenue Code of 1954, as amended. The incentive stock option plan originally provided for the issuance of options to purchase a total of 100,000 shares of Cerprobe Common Stock. On January 7, 1984, the Board of Directors approved, and on May 5, 1984, the stockholders ratified, the reservation of an additional 120,000 shares of Cerprobe Common Stock for issuance upon the exercise of options under the incentive stock option plan.

         On February 2, 1987, the Board of Directors approved, and on May 2, 1987, the stockholders ratified, a Plan of Modification to the incentive stock option plan in order to allow Cerprobe certain tax deductions which were not allowed under the incentive stock option plan. The Plan of Modification converted the incentive stock option plan to a non-qualified stock option plan (the "Non-Qualified Plan") and effected a re-grant of all options previously granted under the incentive stock option plan. The original vesting schedules for previously granted options were not affected by the re-grant. On April 22, 1988, the Board of Directors approved the reservation of an additional 150,000 shares of Cerprobe Common Stock for issuance upon the exercise of options under the Non-Qualified Plan, thereby increasing the total number of shares subject to the Non-Qualified Plan to 370,000.

         On April 3, 1989, the Board of Directors approved, and on May 6, 1989, the stockholders ratified, the adoption of an incentive stock option plan (the "ISO Plan") to provide for the grant of options to key executive, managerial or supervisory employees or other employees who are deemed by the Board of Directors to have performed extraordinary services to Cerprobe, which options will qualify for the tax benefits accorded "incentive stock options" as defined in Section 422A of the Code. The Board of Directors also approved an amendment to Cerprobe's Non-Qualified Plan on April 3, 1989 to provide that Cerprobe's directors who are not employees of Cerprobe, and thus not eligible to receive incentive stock options under the ISO Plan ("Unaffiliated Directors"), would be eligible to receive options under the Non-Qualified Plan.

         In connection with the adoption of the ISO Plan, all existing options under the Non-Qualified Plan granted prior to April 3, 1989 were permitted to be exchanged for incentive stock options under the ISO Plan at the option of the holder. Subsequent to the adoption of the ISO Plan, the number of shares reserved for issuance under the Non-Qualified Plan was reduced from 370,000 to 150,000. In July 1990, however, the number of shares reserved for issuance under the Non-Qualified Plan was increased to 565,000 in order to grant options to Messrs. Close, Subramanian, Bonham, and Wong in connection with their employment by Cerprobe and in May 1991, the number of shares reserved for issuance under the Non-Qualified Plan was again increased to 685,000. A maximum of 500,000 shares of Cerprobe Common Stock was reserved for issuance upon exercise of options granted under the ISO Plan.

         The Non-Qualified Plan and the ISO Plan together are referred to herein as the "Stock Option Plans."

         The purpose of the Stock Option Plans is to aid Cerprobe in attracting and retaining directors and employees and to provide such persons with an incentive to purchase a proprietary interest in Cerprobe in order to create an increased personal interest in Cerprobe's continued success and progress, thereby motivating them to exert their best efforts on behalf of Cerprobe. The Stock Option Plans are administered by the Board of Directors, which has the sole authority and discretion to select employees to participate in the Stock Option Plans, to grant options under the Stock Option Plans, to specify the terms and conditions of the options (within the limitations of the Stock Option Plans), and otherwise to interpret and construe the terms and provisions of the Stock Option Plans and any agreements governing options granted under the Stock Option Plans. The Stock Option Plans authorize the Board of Directors to delegate its administrative authority and discretion under the Stock Option Plans to the Compensation Committee of the Board of Directors.

         The exercise price of any options granted under the ISO Plan may not be less than 100% of the fair market value of shares of Cerprobe Common Stock at the time the option is granted (or, for incentive stock options granted to a person who, at the time of the grant, is the beneficial owner of more than 10% of the combined voting power of all classes of voting stock then outstanding of Cerprobe or any parent or subsidiary of Cerprobe (a "10% Beneficial Owner"), not less than 110% of the fair market value of Cerprobe Common Stock at the date of grant). All options granted under the ISO Plan expire ten years from the date of grant (five years in the case of a 10% Beneficial Owner), unless an earlier expiration date is provided in the option agreement. The term of each option granted under the Non-Qualified Plan is fixed by the Board of Directors or the Compensation Committee at the date of grant. Options granted under the Stock Option Plans are non-transferable by the optionholder, otherwise than by will or the laws of descent and distribution, and are exercisable during the optionholder's lifetime only by the optionholder, or in the event of the death of the optionholder, by a person who acquires the right to exercise the option by the laws of descent and distribution.

         Only key executive, managerial or supervisory employees of Cerprobe, including directors who also are full time employees, and other employees who are deemed by the Board of Directors to have performed extraordinary services to Cerprobe, are eligible to receive options granted under the ISO Plan. Although all employees of Cerprobe are eligible to receive options under the Non-Qualified Plan, the Board of Directors intends to grant options under the Non-Qualified Plan primarily to Cerprobe's Unaffiliated Directors.

         The Stock Option Plans authorize the Board of Directors to amend the Stock Option Plans without stockholder approval whenever the Board of Directors deems an amendment proper and in the best interests of Cerprobe. However, the Board of Directors may not amend the ISO Plan or otherwise take any action with respect to the ISO Plan which would prevent any option granted under the ISO Plan from qualifying as an "incentive stock option" within the meaning of
Section 422A of the Code. Moreover, the Board of Directors may not, without stockholder approval, increase the aggregate number of shares of Cerprobe Common Stock which are subject to the ISO Plan, reduce the exercise price at which options may be granted under the ISO Plan or at which any outstanding option may be exercised, or extend the term of the ISO Plan. Unless previously terminated by the Board of Directors, the ISO Plan will terminate on April 3, 1999.

         As a result of the adoption of the ISO Plan on April 3, 1989, all options granted under the Non-Qualified Plan prior to April 3, 1989 (which had not previously been canceled) were permitted to be exchanged for options under the ISO Plan at the option of the holder; provided, however, that no options granted under the ISO Plan in exchange for options previously granted under the Non-Qualified Plan were permitted to be issued at a price that was less than 100% of the fair market value of Cerprobe Common Stock at the time of the exchange and re-grant (or, for incentive stock options granted to a 10% Beneficial Owner, not less than 110% of the fair market value of the Cerprobe Common Stock at the date of the exchange and re-grant). Such options generally are exercisable over a three year period, with one-third exercisable on the date of grant and an additional one-third to become exercisable on each anniversary of the date of grant. For certain information regarding the exercise of options by Named Officers, see the table entitled "Aggregated Option Exercises In Last Fiscal Year And Option Value As Of December 31, 1995."

         As of November 1, 1996, there were outstanding options to acquire 320,631 shares of Cerprobe Common Stock under the Stock Option Plans.

1995 Stock Option Plan

         On May 9, 1995, the Board of Directors adopted the 1995 Stock Option Plan (the "1995 Plan") and on June 27, 1995, Cerprobe's stockholders approved the 1995 Plan, which is divided into two programs: the Discretionary Grant Program and the Automatic Grant Program. The Discretionary Grant Program provides for the grant of options to acquire Cerprobe Common Stock ("Options"), the direct grant of Cerprobe Common Stock ("Stock Awards"), the grant of stock appreciation rights ("SARs"), or the grant of other cash awards ("Cash Awards") (Stock Awards, SARs, and Cash Awards are collectively referred to herein as "Awards"). Options and Awards under the 1995 Plan may be issued to key personnel, directors, consultants, and other independent contractors who provide valuable services to Cerprobe and its subsidiaries (collectively, "Eligible Persons"). The Options issued may be incentive stock options or nonqualified stock options. Cerprobe believes that the Discretionary Grant Program represents an important factor in attracting and retaining executive officers and other key employees and constitutes a significant part of its compensation program, providing them with an opportunity to acquire a proprietary interest in Cerprobe and giving them an additional incentive to use their best efforts for the long-term success of Cerprobe. The Automatic Option Program provides for the automatic grant of options to acquire the Cerprobe Common Stock ("Automatic Options"). Automatic Options are granted to non-employee members of Cerprobe's Board of Directors. Cerprobe believes that the Automatic Option Program promotes the interests of Cerprobe by providing such directors the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in Cerprobe and an increased personal interest in Cerprobe's continued success and progress.

Shares Subject to the 1995 Plan

         A maximum of 500,000 shares of Cerprobe Common Stock may be issued under the 1995 Plan. If any Option or SAR terminates or expires without having been exercised in full, stock not issued under such Option or SAR will again be available for the purposes of the 1995 Plan. If any change is made in the stock subject to the

1995 Plan, or subject to any Option or SAR granted under the 1995 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure, or otherwise), the 1995 Plan provides that appropriate adjustments will be made as to the maximum number of shares subject to the 1995 Plan, and the number of shares and exercise price per share of stock subject to outstanding Options. There were outstanding Options to acquire 281,000 shares of Cerprobe Common Stock under the 1995 Plan as of November 1, 1996.

Eligibility and Administration

         Options and Awards may be granted only to persons ("Eligible Persons") who at the time of grant are either (i) key personnel (including officers and directors) of Cerprobe, or (ii) consultants and independent contractors who provide valuable services to Cerprobe. Options that are incentive stock options may be granted only to key personnel of Cerprobe who are also employees of Cerprobe.

         The Eligible Persons under the Discretionary Grant Program are divided into two groups, and there is a separate administrator (each a "Plan Administrator") for each group. One group consists of Eligible Persons who are executive officers and directors of Cerprobe and all persons who own 10% or more of Cerprobe's issued and outstanding stock. The power to administer the 1995 Plan with respect to those persons rests exclusively with a committee ("Senior Committee") comprised of two or more disinterested directors who are appointed by the Board of Directors. The power to administer the 1995 Plan with respect to the remaining Eligible Persons is vested with the Board of Directors of Cerprobe or with a committee of two or more directors appointed by the Board of Directors. Each Plan Administrator determines (i) which of the Eligible Persons in its group will be granted Options and Awards; (ii) the amount and timing of the grant of such Options and Awards; and (iii) such other terms and conditions as may be imposed by the Plan Administrator consistent with the 1995 Plan.

         To the extent that granted Options are incentive stock options, the terms and conditions of those Options must be consistent with the qualification requirements set forth in the Code.

Exercise of Options

         The expiration date, maximum number of shares purchasable, and the other provisions of the Options are established at the time of grant, provided that no options may be granted for terms of more than 10 years. Options vest and thereby become exercisable in whole or in one or more installments at such time as may be determined by the Plan Administrator upon the grant of the Options. However, a Plan Administrator has the discretion to provide for the automatic acceleration of the vesting of any Options or Awards granted under the
Discretionary Grant Program in the event of a "Change in Control." The definition of "Change in Control" includes the following events: (i) the acquisition of beneficial ownership by certain persons, acting alone or in concert with others, of 40% or more of Cerprobe Common Stock pursuant to a tender offer which the Board of Directors recommends that Cerprobe's stockholders not accept, or (ii) a change in the composition of the Board of Directors occurs such that those individuals who were elected to the Board of Directors at the last stockholders' meeting at which there was not a contested election for Board membership subsequently ceased to comprise a majority of the Board of Directors by reason of a contested election.

         The exercise prices of Options will be determined by a Plan Administrator, but if an Option is intended to be an incentive stock option may not be less than 100% (110% if the Option is granted to a 10% Beneficial Owner) of the fair market value of the Cerprobe Common Stock at the time of the grant. To exercise an Option, the optionholder will be required to deliver to Cerprobe full payment of the exercise price for the shares as to which the Option is being exercised. Generally, Options can be exercised by delivery of cash, bank cashier's check, or shares of Cerprobe Common Stock.

Termination of Employment or Services

         Options granted under the 1995 Plan are nontransferable other than by will or by the laws of descent and distribution upon the death of the optionholder and, during the lifetime of the optionholder, are exercisable only by such optionholder. In the event of the death or termination of the employment or services of the participant (but never later than the expiration of the term of the Option), Options may be exercised within 90 days thereafter. If termination is by reason of permanent disability, however, Options may be exercised by the optionholder or the optionholder's estate or successor by bequest or inheritance during the period ending 180 days after the optionholder's retirement (but not later than the expiration of the term of the Option). Termination of employment at any time for cause immediately terminates all Options held by the terminated employee.

Awards

         A Plan Administrator also may grant Awards to Eligible Persons under the 1995 Plan. Awards may be granted in the form of SARs, Stock Awards, or Cash Awards.

         Awards granted in the form of SARs entitle the recipient to receive a cash payment equal to the appreciation in market value of a stated number of shares of Cerprobe Common Stock from the price on the date the SAR was granted or became effective to the market value of the Cerprobe Common Stock on the date first exercised or surrendered. The Plan Administrators may, consistent with the 1995 Plan, determine such terms, conditions, restrictions and/or limitations, if any, on any SARs.

         Awards granted in the form of Stock Awards entitle the recipient to receive shares of Cerprobe Common Stock directly. Awards granted in the form of cash entitle the recipient to receive direct payments of cash depending on the market value or the appreciation of the Common Stock or other securities of Cerprobe. The Plan Administrators may determine such other terms, conditions, or limitations, if any, on any Awards.

         The 1995 Plan states that it is not intended to be the exclusive means by which Cerprobe may issue options or warrants to acquire its Common Stock, stock awards, or any other type of award. To the extent permitted by applicable law, Cerprobe may issue any other options, warrants, or awards other than pursuant to the 1995 Plan without stockholder approval.

Terms and Conditions of Automatic Options

         Each year at the meeting of the Board of Directors held immediately after the annual meeting of stockholders, each non-employee Board member is granted an Automatic Option to acquire 2,000 shares of Common Stock ("Annual Automatic Option"). Each non-employee Board member serving on the date the 1995 Plan was approved by Cerprobe's stockholders received an automatic grant of options to acquire 2,000 shares of Common Stock on that date (the "Initial
Existing Director Grant"). New non-employee members of the Board of Directors will receive an Automatic Option to acquire 20,000 shares of Common Stock ("Initial Automatic Option") on the date of their first appointment or election to the Board. Each Automatic Option becomes exercisable and vests in a series of three equal and successive annual installments, with each annual installment to become exercisable on the day before Cerprobe's annual meeting of stockholders occurring in the applicable year. A non-employee member of the Board is not eligible to receive an Annual Automatic Option if the grant date is within 30 days of such non-employee member receiving an Initial Automatic Option.

         The exercise price per share of Cerprobe Common Stock subject to each Automatic Option is equal to 100% of the fair market value per share on the date of the grant of the Automatic Option. Each Automatic Option expires on the tenth anniversary of the date on which an Automatic Option grant was made. Non-employee Board members also may be eligible to receive Options or Awards under the Discretionary Grant Program or option grants or direct stock issuances under any other plans of Cerprobe. Cessation of service on the Board terminates any

Automatic Options for shares that were not vested at the time of such cessation. Automatic Options are nontransferable other than by will or the laws of descent and distribution on the death of optionholder and, during the lifetime of the optionholder, are exercisable only by such optionholder.

Duration and Modification

         The 1995 Plan will remain in force until May 9, 2005. The Board of Directors of Cerprobe may at any time suspend, amend, or terminate the 1995 Plan, except that without approval by the affirmative vote of the holders of a majority of the outstanding shares of Cerprobe Common Stock present in person or by proxy at a meeting of stockholders of Cerprobe convened for such purpose, the Board of Directors may not (i) increase, except in the case of certain organic changes to Cerprobe, the maximum number of shares of Cerprobe Common Stock subject to the 1995 Plan, (ii) reduce the exercise price at which Options may be granted or the exercise price for which any outstanding Options may be exercised, (iii) extend the term of the 1995 Plan, (iv) change the class of persons eligible to receive Options or Awards under the 1995 Plan, or (v) materially increase the benefits accruing to participants under the 1995 Plan. Notwithstanding the foregoing, the Board of Directors may amend the 1995 Plan from time to time as it deems necessary in order to meet the requirements of any amendments to Rule 16b-3 under the Securities Exchange Act of 1934 without the consent of the stockholders of Cerprobe.

               INFORMATION CONCERNING C-ROUTE AND ITS SUBSIDIARIES

History

         C-Route was formed to consolidate the operations of CompuRoute and EMI. C-Route serves as a holding company and is the majority shareholder of the capital stock of CompuRoute.

         Formed in 1972, CompuRoute provides design, manufacturing, and assembly for custom printed circuit boards ("PCBs") and specializes in circuit board assemblies that are incorporated in automated test equipment ("ATE") used in semiconductor testing. Companies that utilize CompuRoute's products and services are primarily semiconductor manufacturers but also include third-party manufacturers of ATE equipment that sell their products to semiconductor manufacturers.

         EMI was formed in 1984 to produce enhancement products for a then new line of IBM typewriters. EMI produced a series of memory expansion boards, disk drives, and video interfaces and became one of the largest providers of typewriter enhancement products in the U.S. with over 600 dealers worldwide. In 1988, EMI also began to produce facsimile enhancement products that were sold under the EMI SmarterFax name, which also were sold by third-party manufacturers under their own brand names. As demand for typewriters decreased and many of the enhancements for facsimile became integrated into fax machines, EMI reduced its operations to a maintenance and support level. In July 1995, EMI's shareholders agreed to sell all of EMI's assets to CompuRoute and EMI ceased to function as an operational entity. CompuRoute, however, has continued to market products under the EMI name. On October 25, 1996, Mrs. Shrime purchased all of the shares of EMI common stock held by C-Route. Accordingly, EMI is no longer a subsidiary of C-Route. The 100 shares of CompuRoute stock held by EMI will be redeemed by CompuRoute in connection with the CompuRoute Merger.

Production of Core Products

         For a description of the development of the semiconductor testing market and the role of PCBs in that market, see "Information Concerning Cerprobe
- Industry Background."

Printed Circuit Board Assemblies

         PCB assemblies involve three separate production stages: design, fabrication, and assembly. Customers may use outside vendors such as CompuRoute for any or all of the stages. Design consists of taking the customer input and doing a layout of the PCB on a personal computer or workstation. When the design is complete, the design is transferred to film using a laser photo plotter. This film is used to place the image on copper-clad material, which then uses a chemical process to remove the unwanted copper. If multiple layers are required then they are combined in a high temperature press. The PCB is then plated with metals such as tin-lead, nickel, or gold. The boards are then assembled by soldering components on the PCB. In the case of test boards for the semiconductor industry these completed test boards are then used for testing integrated circuits.

         When a semiconductor company completes the design of a new integrated circuit, the design must be verified before it can be produced in volume quantities. Usually a small test lot of this integrated circuit is produced to be used in verification of the design and to provide prototype parts prior to volume production. The initial verification process is accomplished at the wafer level. See "Information Concerning Cerprobe - Industry Background." These initial wafers sometimes have additional test points provided to aid the engineer in the verification process. The time to produce this initial lot of wafers can be as little as 15 to 20 days, and, during this time, PCBs to be used in the testing process must be designed, fabricated, and assembled. If the integrated circuit passes the initial testing at the wafer level, each die on the wafer is separated and bonded onto plastic, ceramic, or other packages with extended leads. The packaged integrated circuit ("IC") must then be tested to validate design and performance specifications. As ICs become more complex and package size is decreased, the requirements for

PCBs used in IC testing also increase, requiring more precise equipment to meet the demands for tighter tolerances and more layers.

         When the IC is approved for production, additional test PCBs must be fabricated and, in some cases, new designs may be required because the tester used in production testing may be different than the one used to verify the prototype. PCBs are custom designed, manufactured, and assembled for each type of IC and placed on ATE testers to perform this function. Packaged devices are loaded into a handler and the ATE test board is placed on the tester and coupled to the handler. The handler then automatically inserts each IC into the ATE test board, and the tester tests the IC and signals the handler if the IC is good or defective so the handler can automatically sort the ICs that pass the test. Because ICs are manufactured in a complicated process in batches or lots where thousands of the same circuits can be manufactured at the same time, the need to test these circuits between lots is critical in order to detect failures and adjust the process to increase yields and reduce costs.

Market for ATE Printed Circuit Boards

         The market for CompuRoute's products depends on the wider market for printed circuit boards in all electronic applications and to the market for semiconductors in general. As discussed under "Information Concerning Cerprobe - The Market for Probe Card and ATE Interfaces", rapidly growing demand for semiconductors and advances in semiconductor technology has resulted in increased demand for ATE test boards.


         Product life, which is the time between the introduction of a new product until it becomes obsolete due to new products that are faster, smaller, and more feature laden, is becoming shorter, requiring companies to "invent" new and better products in less time to be competitive. The time to market, which is the time to design and produce a new IC, is becoming less and the demand to reduce this time even further is growing because of the growing competition among semiconductor manufacturers to be first to market and gain a competitive edge. These factors have resulted in increased demand for ATE test boards which can be produced in a rapid manner.

CompuRoute Strategy


         CompuRoute has addressed many of the challenges associated with the testing of complex integrated circuits through advanced technical capabilities, by offering turnkey solutions including design, fabrication, and assembly in one location, thereby reducing the critical cycle time and number of vendors required by semiconductor manufacturers, and by maintaining close relationships with leading semiconductor manufacturers.

CompuRoute intends to implement this strategy through the following:

- Investment in Technology. In late 1995, CompuRoute invested approximately $1,000,000 in a new automated wet-line which provides more precise control over PCB plating operations as well as increased capacity. CompuRoute has invested $200,000 to date in 1996 in new PCB design equipment to increase its capacity to meet increased demand for its products. CompuRoute anticipates that additional equipment purchases to further enhance its production capability will be made in 1996. To support customer needs, CompuRoute can provide services seven days a week. CompuRoute also is working with ATE manufacturers to produce higher performance PCBs using new materials and processes.


- Maintain Strong Customer Relationships. CompuRoute believes that attention to customer needs forms the basis for its strong relationships with many long term customers. CompuRoute personnel interface with customers at all levels from design through production to assure that the needs of each customer are understood. In addition, each CompuRoute customer is assigned to a customer representative who is available to provide quotes, give status of current jobs, and provide any assistance that the customer may require. CompuRoute's quality and customer service departments work together to provide customers with high quality products, services, and prompt turn around times.

- Provide Quality Products and Service. CompuRoute believes it provides high-quality products and services in the ATE PCB market. CompuRoute continues to implement equipment upgrades to improve the quality of its products. In addition, ISO 9000, the internationally recognized standard for quality management, is being implemented in the design, fabrication, assembly and customer service areas in Dallas.


- Provide "One Stop Shopping" and Calendar Day Schedules. Because of the need to produce test PCBs quickly, it is a major advantage for IC manufacturers to have their design, fabrication, and assembly done at one location using a single vendor. Dealing with a single vendor permits the semiconductor manufacturer to reduce the number of purchase orders, the number of technical information copies, and the lost time for shipment between various vendors. CompuRoute is one of the few vendors to provide "one stop shopping" without the use of subcontractors. CompuRoute is already providing calendar day schedules to some of its customers for design and fabrication. This allows customers to count weekends as work days, reducing the cycle time to get their products into test.

- Expand Sales Territory. The majority of CompuRoute's business is in the state of Texas. CompuRoute has doubled its design and sales force in the Austin, Texas area and moved into new office space in July 1996 to accommodate this expansion. CompuRoute anticipates that additional sales will be generated from the numerous semiconductor companies in this area. Design capability also has been added to CompuRoute's Chandler, Arizona office to provide support for sales efforts in this location. Management is evaluating extending CompuRoute's marketing and sales efforts to gain access to the west coast market of semiconductor fabrication facilities. CompuRoute also is considering expansion in international markets, primarily to the international affiliates of existing U.S. customers.

- Expand Product Lines and Services. CompuRoute intends to expand its product base through strategic alliances with other vendors in the ATE market. In January, CompuRoute signed an agreement with Tecknit to become the exclusive sales representative for PC-33 "Fuzz button" interconnection products in the state of Texas. CompuRoute also offers complete design, fabrication, and assembly of probe cards through pricing agreements with Cerprobe to provide probe tip assembly. Strategic alliances also have been established for fabrication of sheet metal and machined parts, high volume assembly, and MIL-SPEC PCB fabrication. CompuRoute presently is evaluating additional areas for possible expansion in the area of burn-in boards, computer boards, and new high performance materials.

Products

         CompuRoute  products  can be  divided  into  four  product  or  service categories: (i) CompuRoute sales, (ii) EMI/office product sales, (iii) consulting services, and (iv) other sales. For the nine months ended September 30, 1996, CompuRoute sales accounted for 97% of CompuRoute's sales.

CompuRoute Core Products and Services

         CompuRoute's core products and services consist of the following:

Manufacturing ATE PCBs

         CompuRoute manufactures ATE boards for testing of ICs in package form. Some boards mount directly on the tester test head while others are interface or daughter boards which consist of multiple boards connected either by cables or pogo pins. These products may be used for either manual test or volume production testing. CompuRoute has developed a number of master data bases for different ATEs which are used as a starting design which is then customized for the particular IC to be tested.

Non ATE Boards

         Certain   non-ATE   boards   consist  of   low-technology,   single  or
         double-sided PCBs. Because non ATE boards are fairly simple to manufacture, competition is greater and margins are lower, although volumes tend to be higher and usually production can be scheduled over a longer period of time. Other non-ATE boards consist of high performance boards similar in complexity to ATE PCBs.

PCB Design Services

         Design services from CompuRoute are available in its Dallas and Austin, Texas and Chandler, Arizona facilities. CompuRoute also provides PCB designers at customer locations on long term contracts. While most designs are also fabricated at CompuRoute, some design is done for customers whose boards are beyond CompuRoute's current fabrication capabilities.

Photoplotting Services

         CompuRoute provides complete laser photoplotting services to create the tooling film necessary for fabrication. This area is under temperature and humidity control to minimize film shrinkage or growth. These services are used in-house and also available to outside customers.

Assembly

         CompuRoute assembles both through hole and SMT printed circuit boards in small volumes. CompuRoute uses outside vendors to do high volume assembly using wave solder machines for through hole and pick and place and IR for SMT technology. CompuRoute assembles boards with customer supplied parts or obtains the parts if requested by the customer. For customers for which CompuRoute is the sole vendor for assembly, CompuRoute maintains customer inventories and provides materials management, restocking, and inventory control on premises.

Probe Cards

         CompuRoute manufactures probe cards that are used to test ICs in wafer form. CompuRoute also manufactures probe card interfaces which are used to interface the probe card to the tester. In relationships with vendors such as Cerprobe and Probe Technology, CompuRoute is able to provide its customers with assembled probe cards.

Auto Verifier Products

         CompuRoute sells a product called an auto-verifier which can be used to test ATE interface boards off-line, thereby eliminating the need for valuable ATE tester time which is better utilized testing parts. Each system consists of a test fixture, computer, printer, and test matrix interface mounted on a custom cart.


EVM Products

         CompuRoute began providing Evaluation Modules (EVMs) in late 1995. EVMs are assembled PCBs used by semiconductor manufacturers to demonstrate the capabilities of their products. CompuRoute has provided EVMs for such products as analog-to-digital converters, phase-lock loops, and audio amplifiers. CompuRoute assists with the conceptual design, provides electronic design and schematics, PCB layout and design services, fabricates PCBs, orders parts, assembles the product, performs final testing, and delivers a finished product ready to ship to the customer. In addition, in some cases, CompuRoute has developed the software (if microprocessors are involved) and provided product write-ups and documentation.

Other Products and Services

Consulting

         CompuRoute provides consulting to individuals or companies to determine if new products are feasible, manufacturable, and cost effective to meet market requirements. If positive results are obtained, prototypes are designed and built and assistance is provided with manufacturing. In addition, CompuRoute provides certain services to semiconductor manufacturers in connection with patent litigation. CompuRoute provides research on prior art patents, examines products, and evaluates the possibility of infringement, and designs, fabricates, and assembles court exhibits to assist in providing proof of patent concepts to the court.

         Since 1993, consulting revenue has declined significantly reflecting CompuRoute's commitment to focus on its core products and services business.

EMI Products

         CompuRoute acquired the rights to certain EMI products and continues to produce these products. Due to the relatively small portion of CompuRoute's revenue attributable to this product line, these products are not being actively marketed and will continue to be produced until the volume makes the line unprofitable. The EMI products still produced are as follows:

         Communications Director

                  This product is a consumer product which allows a single incoming telephone line to be shared with three devices, usually a fax, phone, and data modem. It has voice message capability and automatic fax detection and switching. An optional version will recognize distinctive ringing and switch according to the ring pattern.

         Mailbox Manager

                  This is a facsimile  enhancement  product that  provides:  100 confidential mailboxes, notification of fax receipts, fax forwarding, broadcasting of faxes to 100 locations, memory storage of faxes (if fax machine out of paper or inoperative) and remote retrieval of faxes stored in memory.
         FIRM

                  FIRM or Fax Information Retrieval Manager is a product used to store documents such as forms, bid specifications, sales or product literature and prompts the caller with custom voice messages and menus on how to retrieve the information remotely.

         Accounting Manager

                  This product provides for accounting records of time and number of pages transmitted or received based on user entered account codes. Costs per page or minute or both can be entered and different costs can be applied for local, long distance, and international calls. Certain customers purchase customized versions of this product which interfaces with a debit card reader to create a public fax product.

         Arabic Typewriters

                  EMI retained the rights to its Arabic/English and Farsi/English typewriter software developed in conjunction with LEXMARK, INC. for use in their electronic typewriters. Orders are received from Lexmark for EPROMS and manuals for incorporation into their typewriter products prior to shipment to the middle-east market.

Other

CompuRoute provides other services such as custom art work and tooling (film) for customers.

Research and Development

         CompuRoute's research and development falls into two major categories, new product development and materials and process enhancements. New product development has resulted in introductions such as the auto-verifier, EVM's and probe cards. Materials and process enhancements is a continuing program of improving CompuRoute's technology primarily in PCB design and fabrication.
Because its customers pay CompuRoute to develop new product innovations, CompuRoute does not incur a material amount of expenditures for research and development.

Manufacturing

         CompuRoute's fabrication and assembly operations are conducted in its Dallas facility. Printed circuit boards are manufactured using various raw materials. Most of the products manufactured consist of multi-layer PCBs up to 22 layers which are impedance controlled. Drilling, lamination, plating, and silk-screening and soldermask are all done in-house.

Marketing and Sales

         CompuRoute operates sales and design offices in Dallas and Austin, Texas, and Chandler, Arizona. CompuRoute also has a sales representative in Austin who works with its direct sales force. International sales are supported by the Dallas office with most of the sales internationally associated with Texas Instruments, Inc. and Motorola, Inc. CompuRoute anticipates increasing its sales force to geographical areas which it does not presently serve.

Competition

         CompuRoute encounters competition for its core products and services from a number of vendors such as ESH and UniCircuits and numerous smaller design and fabrication shops. It is not known how many offer complete turnkey solutions using total in-house resources for design, fabrication, and assembly. CompuRoute believes that the key competitive factors in its industry include cycle time, cost, experience, vertical integration and technical capabilities. As a result of the completion of its new manufacturing facility and purchase of new equipment, CompuRoute believes that it is well-positioned to increase manufacturing capacity and to meet increasingly demanding delivery schedules. The Company believes that the integration of design, manufacturing and assembly in one operation is a significant advantage over many of its competitors.

Dependence on Key Customer

         One customer, Texas Instruments, Inc., accounted for approximately 51%, 45%, and 31% of CompuRoute's revenues in 1995, 1994 and 1993, respectively. The loss of this customer would have a severe adverse effect on CompuRoute's business.

Patents

         C-Route currently owns no patents that are significant to its business.

Employees

         CompuRoute has several key employees, the loss of any of whom could have a temporary adverse effect on CompuRoute's business prospects. CompuRoute currently has approximately 110 employees and employs several contract design engineers under short-term contracts. There are no collective bargaining agreements, and CompuRoute considers its relations with its employees to be good.

Raw Materials

         The raw materials and components used by CompuRoute in its manufacturing and assembly operations are available from numerous suppliers. CompuRoute has not experienced any shortages in materials, which include various PCB materials, chemicals, and components.

Government Regulations


         CompuRoute is subject to federal, state, and local provisions regulating the discharge of materials into the environment. These laws and regulations are constantly changing and it is impossible to predict the effect they may have on CompuRoute in the future. CompuRoute, in association with an environmental consultant, has completed a remediation of its former leased fabrication facility and has filed the appropriate documents with the state of Texas for certification of completion. To date, costs incurred by CompuRoute in connection with such remediation have not been material. It is anticipated that the state will act on CompuRoute's application by the end of 1996.

         CompuRoute believes it is in substantial compliance with all federal, state, and local provisions regarding the handling, storage, and disposal of hazardous materials, and that it has obtained all necessary permits. CompuRoute does not anticipate any future material expenditures to remain in substantial compliance with presently applicable environmental regulations.


Properties

         CompuRoute leases its facility located at 10365 Sanden Dr., Dallas, Texas from its principal shareholder. This approximately 35,000 square foot facility was custom built for CompuRoute in 1995 and the design, assembly, and sales divisions occupied the building in July 1995. PCB manufacturing operations were moved to this location in January 1996. In connection with the proposed Mergers, Cerprobe has agreed to purchase such facility. See "Certain Transactions." CompuRoute also leases space for its design and sales force in Austin, Texas under a lease which expires in 1999.

Legal Proceedings

         Neither C-Route nor CompuRoute is a party to any material pending legal proceedings.

No Market for Shares

         There is no market for the shares of C-Route or CompuRoute and no market is expected to develop. None of these corporations have paid dividends on their shares of common stock.

             PRO FORMA FINANCIAL INFORMATION RELATIVE TO THE MERGER

               Pro Forma Combined Condensed Financial Information
                                   (Unaudited)

The following unaudited pro forma combined condensed financial statements assume a business combination between Cerprobe and C-Route accounted for as a purchase transaction in accordance with generally accepted accounting principles. The pro forma combined condensed financial statements are based on the historical consolidated financial statements and the notes thereto of Cerprobe and C-Route, and should be read in conjunction with the financial statements included elsewhere in this Prospectus. Cerprobe and C-Route historical consolidated financial statement data as of September 30, 1996, and for the nine months ended September 30, 1996, have been prepared on the same basis as the historical information derived from audited financial statements, and, in the opinion of their respective management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for such periods. The pro forma combined condensed balance sheet combines Cerprobe's September 30, 1996, condensed consolidated balance sheet with C-Route's September 30, 1996, condensed consolidated balance sheet giving effect to the Merger as if it had occurred on September 30, 1996. The pro forma combined condensed statements of income combine Cerprobe's historical condensed consolidated statements of operations for the year ended December 31, 1995 and the unaudited nine months ended September 30, 1996, with the corresponding C-Route historical condensed consolidated statements of operations for the year ended December 31, 1995 and the unaudited nine months ended September 30, 1996, respectively, giving effect to the Merger as if it had occurred on January 1, 1995.

Pursuant to a Real Estate Purchase Agreement, upon consummation of the Merger, Cerprobe will purchase the land and building owned by Mrs. Shrime and currently used by C-Route for a total of approximately $2.2 million, consisting of $1.2 million in cash and the assumption of a promissory note secured by the property with a principal balance of approximately $1.04 million. The pro forma combined condensed balance sheet as of September 30, 1996 gives effect to this purchase, through pro forma adjustments, as if it had occurred on September 30, 1996. The pro forma combined condensed statements of income for the year ended December 31, 1995 and the nine months ended September 30, 1996 give effect to this purchase, through pro forma adjustments, as if it had occurred on January 1, 1995.


The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the dates presented, nor is it necessarily indicative of future operating results or financial position. The unaudited pro forma combined condensed financial statements do not incorporate any benefits from cost savings or synergies of operations of the combined companies that may occur. Cerprobe and C-Route anticipate incurring direct transaction costs related to the Merger. The purchase price has been allocated to the assets acquired and liabilities assumed based on their fair values as of September 30, 1996. The final purchase price allocation is not expected to differ materially from this allocation.


These pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of Cerprobe and C-Route included elsewhere herein.

                                             PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                                         September 30, 1996
                                                           (In thousands)
                                                             (Unaudited)
                                                                                    Pro Forma          Pro Forma
                                               Cerprobe        C-Route             Adjustments          Combined
                                               --------        -------             -----------          --------
Assets

Current Assets

     Cash and cash equivalents                  $ 7,233        $   339           $       (4,600) (a)     $ 1,772
                                                   --             --                     (1,200) (b)        --
     Marketable securities                        2,260           --                        --             2,260
     Accounts receivable, net                     5,169          1,087                      --             6,256
     Income taxes receivable                        364           --                        --               364
     Inventories                                  3,812            325                      --             4,137
     Prepaid expenses                               138            134                      --               272
     Deferred income taxes                          337           --                        --               337
                                                -------        -------         -----------------         -------

              Total current assets               19,313          1,885                    (5,800)         15,398

Property and equipment, net                       6,682          2,112                     2,240 (b)      11,034
Other assets                                      3,143            275                       226 (a)       4,074
                                                                  --                        --               430   (a)

                                                 29,138          4,272                    (2,904)         30,506
                                                =======        =======         =================         =======

Liabilities and Stockholders' Equity

Current liabilities

     Accounts payable                           $ 1,850        $   282         $            --           $ 2,132
     Accrued expenses                             1,308            396                       300 (c)       2,004
     Current portion of long-term debt              350            453                     1,040 (b)       1,843
     Convertible subordinated debentures            485           --                        --               485
                                                -------        -------         -----------------         -------

              Total current liabilities           3,993          1,131                     1,340           6,464

Long-term debt, less current portion                957            847                      --             1,804
Other liabilities                                   406             34                      --               440
Minority interest                                    29            216                     (216) (e)          29

Stockholders' equity

     Preferred stock                               --             --                                        --
     Common stock                                   246             85                      (85) (d)         266
                                                   --             --                         20  (a)        --

     Additional paid-in-capital                  17,488          1,683                    2,580  (a)      20,068
                                                   --             --                     (1,683) (d)        --

     Retained earnings                            5,997            276                   (4,584) (a)       1,413
                                                                  --                        --              (276) (d)
     Cumulative translation adjustment               22           --                        --                22
                                                -------        -------         -----------------         -------

              Total stockholders' equity         23,753          2,044                    (4,028)         21,769
                                                -------        -------         -----------------         -------

               Total liabilities and
              stockholders' equity              $29,138        $ 4,272         $          (2,904)        $30,506
                                                =======        =======         =================         =======

See accompanying notes to pro forma combined condensed financial statements.

                                                    PRO FORMA COMBINED CONDENSED
                                                         STATEMENT OF INCOME
                                                    Year ended December 31, 1995
                                                (in thousands, except per share data)
                                                             (Unaudited)
                                                                                  Pro Forma         Pro Forma
                                                 Cerprobe          C-Route       Adjustments        Combined
                                                 --------          -------       -----------        --------
Net sales                                        $ 26,098         $  8,694         $   --           $ 34,792

 Cost of goods sold                                13,706            6,063             --             19,769
                                                 --------         --------         --------         --------

      Gross margin                                 12,392            2,631             --             15,023

Operating expenses:
     Selling, general and administrative            7,502            1,604               58 (f)        9,278
                                                     --               --                 28 (g)         --
                                                     --               --                 86 (h)         --

     Engineering and product development              707             --               --                707
                                                 --------         --------         --------         --------

              Total operating expenses              8,209            1,604              172            9,985
                                                 --------         --------         --------         --------

              Operating income                      4,183            1,027             (172)           5,038

Other income (expense) net                             31              (84)            --                (53)
                                                 --------         --------         --------         --------

     Income before income taxes and
     minority interest                              4,214              943             (172)           4,985

Income tax provision                               (1,812)            (104)              69 (i)       (1,847)

Minority interest in earnings of
subsidiary                                           --               (119)             119 (e)         --
                                                 --------         --------         --------         --------

Net income                                       $  2,402         $    720         $     16         $  3,138
                                                 ========         ========         ========         ========

Net income per common and common
equivalent share

Primary:
     Net income per share                        $   0.59         $   0.08             --           $   0.70
     Shares used in per share calculation           4,071            8,598             --              4,471

Fully Diluted:
     Net income per share                        $   0.49             --               --           $   0.60
     Shares used in per share calculation           4,862             --               --              5,262

See accompanying notes to pro forma combined condensed financial statements.

                                                    PRO FORMA COMBINED CONDENSED
                                                         STATEMENT OF INCOME
                                                Nine Months ended September 30, 1996
                                                (in thousands, except per share data)
                                                             (Unaudited)
                                                                                  Pro Forma         Pro Forma
                                                 Cerprobe         C-Route        Adjustments        Combined
                                                 --------         -------        -----------        --------
Net sales                                        $ 28,159         $  7,872         $   --           $ 36,031

 Cost of goods sold                                15,285            5,518             --             20,803
                                                 --------         --------         --------         --------

      Gross margin                                 12,874            2,354             --             15,228

Operating expenses:

      Selling, general and administrative           7,871            1,506               43 (f)        9,505
                                                     --               --                 21 (g)         --
                                                     --               --                 64 (h)         --

     Engineering and product development              724             --               --                724
                                                 --------         --------         --------         --------

              Total operating expenses              8,595            1,506              128           10,229
                                                 --------         --------         --------         --------

              Operating income                      4,279              848             (128)           4,999

 Other income (expense) net                           330              (83)            --                247
                                                 --------         --------         --------         --------

      Income before income taxes and                4,609              765             (128)           5,246
     minority interest in subsidiary

Income tax provision                               (2,162)             (50)              51 (i)       (2,161)

Minority interest in loss (earnings) of
subsidiary                                             84              (73)              73 (e)           84
                                                 --------         --------         --------         --------

Net income                                       $  2,531         $    642         $     (4)        $  3,169
                                                 ========         ========         ========         ========

Net income per common and common
equivalent share

Primary:

     Net income per share                        $   0.49         $   0.07             --           $   0.57


     Shares used in per share calculation           5,126            8,600             --              5,526

Fully Diluted:

     Net income per share                        $   0.45             --               --           $   0.52

     Shares used in per share calculation           5,648             --               --              6,048

See accompanying notes to pro forma combined condensed financial statements.

           Notes to Pro Forma Combined Condensed Financial Statements

Note 1.  General Information

The Unaudited Pro Forma Combined Condensed Statements of Income are presented as if the Merger occurred on January 1, 1995. The Unaudited Pro Forma Condensed Combined Balance Sheet is presented assuming the Merger occurred on September 30, 1996. The combination is expected to be recorded as a purchase transaction in accordance with generally accepted accounting principles and, accordingly, C-Route assets and liabilities are recorded at their estimated fair values at the date of the Merger.

The Unaudited Pro Forma Condensed Financial Statements reflect the issuance of 400,000 shares of Cerprobe Common Stock, $.05 par value, and the payment of $4.6 million in cash, in exchange for 100% of the outstanding shares of C-Route; as well as the payment of $1.2 million in cash and the assumption of the remaining principal balance of approximately $1.04 million on the original promissory note for the land and building owned by Mrs.
Shrime and currently used by C-Route.

Certain reclassifications of C-Route balances have been made to conform to the Cerprobe reporting format.

Note 2.  Pro Forma Adjustments

(a) The purchase price has been allocated to the assets acquired and liabilities assumed based on their fair values as follows (in thousands):

         Purchase Price:
                   Common Stock                                     $    20
                   Additional paid in capital                         2,580
                   Cash consideration                                 4,600
                   Acquisition Costs                                    300
                                                                    -------
                           Total                                    $ 7,500
         Assets acquired and liabilities assumed:
                   Working capital                                  $   754
                   Fixed assets                                       2,112
                   Other assets                                         275
                   Purchased research and development                 4,584
                   Assembled workforce                                  430
                   Goodwill                                             226
                   Liabilities assumed                                 (881)
                                                                    -------
                                                                    $ 7,500


A 33% discount on the value of Cerprobe Common Stock from its market value of $9.75 per share on the day immediately preceding the date of announcement of the Merger has been recorded due to certain restrictions placed on the 330,035 shares to be issued to Mrs. Shrime, the majority shareholder of C-Route. These restrictions are contained in an agreement between Cerprobe and Mrs. Shrime pursuant to which Mrs. Shrime has agreed not to sell, publicly or privately, any shares acquired by her in connection with the Merger during the first 12 months following the Merger, and no more than the greater of 1% of the outstanding shares of Cerprobe Common Stock, or 50,000 shares, in any 90-day period during the succeeding 12-month period. See "Shares Eligible for Future Sale."


The items of working capital, fixed assets, other assets, and long-term debt and other liabilities are recorded at C-Route's historical book value which approximates fair value on the date of the Merger.

The amount allocated to purchased research and development was determined by performing a valuation of estimated incremental future cash flows resulting from existing products and products under development by C-Route using technology that has no alternative future use. The amount of the discounted future cash flows related to products under development using technology that has no alternative future use has been recorded as purchased research and development and charged to operations as of the date of the consummation of the Merger and thus does not impact the Pro Forma Combined Condensed Statements of Income.


No adjustment has been made for the subsequent disposition of EMI by C-Route as EMI's assets and results of operations were not material.

(b) To adjust for the issuance of cash, assumption of remaining principal balance on the original promissory note and to record the associated assets in connection with the acquisition of the land and building from Mrs.
Shrime.

(c) To adjust for total direct costs expected to be incurred in connection with the Merger.

(d) To reverse the equity accounts of C-Route. See purchase price allocation in note (a) above.

(e) To adjust for the minority interest in C-Route's subsidiaries. In connection with the Merger, Cerprobe will be acquiring the minority interests.

(f) To record depreciation on the building acquired from Mrs. Shrime in connection with the Merger. The building is being depreciated over 31.5 years. The purchase price was allocated $429,000 to land and $1,811,000 to building.

(g) To record the amortization of goodwill resulting from the Merger. The goodwill is being amortized over 8 years.

(h) To record the amortization of the assembled workforce resulting from the Merger. The assembled workforce is being amortized over 5 years.

(i) To adjust income taxes for additional expenses that would have been incurred had the Merger been completed on January 1, 1995.

Note 3.  Pro Forma Net Income Per Share

The Pro Forma Combined Condensed Statements of Income for Cerprobe and C-Route have been prepared as if the Merger was completed on January 1, 1995. The pro forma combined net income per common and common equivalent share is based on the weighted average number of common and common equivalent shares of Cerprobe Common Stock after giving effect to the issuance of 400,000 shares to C-Route in connection with the Merger.

          CERPROBE - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Introduction

         Cerprobe designs, manufactures, and markets high-performance probing and interface products for use in the testing of integrated circuits and hybrid electronic circuits for the semiconductor industry. Its probe cards generally range from $500 to $24,000, but may cost more depending upon the complexity and performance specifications of the probe cards. Cerprobe's interface assemblies range in price from $1,000 to $65,000. Cerprobe has experienced significant growth over the past few years with sales of $14 million in 1994, $26 million in 1995, and $28 million for the first nine months of 1996. Approximately $4 million of 1995 sales and $5.4 million of the first nine months of 1996 sales were sales of interface products from Cerprobe's 1995 acquisition of Fresh Test Technology.

         Cerprobe operates domestic full service manufacturing and sales facilities in Tempe and Chandler, Arizona; San Jose, California; Austin, Texas; and Westboro, Massachusetts, and maintains sales offices in Beaverton, Oregon; Colorado Springs, Colorado; and Boca Raton, Florida.


         In Europe and Asia, Cerprobe markets its products and services to its customers through its full service manufacturing and sales facilities in Scotland and Singapore. In addition, Cerprobe has leased space for a Taiwan facility under the name of Cerprobe Taiwan Co., Ltd. This subsidiary is in the start-up phase. Although marketing and sales operations are in place, manufacturing operations are not yet fully operational. Cerprobe intends to continue to expand in Southeast Asia as it believes that area is the fastest growing region for the semiconductor industry.


         Cerprobe believes the increase in domestic market share resulted from Cerprobe's expanded capacity in its existing facilities which provided increased support to Cerprobe's customers. Cerprobe emphasized customer support and engineering leadership.

         Besides increasing its market share, Cerprobe also has expanded its product line. Historically, Cerprobe has produced high performance probing and interface products for use in the testing of integrated and hybrid circuits in the semiconductor industry. Through the acquisition of Fresh Test Technology Corporation, Cerprobe expanded its product line to include the design and manufacture of interface assemblies. This acquisition was completed on April 3, 1995 with the issuance of 712,500 shares of Cerprobe's Common Stock to the stockholders of Fresh Test Technology Corporation. The acquisition allowed the combination of product lines and the consolidation of engineering expertise.


         In order to continue to broaden Cerprobe's product line, Cerprobe entered into a letter of intent to acquire CompuRoute, the proposed acquisition of which is described in the Prospectus. CompuRoute is a designer and fabricator of printed circuit boards and assemblies used in the testing of semiconductors. If consummated, the acquisition of CompuRoute will expand Cerprobe's current product line both internally and externally and increase Cerprobe's distribution network.


         In order to continue to be a leading performer in the semiconductor industry, Cerprobe intends to support an aggressive research and development program. Recently, Cerprobe was awarded two contracts by SEMATECH, the consortium of government and semiconductor partners that oversees the development of new standards for the industry. These contracts position Cerprobe as a technological leader in its industry. Cerprobe anticipates an added benefit from the ability to work with Cerprobe's semiconductor manufacturer partners in anticipating and addressing technology advances in semiconductor processing and testing.

         In January 1996, Cerprobe completed a private placement of $10 million of Series A Preferred Stock to a group of institutional investors. The holders of the Series A Preferred Stock are entitled to certain liquidation preferences, conversion rights, and other privileges as described in Cerprobe's Annual Report on Form 10-KSB for the year ended December 31, 1995. See Note 6 to Cerprobe's Consolidated Financial Statements. Cerprobe believes that this equity financing will allow it to execute its strategy of rapid growth through internal expansion and strategic alliances without the constraints of capital limitations for the foreseeable future.

Results of Operations -
Years Ended December 31, 1995
and December 31, 1994

Net Sales

         Net sales in 1995 were $26,098,637, an increase of 83% over net sales of $14,251,485 in 1994. This increase in net sales reflects a continuation of higher order rates for Cerprobe's probe card products, especially CercardTM, and the contribution from the 1995 acquisition of Fresh Test Technology Corporation. Approximately $4,000,000 of 1995 net sales resulted from interface product sales.

         International net sales in 1995 were $2,965,171 compared to $691,295 in 1994, an increase of 329%.

Gross Margin

         The gross margin in 1995 was $12,392,202, an increase of 105% from the gross margin of $6,037,519 in 1994. Gross margin as a percentage of sales increased from 42% in 1994 to 47% in 1995. The increase in gross margin is primarily a result of fixed manufacturing costs being spread over a larger sales base. Although growth in the semiconductor industry positively impacted sales, price competition in the market place continued to prevent Cerprobe from increasing product prices.

         Cerprobe believes its ability to continue to increase its manufacturing capacity and inventory levels to meet customer demand and maintain satisfactory delivery schedules will be important competitive factors. As a result of increasing fixed costs and operating expenses related to expanding its manufacturing capacity and increasing inventory levels, Cerprobe's operating results may be adversely affected if net sales do not sufficiently maintain their present level to offset the increased costs.

Engineering and Product Development Expenses

         Engineering and product development expenses increased 69% to $706,680 in 1995 from $417,198 in 1994. Engineering and product development expenses as a percentage of sales were 2.7% in 1995 compared to 2.9% in 1994. This increase represents a controlled expansion of research and development efforts to pursue the development of new integrated circuit testing systems for the future. This effort will support Cerprobe's strategy to maintain its position as an industry leader.

Selling, General and Administrative Expenses

         Selling, general and administrative expenses increased to $7,502,598, or 29% of net sales in 1995, from $3,693,401, or 26% of net sales in 1994. The increase in selling, general and administrative expenses resulted primarily from the increase in fixed general and administrative costs due to Cerprobe's continued facility expansion and the acquisition of Fresh Test Technology Corporation.

Other Income (Expense)

         Total other income (expense) was $31,050 in 1995 compared to ($3,576) in 1994. Other income (expense) primarily results from interest income on cash balances and interest expense on debentures and financed property and equipment. Cerprobe expects a decrease in interest expense in 1996 due to the anticipated conversion of Cerprobe's outstanding Convertible Subordinated Debentures on or prior to March 29, 1996 and December 15, 1996.

Income Taxes

         Cerprobe's effective tax rate was 43% in 1995 versus 37% in 1994. The effective tax rate on United States income is 38%; on a consolidated basis, however, the effective tax rate is 43% due to nondeductible tax losses generated by the Scotland subsidiary.

Net Income

         Net income for 1995 was $2,402,247, an increase of $1,189,424, or 98% over net income of $1,212,823 in 1994. This increase is primarily due to the increase in net sales and gross margin.

Results of Operations -
Years Ended December 31, 1994
and December 31, 1993

         Cerprobe's net sales in 1994 increased 27.1% from 1993, primarily as a result of increased sales of its CerCardTM product line. The significant sales increase in the CerCardTM product line was due primarily to an increase in market share and continued strength in the semiconductor industry.

         The gross margin increased $1,594,000 from the comparable figure in the prior year. Gross margin as a percentage of sales increased from approximately 40% in 1993 to approximately 42% in 1994. The increase in gross margin resulted primarily from the increase in net sales and the positive effect of fixed costs being spread over a larger revenue base. Although the strength in the semiconductor industry positively impacted sales, price competition in the market place continued to prevent Cerprobe from raising prices for its products.

         Engineering and product development expenses increased by $81,539, or approximately 24%, from the prior period, reflecting a continued stabilization of these expenses since the significant reduction from 1990 to 1991. This effort to maintain engineering and product development expenses at lower than historical levels reflected Cerprobe's strategy to focus engineering activity on improvements in current technology rather than the development and implementation of new products. During 1994, Cerprobe continued tight controls over research and development spending.

         Although Cerprobe experienced a substantial increase in net sales and an increase in the gross margin, Cerprobe's net income decreased from $1,502,358 in 1993 to $1,212,823 in 1994. The decrease in net income was primarily due to an increase in income taxes of $620,521 and a loss from start-up operations with respect to its newly established facility in East Kilbride, Scotland, equal to approximately $437,000. Interest expense in 1994 was approximately $115,000, a slight decrease from the $132,000 of interest expense in 1993.

Results of Operations -
Nine Months Ended September 30, 1996
Compared to Nine Months Ended September 30, 1995

         Revenues for the nine months ended September 30, 1996 were $28,159,069 compared to $17,968,454 for the nine months ended September 30, 1995, an increase of 57%. The increase in net sales reflects a continuation of higher order rates for Cerprobe's probe card products and the contribution of interface products from Cerprobe's 1995 acquisition of Fresh Test Technology.

         Gross margin for the nine months ended September 30, 1996 was 46% of sales compared to 48% of sales for the comparable period in 1995. The decrease in gross margin is a result of a change in product mix, which includes a higher ratio of interface product sales, as well as manufacturing variances due to decreased volume in relation to capacity during the three months ended September 30, 1996.

         Engineering and product development expenses for the nine months ended September 30, 1996 were $724,230 compared to $529,068 for the nine months ended September 30, 1995, an increase of 37%. This increase represents a controlled expansion of research and development efforts to pursue the development of new integrated circuit testing systems for the future.

         Selling, general, and administrative expenses for the nine months ended September 30, 1996 were $7,870,390 compared to $5,110,197 for the nine months ended September 30, 1995, an increase of 54%. The increase in selling, general, and administrative expenses resulted primarily from increased sales and marketing efforts, increased fixed general and administrative costs due to Cerprobe's domestic facility expansion, and the start-up of Asian operations.

         Operating income for the nine months ended September 30, 1996 was $4,279,083 compared to $2,938,447 for the nine months ended September 30, 1995, an increase of 46%. The increase in operating income resulted primarily from the increase in net sales as a result of higher order rates.

         Interest expense for the nine months ended September 30, 1996 was $167,194 compared to $134,207 for the nine months ended September 30, 1995, an increase of 25% The increase in interest expense is primarily attributable to the increase in lease equipment financing.

         Interest income for the nine months ended September 30, 1996 was $345,356 compared to $34,576 for the nine months ended September 30, 1995, an increase of 899%. This increase was primarily due to the interest income earned on the net proceeds from the issuance of Convertible Preferred Stock.

         Income before income taxes and minority interest for the nine months ended September 30, 1996 was $4,609,075 compared to $2,958,542 for the comparable period in 1995, an increase of 56%. The majority of the increase was due to an increase in sales which reflects a continuation of higher order rates for Cerprobe's probe card and interface products.

         The minority interest from Asian operations for the nine months ended September 30, 1996 of $83,809 represents Cerprobe's joint venture partner's share (30%) of the loss from Asian operations. During the nine months ended September 30, 1996, the Asian operations have been in the initial start-up phase, which includes training and build-up of inventory.

         For the nine months ended September 30, 1996, Cerprobe's income tax rate was 46% compared to 43% for the same period in 1995. The increase in income tax rate was due to the nondeductibility of losses from Cerprobe's European and Asian subsidiaries.

         Net income for the nine months ended September 30, 1996 was $2,530,884 compared to $1,691,542 for the comparable period in 1995, an increase of 50%. The increase was primarily due to the increase in net sales.

Liquidity and Capital Resources

         Cerprobe has financed its operations and capital requirements primarily through cash flow from operations, equipment lease financing arrangements, and sales of equity securities. In January 1996, Cerprobe completed a private placement of Convertible Preferred Stock, which raised net proceeds of
$9,400,000 to fund its domestic and international expansion as well as acquisitions of other companies and/or technologies. At September 30, 1996, cash and marketable securities were $9,493,058, compared to $263,681 as of December 31, 1995.

         During the nine months ended September 30, 1996, Cerprobe generated $2,874,526 in cash flow from operations. Accounts receivable increased $797,178, or 18%, to $5,169,219, primarily due to the 8% increase in net revenues for the three months ended September 30, 1996 compared to the three months ended December 31, 1995, as well as the timing of the shipments during the respective quarters. Inventories increased $1,024,583, or 36%, to $3,811,354 at September
30, 1996, to support the higher production levels related to the continuing year-over-year increase in net sales. Both accounts receivable days sales outstanding and inventory turns improved during the nine months ended September 30, 1996 compared to the fiscal year ended December 31, 1995.

         Accounts payable and accrued expenses increased $869,365 from December 31, 1995, or 38%, to $3,157,817 primarily due to increased activities with vendors. At September 30, 1996, other current liabilities decreased $93,693, or 10%, to $834,935, reflecting a conversion of subordinated debentures.

         Working capital increased $10,548,379, or 221%, to $15,319,838 from December 31, 1995 to September 30, 1996. The current ratio increased from 2.5 to 1 at December 31, 1995 to 4.8 to 1 at September 30, 1996. These increases were primarily as a result of the net proceeds from the private placement of the Convertible Preferred Stock.

         Cerprobe increased its investment in property, plant, and equipment during the nine months ended September 30, 1996 by $3,150,239, or 40%, to $10,883,656, in order to expand capacity to meet customer demand for its products. These capital expenditures were funded from cash flow from operations, proceeds from the private placement of the Convertible Preferred Stock, and a capital lease of $253,378 with Wells Fargo Leasing Corporation. Long-term debt, comprised of notes payable and capital leases, decreased $23,929, or 2%, to $957,277.

         Cerprobe has signed a long-term lease for a corporate headquarters and manufacturing facility in Arizona. Construction began in September 1996 and is anticipated to continue over an eight-month period. Cerprobe will be the sole tenant of the approximately 83,000 square foot facility, which will permit Cerprobe to consolidate all of its Arizona activities. See "Information Concerning Cerprobe - Properties."

         In April 1996, Cerprobe entered into a $3,000,000 unsecured revolving line of credit, which matures April 28, 1997, with its primary lender, First Interstate Bank of Arizona (now Wells Fargo Bank). Advances under the revolving line may be made as Prime Rate Advances, which accrue interest payable monthly, at the Bank's prime lending rate, or as LIBOR Rate Advances, which bear interest at 225 basis points in excess of the LIBOR Base Rate. At September 30, 1996, no borrowings were outstanding under this credit facility.

         If the remaining holders of the Convertible Preferred Stock elect to convert their shares into shares of Cerprobe Common Stock based on the current market price of Cerprobe Common Stock, Cerprobe would be required to issue more than 800,000 shares of Cerprobe Common Stock. To insure compliance with Nasdaq National Market rules requiring shareholder approval of issuances of Cerprobe Common Stock representing greater than 20% of all shares outstanding, Cerprobe has the right to redeem any shares of Convertible Preferred Stock that,
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if  converted,  would  result in the  issuance  of more than  800,000  shares of
Cerprobe Common Stock. In such event, Cerprobe may redeem those shares of Convertible Preferred Stock for cash in an amount determined by a formula based on the current market price of Cerprobe Common Stock. If the holders of all outstanding shares of Convertible Preferred Stock had elected to convert their shares on October 24, 1996, Cerprobe estimates that it would have been required to pay approximately $3,300,000 to have redeemed all shares of Convertible Preferred Stock that, if converted, would have resulted in the issuance of more than 800,000 shares of Cerprobe Common Stock. Based on the formula referred to above, the amount of cash required to redeem any shares of Convertible Preferred Stock will increase if the price of Cerprobe Common Stock decreases, and will decrease if the price of Cerprobe Common Stock increases.

         Cerprobe believes that its capital, together with loan commitments described above and anticipated cash flow from operations, will provide adequate sources to fund operations in the near term. Cerprobe anticipates that any additional cash requirements as the result of operations or capital expenditures will be financed through cash flow from operations, by borrowing from Cerprobe's primary lender, or by lease financing arrangements.

Recent Accounting Pronouncements

         In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS No. 121). SFAS No. 121 becomes effective for fiscal years beginning after December 15, 1995. The adoption of the statement will not have a significant impact on Cerprobe's financial statements.

         In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock- Based Compensation" (SFAS No. 123). SFAS No. 123 is effective for transactions entered into in fiscal years beginning after December 15, 1995. Cerprobe will not be adopting the measurement and recognition criteria of this statement. Thus, it will not have a significant impact on Cerprobe's financial statements.

Inflation and Changing Prices

         Cerprobe is impacted by inflationary trends and business trends within the semiconductor industry and by the general condition of the national and international semiconductor markets. Market price pressures are exerted on American semiconductor manufacturers by a global marketplace and global competition. Such pressures mandate that semiconductor manufacturers closely scrutinize the prices they pay for goods and services purchased from Cerprobe and other suppliers. Accordingly, the price structure for Cerprobe's products must be competitive. Although continued strength in the semiconductor industry continued to have a positive impact on Cerprobe's sales during 1995, significant competition continued to prevent Cerprobe from raising prices on its products.

         Changes in Cerprobe's supplier prices did not have a significant impact on revenues or income from operations during 1995 or 1994.

         As a result of Cerprobe's operation of the manufacturing, repair and sales facility in Scotland, Cerprobe's foreign transactions may be denominated in currencies other than the U.S. dollar. Such transactions may expose Cerprobe to exchange rate fluctuations for the period of time from inception of the transaction until it is settled. There can be no assurance that fluctuations in the currency exchange rate in the future will not have an adverse impact on Cerprobe's foreign operations.

         In addition, Cerprobe may purchase a substantial portion of its raw materials and equipment from foreign suppliers and will incur labor costs in a foreign currency. The foreign manufacture and sale of products and the purchase of raw materials and equipment from foreign suppliers may be adversely affected by political and economic conditions abroad. Protective trade legislation in either the United States or foreign countries, such as a change in the current tariff structures, export compliance laws or other trade policies, could adversely affect Cerprobe's ability to manufacture or sell its products in foreign markets and purchase materials or equipment from foreign suppliers. In countries in which Cerprobe conducts business in local currency, currency exchange fluctuations could adversely affect Cerprobe's net sales or costs.

"Safe Harbor"  Statement Under the Private  Securities  Litigation Reform Act of
1995

         Statements in this section regarding the expansion of Cerprobe's operations in southeast Asia and adequacy of sources of capital are forward looking statements. Words such as "expects", "intends", "believes", "anticipates," "should," and "will likely" also identify forward looking statements. Actual results, however, could differ materially from those anticipated for a number of reasons, including increased competition in southeast Asia, a downturn in the market for semiconductors, increases in interest rates, foreign currency fluctuations, and other unanticipated factors. Risk factors, cautionary statements, and other conditions that could cause actual results to differ are contained in "Risk Factors."

      C-ROUTE - MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

Introduction

         C-Route was formed in November 1994 to consolidate the operations of CompuRoute and EMI. The consolidated financial statements include the accounts of C-Route, CompuRoute, and EMI, following such consolidation, and the combined accounts of CompuRoute and EMI at their carrying values for periods prior thereto. CompuRoute provides design, manufacturing and assembly services for custom printed circuit boards and specializes in circuit board assemblies that are used on automated test equipment for the testing of semiconductor devices. Prior to July 1995, EMI provided office product enhancements for telecopiers, typewriters, and word processors. In July 1995, EMI transferred all of its assets to CompuRoute. In October 1995, CompuRoute's management determined to stop providing enhancements for typewriters and word processors. At that time, the management of C-Route decided to focus on its core services and products and deemphasized sales of office product enhancements.

Results of Operations-
Years Ended December 31, 1995
and December 31, 1994

         Revenues for the year ended December 31, 1995 increased to $8,694,282 from $5,957,369 in the prior year, primarily reflecting increased sales of core services and products to existing customers as well as sales to new customers.

         Cost of sales increased to $6,063,313 in 1995 from $4,110,747 in 1994 and as a percent of sales remained relatively stable at 69.7% for 1995 as compared to 69.0% in 1994.

         Selling, general and administrative expenses increased to $1,604,245 in 1995 from $1,329,371 in 1994 but as a percentage of sales declined to 18.5% from 22.3%. The increase in costs in 1995 primarily reflects increased compensation costs, including commissions paid to sales employees.

         Interest expense increased to $110,944 in 1995 compared to $77,978 in 1994 reflecting increased borrowings associated with manufacturing equipment purchased in 1995.

         Income before income taxes, minority interest and extraordinary items increased to $942,656 for 1995 as compared to $445,840 in 1994 for the reasons stated above.

         Income tax expense decreased to $103,643 from $169,483 as a result of the impact of the operating loss carry forward from EMI which became applicable to offset income tax expense of the combined entity beginning in the second half of 1995.

         Income before extraordinary items was $720,061 for 1995 compared to a loss before extraordinary items of $21,365 in 1994 reflecting increased revenues in 1995.

         Net  income  was  $720,061  in 1995  compared  to  $2,886,678  in 1994, primarily because of an extraordinary gain on restructuring of debt in 1994 due to cancellation of convertible debentures in the face amount of $2,000,000 plus accrued interest.
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
Years Ended December 31, 1994
and December 31, 1993

         Revenues for the year ended December 31, 1994 declined to $5,957,369 from $6,586,064 in the prior year reflecting primarily a decrease in sales of EMI products and consulting revenues which was offset in part by an increase in sales of core services and products.

         Cost of sales declined slightly to $4,110,747 in 1994 from $4,167,250 in 1993 but as a percentage of sales increased to 69.0% from 63.3%. The decline in 1994 reflects the impact of decreased labor costs partially offset by increased materials costs in 1994.

         Selling, general and administrative expenses declined to $1,329,371 in 1994 from $1,521,470 in 1993 and as a percentage of sales declined to 22.3% from 23.1% primarily as a result of a decrease in salaries and commissions for marketing associated with CompuRoute's core services and products.

         Interest expense declined to $77,978 in 1994 from $332,378 in 1993 primarily as a result of a restructuring of debt during 1994.

         Income before income taxes, minority interest and extraordinary items declined to $445,840 in 1994 from $564,521 in 1993 for the reasons described above.

         Income tax expense rose to $169,483 in 1994 as compared to $4,988 in 1993 primarily reflecting the impact of the benefit of CompuRoute's operating loss carry forwards which were substantially utilized prior to 1994.

         CompuRoute incurred a loss before extraordinary items of $21,365 in 1994 compared to income before extraordinary items of $415,975 in 1993. Net income was $2,886,678 in 1994 as compared to $719,975 in 1993 reflecting an extraordinary gain on restructuring of debt in each of 1994 and 1993.

Nine Months Ended September 30, 1996
Compared to Nine Months Ended September 30, 1995

         Revenues rose to $7,872,191 for the nine months ended September 30, 1996 as compared to $6,308,892 for the comparable prior year period reflecting strong demand for CompuRoute's core products.

         Cost of sales increased to $5,518,121 in the 1996 period from $4,350,853 in the 1995 period and increased as a percent of sales to approximately 70.1% in the 1996 period from 69% in the 1995 period. The increase in cost of sales as a percent of sales in the 1996 period is primarily the result of increased compensation expense and an increase in third party contracted services.

         Selling, general and administrative expenses increased to $1,506,293 for the 1996 period from $1,092,281 in the comparable 1995 period and as a percentage of sales increased to 19.1% from 17.3%. The increase reflects increased administrative costs, including professional fees for completion of audited financial statements and legal fees associated with the Merger, compensation expense and depreciation, as well as increased marketing expenses, the most significant portion of which related to increased commissions.

         Interest expense increased to $99,230 in the first nine months of 1996 compared to $55,965 in the comparable period of 1995 reflecting the impact of interest on increased borrowings associated with manufacturing equipment purchases in late 1995.

         After the effect of certain relocation costs of approximately $125,000 in the first half of 1996, income before income taxes, minority interest, and extraordinary items decreased to $765,236 in the 1996 period from $869,620 in the 1995 period. The relocation expenses related to relocation of CompuRoute's fabrication facility.

         Income tax expense declined to $50,755 in the first nine months of 1996 as compared to $103,643 in the first nine months of 1995 as a result of the utilization of EMI operating loss carry forwards in the 1996 period.

         Net income rose to $641,540 in the 1996 period from $639,142 in the prior year period.

Liquidity and Capital Resources

         The primary source of cash for the operations of C-Route and its subsidiaries is internally generated cash. Cash flows provided by operations were $1,195,197 in 1995 as compared to $572,962 in 1994. The increase in 1995 is primarily attributable to improvements in profitability of operations in such period. Net cash used in investing activities was $875,620 in 1995 as compared to $113,922 in 1994. The increase in 1995 primarily resulted from purchases of manufacturing equipment. Net cash used in financing activities was $143,756 in 1995 compared to $134,489 in 1994. Cash and cash equivalents were $523,620 at December 31, 1995 compared to $347,799 at December 31, 1994.

         For the nine months ended September 30, 1996, cash flows provided by operations were $538,114 as compared to $483,753 for the same period in 1995. The increase in the 1996 period is primarily attributable to non-cash items such as depreciation related to increased equipment purchases offset by a decrease in current assets. Net cash used in investing activities for the first nine months of 1996 was $359,475 as compared to $373,090 for the same period in 1995, reflecting a reduction in the purchase of equipment for the same period of 1996. Net cash used in financing activities for the first nine months of 1996 was $362,792 as compared to $72,123 for the same period of 1995 primarily because of payments made in connection with capital leases for manufacturing and design equipment. Cash and cash equivalents were $339,467 at September 30, 1996 compared to $386,339 at September 30, 1995.

         C-Route believes its current cash and cash equivalents together with cash flows from its operations will be sufficient to fund its operations for the next year. However, C-Route anticipates purchasing approximately $800,000 in capital equipment in the next 12 months and will have to obtain a credit facility to finance such purchase. Management is currently negotiating to obtain such facility. There can be no assurance that such credit facility can be obtained or if obtained as to the terms thereof.
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
                          DESCRIPTION OF CAPITAL STOCK

         Except regarding the election of directors, the holders of Cerprobe Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Every stockholder entitled to vote at any election for directors has the right to cumulate his votes. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of Cerprobe Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution or winding up of Cerprobe, the holders of Cerprobe Common Stock will be entitled to share ratably in all assets of Cerprobe that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The holders of Cerprobe Common Stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences and privileges of holders of Cerprobe Common Stock are subject to the rights of the holders of Cerprobe's Series A Convertible Preferred Stock and will be subject to the rights of the holders of shares of any series of preferred stock that Cerprobe may issue in the future.


         All outstanding shares of Cerprobe Common Stock are, and the shares of Cerprobe Common Stock to be issued in connection with the Merger will be, when issued and delivered, validly issued, fully paid, and nonassessable.


         On January 18, 1996, Cerprobe issued 1,000 shares of Series A Convertible Preferred Stock for $10 million (the "Convertible Preferred Stock"). The net proceeds of this offering were $9,400,000. Holders of shares of Convertible Preferred Stock are entitled to a liquidation preference of $10,000 for each share outstanding plus an amount equal to 6% of the original purchase price per annum from the date of issuance. The Convertible Preferred Stock is convertible, based on the original purchase price plus 6% per annum until the date of conversion, into Cerprobe Common Stock at a conversion price equal to the lesser of $16.55 or 90% of the average 5-day closing price prior to the conversion date. Subject to earlier conversion, the Convertible Preferred Stock will convert automatically at the end of two years. Cerprobe may call the Convertible Preferred Stock at any time in minimum amounts of $2 million at a price of 125% of par.

         In connection with the issuance of the Convertible Preferred Stock , Cerprobe also issued warrants to the placement agent to purchase 39,275 shares of Cerprobe Common Stock at an exercise price of $16.55 per share beginning in January 1997 and expiring in January 2000.

         As of September 30, 1996, 477 shares of Convertible Preferred Stock had been converted into 538,726 shares of Cerprobe Common Stock. Accordingly, 523 shares of Convertible Preferred Stock were outstanding at September 30, 1996. The terms of the Convertible Preferred Stock also provide that no more than 800,000 shares of Cerprobe Common Stock may be issued upon conversion. If more than 800,000 shares of Cerprobe Common Stock would be required to be issued upon conversion of any remaining shares of Convertible Preferred Stock, Cerprobe must redeem those shares for cash. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

         Cerprobe's First Restated Certificate of Incorporation (the "Restated Certificate") and Bylaws (the "Bylaws") contain a number of other provisions relating to corporate governance and to the rights of stockholders. These provisions include (i) the authority of the Board of Directors to fill vacancies on the Board of Directors; (ii) the authority of the Board of Directors to issue series of preferred stock with such voting rights and other powers as the Board of Directors may determine; (iii) notice requirements relating to nominations to the Board of Directors and to the raising of business matters at stockholder meetings; (iv) a provision that special meetings of the stockholders may be called only by the Chairman of the Board, the President or the Board of Directors or by written demand of the holders of 33% of all issued and outstanding shares of Cerprobe entitled to vote at such meeting; (v) a provision allowing the Board of Directors to consider certain factors when evaluating certain matters such as tender offers; (vi) a prohibition on stockholder action by written consent; (vii) a provision requiring the satisfaction
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
of certain minimum price and procedural requirements in connection with certain transactions such as business combinations; and (viii) the requirement that certain "anti-takeover" provisions in the Restated Certificate may be amended only by super majority vote.

         Cerprobe is subject to the provisions of Section 203 of the Delaware GCL. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless (i) prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the stockholder becomes an interested stockholder, (ii) upon consummation of the transaction in which the stockholder becomes an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans); or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock.
Section 203 defines a "business combination" to include mergers, consolidations, stock sales and asset based transactions, and other transactions resulting in a financial benefit to the interested stockholder.

                    COMPARISON OF RIGHTS OF SECURITY HOLDERS

         Upon consummation of the Mergers, shareholders of C-Route and CompuRoute, each a Texas corporation, will become stockholders of Cerprobe, a Delaware corporation. As stockholders of a Delaware corporation, their rights will differ in certain respects from those of shareholders of a Texas corporation. In the opinion of Cerprobe, the following constitute the material differences between Texas and Delaware corporate law with respect to rights of stockholders and the effects of those differences on stockholders are noted below:

         Mergers. Under Delaware law, stockholders of the surviving corporation have no right to vote, except under limited circumstances, on the acquisition by merger directly into the surviving corporation of companies that are substantially smaller than the surviving corporation (i.e., where the amount of the surviving corporation's common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares outstanding immediately prior to the acquisition). For those mergers requiring stockholder approval, only a simple majority vote of the total number of outstanding shares of capital stock entitled to vote thereon is required, regardless of the fact that more than one class may be outstanding, unless the certificate of incorporation provides to the contrary. (Cerprobe's Restated Certificate does not so provide.) Under Cerprobe's Restated Certificate, certain business combinations involving Cerprobe and any beneficial owner of 15% or more of the outstanding voting stock of Cerprobe or any affiliate of such owner, must be approved by the holders of 66 2/3% of the outstanding voting stock, unless approved by a majority of the continuing directors (as defined therein) or certain minimum price and procedural requirements are met.

         Under Texas law, shareholders have the right to vote on all mergers to which the corporation is a party (except for the merger into the surviving corporation of subsidiaries owned 90% or more by the surviving corporation, for which a stockholder vote also is not required under Delaware law). An affirmative vote of two-thirds of all outstanding shares is required under Texas law to approve all such mergers. In certain circumstances, different classes of securities may be entitled to vote separately as classes with respect to such transactions.

         Charter Amendments. In general, under Delaware law, a corporation's charter may be amended by a majority vote of the total number of outstanding shares of capital stock entitled to vote thereon, and a majority vote of the outstanding stock of each class entitled to vote thereon as a class. However, under Cerprobe's Restated Certificate, certain charter provisions, including (i) the granting of discretions to the Board of Directors of Cerprobe to consider various factors when determining whether to take or refrain from certain corporation actions; (ii) the
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election  to be  governed  by  Section  203  of  the  Delaware  GCL;  (iii)  the
elimination of actions by written consent of stockholders; and (iv) the adoption of a fair price provision may only be repealed or amended by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock. In general, the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment if the proposed amendment would alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely or if the charter otherwise grants such a class vote. Under Texas law, a corporation's charter may be amended by the affirmative vote of holders of two-thirds of the total outstanding shares entitled to vote thereon and of two-thirds of the shares within each class of outstanding shares entitled to vote thereon as a class. In general, the holders of the outstanding shares of a class are entitled to vote as a class upon a proposed amendment under more circumstances under Texas law than under Delaware law.

         Limitation of Director Liability. Under Delaware law, stockholders may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director (subject to certain exceptions). (Cerprobe's Restated Certificate so provides. Although Texas law permits a similar provision, the Articles of Incorporation, as amended, of C-Route and CompuRoute provide no such limitation.)

         Shareholders' Consents. Although Delaware law permits any action required to be taken at an annual or special meeting of stockholders to be taken without a meeting by written consent of a majority of the stockholders under certain circumstances, Cerprobe's Restated Certificate prohibits any action by written consent of the stockholders. Under Texas law, a meeting is required to take all such action unless the unanimous consent of the shareholders is obtained.

         Newly Created Directorships. Under Delaware law, any number of directorships to be filled by reason of an increase in the authorized number of directors may be filled by a majority of the directors then in office absent a contrary provision in the certificate of incorporation or the bylaws. (Neither Cerprobe's Restated Certificate nor its Bylaws contain any such contrary provision.) Texas law provides that only two such directorships may be filled by the directors during the period between any two successive annual meetings of shareholders.

         Call of Shareholders' Meetings. Under Texas law, holders of 10% of all the outstanding shares entitled to vote have the right to call a special shareholders' meeting, unless the charter provides for a lesser or greater percentage (but not more than 50%). However, under C-Route's Bylaws, holders of at least 25% of all the outstanding shares entitled to vote have the right to call a special shareholders' meeting. No similar right exists under Delaware law.

         Dissenters' Rights of Appraisal. Under Texas law, shareholders are entitled to dissenters' rights of appraisal, as summarized under "Dissenters' Rights of Appraisal." See Appendix C. Stockholders of a Delaware corporation are entitled to similar dissenters' rights. However, in certain circumstances, under Delaware law no dissenters' appraisal rights are available to the holders of shares of any class or series of stock of a constituent corporation in a merger or consolidation that, as the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders. Under Delaware law stockholders of a constituent corporation surviving a merger are not entitled to appraisal rights if the merger did not require stockholder approval. Unless otherwise provided in the certificate of incorporation, under Delaware law stockholders are not entitled to dissenters' appraisal rights upon a sale of all or substantially all of the assets of the corporation not made in the usual and regular course of its business, as they are under Texas law. (Cerprobe's First Restated Certificate does not so provide.)

         While there are other differences between Delaware and Texas law relating to corporations, the foregoing constitute the differences regarded by Cerprobe as material to the rights of stockholders. Holders of Cerprobe Common Stock have many rights similar to those to which the holders of C-Route and CompuRoute common stock are entitled. The principal similarities are as follows: each stockholder is entitled to such dividends as the board of directors may declare from legally available funds, and each stockholder is, upon liquidation, entitled to receive, pro rata, any assets distributed to holders of common stock. However, holders of Cerprobe Common Stock are entitled to cumulative voting rights in the election of directors and holders of C-Route and CompuRoute common stock are not so entitled. In addition, holders of C-Route and CompuRoute common stock have no preemptive rights to subscribe for or purchase any shares of stock that may be issued from time to time by C-Route and holders of Cerprobe Common Stock have no preemptive rights.

         The rights of the holders of Cerprobe Common Stock are subject to the prior rights of holders of Cerprobe Preferred Stock. See "Description of Capital Stock."

                                  LEGAL MATTERS

         The validity of the shares of Cerprobe Common Stock being offered hereby is being passed upon for Cerprobe by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a Professional Association, One East Camelback Road, Suite 1100, Phoenix, Arizona 85012-1656.

                                     EXPERTS

         The consolidated financial statements of Cerprobe Corporation and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of CROUTE, Inc. and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                            Page
                                                                                                            ----
CERPROBE CORPORATION AND SUBSIDIARIES

Independent Auditors' Report ..........................................................................     F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996
    (unaudited) .......................................................................................     F-3
Consolidated  Statements of Income for the Years Ended December 31, 1993, 1994,
     and 1995 and the Nine Months Ended September 30, 1995 and 1996 (unaudited) .......................     F-4
Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1993,
     1994 and 1995 and the Nine Months Ended September 30, 1996 (unaudited) ...........................     F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1993,
     1994 and 1995 and the Nine Months Ended September 30, 1995 and 1996 (unaudited) ..................     F-6 to F-7
Notes to Consolidated Financial Statements ............................................................     F-8 to F-21

CROUTE, INC. AND SUBSIDIARIES

Independent Auditors' Report ..........................................................................     F-22
Consolidated Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996
    (unaudited) .......................................................................................     F-23
Consolidated  Statements  of Operations  for the Years Ended  December 31, 1993,
     1994 and 1995 and the Nine Months Ended September 30, 1995 and 1996 (unaudited) ..................     F-24
Consolidated Statements of Stockholders' Equity (Deficit) for the Years Ended
     December 31, 1993, 1994 and 1995 and the Nine Months Ended September 30, 1996 (unaudited) ........     F-25
Consolidated Statements of Cash Flows for the Years Ended December 31, 1993,
     1994 and 1995 and the Nine Months Ended September 30, 1995 and 1996 (unaudited) ..................     F-26 to F-27
Notes to Consolidated Financial Statements ............................................................     F-28 to F-36

                          Independent Auditors' Report



The Board of Directors and Stockholders
Cerprobe Corporation:


We have audited the accompanying consolidated balance sheets of Cerprobe Corporation and subsidiaries as of December 31, 1994 and 1995 and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cerprobe Corporation and subsidiaries as of December 31, 1994 and 1995 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.




                                                     KPMG Peat Marwick LLP




Phoenix, Arizona
February 2, 1996, except
   as to note 17, which is
   as of October 25, 1996

                      CERPROBE CORPORATION AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                                             December 31,                   September 30,
                                                ---------------------------------------   ------------------
                   Assets                             1994                 1995                 1996
                                                ------------------   ------------------   ------------------
                                                                                             (unaudited)
Current assets:
    Cash and cash equivalents                $         738,319              263,681            7,232,995

    Marketable securities                                   --                   --            2,260,063

    Accounts receivable, net of allowance
      of $23,000 in 1994, $173,000 in 1995
      and $178,000 at September 30, 1996             2,201,712            4,377,041            5,169,219

    Inventories                                      1,693,198            2,802,081            3,811,354

    Prepaid expenses                                    52,571              111,673              138,245

    Income taxes receivable                                 --              163,464              364,116

    Deferred income taxes                               93,974              270,599              336,598
                                                ------------------   ------------------   ------------------
           Total current assets                      4,779,774            7,988,539           19,312,590
                                                ------------------   ------------------   ------------------



Property and equipment, net                          2,146,080            4,667,786            6,681,928



Goodwill, net of amortization of $197,109
    in 1995 and $386,081 at September 30,
    1996                                                    --            1,923,396            1,734,424


Patents and technology, net of amortization
    of $16,826 in 1995 and $30,985 at
    September 30, 1996                                      --               74,013               59,854


Other assets                                            89,519              313,716            1,348,924
                                                ------------------   ------------------   ------------------

           Total assets                      $       7,015,373           14,967,450           29,137,720
                                                ==================   ==================   ==================

       Liabilities and Stockholders'                         December 31,                   September 30,
                                                ---------------------------------------   ------------------
                   Equity                             1994                 1995                 1996
                                                ------------------   ------------------   ------------------
                                                                                             (unaudited)
Current liabilities:
    Accounts payable                         $         443,559            1,499,853            1,849,836
    Accrued expenses                                   663,904              788,599            1,307,981
    Convertible subordinated debentures                     --              595,000              485,000
    Current portion of note payable                         --              123,743              124,770
    Current portion of capital leases                  100,312              209,885              225,165
                                                ------------------   ------------------   ------------------
           Total current liabilities                 1,207,775            3,217,080            3,992,752

Convertible subordinated debentures                    595,000                   --                   --
Note payable, less current portion                          --              408,376              312,584
Capital leases, less current portion                   195,716              572,830              644,693
Deferred income taxes                                       --               66,123               66,123
Other liabilities                                       93,928               46,801              339,159
                                                ------------------   ------------------   ------------------
           Total liabilities                         2,092,419            4,311,210            5,355,311
                                                ------------------   ------------------   ------------------

Minority interest                                           --                   --               29,211

Stockholders' equity:
    Preferred stock, $.05 par value;
      authorized 10,000,000 shares; issued
      and outstanding 523 shares of Series
      A Convertible Preferred Stock
      ($5,449,551 liquidation preference)                   --                   --                   26
    Common stock, $.05 par value;
      authorized, 10,000,000 shares; issued
      and outstanding, 3,223,351 shares in
      1994, 4,095,851 shares in 1995 and
      4,909,279 shares at September 30, 1996           161,167              204,792              245,464
    Additional paid-in capital                       3,685,432            7,239,410           17,488,202
    Retained earnings                                1,064,217            3,466,464            5,997,348
    Unearned compensation                                   --             (241,872)                  --
    Foreign currency translation adjustment             12,138              (12,554)              22,158
                                                ------------------   ------------------   ------------------
           Total stockholders' equity                4,922,954           10,656,240           23,753,198
                                                ------------------   ------------------   ------------------
           Total liabilities and
              stockholders' equity           $       7,015,373           14,967,450           29,137,720
                                                ==================   ==================   ==================

See accompanying notes to consolidated financial statements.

                      CERPROBE CORPORATION AND SUBSIDIARIES

                        Consolidated Statements of Income

                                                                                              Nine months ended
                                               Years ended December 31,                         September 30,
                                   -------------------------------------------------    -------------------------------
                                       1993              1994             1995              1995             1996
                                   --------------    --------------   --------------    --------------   --------------
                                                                                                 (unaudited)
Net sales                       $   11,211,511       14,251,485          26,098,637        17,968,454     28,159,069
Costs of goods sold                  6,767,505        8,213,966          13,706,435         9,390,742     15,285,366
                                   --------------    --------------   --------------    --------------   --------------
         Gross margin                4,444,006        6,037,519          12,392,202         8,577,712     12,873,703
                                   --------------    --------------   --------------    --------------   --------------

Expenses:
    Engineering and product
      development                      335,659          417,198             706,680           529,068        724,230
    Selling, general and
      administrative                 2,398,243        3,693,401           7,502,598         5,110,197      7,870,390
                                   --------------    --------------   --------------    --------------   --------------
         Total expenses              2,733,902        4,110,599           8,209,278         5,639,265      8,594,620
                                   --------------    --------------   --------------    --------------   --------------

Operating income                     1,710,104        1,926,920           4,182,924         2,938,447      4,279,083
                                   --------------    --------------   --------------    --------------   --------------

Other income (expense):
    Interest income                      1,471           18,882              44,697            34,576        345,356
    Interest expense                  (131,887)        (115,254)           (153,758)         (134,207)      (167,194)
    Other income                        12,670           92,796             140,111           119,726        151,830
                                   --------------    --------------   --------------    --------------   --------------
         Total other income
           (expense)                  (117,746)          (3,576)             31,050            20,095        329,992
                                   --------------    --------------   --------------    --------------   --------------

         Income before income
           taxes and minority
           interest                  1,592,358        1,923,344           4,213,974         2,958,542      4,609,075

Minority interest in loss of
    subsidiary                              --               --                  --                --         83,809

Income taxes                           (90,000)        (710,521)         (1,811,727)       (1,267,000)    (2,162,000)
                                   --------------    --------------   --------------    --------------   --------------

         Net income             $    1,502,358        1,212,823           2,402,247         1,691,542      2,530,884
                                   ==============    ==============   ==============    ==============   ==============

Income per common and common
    equivalent share:
    Primary net income per
      share                     $         0.41             0.36                0.59              0.42           0.49
                                   ==============    ==============   ==============    ==============   ==============

    Weighted average number
      of common and common
      equivalent shares
      outstanding                    3,687,740        3,387,220           4,071,233         4,022,993      5,125,942
                                   ==============    ==============   ==============    ==============   ==============

    Fully diluted net income
      per share                 $          0.35             0.30               0.49              0.36            0.45
                                   ==============    ==============   ==============    ==============   ==============

    Weighted average number
      of common and common
      equivalent shares
      outstanding                    4,348,872        4,006,801           4,862,137         4,708,352      5,647,789
                                   ==============    ==============   ==============    ==============   ==============

See accompanying notes to consolidated financial statements.

                      CERPROBE CORPORATION AND SUBSIDIARIES

                 Consolidated Statements of Stockholders' Equity

                                              Number of                                 Number of
                                              Preferred                                   Common
                                                Shares                                    Shares
                                              Issued and           Preferred            Issued and             Common
                                             Outstanding             Stock             Outstanding              Stock
                                           -----------------    -----------------    -----------------    ------------------
Balance, January 1, 1993                               --    $              --            2,619,518    $         130,975
Conversion of subordinated deben-
    tures, net of $6,143 costs                         --                   --                5,000                  250
Stock options exercised                                --                   --              351,500               17,575
Net income                                             --                   --                   --                   --
                                           -----------------    -----------------    -----------------    ------------------

Balance, December 31, 1993                             --                   --            2,976,018              148,800
Conversion of subordinated deben-
    tures                                              --                   --               40,000                2,000
Stock options exercised                                --                   --              207,333               10,367
Tax benefit of disqualifying disposi-
    tions                                              --                   --                   --                   --
Cash dividends paid ($.03 a share)                     --                   --                   --                   --
Translation adjustment                                 --                   --                   --                   --
Net income                                             --                   --                   --                   --
                                           -----------------    -----------------    -----------------    ------------------

Balance, December 31, 1994                             --                   --            3,223,351              161,167
Issuance  of  stock  options  at  less
    than fair market value                             --                   --                   --                   --
Compensation  expense related to stock
    options                                            --                   --                   --                   --
Stock options exercised                                --                   --              160,000                8,000
Tax benefit of disqualifying dispo-
    sitions                                            --                   --                   --                   --
Issuance of common stock for acqui-
    sition                                             --                   --              712,500               35,625
Translation adjustment                                 --                   --                   --                   --
Net income                                             --                   --                   --                   --
                                           -----------------    -----------------    -----------------    ------------------

Balance, December 31, 1995                             --                   --            4,095,851              204,792
Conversion of subordinated deben-
    tures (unaudited)                                  --                   --              110,000                5,500
Issuance of convertible preferred
    stock and warrants, net of issu-
    ance costs of $600,000 (unaudited)              1,000                   50                   --                   --
Conversion  of  convertible  preferred
    stock (unaudited)                                (477)                 (24)             538,726               26,937
Compensation  expense related to stock
    options (unaudited)                                --                   --                   --                   --
Stock options exercised (unaudited)                    --                   --              164,702                8,235
Tax benefit of disqualifying dispo-
    sitions (unaudited)                                --                   --                   --                   --
Translation adjustment (unaudited)                     --                   --                   --                   --
Net income (unaudited)                                 --                   --                   --                   --
                                           -----------------    -----------------    -----------------    ------------------
Balance, September 30, 1996
    (unaudited)                                       523    $              26            4,909,279    $         245,464
                                           =================    =================    =================    ==================

                                                                                                     Foreign
                                        Additional         Retained                                  Currency             Total
                                          Paid-in          Earnings             Unearned            Translation       Stockholders'
                                          Capital          (Deficit)          Compensation          Adjustment           Equity
                                      ---------------  ------------------   ------------------   ----------------   ----------------

Balance, January 1, 1993                  2,733,997        (1,561,487)                  --                   --          1,303,485
Conversion of subordinated deben-
    tures, net of $6,143 costs               (1,393)               --                   --                   --             (1,143)
Stock options exercised                     241,041                --                   --                   --            258,616
Net income                                       --         1,502,358                   --                   --          1,502,358
                                      ---------------  ------------------   ------------------   ----------------   ----------------

Balance, December 31, 1993                2,973,645           (59,129)                  --                   --          3,063,316
Conversion of subordinated deben-
    tures                                    38,000                --                   --                   --             40,000
Stock options exercised                     191,326                --                   --                   --            201,693
Tax benefit of disqualifying disposi-
    tions                                   482,461                --                   --                   --            482,461
Cash dividends paid ($.03 a share)               --           (89,477)                  --                   --            (89,477)
Translation adjustment                           --                --                   --               12,138             12,138
Net income                                       --         1,212,823                   --                   --          1,212,823
                                      ---------------  ------------------   ------------------   ----------------   ----------------

Balance, December 31, 1994                3,685,432         1,064,217                   --               12,138          4,922,954
Issuance  of  stock  options  at  less
    than fair market value                  387,000                --             (387,000)                  --                 --
Compensation  expense related to stock
    options                                      --                --              145,128                   --            145,128
Stock options exercised                     199,464                --                   --                   --            207,464
Tax benefit of disqualifying dispo-
    sitions                                 340,170                --                   --                   --            340,170
Issuance of common stock for acqui-
    sition                                2,627,344                --                   --                   --          2,662,969
Translation adjustment                           --                --                   --              (24,692)           (24,692)
Net income                                       --         2,402,247                   --                   --          2,402,247
                                      ---------------  ------------------   ------------------   ----------------   ----------------

Balance, December 31, 1995                7,239,410         3,466,464             (241,872)             (12,554)        10,656,240
Conversion of subordinated deben-
    tures (unaudited)                       104,500                --                   --                   --            110,000
Issuance of convertible preferred
    stock and warrants, net of issu-
    ance costs of $600,000 (unaudited)    9,399,950                --                   --                   --          9,400,000
Conversion  of  convertible  preferred
    stock (unaudited)                       (26,913)               --                   --                   --                 --
Compensation  expense related to stock
    options (unaudited)                    (192,489)               --              241,872                   --             49,383
Stock options exercised (unaudited)         556,744                --                   --                   --            564,979
Tax benefit of disqualifying dispo-
    sitions (unaudited)                     407,000                --                   --                   --            407,000
Translation adjustment (unaudited)               --                --                   --               34,712             34,712
Net income (unaudited)                           --         2,530,884                   --                   --          2,530,884
                                      ---------------  ------------------   ------------------   ----------------   ----------------
Balance, September 30, 1996
    (unaudited)                          17,488,202         5,997,348                   --               22,158         23,753,198
                                      ===============  ==================   ==================   ================   ================

See accompanying notes to consolidated financial statements.

                      CERPROBE CORPORATION AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                                                                                              Nine months ended
                                               Years ended December 31,                         September 30,
                                   -------------------------------------------------    -------------------------------
                                       1993              1994             1995              1995             1996
                                   --------------    --------------   --------------    --------------   --------------
                                                                                                  (unaudited)
Operating activities:
    Net income                  $    1,502,358        1,212,823           2,402,247         1,691,542      2,530,884
    Adjustments to reconcile
      net income to net cash
      provided by operating
      activities:
      Depreciation and
        amor-tization                  306,708          458,436           1,125,584           485,502      1,339,227
      Tax benefit from stock
        options exercised                   --          482,461             340,170                --        407,000
      Loss (gain) on sale of
        equipment                           --              (50)              4,787             6,444             --
      Deferred income taxes                 --          (93,974)           (110,502)           (8,901)       (65,999)
      Provision for losses on
        accounts receivable             (8,373)          24,000              12,000            51,000          5,000
      Provision for obsolete
        inventory                       30,000           67,200              80,000            95,000         46,000
      Compensation expense                  --               --             145,128                --         49,383
      Loss applicable to
        minority interest                   --               --                  --                --        (83,809)
      Changes in operating
        assets and liabilities:
        Accounts receivable           (273,552)        (907,762)         (1,444,689)         (859,701)      (797,178)
        Inventories                   (434,984)         (51,285)         (1,038,216)         (935,603)    (1,055,273)
        Prepaid expenses and
          other assets                 (49,828)         (59,418)           (389,988)         (322,438)      (461,780)
        Income taxes receivable             --               --            (163,464)               --       (200,652)
        Accounts payable and
          accrued expenses             123,558          315,979             724,796           168,549        869,365
        Other liabilities              (18,456)          90,356             (42,289)          424,133        292,358
                                   --------------    --------------   --------------    --------------   --------------
         Net cash provided by
           operating activities
                                     1,177,431        1,538,766           1,645,564           795,527      2,874,526
                                   --------------    --------------   --------------    --------------   --------------

Investing activities:
    Capital expenditures              (500,938)      (1,354,694)         (1,960,775)       (1,187,269)    (2,896,861)
    Purchase of marketable
      securities                            --               --                  --                --     (2,260,063)
    Investment in CRPB
      Investors, L.L.C.                     --               --                  --                --       (600,000)
    Cost incurred in Fresh
      Test Technology                       --               --            (402,865)         (402,865)            --
      acquisition
    Cash acquired in purchase
      of Fresh Test                         --               --             321,167           321,167             --
    Proceeds from sale of
      equipment                             --               50              42,062            43,613             --
                                   --------------    --------------   --------------    --------------   --------------
         Net cash used in
           investing activities       (500,938)      (1,354,644)         (2,000,411)       (1,225,354)    (5,756,924)
                                   --------------    --------------   --------------    --------------   --------------

                      CERPROBE CORPORATION AND SUBSIDIARIES

                                               Years ended December 31,                        Nine months ended
                                                                                                 September 30,
                                   -------------------------------------------------    -------------------------------
                                       1993              1994             1995              1995             1996
                                   --------------    --------------   --------------    --------------   --------------
                                                                                                 (unaudited)
Financing activities:
    Dividends paid              $           --          (89,477)                 --                --             --
    Net payments under line of
      credit agreement                (155,614)              --                  --                --             --
    Principal payments on note
      payable and capital
      leases                          (274,466)         (79,603)          (302,563)         (253,692)       (261,000)
    Net proceeds from issuance
      of convertible preferred
      stock                                 --               --                  --                --      9,400,000
    Net proceeds from issuance
      of common stock                  252,473          201,693             207,464           207,464        564,980
    Net proceeds from minority
      interest in subsidiary                --               --                  --                --        113,020
                                   --------------    --------------   --------------    --------------   --------------
         Net cash provided by
           (used in) financing
           activities                 (177,607)          32,613            (95,099)          (46,228)      9,817,000
                                   --------------    --------------   --------------    --------------   --------------

Effect of exchange rates on
    cash                                    --           12,138            (24,692)          (18,479)         34,712

Net increase (decrease) in
    cash and cash equivalents          498,886          228,873           (474,638)         (494,534)      6,969,314

Cash and cash equivalents,
    beginning of year                   10,560          509,446             738,319           738,319        263,681
                                   --------------    --------------   --------------    --------------   --------------

Cash and cash equivalents, end
    of period                   $      509,446          738,319             263,681           243,785      7,232,995
                                   ==============    ==============   ==============    ==============   ==============

Supplemental schedule of non-
    cash investing and
    financing activities:

    Conversion of sub-
      ordinated debentures      $        5,000            40,000                 --                --        110,000
                                   ==============    ==============   ==============    ==============   ==============

    Equipment acquired under
      capital leases and
      issuance of note payable  $      161,072          195,293           1,056,817           547,613        253,378
                                   ==============    ==============   ==============    ==============   ==============

Supplemental disclosures of
      cash flow information:

    Interest paid               $      133,539           115,873            153,690           110,263        118,685
                                   ==============    ==============   ==============    ==============   ==============

    Income taxes paid
      (refunded)                $       65,323           (9,731)          1,679,876         1,679,876      1,812,000
                                   ==============    ==============   ==============    ==============   ==============

    Issuance of stock for
      purchase of Fresh Test
      Technology                            --               --           2,662,969         2,662,969             --
                                   ==============    ==============   ==============    ==============   ==============

See accompanying notes to consolidated financial statements.

                      CERPROBE CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements





 (1)   Summary of Significant Accounting Policies

       Cerprobe Corporation (the Company) designs, manufactures, and markets high-performance probing and interface products for use in the testing of integrated and hybrid electronic circuits for the semiconductor industry. The Company markets its products worldwide to semiconductor manufacturers.

       The following are the significant accounting and financial policies used in the preparation of these consolidated financial statements of the
       Company:

       Principles of Consolidation

       The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The Company's subsidiaries include Cerprobe Europe, Limited, which was established in February 1994 in Scotland, and Cerprobe Asia Holdings PTE LTD, which was established in June 1995 in Singapore. Cerprobe Asia Holdings PTE LTD is a 70% owner of Cerprobe Asia PTE LTD. Cerprobe Asia PTE LTD created wholly-owned subsidiaries, Cerprobe Singapore PTE LTD and Cerprobe Taiwan Co. LTD, to operate full service sales and manufacturing plants. At present, Cerprobe Taiwan Co. LTD is not fully operational. An officer of the Company owns 10% of Cerprobe Asia PTE LTD. All significant intercompany transactions have been eliminated in consolidation.

       Interim Financial Information

       The balance sheet as of September 30, 1996, the statements of income and cash flows for the nine months ended September 30, 1995 and 1996, and the statement of stockholders' equity for the nine months ended September 30, 1996 have been prepared by the Company without audit. The data disclosed in these notes to the consolidated financial statements for these periods are also unaudited. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. Certain information and footnote disclosures for the interim periods have been condensed or omitted in accordance with regulations of the Securities and Exchange Commission. Financial results for the period ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

       Use of Estimates

       Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

       Cash and Cash Equivalents

       Cash and cash equivalents include cash on hand and in banks and cash invested in short-term securities with original maturities of three months or less.

                      CERPROBE CORPORATION AND SUBSIDIARIES

       Marketable Securities

       The Company accounts for marketable securities under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). At September 30, 1996, marketable securities consist of a U.S. Treasury Note, including accrued interest, for $2,260,063 at 6 3/8%, maturing on July 15, 1999. Under SFAS No. 115, the marketable security has been categorized as available-for-sale and is stated at fair value with any unrealized holding gain or loss included in the financial statements as a component of stockholders' equity until realized. The marketable security is available for current operations and has been classified in the financial statements as a current asset.

       Inventories

       Inventories are stated at the lower of cost (first-in, first-out method) or market.

       Property and Equipment

       Property and equipment are stated at cost and depreciated by the straight-line method over the following estimated useful lives:

          Manufacturing tools and equipment                        3-7 years
          Office furniture and equipment                           3-7 years
          Computer software                                          3 years
          Leasehold improvements                               Life of lease


       Goodwill

       Goodwill represents the amount by which the cost of businesses purchased exceeds the fair value of the net assets acquired. Goodwill is amortized over a period of eight years using the straight-line method. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life of goodwill may warrant revision or that the remaining balance may not be recoverable. When factors indicate that the asset should be evaluated for possible impairment, the Company uses an estimate of the undiscounted net cash flows over the remaining life of the asset in measuring whether the asset is recoverable.

       Patents and Technology

       Patents and technology are stated at fair value at the date of acquisition less accumulated amortization and are amortized over a period of five years using the straight-line method. Research and development costs and any costs associated with internally developed patents, formulas or other proprietary technology are expensed in the period incurred.

                      CERPROBE CORPORATION AND SUBSIDIARIES

       Income Taxes

       Effective January 1, 1993, the Company adopted the asset and liability method of accounting for income taxes prescribed by Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       Foreign Currency Translation

       The financial statements of the Company's Scotland and Singapore subsidiaries are translated into United States dollars in accordance with SFAS No. 52, Foreign Currency Translation. Assets and liabilities of the subsidiaries are translated into United States dollars at current exchange rates. Income and expense items are translated at the average exchange rate for the year. The resulting translation adjustments are recorded as a separate component of stockholders' equity.

       Revenue Recognition

       The Company records revenue when goods are shipped.

       Net Income Per Share

       Primary net income per common and common equivalent share is computed using the weighted average number of common shares outstanding during each period, shares issuable upon exercise of stock options and warrants using the treasury stock method, and the assumed issuance of common shares upon conversion of preferred stock as if such conversion occurred at the beginning of the year, when the effect of such issuances are dilutive. The calculation of fully diluted net income per common and common equivalent share assumes that the convertible subordinated debentures and Convertible Preferred Stock were converted into common stock at the beginning of the year, when dilutive.

       Reclassifications

       Certain reclassifications have been made to the 1993 and 1994 financial statements to conform to the 1995 presentation.

                      CERPROBE CORPORATION AND SUBSIDIARIES

 (2)   Inventories

       Inventories consist of the following:

                                                                December 31,                   September 30,
                                                   ---------------------------------------   ------------------
                                                         1994                 1995                 1996
                                                   ------------------   ------------------   ------------------
                                                                                                (unaudited)

             Raw materials                      $         777,199            1,655,974            2,250,649
             Work-in-process                              967,999            1,229,107            1,689,705
             Reserve for obsolete inventories             (52,000)             (83,000)            (129,000)
                                                   ------------------   ------------------   ------------------

                                                $       1,693,198            2,802,081            3,811,354
                                                   ==================   ==================   ==================

(3)    Property and Equipment

       Property and equipment consist of the following:

                                                                December 31,                   September 30,
                                                   ---------------------------------------   ------------------
                                                         1994                 1995                 1996
                                                   ------------------   ------------------   ------------------
                                                                                                (unaudited)
             Manufacturing tools and
               equipment                        $       3,056,849            4,825,724            6,671,614
             Office furniture and equipment
                                                          839,521            1,722,312            2,783,528
             Leasehold improvements                       439,894              759,843              881,554
             Construction in progress                      41,620              398,838              507,185
             Computer software                             39,775               39,775               39,775
             Accumulated depreciation and
               amortization                            (2,271,579)          (3,078,706)          (4,201,728)
                                                   ------------------   ------------------   ------------------

                                                $       2,146,080            4,667,786            6,681,928
                                                   ==================   ==================   ==================

                      CERPROBE CORPORATION AND SUBSIDIARIES

(4)    Accrued Expenses

       Accrued expenses consist of the following:

                                                                December 31,                   September 30,
                                                   ---------------------------------------   ------------------
                                                         1994                 1995                 1996
                                                   ------------------   ------------------   ------------------
                                                                                                (unaudited)
             Accrued payroll and related
               taxes                            $         204,297              482,866              910,957
             Accrued income taxes                         376,442                   --                   --
             Other accrued expenses                        83,165              305,733              397,024
                                                   ------------------   ------------------   ------------------

                                                $         663,904              788,599            1,307,981
                                                   ==================   ==================   ==================


(5)    Convertible Subordinated Debentures, Note Payable and Line of Credit

       On March 29, 1991, the Company issued $600,000 of 12.5% convertible subordinated debentures due December 15, 1996. The debentures are convertible into 600,000 shares of common stock, subject to adjustment. In addition, the Company issued $400,000 of 11% convertible subordinated debentures due March 29, 1996. The 11% debentures are convertible into 400,000 shares of common stock, subject to adjustment. Interest on the debentures is due either semi-annually or quarterly. Of the $1,000,000 debentures sold, $510,000 were acquired by officers and directors of the Company or by investment groups controlled by directors of the Company. The Company reserved 1,000,000 shares of its common stock for possible conversion of the debentures. In connection with the conversion of a portion of the debentures in 1993, the interest rate on $115,000 of the remaining debentures increased to 25%.

       In October 1992, September 1993 and September 1994, $360,000, $5,000 and $40,000, respectively, in principal amount of the Company's convertible subordinated debentures were converted to common stock.

       The Company had a bank line of credit available at the lesser of 80% of eligible receivables, as defined, or $750,000 until April 30, 1996. Interest on outstanding balances was at prime plus .75%, and the line of credit was collateralized by accounts receivable, inventory and equipment. The non-use fee under the line of credit was .00375%. At December 31, 1995, no amounts were outstanding under the line of credit and $750,000 was available.

                      CERPROBE CORPORATION AND SUBSIDIARIES

       On April 30, 1996, the Company entered into an unsecured $3,000,000 revolving line of credit with First Interstate Bank (now Wells Fargo
       Bank), which expires on April 28, 1997. The non-use fee under the line of credit is .125% of the unused portion, calculated per annum. The interest rate on any amounts borrowed under the revolving credit agreement is the lower of Prime Rate, which was 8.25% at September 30, 1996, or LIBOR (London Interbank Offering Rate), plus 2.25%, which was 7.684% at September 30, 1996. There was no amount outstanding under this agreement at September 30, 1996.

       The Company has a note payable for the purchase of equipment which accrues interest at 9.4%. Monthly payments of $13,185 including interest are due through December 1999. At September 30, 1996, $437,354 was outstanding under the note.

       Long-term debt consists of the following:

                                                                December 31,                   September 30,
                                                    --------------------------------------    -----------------
                                                          1994                 1995                 1996
                                                    -----------------    -----------------    -----------------
                                                                                                (Unaudited)
               Convertible subordinated
                 debentures                      $         595,000              595,000              485,000
               Note payable                                     --              532,119              437,354
                                                    -----------------    -----------------    -----------------
                                                           595,000            1,127,119              922,354
               Less current maturities                          --              718,743              609,770
                                                    -----------------    -----------------    -----------------

               Long-term debt                    $         595,000              408,376              312,584
                                                    =================    =================    =================

       Annual maturities of long-term debt at December 31, 1995 are as follows:

                   1996                               $         718,743
                   1997                                         127,650
                   1998                                         140,177
                   1999                                         140,549
                                                         ------------------

                                                      $       1,127,119
                                                         ==================



(6)    Stockholders' Equity

       The Company has an incentive stock option plan, a nonqualified stock option plan, and a combination stock option plan. In accordance with the plans, options are to be granted at no less than 100% of the fair market value of the shares at the date of grant. The options become exercisable on a basis as established by the Company's Compensation Advisory Committee and are exercisable for a period of 5 to 10 years.

       A total of 500,000, 685,000 and 500,000 shares of the Company's common stock are reserved for issuance under the incentive stock option plan, the nonqualified stock option plan, and the combination stock plan, respectively.

                      CERPROBE CORPORATION AND SUBSIDIARIES

       On January 18, 1996, the Company issued 1,000 shares of Series A Convertible Preferred Stock for $10,000,000. Net proceeds, after deducting expenses, were $9,400,000. If a holder does not convert within the first two years, then automatic conversion occurs at the end of the second year. The Convertible Preferred Stock converts, based on the original Series A Convertible Preferred Stock issue price plus a 6% per annum premium, at the lesser of $16.55 or 90% of the average five day closing price prior to the conversion date. The Company may call the Convertible Preferred Stock at any time in minimum amounts of $2,000,000 at a price of 125% of par beginning July 18, 1996 or upon a merger, buyout or acquisition. Holders of shares of Series A preferred stock are entitled to a liquidation preference of $10,000 for each share outstanding plus an amount equal to 6% of the original Series A issue price per annum for the period that has passed since the date of issuance by the Company. There are no dividends on the Series A Convertible Preferred Stock.

       Additionally, the Company issued 39,275 common stock warrants on January 18, 1996 to the placement agent for the Series A Convertible Preferred Stock, which are exercisable at the fixed strike price of $16.55 and expire in four years.

       During the nine months ended September 30, 1996, 477 shares of Series A Convertible Preferred Stock were converted into 538,726 shares of Common Stock. Accordingly, 523 shares of Convertible Preferred Stock were outstanding at September 30, 1996.

       Changes in options are summarized as follows:

                                           Option Price                                                    Available
                                             Per Share               Outstanding         Exercisable        for Grant
                                    ----------------------------    ----------------   --------------    ----------------

        At January 1, 1993          $     0.500 --       2.060           835,000          607,334            350,000

          Granted                                        6.750            30,500                             (30,500)
          Became exercisable              0.563 --       6.750                            165,115
          Exercised                       0.500 --       1.000          (351,500)        (351,500)
          Canceled                                       0.563            (1,000)          (1,000)             1,000
                                       -------------------------    ----------------   --------------    ----------------

        At December 31, 1993              0.500 --       6.750           513,000          419,949            320,500

          Granted                                        5.750           260,000                            (260,000)
          Became exercisable              0.938 --       6.750                            194,505
          Exercised                       0.563 --       1.000          (207,333)        (207,333)
          Canceled                                       0.938            (3,334)          (3,334)             3,334
                                       -------------------------    ----------------   --------------    ----------------

        At December 31, 1994              0.500 --       6.750           562,333          403,787             63,834

          Combination stock option
            plan                                                                                             500,000
          Granted                         5.500--      12.875            206,000                            (206,000)
          Became exercisable              5.500--      12.875                             139,103
          Exercised                       0.500--       5.500           (160,000)        (160,000)
          Canceled                                      6.750            (10,000)         (10,000)            10,000
                                       -------------------------    ----------------   --------------    ----------------

        At December 31, 1995        $     0.500--      12.875            598,333          372,890            367,834
                                       =========================    ================   ==============    ================

                      CERPROBE CORPORATION AND SUBSIDIARIES

       The Company extended the exercise date on 72,000 options issued under the nonqualified stock option plan. As a result, compensation expense of $387,000 will be recognized over the revised period of the options through July 1997. Compensation expense related to these options was $145,128 during the year ended December 31, 1995 and $49,383 for the nine months ended September 30, 1996.


 (7)   Income Taxes

       The components of the provision for income taxes are as follows:

                                                             1993                 1994                 1995
                                                      ------------------   ------------------   ------------------
          Federal                                  $          43,000              495,000            1,391,499
          State                                               47,000              215,521              420,228
                                                      ------------------   ------------------   ------------------

                                                   $          90,000              710,521            1,811,727
                                                      ==================   ==================   ==================

          Current                                  $          90,000              804,495            1,922,229
          Deferred                                                --              (93,974)            (110,502)
                                                      ------------------   ------------------   ------------------

                                                   $          90,000              710,521            1,811,727
                                                      ==================   ==================   ==================

       A reconciliation of the difference between the provision for income taxes and the income taxes at the statutory United States federal income tax rate is as follows:

                                                            1993                 1994                 1995
                                                      ------------------ --------------------   -----------------
          Computed expected provision              $         541,400              654,000            1,433,000
          Change in beginning of the year
            valuation allowance                                   --             (258,000)             (36,000)
          State income taxes, net                            107,000              142,000              253,000
          Foreign losses not benefited                            --              149,000              199,000
          Benefit of loss carryforward                      (566,000)                  --                   --
          Other                                                7,600               23,521              (37,273)
                                                      ------------------   ------------------   ------------------

                                                   $          90,000              710,521            1,811,727
                                                      ==================   ==================   ==================

                      CERPROBE CORPORATION AND SUBSIDIARIES

       The components of the Company's deferred tax asset and deferred tax liability are as follows:

                                                                                       December 31,
                                                                        ---------------------------------------
                                                                              1994                 1995
                                                                        ------------------   ------------------
             Deferred tax assets:
               Foreign loss carryforwards                            $         149,000              348,000
               Reserves and accruals not currently deductible                   93,974              270,598
               Deferred compensation                                            74,000               48,785
                                                                        ------------------   ------------------
                     Total gross deferred tax assets                           316,974              667,383

               Less valuation allowance                                       (185,000)            (348,000)
                                                                        ------------------   ------------------

               Net deferred tax asset                                          131,974              319,383

             Deferred tax liabilities:
               Difference between book and tax basis of
                 property                                                       38,000              114,907
                                                                        ------------------   ------------------

               Net deferred tax asset                                $          93,974              204,476
                                                                        ==================   ==================

       The valuation allowance at December 31, 1994 and 1995 is primarily related to foreign losses for which there is no assurance of realizing a tax benefit. A valuation allowance has not been provided for the other deferred tax assets since realization of the deferred tax assets is considered more likely than not.

       During 1994 and 1995, tax benefits were recorded for the exercise of stock options under the nonqualified stock option plan. The benefits of approximately $482,000 and $340,000 were recorded directly to additional paid-in capital.


(8)    Research and Development Arrangements

       The Company has been awarded two research and development contracts by Sematech, the consortium of U.S. semiconductor manufacturers and the government. Pursuant to the contracts, Sematech will reimburse the Company 50% and 20% of the costs incurred under the first and second project, respectively, up to a fixed amount. The remaining costs will be charged to research and development by the Company. The contracts allow the sharing of proprietary technology upon completion. For the year ended December 31, 1995, the Company had incurred costs of $273,249 and was reimbursed by Sematech for $74,196.

                      CERPROBE CORPORATION AND SUBSIDIARIES

(9)    Related Party Transactions

       Effective May 1, 1991, the Company entered into an agreement with a former director and officer of the Company, whereby this officer left the employ of the Company and agreed not to compete with the Company for a two-year period. The agreement required the Company to pay $3,125 a month from May 1, 1991 through April 30, 1993 and to provide certain other benefits to this individual. This agreement was extended for an additional year, through April 30, 1994, and is presently on a month-to-month basis.


(10)   Commitments

       The Company leases certain equipment under capital leases. These assets have been capitalized at the present value of the future minimum lease payments and are included with manufacturing tools, office furniture and equipment at a cost of $485,983 and $1,043,082 with related accumulated amortization of $177,183 and $266,014 at December 31, 1994 and 1995, respectively. In addition, the Company is obligated under certain noncancelable operating leases for the Company's manufacturing and office space. Certain operating lease agreements provide for annual rent escalations and renewal options.

       The following is a schedule of the minimum future lease payments for the years ending December 31:

                                                                                                   Rentals
                                                                                                  receivable
                                                         Capital             Operating              under
                                                          leases               leases             subleases
                                                     -----------------    -----------------    -----------------

         1996                                     $         269,967            1,047,776              116,100
         1997                                               224,954              804,993              115,700
         1998                                               204,691              799,707               75,300
         1999                                               162,406              665,585               78,900
         2000                                                61,160              528,705               47,600
         Thereafter                                              --              542,944                   --
                                                     -----------------    -----------------    -----------------

         Total minimum future lease
            payments                                        923,178    $       4,389,710              433,600
                                                                          =================    =================
         Less amounts representing interest
         (at rates ranging from 7.5% to 10%)                140,463
                                                     -----------------

         Present value of net minimum
            future lease payments                 $         782,715
                                                     =================

       Amortization expense applicable to assets under capital leases is charged to depreciation and amortization expense.

                      CERPROBE CORPORATION AND SUBSIDIARIES

       Rental expense for the years ended December 31, 1993, 1994 and 1995 was $361,871, $446,422 and $723,396, respectively.

       The Company has a bank lease line of credit for $1,000,000 for equipment leasing. The non-use fee under the lease line is .0075%. At December 31, 1995, $497,835 was outstanding under the lease line and $502,165 was available.


(11)   Business Segment

       The Company is engaged in one business segment, the development, manufacturing and marketing for industrial use of equipment to test integrated and hybrid circuits. For the years ended December 31, 1993, 1994 and 1995, 6%, 5% and 11%, respectively, of the Company's sales were outside of the United States. At December 31, 1994 and 1995, the Company had approximately $568,000 and $1,855,000, respectively, of assets located outside of the United States. One customer accounted for 16.0% and 18.8% of net sales for the years ended December 31, 1994 and 1995, respectively. Another customer accounted for 11.6% and 11.4% of net sales for the years ended December 31, 1993 and 1994, respectively.


(12)   Acquisition

       On April 3, 1995, the Company acquired all of the outstanding stock of Fresh Test Technology Corporation (Fresh Test), a probe card manufacturer, for 712,500 shares of the Company's common stock. The acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was $2,120,505 and has been recorded as goodwill, which is being amortized on a straight-line basis over eight years. The purchase price of $2,662,969 plus acquisition costs of $402,865 was allocated as follows:

             Working capital                                  $         460,515
             Property and equipment                                     462,611
             Other assets                                                43,311
             Patents and technology                                      90,840
             Goodwill                                                 2,120,505
             Other liabilities                                          111,948

                      CERPROBE CORPORATION AND SUBSIDIARIES

       The   operating   results  of  Fresh  Test  have  been  included  in  the
       consolidated statement of income from the date of acquisition. The following summary, prepared on a pro forma basis, presents the results of operations as if the acquisition had occurred January 1, 1994:

                                                                                                   Nine months
                                                                                                      ended
                                                              Year ended December 31,              September 30,
                                                       --------------------------------------    -----------------
                                                             1994                 1995                 1995
                                                       -----------------    -----------------    -----------------
                                                                     (unaudited)                    (unaudited)
             Net sales                              $      18,712,171    $      27,601,795           19,446,606
             Net income                                       998,856            2,543,690            1,871,418
             Primary net income per share                        0.24                 0.62                 0.46
             Fully diluted net income per share
                                                                 0.21                 0.52                 0.40

       The pro forma results are not necessarily indicative of what the actual consolidated results of operations might have been if the acquisition had been effective at the beginning of 1994 or a projection of future results.


(13)   401(k) Plan

       On April 1, 1993, the Company established the Cerprobe Corporation 401(k) Plan (the Plan). Employees who have reached 18 years of age and who have completed one year of service for the Company are eligible to participate in the Plan. Participants may elect to defer up to 15% of their salary. Any contribution by the Company is at its discretion. In 1993 and 1995 the Company accrued 25% of the participants' contributions or approximately $28,000 and $90,000, respectively, as contributions to the Plan. No matching Company contribution was made for 1994. The participants are fully vested in their contributions and become fully vested in the Company's contributions after three years of service.


(14)   Fair Value of Financial Instruments

       Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts.

       The carrying amount of cash and cash equivalents approximates fair value because their maturity is generally less than three months. The carrying amount of marketable securities classified as available-for-sale approximates fair value based on quoted market prices. The carrying amount of accounts receivable, accounts payable and accrued expenses approximates fair value as they are expected to be collected or paid within 90 days of period-end. The fair value of notes payable, capital lease obligations and other long-term obligations approximate the terms in the marketplace at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

                      CERPROBE CORPORATION AND SUBSIDIARIES

(15)   Supplemental Financial Information

       A summary of additions and deductions related to the allowances for accounts receivable and inventories for the years ended December 31, 1993, 1994 and 1995 follows:

                                              Balance at                                                Balance at
                                              beginning                                                   end of
                                               of year             Additions         Deductions            year
                                           -----------------    ----------------   ----------------   ----------------
Allowance for doubtful accounts:

    Year ended December 31, 1993        $          20,000             (8,373)           (1,627)          10,000
    Year ended December 31, 1994        $          10,000             24,000           (11,000)          23,000
    Year ended December 31, 1995        $          23,000            151,094            (1,094)         173,000


Allowance for obsolescence of
    inventories:

    Year ended December 31, 1993        $          67,600             30,000           (49,100)          48,500
    Year ended December 31, 1994        $          48,500             67,200           (63,700)          52,000
    Year ended December 31, 1995        $          52,000            110,600           (79,600)          83,000

(16)   Quarterly Data (Unaudited)

       The following table presents selected unaudited quarterly operating results for the eight quarters ended December 31, 1995. The Company believes that all necessary adjustments have been included in the amounts stated below to present fairly the related quarterly results.

                                                                        Quarter Ended
                                         -----------------------------------------------------------------------------
                 1994                        December 31          September 30           June 30           March 31
                 ----                    -----------------    -----------------    ----------------   ----------------
        Net sales                       $       4,140,349           3,376,850           3,395,927         3,338,359
        Gross margin                            2,090,645           1,010,416           1,497,706         1,438,752
        Net income                                421,032              45,958             373,429           372,404
        Primary net income per share                 0.12                0.01                0.11              0.11
        Weighted average number of
          common equivalent shares
          outstanding                           3,411,984           3,377,319           3,373,325         3,379,923
        Fully diluted net income per
          share                         $            0.11                0.01                0.09              0.09
        Weighted average number of
          common equivalent shares
          outstanding                           4,001,907           4,006,327           3,992,620         4,006,032

                      CERPROBE CORPORATION AND SUBSIDIARIES

                                                                        Quarter Ended
                                           -----------------------------------------------------------------------------
                 1995                        December 31          September 30           June 30           March 31
                 ----                      -----------------    -----------------    ----------------   ----------------
        Net sales                       $       8,130,183            6,834,260            6,171,529          4,962,665
        Gross margin                            3,814,490            3,282,633            3,023,215          2,271,864
        Net income                                710,705              512,158              614,649            564,735
        Primary net income per share                 0.16                 0.12                 0.15               0.16
        Weighted average number of
          common equivalent shares
          outstanding                           4,365,151            4,405,372            4,194,089          3,446,342
        Fully diluted net income per
          share                         $            0.14                 0.10                 0.13               0.14
        Weighted average number of
          common equivalent shares
          outstanding                           5,004,326            4,992,874            4,858,662          4,041,342

(17)   Subsequent Event

       On October 25, 1996, the Company entered into a definitive agreement to purchase 100% of the outstanding common stock of C-Route, Inc. in exchange for $4,600,000 in cash and 400,000 shares of the Company's common stock. The merger is expected to be accounted for using the purchase method of accounting. The merger does not require a vote by the stockholders of the Company; however, the merger does require C-Route shareholder approval. It is anticipated that the merger will be consummated in the fourth quarter of 1996.

       In connection with the merger, the Company entered into a real estate purchase agreement with the principal shareholder of C-Route. Pursuant to the terms of the agreement, the Company will purchase the land and building owned by the principal shareholder and currently used by C-Route for a total of $2,240,000, consisting of $1,200,000 in cash and the assumption of a promissory note with a remaining principal balance of $1,040,000.

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The Board of Directors
CROUTE, Inc.:


We have audited the accompanying consolidated balance sheets of CROUTE, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CROUTE, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.


                                                KPMG Peat Marwick LLP


Dallas, Texas
February 16, 1996

                          CROUTE, INC. AND SUBSIDIARIES

                           Consolidated Balance Sheets

                                                                                  December 31
                                                                             -----------------------         September 30,
                              Assets                                          1994              1995             1996
                              ------                                          ----              ----             ----
                                                                                                              (unaudited)
Current assets:
     Cash and cash equivalents                                            $   347,799          523,620           339,467
     Accounts receivable, net of allowance for doubtful
       accounts of $24,056 in 1994, $31,426 in 1995
       and $40,426 in 1996                                                    663,094        1,123,109         1,086,576
     Inventories (note 2)                                                     213,645          232,869           324,664
     Deferred income taxes (note 3)                                             5,633                -                 -
     Other                                                                      3,739           28,922           134,288
                                                                          -----------        ---------         ---------
                  Total current assets                                      1,233,910        1,908,520         1,884,995

Property and equipment, net (note 4)                                          768,036        1,819,637         2,111,824
Receivables from affiliate (note 5)                                           254,250          233,375           236,075
Other assets                                                                   30,019           37,620            39,433
                                                                          -----------        ---------         ---------
                                                                          $ 2,286,215        3,999,152         4,272,327
                                                                          ===========        =========         =========
          Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
     Accounts payable                                                     $   458,342          698,395           281,944
     Accrued compensation and benefits                                        230,157          308,881           285,727
     Income taxes payable (note 3)                                                  -          130,347                 -
     Other accrued expenses                                                   140,403          327,430           110,189
     Lease obligation, current portion (note 10)                               33,965          183,287           357,804
     Notes payable (note 6)                                                    20,000           24,000                 -
     Notes payable to affiliates, current portion (note 5)                     98,774          145,667            94,881
                                                                          -----------        ---------         ---------
                  Total current liabilities                                   981,641        1,818,007         1,130,545

Lease obligation, net of current portion (note 10)                            134,418          407,683           749,592
Notes payable to affiliates, net of current portion
     (note 5)                                                                 217,602          159,582            97,989
Deferred income taxes (note 3)                                                147,279                -                 -
Deferred compensation and retirement plans
     (notes 13 (b) and (c))                                                    55,431           67,803            33,593
Minority interest (note 7)                                                    812,384          143,069           216,060
Commitments (note 10) Stockholders' equity (deficit):
     Common stock, $.01 par value; 20,000,000 shares
       authorized; shares issued and outstanding:
       8,152,440 in 1994, 8,598,187 in 1995 and
       8,599,888 in 1996                                                       81,524           85,982            85,999
     Additional paid-in capital                                               941,466        1,682,495         1,682,478
     Retained earnings (accumulated deficit)                               (1,085,530)        (365,469)          276,071
                                                                          -----------        ---------         ---------
                  Total stockholders' equity (deficit)                        (62,540)       1,403,008         2,044,548
                                                                          -----------        ---------         ---------
                                                                          $ 2,286,215        3,999,152         4,272,327
                                                                          ===========        =========         =========

See accompanying notes to consolidated financial statements.

                          CROUTE, INC. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                                                                                                             Nine months ended
                                                                    Years ended December 31                     September 30
                                                              ------------------------------------              ------------
                                                              1993             1994           1995          1995          1996
                                                              ----             ----           ----          ----          ----
                                                                                                               (unaudited)
Revenues                                                 $ 6,586,064        5,957,369      8,694,282     6,308,892      7,872,191
Cost of sales                                              4,167,250        4,110,747      6,063,313     4,350,853      5,518,121
                                                         -----------        ---------      ---------     ---------      ---------
                  Gross profit                             2,418,814        1,846,622      2,630,969     1,958,039      2,354,070

Selling and administrative expenses                        1,521,470        1,329,371      1,604,245     1,092,281      1,506,293
                                                         -----------        ---------      ---------     ---------      ---------
                  Operating income                           897,344          517,251      1,026,724       865,758        847,777
                                                         -----------        ---------      ---------     ---------      ---------

Other:
     Interest expense                                       (332,378)         (77,978)      (110,944)      (55,965)       (99,230)
     Other income (expenses) - net                              (445)           6,567         26,876        59,827         16,689
                                                         -----------        ---------      ---------     ---------      ---------
                                                            (332,823)         (71,411)       (84,068)        3,862        (82,541)
                                                         -----------        ---------      ---------     ---------      ---------
                  Income before income taxes, minority
                     interest and extraordinary items        564,521          445,840        942,656       869,620        765,236

Income tax expense (note 3)                                    4,988          169,483        103,643       103,643         50,755
                                                         -----------        ---------      ---------     ---------      ---------
                  Income before minority interest
                     and extraordinary items                 559,533          276,357        839,013       765,977        714,481

Minority interest in earnings of subsidiary (note 7)         143,558          297,722        118,952       126,835         72,941
                                                         -----------        ---------      ---------     ---------      ---------
                  Income (loss) before extraordinary
                     items                                   415,975          (21,365)       720,061       639,142        641,540

Extraordinary items - gain on restructuring
     of debt (note 9)                                        304,000        2,908,043              -             -              -
                                                         -----------        ---------      ---------     ---------      ---------
                  Net income                             $   719,975        2,886,678        720,061       639,142        641,540
                                                         ===========        =========      =========     =========      =========

Earnings per common share:
     Before extraordinary items                                  .05                -            .08           .07            .07
     Extraordinary items                                         .03              .34              -             -              -
                                                                 ---              ---            ---           ---            ---
                  Earnings per common share                      .08              .34            .08           .07            .07
                                                                 ===              ===            ===           ===            ===

See accompanying notes to consolidated financial statements.

                          CROUTE, INC. AND SUBSIDIARIES

            Consolidated Statements of Stockholders' Equity (Deficit)

                Years ended December 31, 1993, 1994 and 1995 and the nine months ended September 30, 1996 (unaudited)

                                                                                                            Retained       Total
                                                           Common stock                      Additiona      earnings   stockholders'
                                                           ------------         Treasury      paid-in     (accumulated     equity
                                                       Shares        Amount      stock        capital       deficit)     (deficit)
                                                       ------        ------      -----        -------       --------     ---------

Balances at December 31, 1992                         5,887,593    $ 390,902   (154,922)            -     (4,532,183)    (4,296,203)

   Issuance of common stock as compensation
      (note 13(d))                                       42,500            -          -             -              -              -
   Contribution from majority shareholder (note 9)            -            -          -        36,000              -         36,000
   Distribution to majority shareholder (note 11)             -            -          -             -       (160,000)      (160,000)
   Net income                                                 -            -          -             -        719,975        719,975
                                                      ---------    ---------   --------     ---------     ----------     ----------
Balances at December 31, 1993                         5,930,093      390,902   (154,922)       36,000     (3,972,208)    (3,700,228)

   Issuance of common stock as compensation
      (note 13(d))                                       40,000            -          -             -              -              -
   Stock options exercised (note 12)                  3,000,400           10          -             -              -             10
   Cancellation of subsidiary preferred stock
      (note 9)                                                -            -          -       750,000              -        750,000
   Formation of CROUTE, Inc. and issuance of
      common stock in exchange for contribution
      of CompuRoute and EMI common stock
      (notes 1 and 8)                                  (818,053)    (309,388)   154,922       155,466              -          1,000
   Net income                                                 -            -          -             -      2,886,678      2,886,678
                                                      ---------    ---------    -------     ---------     ----------      ---------
Balances at December 31, 1994                         8,152,440       81,524          -       941,466     (1,085,530)       (62,540)

   Issuance of common stock in exchange for
      contributed stock of EMI (note 8)                 445,747        4,458          -        (4,458)             -              -
   Elimination of minority interest resulting from
      dissolution of EMI (note 7)                             -            -          -       745,487              -        745,487
   Net income                                                 -            -          -             -        720,061        720,061
Balances at December 31, 1995                         8,598,187       85,982          -     1,682,495       (365,469)     1,403,008
   Issuance of common stock in exchange for
      contributed stock of EMI (note 8) (unaudited)       1,701           17          -           (17)             -              -
   Net income (unaudited)                                     -            -          -             -        641,540        641,540
                                                      ---------    ---------    -------     ---------        -------      ---------
Balances at September 30, 1996 (unaudited)            8,599,888    $  85,999          -     1,682,478        276,071      2,044,548
                                                      =========    =========    =======     =========        =======      =========

See accompanying notes to consolidated financial statements.

                          CROUTE, INC. AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

                                                                    Years ended December 31             Nine months ended
                                                          --------------------------------------           September 30
                                                                                                           ------------
                                                            1993           1994           1995          1995           1996
                                                            ----           ----           ----          ----           ----
                                                                                                            (unaudited)
Cash flows from operations:
     Net income                                          $ 719,975       2,886,678        720,061      639,142        641,540
     Adjustments to reconcile net income to cash
       flows provided from operations:
         Depreciation and amortization                     209,810         222,134        323,458      218,759        459,649
         Loss on disposal of property and equipment         79,362           3,618         16,777        5,774         16,478
         Gain on debt restructuring (note 7)              (304,000)     (2,908,043)             -            -              -
         Deferred income taxes                                   -         141,646       (141,646)    (127,855)             -
         Minority interest                                 143,558         297,722        118,952      126,835         72,941
         Changes in assets and liabilities:
            Accounts receivable, net                       (52,292)       (149,440)      (460,015)    (515,901)        36,533
            Inventories                                     30,657          14,709        (19,224)        (796)       (91,795)
            Receivables from affiliate                    (236,028)        (20,750)        20,875       20,875         (2,700)
            Accounts payable                              (178,997)         36,099        240,053       82,761        (82,451)
            Accrued expenses and other                     221,951          54,611        278,123      (46,517)      (274,555)
            Income taxes                                   (26,885)         (4,988)       130,347      130,347       (130,347)
            Other                                           38,110          (1,034)       (32,564)     (49,671)      (107,179)
                                                          --------        --------      ---------     --------       --------
                  Cash flows provided from operations      645,221         572,962      1,195,197      483,753        538,114
                                                          --------        --------      ---------     --------       --------

Cash flows used by investing activities - purchases of
     property and equipment                               (169,038)       (113,922)      (875,620)    (373,090)      (359,475)
                                                          --------        --------      ---------     --------       --------

                                                                     (Continued)

                          CROUTE, INC. AND SUBSIDIARIES

                                                                  Years ended December 31                Nine months ended
                                                             -----------------------------------            September 30
                                                                                                            ------------
                                                             1993           1994          1995          1995            1996
                                                             ----           ----          ----          ----            ----
                                                                                                              (unaudited)
Cash flows from financing activities:
     Borrowings from affiliate                            $       -        24,000        105,000        55,000               -
     Repayments to affiliates                              (227,500)      (80,027)      (106,322)      (89,141)       (112,379)
     Borrowings from third parties                            9,000             -              -        13,000               -
     Payments under capital leases and bank notes          (183,866)      (79,472)      (142,434)      (50,982)       (250,413)
     Issuance of common stock                                     -         1,010              -             -               -
     Payment of bank overdraft                              (50,569)            -              -             -               -
                                                          ---------        ------        -------        ------        --------
                  Cash flows used by
                    financing activities                   (452,935)     (134,489)      (143,756)      (72,123)       (362,792)
                                                          ---------        ------        -------        ------        --------

Net increase (decrease) in cash and cash equivalents         23,248       324,551        175,821        38,540        (184,153)
Cash and cash equivalents at beginning of year                    -        23,248        347,799       347,799         523,620
                                                          ---------        ------        -------        ------        --------
Cash and cash equivalents at end of period                   23,248       347,799        523,620       386,339         339,467
                                                          =========       =======        =======       =======         =======

Supplemental cash flow information - interest paid           50,109        65,443         73,836        52,860          98,145
                                                          =========       =======        =======       =======         =======
Noncash transactions:
     Equipment purchased on capital leases                   74,383       179,402        516,216       137,815         742,839
                                                          =========       =======        =======       =======         =======
     Bank debt repayment financed by majority
       shareholder                                        $ 142,598             -              -             -               -
                                                          =========       =======        =======       =======         =======

See accompanying notes to consolidated financial statements.

                          CROUTE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1994 and 1995



(1)    Summary of Significant Accounting Policies
       ------------------------------------------

       (a)    Description of Business
              -----------------------

              CROUTE, Inc. and subsidiaries (collectively, the "Company") design and manufacture printed circuit boards ("PCB's") with emphasis on prototype and low volume production products. The Company specializes in providing high-performance device-under-test boards for the U.S. semiconductor industry. The range of services offered includes custom design, fabrication and assembly of PCB's.

       (b)    Principles of Consolidation and Basis of Presentation
              -----------------------------------------------------

              The consolidated financial statements include the accounts of CROUTE, Inc. and its subsidiaries, CompuRoute, Incorporated ("CompuRoute") and Electronic Modules, Inc. ("EMI"). CROUTE, Inc. was incorporated on November 21, 1994 by the majority shareholder of CompuRoute and EMI. Subsequent to the formation of CROUTE, Inc., the majority shareholder and certain of the minority shareholders contributed their shares of CompuRoute and EMI common stock to CROUTE, Inc. in exchange for shares of its common stock. For periods prior to the incorporation of CROUTE, Inc., the accompanying financial statements present the combined accounts of CompuRoute and EMI at their carrying values. Subsequent to that date, the financial statements present the consolidated balances of CROUTE, Inc. and its subsidiaries. In all cases, intercompany balances and intercompany transactions have been eliminated in consolidation and combination.

       (c)    Financial Instruments
              ---------------------

              Following are the carrying amounts and fair values of certain of the Company's financial instruments as defined under SFAS No. 107, Disclosures About Fair Values of Financial Instruments, at December 31, 1994 and 1995:

                                                              December 31, 1994             December 31, 1995
                                                              -----------------             -----------------
                                                           Carrying          Fair         Carrying          Fair
                                                            amount           value         amount           value
                                                            ------           -----         ------           -----
                Cash equivalents                          $ 266,764         266,764       478,840           478,840
                Receivables from affiliate                  254,250      See note 5       233,375        See note 5
                Notes payable to affiliates
                     (note 5)                               316,376         339,318       305,249           321,756
                Note payable (note 6)                             -               -        24,000            23,000

              The fair value of cash equivalents is based on quoted market prices. The carrying values of other financial instruments such as trade accounts receivable and trade accounts payable approximate their fair values.
                                      F-28                           (Continued)

                          CROUTE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1994 and 1995


       (d)    Income Taxes
              ------------

              The Company follows Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (e)    Cash and Cash Equivalents
              -------------------------

              Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. Cash equivalents at December 31, 1994 and 1995 consist of a money market account with a commercial bank.

       (f)    Software Development Costs
              --------------------------

              The Company develops software for use in its manufacturing process. The cost of developing the software, primarily a programmer's salary, is capitalized in property and equipment and amortized over five years, its estimated useful life. Software development cost capitalized in 1994 and 1995 amounted to $34,205 and $10,875, respectively.

       (g)    Earnings Per Share
              ------------------

              In view of the incorporation of CROUTE, Inc. and the ensuing reorganization of the Company, the computation of earnings per share in each period is based on the number of outstanding C-Route, Inc. common shares at December 31, 1995.

       (h)    Revenue Recognition
              -------------------

              Product revenues are recognized upon shipment. Design services are performed under short-term contracts; related revenues are recognized upon completion of the design and acceptance by the customer.

       (i)    Use of Estimates
              ----------------

              Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.
                                      F-29                           (Continued)

                          CROUTE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1994 and 1995


       (j)    Interim Financial Information
              -----------------------------

              In the opinion of management, the unaudited interim consolidated financial information of the Company contains all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of September 30, 1996 and the results of its operations and cash flows for the nine months ended September 30, 1996 and 1995, and changes in stockholders' equity (deficit) for the nine months ended September 30, 1996. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

(2)    Inventories
       -----------

       Inventories   are  stated  at  the  lower  of  average  cost  or  market.
       Inventories are summarized as follows:
                                                              December 31
                                                         ---------------------
                                                         1994             1995
                                                         ----             ----

            Raw materials and supplies                $ 124,476         144,510
            Work in process                              43,640          33,981
            Finished goods                               45,529          54,378
                                                      ---------         -------
                                                      $ 213,645         232,869
                                                      =========         =======

(3)    Income Taxes
       ------------

       Prior to the incorporation of CROUTE, Inc. in November 1994, EMI and CompuRoute were separate taxpaying entities, although both were under the control of CROUTE's principal shareholder. Subsequent to that date, EMI and CompuRoute became subsidiaries of CROUTE, Inc. and joined in the filing of a consolidated income tax return. In July 1995, CompuRoute obtained the right to utilize EMI's net operating loss carryforwards to offset future taxable income.

       Income tax expense (benefit) is comprised of the following:

                                                                1993                  1994                1995
                                                                ----                  ----                ----
            Current:
                 Federal                                      $ 4,988                25,580             403,257
                 State                                              -                 2,257              37,758
                                                              -------               -------             -------
                                                                4,988                27,837             441,015
                                                              -------               -------             -------

            Deferred:
                 Federal                                            -               130,161            (310,017)
                 State                                              -                11,485             (27,355)
                                                              -------               -------             -------
                                                                    -               141,646            (337,372)
                                                              -------               -------             -------
                    Total income tax expense                  $ 4,988               169,483             103,643
                                                              =======               =======             =======

                                      F-30                           (Continued)

                          CROUTE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1994 and 1995


       Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to income before income taxes, minority interest and extraordinary items as a result of the following:

                                                                1993                1994                 1995
                                                                ----                ----                 ----
            Computed "expected" tax
                  expense                                    $ 191,937            151,586              320,503
            State income taxes, net of
                 federal tax impact                                  -             14,412               27,341
            Realization of benefits of
            operating loss carryforwards                      (192,981)           (11,205)            (279,023)
            Alternative minimum taxes                            4,988                  -                    -
            Other                                                1,044             14,690               34,822
                                                             ---------            -------              -------
                                                             $   4,988            169,483              103,643
                                                             =========            =======              =======

       The Company's federal income tax liability was offset by operating loss carryforwards of $577,761 in 1993, $3,280,664 in 1994 and $254,753 in
       1995. Current tax expense in 1993 relates only to alternative minimum taxes. The Company paid income taxes of $4,988 in 1994 and $106,949 in 1995. None were paid in 1993.

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are presented below:

                                                                                       December 31
                                                                                       -----------
                                                                                  1994                1995
                                                                                  ----                ----
            Deferred tax assets:
                 Accounts receivable, principally
                   due to allowance for doubtful accounts                      $   5,633              11,627
                 Accrued vacation                                                      -              37,154
                 Deferred compensation                                            18,847              25,087
                 Operating loss carryforwards                                    503,532             265,714
                                                                                --------            --------
                              Total gross deferred tax assets                    528,012             339,582
                 Less valuation allowance                                       (503,532)           (176,585)
                                                                                --------            --------
                              Net deferred tax assets                             24,480             162,997
                                                                                --------            --------

            Deferred tax liabilities:
                 Property and equipment, due to
            differences in depreciation                                          100,856              94,746
                 Software development costs, due to
            differences in amortization                                           22,770              22,001
                 Other amounts not currently deductible                           42,500              46,250
                                                                               ---------             -------
                              Total gross deferred tax liabilities               166,126             162,997
                                                                               ---------             -------
                              Net deferred tax liability                       $ 141,646                   -
                                                                               =========             =======

       The Company has operating loss carryforwards of approximately $718,000 at December 31, 1995 available to offset future taxable income, if any. The carryforwards expire in 2008 through 2010.
                                      F-31                           (Continued)

                          CROUTE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1994 and 1995


(4)    Property and Equipment
       ----------------------

       Property and equipment are stated at cost and consist of the following:

                                                                December 31
                                                                -----------
                                                             1994         1995
                                                             ----         ----

          Production equipment                           $ 1,140,419   2,072,549
          Leasehold improvements                                   -      71,354
          Software                                           162,256     322,857
          Furniture, fixtures and equipment                  282,737     321,099
                                                           1,585,412   2,787,859
                                                         -----------   ---------
          Less accumulated depreciation and amortization     817,376     968,222
                                                         -----------   ---------
                                                         $   768,036   1,819,637
                                                         ===========   =========

       Depreciation is calculated using the straight-line method over the estimated useful life of the asset (5 years). Included in property and equipment are $210,105 and $713,095 at December 31, 1994 and 1995, respectively, of equipment under capital lease. Depreciation of these assets is included in depreciation and amortization expense.

(5)    Receivable from/Payable to Affiliates
       -------------------------------------

       The receivable from affiliate represents noninterest bearing amounts due from an entity owned by the Company's majority stockholder. The receivable has no specified due date and has been classified as a noncurrent asset in the accompanying consolidated balance sheets because it is not expected to be paid within the next year. Because the instrument has no specified due date, its fair value cannot be determined.

       Following is a summary of amounts payable to affiliates (all unsecured):

                                                                                             December 31
                                                                                             -----------
                                                                                     1994                 1995
                                                                                     ----                 ----
           Notepayable to majority stockholder for refinancing
               of bank debt; interest at 15%; principal and
               interest due in monthly installments of $5,000
               (note 9)                                                           $ 101,218              53,189
           Notepayable to entity owned by majority
               stockholder for purchase of equipment; interest at
               15%; principal and interest due in 60 monthly
               installments (note 11)                                               196,602             157,835
           Notes payable to affiliate; interest at 12%; principal
               and interest due in monthly installments                              18,556              94,225
                                                                                  ---------             -------
                                                                                    316,376             305,249
           Less current portion                                                      98,774             145,667
                                                                                  ---------             -------
                                                                                  $ 217,602             159,582
                                                                                  =========             =======

       For purposes of determining their fair value, the notes have been discounted at a market rate. The aggregate maturities of amounts payable to affiliates is as follows: 1996, $145,667; 1997, $78,178; and 1998,
       $81,404.
                                      F-32                           (Continued)

                          CROUTE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1994 and 1995


(6)    Notes Payable
       -------------

       In July 1995, the Company purchased 301,418 shares of CompuRoute, Inc. common stock from an individual for $4,000 in cash and a promissory note for $39,000. The note is noninterest bearing and is due in 13 equal monthly installments beginning in August 1995. At December 31, 1995, the balance of the note was $24,000. For purposes of determining the note's fair value, the cash flows have been discounted at a market rate.

       During 1993, the Company's majority shareholder repaid a bank loan amounting to $142,598 on behalf of the Company. The Company substituted indebtedness to the majority shareholder for the bank debt.

(7)    Minority Interest
       -----------------

       Minority interest includes the shares of common stock of CompuRoute and EMI not contributed to CROUTE, Inc. for shares of CROUTE, Inc. common stock. For CompuRoute, these interests amounted to approximately 19% in 1993 and 1994, and 16% in 1995. For EMI, these interests amounted to approximately 8% in 1993, 1994 and 1995.

       The balance of minority interest at December 31, 1994 includes the class A preferred shares of EMI held by minority shareholders and the minority interest in the net income of CompuRoute and EMI. In conjunction with the winding down of EMI in 1995, the minority interests in the assets of EMI were transferred to additional paid-in capital as reflected on the consolidated statement of stockholders' equity (deficit). As a result, the balance of minority interest at December 31, 1995 includes only the minority interest in the net income of CompuRoute.

(8)    Capitalization of CROUTE, Inc.
       ------------------------------

       In December 1994, subsequent to the incorporation of CROUTE, Inc., the majority shareholder of CompuRoute and EMI purchased 100,000 shares of CROUTE, Inc. common stock for $1,000 and contributed his shares of CompuRoute and EMI common and preferred stock to CROUTE, Inc. in exchange for 8,052,440 shares of CROUTE, Inc. common stock.

       During 1995 and 1996, certain other EMI shareholders contributed their shares of EMI common and preferred stock to CROUTE, Inc. in exchange for 445,747 and 1,701 shares, respectively, of CROUTE, Inc. common stock.

(9)    Restructured and Cancelled Debt and Subsidiary Preferred Stock
       --------------------------------------------------------------

       As of January 1, 1993, CompuRoute was in default on two promissory notes to a financial institution aggregating $277,600 of principal and $22,080 of accrued interest. In August 1993, CompuRoute completed a restructuring of the debt. The restructuring resulted in (a) the renewal of the promissory notes with a total principal amount of $277,600, (b) the creation of an interest note of $34,411 for accrued and unpaid interest, and (c) the granting of an option to CompuRoute to repay 80% of the principal amount and 100% of the accrued interest due under the promissory notes by December 15, 1993 in exchange for forgiveness of the remaining principal due on the promissory notes and forgiveness of the interest note. CompuRoute elected to exercise this option, resulting in an extraordinary
                                      F-33                           (Continued)

                          CROUTE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1994 and 1995


       gain on debt restructuring of $86,750 in 1993. The payment to the financial institution was financed with a loan from CompuRoute's majority stockholder.

       During 1991, CompuRoute borrowed $200,000 from a former officer in the form of a promissory note bearing interest at 10.5%. No principal payments were made on the promissory note. To enable CompuRoute to repay a bank loan, the promissory note and related accrued interest were forgiven in May 1993. As a result of this debt restructuring, the Company recognized an extraordinary gain of $217,250 in 1993.

       In 1993, EMI's majority shareholder forgave a promissory note issued by EMI. The forgiveness was treated as a $36,000 contribution of capital from the shareholder.

       EMI issued 500,000 shares of class B preferred stock in 1990 in exchange for cash of $750,000. Holders of this stock were not entitled to receive dividends. The stock was convertible, at the option of the holder, into common stock at a calculated ratio and the stock had a mandatory redemption feature whereby EMI was obligated to redeem all outstanding shares by 1995 at $1.50 per share.

       In 1994, EMI entered into an agreement with the holders of its convertible debentures and convertible class B preferred stock (the "Investors"). Under the agreement, the Investors cancelled all amounts and rights due to them under the convertible debentures, and cancelled the 500,000 shares of EMI class B preferred stock which they held. The Investors received a nominal sum and the right to collect royalties from the future sale of certain EMI products. The debentures had a face value of $2,000,000 and accrued interest of $888,043. The forgiveness of these amounts was recorded as an extraordinary gain. The cancellation of the preferred stock resulted in an increase in additional paid-in capital of $750,000 as reflected on the consolidated statement of stockholders' equity (deficit). No royalties have been paid under the agreement.

       In 1994, EMI entered into an agreement with the holder of an EMI note whereby the note was cancelled, resulting in a $20,000 gain reflected as an extraordinary item in the consolidated statement of operations.
                                      F-34                           (Continued)

                          CROUTE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1994 and 1995


(10)   Leases
       ------

       The Company leases certain manufacturing equipment under capital leases and noncancellable operating leases. In addition, the Company leases its corporate and manufacturing facilities from its majority shareholder on a month-to-month basis for $18,300 per month. Future minimum lease payments under all such leases as of December 31, 1995 are as follows:

                                                          Capital      Operating
                                                          leases        leases
                                                          ------        ------

             1996                                         $ 229,391     103,348
             1997                                           229,391      53,936
             1998                                           185,522      20,451
             1999                                            30,150           -
             ----                                            ------     -------
                      Total minimum lease payments          674,454     177,735
             Less imputed interest                           83,484    ========
                                                          ---------
             Capital lease obligation                     $ 590,970
                                                          =========

       Rental expense on operating leases was $220,817 in 1993, $195,025 in 1994 and $169,554 in 1995.

(11)   Other Related Party Transactions
       --------------------------------

       On December 31, 1993, the Company purchased manufacturing equipment from an entity owned by the Company's majority stockholder for $230,000, which purchase was financed by a promissory note. The equipment was recorded at $70,000, the seller's historical cost net of accumulated depreciation, and the remaining $160,000 was treated as a distribution to the majority stockholder. The Company recognized $29,734 of interest expense on the note during 1994 and $28,987 in 1995.

(12)   Stock Options
       -------------

       During 1992, an option was granted to the majority shareholder for the purchase of 3,000,000 shares of CompuRoute common stock for a total exercise price of $10. This option was exercised in 1994.

       CompuRoute's board of directors has also granted options to purchase shares of CompuRoute common stock to certain employees. The board determined the terms of each option, including exercise price, number of shares and the rate at which each option is exercisable. At December 31, 1992, employees held 24,200 of such options. These options have an exercise price equal to the fair market value of the shares on the date granted ($.05 per share) and are exercisable upon the first anniversary of the date of grant. 4,400 of these options were exercised in 1995, 400 in 1994 and none in 1993, leaving 19,400 of such options outstanding at December 31, 1995.
                                      F-35                           (Continued)

                          CROUTE, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                           December 31, 1994 and 1995


(13)   Employee Benefit Plans
       ----------------------

       (a)    Savings Plan
              ------------

              CompuRoute implemented a contributory 401(k) plan (the "Plan") in 1994. CompuRoute makes a matching contribution equal to 25% of employees' eligible contributions. Eligible contributions are limited to 6% of an employee's compensation. Matching contributions  to the  Plan  by  the  Company  were  approximately
              $19,000 in 1994 and $27,000 in 1995. In addition, discretionary contributions of $20,000 in 1994 and $27,000 in 1995 were made to the Plan by CompuRoute.

       (b)    Retirement Plan Obligation
              --------------------------

              CompuRoute implemented a nonqualified defined contribution retirement plan for certain key employees in 1993. Under the terms of the plan, CompuRoute may, at its discretion, allocate amounts to the plan for grants made as bonuses and for other discretionary grants. The plan is unfunded and the Company accrues interest on the liability at a rate comparable to that being paid by local banking institutions. Employees are eligible for distributions after reaching age 65, retiring at age 62, or upon permanent disability or death. Contributions to the plan by CompuRoute amounted to $5,655 in 1993, $8,302 in 1994 and $10,709 in 1995.

       (c)    Deferred Compensation
              ---------------------

              During 1993, the Company charged to expense $40,000 of deferred compensation to the majority shareholder. The compensation remains unpaid as of December 31, 1995 and the Company accrues interest on the obligation at a rate comparable to that being paid by local banking institutions.

       (d)    Stock Grants
              ------------

              The Company issued at no cost 42,500 and 40,000 shares of CompuRoute common stock to certain employees during 1993 and 1994, respectively. Under the terms of the grants, the shares may only be sold to the Company. If the employee desires to sell the shares, the Company may, at its option, buy the shares at the lesser of book value or market value. If the shareholder's employment is terminated for any reason, the Company has the right to repurchase the shares at book value. Compensation expense associated with the grants was insignificant.

(14)   Significant Customers
       ---------------------

       One   customer,   a  computer   product   manufacturer,   accounted   for
       approximately 31%, 45% and 51% of the Company's revenues in 1993, 1994 and 1995, respectively.
                                      F-36                          (Continued)

                                   Appendix A

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------






                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

                                  by and among

                           C-ROUTE ACQUISITION, INC.,
                             a Delaware corporation
                                 ("Acquisition")


                              CERPROBE CORPORATION,
                             a Delaware corporation
                                  ("Cerprobe")


                                  CROUTE, INC.,
                               a Texas corporation
                                   ("Company")


                            COMPUROUTE, INCORPORATED,
                               a Texas corporation
                                 ("CompuRoute")

                                       and

                                  SOUAD SHRIME
                                   ("Shrime")





                             Dated: October 25, 1996

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

                                                        ARTICLE I
                                                       The Mergers
                                                       -----------
         1.1      Merger of CompuRoute and Company................................................................2
         1.2      Merger of Company and Acquisition.............................................................  2
         1.3      The Surviving Corporation.....................................................................  2
         1.4      Effective Date................................................................................  2
         1.5      Approval of Merger............................................................................  2

                                                       ARTICLE II
                                        Effect of Merger on Existence, Assets and
                                                       Liabilities
         2.1      Corporate Existence...........................................................................  2
         2.2      Bylaws........................................................................................  3
         2.3      Certificate of Incorporation..................................................................  3
         2.4      Directors and Officers........................................................................  3
         2.5      Assets and Liabilities........................................................................  3
         2.6      Service of Process............................................................................  3
         2.7      Accounting Records............................................................................  4

                                                       ARTICLE III
                                              Exchange of the Company Stock

         3.1      Company Stock.................................................................................  4
         3.2      Exchange of the Company Stock and Issuance of the Cerprobe Stock..............................  4
                  (a)      Exchange.............................................................................  4
                  (b)      Unsurrendered Certificates...........................................................  4
                  (c)      Cerprobe Stock and Cash..............................................................  5
                  (d)      Adjustment to Cash Payment...........................................................  5
         3.3      Stockholders After the Merger.................................................................  5
         3.4      Rights of Dissenting Shareholders.............................................................  6
                  (a)      CompuRoute.............................................................................6
                  (b)      Company................................................................................6
         3.5      Company Warrants and Options..................................................................  6
         3.6      Treasury Stock of Company.....................................................................  6
         3.7      Fractional Shares.............................................................................  7
         3.8      Cerprobe Common Stock and Cash................................................................  7

                                                       ARTICLE IV
                                                  Shareholder Approval
         4.1      Vote by Shareholders..........................................................................  7
         4.2      Payment of Expenses...........................................................................  8
         4.3      Registration Statement........................................................................  8
                  (a)      Preparation..........................................................................  8
                  (b)      Amendments to Registration Statement.................................................  8

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
                                    ARTICLE V
                         Representations and Warranties
         5.1      General Statement.............................................................................  8
         5.2      Representations and Warranties of Cerprobe and Acquisition....................................  8
                  (a)      Organization.......................................................................... 9
                  (b)      Power and Authority................................................................... 9
                  (c)      Enforceability........................................................................ 9
                  (d)      Cerprobe Stock........................................................................ 9
                  (e)      Financial Statements of Cerprobe...................................................... 9
                  (f)      Absence of Changes.................................................................... 9
                  (g)      Absence of Conflicting Agreements; Requirements of Law............................... 10
                  (h)      Accuracy of Documents, Representations and Warranties................................ 10
         5.3      Representations and Warranties of Company and Shrime.......................................... 10
                  (a)      Ownership of Stock................................................................... 11
                  (b)      Power and Authority.................................................................. 11
                  (c)      Enforceability....................................................................... 11
                  (d)      Conflicts; Consents.................................................................. 11
                  (e)      Capital Stock........................................................................ 12
                  (f)      Subsidiaries and Shareholder Affiliates.............................................. 12
                  (g)      Organization......................................................................... 12
                  (h)      Qualification........................................................................ 13
                  (i)      Assets............................................................................... 13
                  (j)      Bank Accounts........................................................................ 13
                  (k)      Ability to Conduct Business.......................................................... 14
                  (l)      Real Property; Leases................................................................ 14
                  (m)      Contracts............................................................................ 14
                  (n)      Insurance............................................................................ 15
                  (o)      Intellectual Property................................................................ 15
                  (p)      Licenses and Permits................................................................. 16
                  (q)      Taxes................................................................................ 16
                  (r)      Labor Disputes; Unfair Labor Practices............................................... 16
                  (s)      Financial Statements................................................................. 17
                  (t)      Books and Records.................................................................... 17
                  (u)      Liabilities.......................................................................... 18
                  (v)      Subsequent Events.................................................................... 18
                  (w)      No Material Changes.................................................................. 20
                  (x)      ERISA................................................................................ 20
                  (y)      Employees and Consultants............................................................ 21
                  (z)      Litigation........................................................................... 21
                  (aa)     Unasserted Claims.................................................................... 21
                  (ab)     Absence of Product or Service Warranties............................................. 21
                  (ac)     Absence of Judicial Orders........................................................... 22
                  (ad)     Compliance with Law.................................................................. 22
                  (ae)     Hazardous Materials.................................................................. 22
                  (af)     Net Worth............................................................................ 22
                  (ag)     Current Ratio........................................................................ 23

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                                                                                                               ----
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                  (ah)     Accuracy of Documents, Representations and Warranties................................ 23

                                                       ARTICLE VI
                                              Conduct Prior to the Closing
         6.1      General........................................................................................23
         6.2      Conduct by Shrime and Company................................................................. 23
                  (a)      Access to Records.................................................................... 23
                  (b)      Business in Ordinary Course.......................................................... 23
                  (c)      Business............................................................................. 25
                  (d)      Exclusivity.......................................................................... 25
                  (e)      Equitable Relief..................................................................... 25
                  (f)      Consents............................................................................. 26
                  (g)      Vote for Merger...................................................................... 26
                  (h)      Closing Financial Statements......................................................... 26
         6.3      Joint Obligations of Cerprobe, Acquisition, Shrime and Company................................ 26
                  (a)      Notice............................................................................... 26
                  (b)      Performance.......................................................................... 27
                  (c)      Approval of Merger................................................................... 27
                  (d)      Confidentiality and Non-Solicitation................................................. 27
                  (e)      Severability......................................................................... 27
         6.4      Intercompany Obligations.......................................................................27

                                                       ARTICLE VII
                                             Conditions Precedent to Closing
         7.1      Conditions Precedent to Shrime's and Company's Obligations.................................... 28
                  (a)      Representations and Warranties....................................................... 28
                  (b)      Release of Guaranties................................................................ 28
                  (c)      Cerprobe's and Acquisition's Obligations Performed................................... 28
                  (d)      Cerprobe's and Acquisition's Closing Certificate..................................... 28
                  (e)      Registration Statement............................................................... 28
                  (f)      Real Estate.......................................................................... 28
                  (g)      Lock-Up and Registration Agreement................................................... 28
                  (h)      Approvals of Merger.................................................................. 29
                  (i)      Merger Documents..................................................................... 29
                  (j)      Legal Opinion........................................................................ 29
                  (k)      Closing Price of Cerprobe Stock...................................................... 29
                  (l)      No Suit, Proceeding or Investigation................................................. 29
         7.2      Conditions Precedent to Cerprobe's and Acquisition's Obligations.............................. 29
                  (a)      Representations and Warranties....................................................... 29
                  (b)      Shrime's and Company's Obligations Performed......................................... 29
                  (c)      Approvals and Consents............................................................... 29
                  (d)      Registration Statement............................................................... 30
                  (e)      Closing Certificate of Shrime........................................................ 30
                  (f)      Lock-Up and Registration Agreement................................................... 30
                  (g)      Environmental Reports................................................................ 30
                  (h)      National Property.................................................................... 30

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                                                                                                               ----
                  (i)      Real Estate.......................................................................... 30
                  (j)      Escrow and Security Agreement........................................................ 30
                  (k)      General Release...................................................................... 30
                  (l)      Employments Agreements............................................................... 31
                  (m)      Material Customer Contracts.......................................................... 31
                  (n)      Company Options and Warrants......................................................... 31
                  (o)      Approvals of Merger.................................................................. 31
                  (p)      Dissenters........................................................................... 31
                  (q)      Merger Documents..................................................................... 31
                  (r)      Disclosure Schedules................................................................. 31
                  (s)      Legal Opinion........................................................................ 31
                  (t)      Restrictive Covenant Agreement....................................................... 31
                  (u)      Indemnification Agreement............................................................ 31
                  (v)      The CompuRoute Merger................................................................ 32

                                                      ARTICLE VIII
                                                         Closing
         8.1      Time and Place of Closing..................................................................... 32
         8.2      Form of Documents............................................................................. 32

                                                       ARTICLE IX
                                             Post Effective Date Obligations
         9.1      Further Acts.................................................................................. 32
         9.2      Exchange...................................................................................... 32

                                                        ARTICLE X
                                                     Indemnification
         10.1     Indemnification by Shrime..................................................................... 32
                  (a)      General.............................................................................. 32
                  (b)      Environmental........................................................................ 34
         10.2     Indemnification by Cerprobe and Surviving Corporation......................................... 35
         10.3     Notice and Right to Defend Third-Party Claims................................................. 35
         10.4     Survival of Representations and Warranties.................................................... 36

                                                       ARTICLE XI
                                                       Termination
         11.1     Right to Terminate............................................................................ 37
         11.2     Remedies...................................................................................... 37
                  (a)      Proceed.............................................................................. 37
                  (b)      Decline to Proceed................................................................... 37
         11.3     Right to Damages.............................................................................. 37

                                                       ARTICLE XII
                                                      Miscellaneous

         12.1     Disclosure Schedules.......................................................................... 38
         12.2     Fees.......................................................................................... 38

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         12.3     No Employment Agreements...................................................................... 39
         12.4     Notices....................................................................................... 39
         12.5     Entire Agreement.............................................................................. 40
         12.6     Waivers....................................................................................... 40
         12.7     Severability.................................................................................. 41
         12.8     Applicable Law................................................................................ 41
         12.9     Construction.................................................................................. 41
         12.10    Counterparts.................................................................................. 41

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION
                 ----------------------------------------------


                  THIS AGREEMENT OF MERGER AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into this 25th day of October, 1996, by and among C-ROUTE ACQUISITION, INC., a Delaware corporation ("Acquisition"), CERPROBE CORPORATION, a Delaware corporation ("Cerprobe"), CROUTE, INC., a Texas corporation ("Company"), COMPUROUTE, INCORPORATED, a Texas corporation ("CompuRoute"), and SOUAD SHRIME ("Shrime").

                                    RECITALS
                                    --------

                  A. CompuRoute is engaged in the design, manufacture and sale of printed circuit boards ("PCB") for use in the semiconductor industry and for semiconductor testing, and is also in the business of the design, manufacture and sale of PCB-related designs used by the semiconductor industry (the "PCB Business").

                  B. Company owns approximately eighty-nine percent (89%) of the issued and outstanding capital stock of CompuRoute.

                  C. Acquisition is a newly formed wholly-owned subsidiary of Cerprobe.

                  D. As of the date hereof, Shrime owns, either individually or as the Independent Executrix for and the sole beneficiary of the estate of George P. Shrime, approximately ninety-three percent (93%) of the issued and outstanding capital stock of Company.

                  E. The Board of Directors of each of CompuRoute and Company deems it advisable and in the best interests of CompuRoute, Company and their respective shareholders that CompuRoute merge with and into Company pursuant to the applicable provisions of the laws of the State of Texas immediately prior to the proposed merger of Company with and into Acquisition as described in Recital F herein.

                  F. The Board of Directors of each of Cerprobe, Acquisition, and Company each deem it advisable and in the best interests of their respective corporations and shareholders that Company merge with and into Acquisition pursuant to the terms and conditions of this Agreement, and applicable provisions of the laws of the State of Delaware and the State of Texas.

                  G. Shrime and the Board of Directors of each of Cerprobe, Acquisition and Company have approved and adopted this Agreement as a plan of reorganization within the provisions in Section 368(a)(1)(A) and Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT
                                    ---------

                  NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   The Mergers
                                   -----------

                  1.1 Merger of CompuRoute and Company. Immediately prior to the Merger (as hereinafter defined), CompuRoute shall be merged with and into Company (the "CompuRoute Merger") and Company shall be the surviving corporation.

                  1.2 Merger of Company and Acquisition. Company and Acquisition each shall effect the merger of Company with and into Acquisition (the "Merger") herein provided for, subject to the terms and conditions contained in this Agreement.

                  1.3 The Surviving Corporation. Upon the Effective Date, as hereinafter defined, Company shall be merged with and into Acquisition, and Acquisition shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation").

                  1.4 Effective Date. The Merger shall become effective at (and the term "Effective Date" shall mean) the time when the requisite Merger Documents (as hereinafter defined) shall have been fully executed and filed pursuant to the laws of the State of Delaware and the State of Texas, and all other conditions precedent hereinafter enumerated having been satisfied or waived.

                  1.5 Approval of Merger. The parties hereto shall take all necessary actions to file the Merger Documents with, and obtain the approval for such filing by, the respective Secretary of State for the State of Delaware and the State of Texas.

                                   ARTICLE II
                    Effect of Merger on Existence, Assets and
                    -----------------------------------------
                                   Liabilities
                                   -----------

                  2.1 Corporate Existence. The corporate identity, existence, purposes, powers, franchises, rights, licenses, permits, authorities, privileges and immunities of Acquisition, shall continue unaffected and unimpaired by the Merger, and the corporate identity, existence, purposes, powers, franchises, rights, licenses, permits, authorities, privileges and immunities of Company shall be merged with and into Acquisition, and the Surviving Corporation shall be fully vested therewith. The separate corporate existence of Company shall cease upon the Effective Date. A Certificate of Merger will be filed in the State of Delaware, and Articles of Merger will be filed in the State of Texas, as are prescribed to effect the Merger in the States of Delaware and Texas (the "Merger Documents").

                  2.2 Bylaws. The Bylaws of Acquisition as in existence prior to the Merger shall be and constitute the Bylaws of the Surviving Corporation, and the same may thereafter be altered, amended or repealed in accordance with the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Surviving Corporation and the Bylaws of the Surviving Corporation.

                  2.3 Certificate of Incorporation. Except for the name of the Surviving Corporation which shall be changed to "CompuRoute, Inc.", the Certificate of Incorporation of Acquisition as in existence prior to the Merger shall be and constitute the Certificate of Incorporation of the Surviving
Corporation, and the same may thereafter be altered, amended or repealed in accordance with the General Corporation Law of the State of Delaware, the Certificate of Incorporation and the Bylaws of Acquisition.

                  2.4 Directors and Officers. The directors and officers of Acquisition prior to the Merger shall be the directors and officers of the Surviving Corporation after the Merger, and each shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. If on the Effective Date of the Merger a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation as the same are specified above, such vacancy may thereafter be filled in the manner provided by the Bylaws of the Surviving Corporation.

                  2.5 Assets and Liabilities. Upon the Effective Date, all rights, privileges, powers, licenses, permits, authorities, franchises and interests of each of Acquisition and Company, both of a public and private nature, all of its or their property, real, personal and mixed, all debts due on whatever accounts and property of every description and every interest therein belonging to each of Acquisition and Company or due to each of Acquisition and Company shall thereafter be deemed to be the rights, privileges, powers, licenses, permits, authorities, franchises and interests of, and shall be vested in, the Surviving Corporation without further act or deed as effectively as they were theretofore vested in Acquisition or Company as the applicable case may be; title to any real estate, or any interest therein, vested in each of Acquisition and Company by deed or otherwise, shall not revert or in any way be impaired by reason of the Merger, all of the rights of creditors of each of Acquisition and Company shall be preserved unimpaired by the Merger, and all liens upon the property of each of Acquisition and Company shall be preserved and unimpaired by the Merger, limited to the property affected by such liens immediately prior to the Effective Date; and all debts, liabilities and duties of each of Acquisition and Company shall attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any existing claim, action or proceeding pending by or against Acquisition or Company may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Nothing herein is intended to or shall extend or enlarge the lien of any indenture, agreement or other instrument executed or assumed by either Acquisition or Company.

                  2.6 Service of Process. From and after the Effective Date, the Surviving Corporation may be served with process in the State of Texas and the Texas Secretary of State shall be the designated agent for service of process in any proceeding for enforcement of any obligation of Company, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or any other proceeding to enforce the rights, if any, of a dissenting shareholder as determined in an appraisal proceeding as allowed by law and pursuant to the provisions of Section 3.4 of this Agreement.

                  2.7 Accounting Records. Upon the Effective Date, the assets, liabilities, reserves and accounts of each of Acquisition and Company shall be taken up on the books of the Surviving Corporation at the amounts at which they respectively were carried on the books of Acquisition and Company, subject to such adjustments as may be appropriate in giving effect to the Merger.

                                   ARTICLE III
                          Exchange of the Company Stock
                          -----------------------------

                  3.1 Company Stock. All of the issued and outstanding capital stock of Company as of the date of this Agreement and as of the Effective Date shall hereinafter be referred to as the "Company Stock".


                  3.2 Exchange of the Company Stock and Issuance of the Cerprobe Stock.

                  (a) Exchange. Each share of the Company Stock issued and outstanding immediately subsequent to the CompuRoute Merger and prior to the Effective Date shall upon the Effective Date, be surrendered to the Surviving Corporation and exchanged for shares of the Cerprobe Stock and cash as hereinafter provided. Each outstanding certificate evidencing the Company Stock not surrendered on the Effective Date to the Surviving Corporation, which prior to the Effective Date represented shares of the Company Stock, shall as of the Effective Date be deemed for all purposes (other than the payment of dividends or other distributions, if any, in respect of Cerprobe Common Stock) to be cancelled and no longer represent shares of Company, but instead to represent the right to receive that number of whole shares of the Cerprobe Stock and cash into or for which the shares of the Company Stock shall have been exchanged pursuant to this Section 3.2.

                  (b) Unsurrendered Certificates. Shares of the Company Stock not surrendered upon the Effective Date are hereinafter referred to as the "Unsurrendered Certificates." No interest shall be paid, and no dividend or other distribution, if any, payable to the holders of shares of the Cerprobe Stock shall be paid, to the holders of Unsurrendered Certificates; provided, however, that upon surrender and exchange of such Unsurrendered Certificates there shall be paid to the record holders of the stock certificate or certificates issued in exchange for the Unsurrendered Certificates, the amount, without interest thereon, of dividends and other distributions, if any, which theretofore but subsequent to the Effective Date have been declared and become payable with respect to the number of whole shares of the Cerprobe Stock into which the Unsurrendered Certificates shall have been converted.

                  (c) Cerprobe Stock and Cash.  Upon the Effective  Date, all of
the shares of the Company Stock shall be exchanged for a total of Four Million Six Hundred Thousand Dollars ($4,600,000), subject to adjustment as provided in
Section 3.2(d) (the "Cash Payment"), and a total of 400,000 shares of Cerprobe's Common Stock, par value $.05 per share (the "Cerprobe Stock"), on a pro-rata basis taking into account costs attributable to the exercise of options to acquire shares of Company Stock pursuant to Section 3.5 hereof. The shares of the Cerprobe Stock shall have been registered under the Securities Act of 1933, as amended (the "1933 Act"), and which for all Affiliates, as that term is defined under the 1933 Act, shall be subject to Rule 145 promulgated under the 1993 Act. Each share of the Cerprobe Stock issued pursuant to Section 3.2 hereof shall be fully paid and non-assessable. Appendix A-1 attached hereto sets forth as of the date hereof the name of each shareholder of Company along with the number and class of shares owned, directly and beneficially of record, by each of the shareholders of Company. Appendix A-2 attached hereto sets forth as of the Effective Date the following information: (i) the name of each shareholder of Company; (ii) the number and class of shares owned, directly and beneficially of record, by each shareholder, and (iii) the portion of the Cash Payment and number of shares of the Cerprobe Stock that each of the shareholders of Company will receive in exchange for all of their shares of the Company Stock, based upon the following assumptions: (w) the CompuRoute Merger is consummated prior to the Effective Date without the exercise of dissenter's rights of appraisal by any shareholder and accordingly, the shareholders of CompuRoute become shareholders of Company; (x) there is no change in ownership of either CompuRoute or Company between the date hereof and the Effective Date except as a result of the CompuRoute Merger or pursuant to the acceleration of options to acquire Company Stock; (y) there is no adjustment to the Cash Payment pursuant to Section 3.2(d); and (z) the consummation of the Merger pursuant to this Agreement.

                  (d) Adjustment to Cash Payment. The Cash Payment shall be reduced by Twenty-Five Thousand Dollars ($25,000) for each $0.0625 by which the closing price per share of Cerprobe common stock on the Nasdaq National Market on the trading day immediately preceding the Closing is greater than $10.125; provided, however, that in no event shall the Cash Payment be reduced by more than One Hundred Thousand Dollars ($100,000), and in no event shall the Cash Payment be increased as a result of any decline in the price per share of Cerprobe common stock.

                  3.3 Stockholders After the Merger. Immediately after the Merger, Cerprobe will continue as the sole stockholder of Acquisition and the shareholders of Company will, subject to the rights of dissenting shareholders and the terms and conditions of this Agreement, be stockholders of Cerprobe.

                  3.4 Rights of Dissenting Shareholders.

                  (a) CompuRoute. Notwithstanding anything in this Agreement to the contrary, shares of CompuRoute stock that are issued and outstanding immediately prior to the CompuRoute Merger and that are held by shareholders who have not voted such shares in favor of the CompuRoute Merger and who shall have delivered a written demand for appraisal and payment of the fair value of the shareholders' shares in the manner provided in the Texas Business Corporation Act (the "CompuRoute Dissenting Shares"), shall not be exchangeable for any shares of the Cerprobe Stock or any portion of the Cash Payment as provided in
Section 3.2 hereof, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his/her right to appraisal and payment under the Texas Business Corporation Act. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his/her shares shall thereupon be deemed to have been exchanged into and to have become an equal number of shares of Company exchangeable for, upon the Effective Date, the right to receive the number of shares of the Cerprobe Stock and portion of the Cash Payment as provided by Section 3.2 hereof, without interest thereon and subject to the other provisions of Section 3.2 hereof.

                  (b) Company. Notwithstanding anything in this Agreement to the contrary, shares of the Company Stock that are issued and outstanding immediately prior to the Effective Date and that are held by shareholders who have not voted such shares in favor of the Merger and who shall have delivered a written demand for appraisal and payment of the fair value of the shareholders' shares in the manner provided in the Texas Business Corporation Act (the "Dissenting Shares"), shall not be exchangeable for any shares of the Cerprobe Stock or any portion of the Cash Payment as provided in Section 3.2 hereof, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his/her right to appraisal and payment under the Texas Business Corporation Act. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his/her shares shall thereupon be deemed to have been exchanged into and to have become exchangeable for, upon the Effective Date, the right to receive the number of shares of the Cerprobe Stock and portion of the Cash Payment as provided by Section 3.2 hereof, without interest thereon and subject to the other provisions of Section
3.2 hereof.

                  3.5 Company Warrants and Options. No Cerprobe Stock or any other securities of Cerprobe of any nature and type whatsoever, including any options or warrants to acquire the Cerprobe Stock or other securities of Cerprobe shall be issued upon the effectiveness of the Merger. Prior to the Closing, Company shall cause all options, warrants, or other rights to acquire any of the Company Stock or to acquire any securities of Company to have become fully vested, to have been exercised, and to be of no further force or effect.

                  3.6 Treasury Stock of Company. All shares of the Company Stock owned directly or indirectly by Company as treasury stock, shall, upon the Merger, be cancelled and all rights with respect thereto shall cease to exist, and no shares of the Cerprobe Stock shall be issued or exchanged therefor.

                  3.7 Fractional Shares. No fractional shares of the Cerprobe Stock or any scrip shall be distributed upon the exchange of the Company Stock for the Cerprobe Stock, but, in lieu thereof, all such fractional interests, if any, shall be converted into the nearest whole share (half shares being rounded down).

                  3.8 Cerprobe Common Stock and Cash. Subject to the other terms and conditions contained in this Agreement, including but not limited to Section
3.2 hereof, on the Effective Date or as soon thereafter as practicable, but in no event more than thirty (30) days after the effective tender of certificates evidencing the Company Stock for exchange into the Cerprobe Stock and Cash Payment, each of the shareholders of Company shall receive a stock certificate evidencing the appropriate number of shares of the Cerprobe Stock and applicable portion of the Cash Payment. The Cerprobe Stock to be issued pursuant to Section
3.2 hereof, will have been registered under the 1933 Act, and shall be subject to Rule 145 promulgated under the 1933 Act for all Affiliates as defined in Rule
145. The certificates representing the Cerprobe Stock to be issued to all Affiliates will bear the following legend (and stop transfer orders will be placed against the transfer, hypothecation or other disposition thereof with Cerprobe's transfer agent), along with such other legends as Cerprobe deems reasonably appropriate:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO A TRANSACTION SUBJECT TO RULE 145 OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, (ii) PURSUANT TO THE PROVISIONS OF RULE 145 UNDER THE ACT, OR (iii) PURSUANT TO OTHER EXEMPTIONS FROM REGISTRATION UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS, WHICH, IN THE OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, ARE AVAILABLE.

                                   ARTICLE IV
                              Shareholder Approval
                              --------------------

                  4.1 Vote by Shareholders. To the extent required by applicable law, Company, Acquisition and Cerprobe shall each (a) submit this Agreement to their respective shareholders for approval at meetings called and held on such date as is fixed by their respective Board of Directors or by written consent action in lieu of such meetings, but in any event not later than December 31, 1996, and (b) use their respective reasonable best efforts to obtain the affirmative vote or unanimous consent to the Merger, of all shareholders of Company and Acquisition.

                  4.2 Payment of Expenses. Cerprobe and Acquisition shall each bear its own costs and expenses separately incurred in connection with the approval and authorization of the Merger. Subject to the provisions of Section
12.2 hereof, all cost and expenses incurred by Company and CompuRoute in connection with this Agreement and the CompuRoute Merger shall be borne by Company or CompuRoute.

                  4.3 Registration Statement.

                           (a)  Preparation.  As  soon as  practicable  Cerprobe
shall prepare and file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 ("Registration Statement") with respect to the Cerprobe Stock, and shall use its reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable. Cerprobe shall also take such actions required to be taken under applicable blue sky or securities laws in connection with the Cerprobe Stock prior to the Effective Date. Each of Company and CompuRoute shall furnish Cerprobe, and Shrime shall cause each of Company and CompuRoute to furnish Cerprobe, with all information concerning Company and CompuRoute required for use in the
Registration Statement. Each of Company and CompuRoute shall take, and Shrime shall cause each of Company and CompuRoute to take, such other actions as Cerprobe may reasonably request in connection with the preparation of such Registration Statement. None of the information furnished by or on behalf of Company and CompuRoute for use in the Registration Statement shall contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

                           (b) Amendments to Registration Statement.  If, at any
time prior to the meeting of the shareholders of Company, it shall be necessary to amend or supplement the Registration Statement to correct any statement or omission with respect to Company or CompuRoute in order to comply with any applicable legal requirements, Company or CompuRoute shall supply, and Shrime shall cause Company or CompuRoute to supply, the necessary information to Cerprobe.

                                    ARTICLE V
                         Representations and Warranties
                         ------------------------------

                  5.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article V. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Representations and warranties of the parties are initially made as of the date hereof and shall be true and correct as of the Effective Date.

                  5.2   Representations   and   Warranties   of   Cerprobe   and
Acquisition. To induce Company, CompuRoute and Shrime to enter into this Agreement and to perform their respective obligations hereunder, and with full knowledge that Company, CompuRoute and Shrime will rely thereon, Cerprobe and Acquisition represent and warrant the truth, accuracy, and completeness of the following:

                           (a)  Organization.  Cerprobe and Acquisition are each
corporations duly formed, validly existing and in good standing under the laws of the State of Delaware.

                           (b)  Power  and  Authority.   Each  of  Cerprobe  and
Acquisition has full corporate power and authority to execute and deliver this Agreement and the other agreements referenced herein to which Cerprobe or Acquisition is a party, and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery by Cerprobe and Acquisition of this Agreement and the other agreements referenced herein to which Cerprobe and Acquisition are parties, and the consummation of the Merger and the other transactions contemplated hereby and thereby, have been duly authorized and approved by Cerprobe's and Acquisition's Board of Directors, as applicable, and, except for the approval of the Merger by the shareholder of Acquisition as provided in Section 4.1 hereof, no other corporate actions on the part of Cerprobe or Acquisition are required to authorize the execution and delivery of this Agreement, the other agreements referenced herein to which Cerprobe and Acquisition are parties, or the consummation of the Merger or other transactions contemplated hereby or thereby.

                           (c)  Enforceability.  This  Agreement  and the  other
agreements referenced herein to which Cerprobe or Acquisition is a party have been duly executed and delivered by Cerprobe or Acquisition, as applicable, and constitute legal, valid and binding obligations of Cerprobe and/or Acquisition, enforceable against Cerprobe or Acquisition, as applicable, in accordance with their respective terms.

                           (d) Cerprobe Stock.  The Cerprobe Stock,  when issued
pursuant to Section 3.2 hereof, will be duly authorized, validly issued, fully paid and non-assessable.

                           (e) Financial  Statements  of Cerprobe.  Cerprobe has
previously delivered to Company true, complete and correct copies of the following financial statements of Cerprobe and its subsidiaries (the "Cerprobe Financial Statements"): (i) audited consolidated operating statement for the twelve (12) month period ended December 31, 1995, and related notes thereto (the "Audited Cerprobe P&L"); (ii) audited consolidated balance sheet as of December 31, 1995, and related notes thereto (the "Audited Cerprobe Balance Sheet");
(iii) unaudited consolidated operating statement for the nine (9) month period ended September 30, 1996 (the "Unaudited Cerprobe P&L"); and (iv) unaudited consolidated balance sheet as of September 30, 1996 (the "Unaudited Cerprobe Balance Sheet"). The Cerprobe Financial Statements have been prepared from the books and records of Cerprobe and its subsidiaries in accordance with generally accepted accounting principles, applied on a basis consistent with prior periods. Each of the Audited Cerprobe Balance Sheet and Unaudited Cerprobe
Balance Sheet fairly presents the financial condition of Cerprobe and its subsidiaries, on a consolidated basis, as of the respective dates thereof. Each of the Audited Cerprobe P&L and Unaudited Cerprobe P&L fairly presents the results of the operations of Cerprobe and its subsidiaries, on a consolidated basis, for the respective periods then ended. The Cerprobe Financial Statements are attached to Schedule 5.2 (e) hereto.

                           (f) Absence of Changes.  Since  September  30,  1996,
except as disclosed in any reports filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, there has not been any material adverse change in the financial condition or results of operations of Cerprobe and its subsidiaries, considered on a consolidated basis.

                           (g) Absence of Conflicting  Agreements;  Requirements
of Law. Neither the execution and delivery by Cerprobe or Acquisition of this Agreement or any of the other agreements referenced herein to which Cerprobe or Acquisition is a party, nor the consummation of the transactions contemplated hereby or thereby, nor the issuance and delivery of the Cerprobe Stock, will conflict with, violate or result in a breach of or default under (with or without the giving of notice or the passage of time, or both) (i) any organizational document, license, instrument, contract or agreement to which Cerprobe or Acquisition is a party or by which Cerprobe or Acquisition or any of their assets is bound; or (ii) any law, order, rule, regulation, unit, injunction or decree that is applicable to Cerprobe or Acquisition, or any of their assets. Neither the execution and delivery by Cerprobe or Acquisition of this Agreement or the other agreements referenced herein to which Cerprobe or Acquisition is a party, nor the consummation of the transactions contemplated hereby or thereby, will require any consent, permit, license or approval of (other than as provided in Section 4.1), or any filing with, any governmental or private entity, body, or other person, firm or other entity, except for (A) the filing with the Secretary of State of Texas and the Secretary of State of Delaware of the applicable Merger Documents; (B) the filing of the Registration Statement and applicable amendments thereto with the SEC; (C) the filing of applicable blue sky documents; and (D) the eligibility of the Cerprobe Stock for quotation on the Nasdaq National Market.

                           (h)  Accuracy  of  Documents,   Representations   and
Warranties. The copies of all documents furnished to Company or Shrime and their representatives by or on behalf of Cerprobe or Acquisition and its or their representatives are true, complete and correct. No representation or warranty of Cerprobe or Acquisition contained in this Agreement or the other agreements referenced herein to which Cerprobe or Acquisition is a party, and no statement contained in the exhibits, the schedules or the other documents delivered by or on behalf of Cerprobe, Acquisition or its or their representatives pursuant to or in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact, or omits to state any material fact required to be stated herein or therein in order to make the statements contained herein or therein not misleading.

                  5.3 Representations and Warranties of Company and Shrime. To induce Cerprobe and Acquisition to enter into this Agreement and to perform their respective obligations hereunder, and with full knowledge that Cerprobe and Acquisition will rely thereon, Company, CompuRoute and Shrime, jointly and severally, represent and warrant the truth, accuracy and completeness of the following, subject only to the exceptions expressly and specifically set forth in the schedules designated in this Section 5.3, which schedules are either attached hereto or shall be delivered to Cerprobe on or before ten (10) business days following the date hereof (collectively, the "Disclosure Schedules"). Except as otherwise specifically provided herein, for purposes of this Section
5.3 Company means both CROUTE, Inc. and CompuRoute:

                           (a)  Ownership  of Stock.  Appendix  A-1 hereto  sets
forth the name and address of each of the shareholders of record of the Company Stock, as of the date hereof, along with the number and class of shares owned, directly and beneficially of record, by each such shareholder, which shares in the aggregate constitute all of the issued and outstanding shares of CROUTE, Inc. and all of the Company Stock. Shrime has good and marketable title to, and rightful possession of all of the issued and outstanding shares of the Company Stock set forth next to her name on Appendix A-1 hereto. Each and all of the shares of the Company Stock owned, directly and beneficially of record, by Shrime are, and upon the exchange thereof for shares of Cerprobe Stock and cash shall be, free and clear of all liens, claims, rights, charges, encumbrances, and security interests of whatsoever nature or type.

                           (b) Power and  Authority.  Shrime has the full right,
power, authority, and capacity, for herself, and for and on behalf of Company, to execute and deliver this Agreement and the other agreements referenced herein to which Shrime or Company is or will be a party, and to cause Company to consummate the CompuRoute Merger and the Merger, respectively, and the other transactions contemplated hereby and thereby. Company has the full right, power and authority to execute and deliver this Agreement and the other agreements referenced herein to which Company is or will be a party, and to consummate the CompuRoute Merger and the Merger as applicable and the other transactions contemplated hereby and thereby, and such actions have been duly and validly authorized and approved by Company's Board of Directors, and, except for the approval of the CompuRoute Merger and the Merger by the shareholders of Company, no other corporate actions on the part of Company are required to authorize the execution and delivery of this Agreement, the other agreements referenced herein to which Company is a party, or the consummation of the Merger, the CompuRoute Merger or the other transactions contemplated hereby or thereby.

                           (c)  Enforceability.  This  Agreement and each of the
other agreements referenced herein to which Shrime, Company, or any one of them, is a party have been duly executed and delivered by Shrime and/or Company, as applicable, and constitute legal, valid and binding obligations of Shrime and Company, enforceable against Shrime and Company, as applicable, in accordance with their respective terms.

                           (d)  Conflicts;  Consents.  Except  as set  forth  in
Schedule 5.3(d) hereof, neither the execution and delivery by Shrime or Company of this Agreement or any of the other agreements referenced herein to which Shrime or Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will conflict with, violate or result in a breach of or default under (with or without the giving of notice or the passage of time, or both): (i) the Articles of Incorporation or the Bylaws, and any amendments thereto, of Company; (ii) any license, instrument, contract or agreement to which Shrime or Company is a party or by which Shrime or Company or any of the assets of Company is bound; or (iii) any law, order, rule, regulation, writ, injunction or decree that is applicable to Shrime or Company or any of the assets of Company. Neither the execution and delivery by Shrime or Company of this Agreement or any of the other agreements referenced herein to which Shrime or Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will result in the creation of any lien, claim, right, charge, encumbrance or security interest of any nature or type whatsoever with respect to any of the Company Stock or any of the assets of Company. Neither the execution and delivery by Shrime or Company of this Agreement or the other agreements referenced herein to which Shrime or Company is a party, nor the consummation of the transactions contemplated hereby or thereby, will require any consent, permit, license or approval of (other than approval by shareholders of Company), or any filing with, any governmental or private entity, body, or other person, firm or other entity, except for the filing with the Secretary of State of Texas and the Secretary of State of Delaware of the applicable Merger Documents.

                           (e)  Capital  Stock.   CROUTE,  Inc.  has  authorized
capital stock consisting of Twenty Million (20,000,000) shares of common stock, $.01 par value per share, of which Eight Million Five Hundred Ninety-Nine Thousand Eight Hundred Eighty-Eight (8,599,888) shares are presently issued and outstanding and owned, directly and beneficially of record, by the shareholders set forth on Appendix A-1. Each share of the Company Stock has been validly authorized and issued, is fully paid and nonassessable, and is free of preemptive rights of every nature and type. Except for the Company Stock, there are no other authorized or outstanding securities of CROUTE, Inc. of any class, kind or character whatsoever. Except for shares of capital stock to be issued in connection with the CompuRoute Merger, there are no outstanding subscriptions, options, warrants or other rights, agreements or commitments obligating CROUTE, Inc. to issue any additional shares of capital stock, or any options or rights with respect thereto, or any securities convertible into or exchangeable for any shares of capital stock. There are no outstanding obligations of Company, contractual or otherwise, to repurchase, redeem or otherwise acquire any outstanding shares of the capital stock of Company.

                           (f) Subsidiaries and Shareholder  Affiliates.  Except
as disclosed in Schedule 5.3(f) hereto, Company does not have any subsidiaries or any other equity investment in any entity. Except as disclosed in Schedule 5.3(f) hereto, neither Shrime nor any of the shareholders of Company who are employees of Company, and to the knowledge and belief of Company and Shrime, none of the shareholders of Company who are not employees of Company, has any equity investments in any "Shareholder

Affiliates." For purposes of this Agreement, the term "Shareholder Affiliates" shall mean all entities in which a shareholder of Company is an officer or director, or in which a shareholder of Company, directly or indirectly, owns or controls ten percent (10%) or more of the equity securities of the entity, and which entity is engaged in any aspect of the PCB Business.

                           (g)  Organization.  Company  is  a  corporation  duly
organized, validly existing and in good standing under the laws of the State of Texas. The copies of the Articles of Incorporation and Bylaws of Company, and all amendments thereto which are attached to Schedule 5.3(g) hereto, are true, complete and correct copies of such documents, as presently in effect. The minutes of, or the unanimous consents in lieu of, the meetings of the shareholders and/or board of directors of Company that have been delivered to Cerprobe or Acquisition are true, complete and correct copies of such minutes and unanimous consents, and to the knowledge and belief of Shrime after due inquiry, reflect the events that took place at or in lieu of such meetings.

                           (h) Qualification. Company has qualified as a foreign
corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification (all of such jurisdictions are referred to herein collectively as the "Foreign Jurisdictions") or if not so qualified, the failure to be so qualified will not result in a material adverse effect on its financial condition, business, operations or prospects. Schedule 5.3(h) hereto, contains a list of the Foreign Jurisdictions and a list of all addresses at which Company conducts business or owns or holds assets.

                           (i) Assets.

                                     (i) Company has good and  marketable  title
to and rightful possession of all of the assets reflected in the 1996 Balance Sheet (as hereinafter defined) delivered to Cerprobe or Acquisition and attached
Schedule 5.3(s) hereto, and to all of the assets acquired since the date of the 1996 Balance Sheet (other than those assets disposed of after the date of the 1996 Balance Sheet only in the ordinary course of business and not in violation of this Agreement), free and clear of any and all mortgages, liens, pledges, privileges, claims, rights, charges, encumbrances and security interests of whatsoever type or nature, except: (A) liens for current taxes not yet delinquent; and (B) liens and liabilities disclosed in Schedule 5.3(i) hereto.

                                     (ii) The  inventories of Company  reflected
in the 1996 Balance Sheet and those items of inventory acquired after the date of the 1996 Balance Sheet until the Effective Date are carried on the books of account of Company and are stated at not more than the lower of cost or market, with adequate adjustments for obsolete or otherwise not readily marketable items. The inventories of Company are in good and merchantable condition. Since the date of the 1996 Balance Sheet, there have been no write-downs in the value of the inventories or write-offs with respect to the inventories.

                                     (iii) The accounts  receivable  existing on
the books of Company as of the date hereof is One Million One Hundred Fourteen Thousand Five Hundred Fifty-One Dollars and Eighty-Seven Cents ($1,114,551.87) (the "Existing Accounts Receivable"). The Existing Accounts Receivable together with the Accounts Receivable incurred after the date hereof are good and collectible within one hundred eighty (180) days following the Effective Date and none of the accounts receivable are subject to the return of the merchandise or other property, the selling price of which is represented thereby, or to offsets or counterclaims, the extent of which is in excess of an allowance for doubtful accounts of Forty Thousand Four Hundred Twenty-Six Dollars ($40,426).

                                     (iv) The furniture,  fixtures and equipment
of Company reflected in the 1996 Balance Sheet and items of furniture, fixtures and equipment acquired since the date of the 1996 Balance Sheet to the Effective Date are in good working condition.

                           (j) Bank Accounts. Schedule 5.3(j) hereto, sets forth
the name and location of each bank in which Company has an account, lock box or safe deposit box, the number of each such account or box, a description of the contents of each box, the names of all signatories to any account or box and the persons authorized to draw thereon or have access thereto. No power of attorney exists from Company.

                           (k) Ability to Conduct Business. The assets reflected
in the 1996 Balance Sheet and those acquired since the date thereof to the Effective Date, constitute all of the assets and properties of Company, and constitute all of the assets and properties that are necessary to permit Surviving Corporation to continue to conduct its business after the Effective Date in the manner in which its business is presently being conducted by Company.

                           (l)  Real  Property;  Leases.  A true,  complete  and
correct list of all real property of every kind, and all interests in real property, which is owned, leased, occupied, or used by Company is disclosed in
Schedule 5.3(l) hereto.

                           (m) Contracts.  Disclosed in Schedule  5.3(m) hereto,
is a true, complete and correct list of every (written or oral): (i) union, collective bargaining or similar agreement, together with all amendments thereto or interpretations thereof, such as arbitration decisions and the like; (ii) profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, welfare (including, without limitation, retiree welfare benefit) or incentive plan or agreement maintained or sponsored by Company, or to which Company contributes; (iii) plan of Company providing for "fringe benefits" to its employees or former employees, including, but not limited to, vacation, sick leave, severance pay, medical, hospitalization, life insurance and other plans, or related benefits; (iv) employment agreement that is not terminable at will and without penalty on thirty (30) days or less prior written notice or that provides for payments upon or after termination; (v) agency, sales, brokerage, wholesaling, franchise, distributorship or similar agreement or contract; (vi) loan agreement or letter of credit; (vii) personal property lease; (viii) security or pledge agreement;
(ix) mortgage or deed of trust; (x) purchase commitment to, or contract or agreement with, any supplier; (xi) contract or agreement relating to research and development; (xii) license, authority or permit granted by Company to any person or entity; (xiii) contract or agreement to which Company is a party or by which Company or any of its assets is bound, which reasonably may be expected to involve future obligations or benefits in excess of $12,000 in any one calendar year; (xiv) contract or agreement to which Company is a party or by which Company or any of its assets is bound, which is either individually or collectively, material to the financial condition, assets, business or future prospects of Company; (xv) contract or agreement to which Company is a party, or by which Company or any of its assets is bound, regarding or pertaining to the manufacture or supply of any products or services to any customer of Company, whether an individual, corporation or other business entity; and (xvi) contract or agreement to which Company and any of its customers is a party, which is either individually or collectively, material to the financial condition, assets, business or future prospects of Company (the "Material Customer Contracts"). All of the foregoing are referred to in this Agreement individually as a "Contract" and collectively as the "Contracts." Except where the lack of effectiveness or enforceability would not result in a material adverse effect on the financial condition or results of operations of Company, each of the Contracts is in full force and effect and enforceable in accordance with its respective terms and conditions, and will continue as such following the Effective Date and the other transactions contemplated in this

Agreement. Except where such default, termination or waiver would not result in a material adverse effect on the financial condition or results of operations of
Company: (w) there is not existing any default, or event or condition which, with or without the giving of notice or the passage of time, or both, would constitute an event of default, by Company or any other party thereto under any of the Contracts; (x) no party to any of the Contracts has a legal obligation (statutory or contractual) to renegotiate the Contract; (y) no party to any of the Contracts has given any notice of default or termination, nor does Shrime or Company have any reason to believe that such notice will be given; and (z) Company has not waived any material right under or with respect to any of the Contracts. Neither Company nor Shrime believes, nor has any reason to believe, that there is a likelihood that any of the customers of or suppliers to Company will terminate its or their business relationship with Company for any reason whatsoever, including, without limitation, by reason of the CompuRoute Merger, the Merger and/or any change in ownership of Company. Except as specifically disclosed on Schedule 5.3(m) hereto, there is not pending or contemplated, any transactions between Company and any of its shareholders, or between Company and/or any of the Shareholder Affiliates.

                           (n) Insurance.  Schedule  5.3(n)  hereto,  contains a
description (identifying insurer, coverage, premiums, named insured, deductibles and expiration date) of all policies of fire, liability and other forms of insurance that currently are, or at any time within the past five (5) years have been, maintained in force by or for the account of Company with respect to its business and assets (such policies are hereinafter referred to as the
"Policies"). Company has been continuously, and is presently, insured by insurers unaffiliated with Company with respect to its property and the conduct of its business in such amounts and against such risks as are adequate to protect its businesses and assets, including, without limitation, liability insurance. Except as disclosed in Schedule 5.3(n), the insurance coverage provided by the Policies presently in force will not in any material respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated hereby. At no time subsequent to January 1, 1991 has Company been denied insurance or indemnity bond coverage. At no time subsequent to January 1, 1991 has any insurance carrier cancelled or reduced any insurance coverage for Company or given any notice or other indication of its intention to cancel or reduce any such coverage.

                           (o) Intellectual Property.  Company owns or holds all
of the rights to use all trademarks, trade names, fictitious names, service marks, patents and copyrights that are used in the conduct of its business. Disclosed in Schedule 5.3(o) hereto, is a true, complete and correct list of all trademarks, trade names, fictitious names, service marks, patents, copyrights and all registrations or applications with respect thereto, and all licenses or rights under the same which are presently or which have been, during the past two (2) years, owned or used by Company (collectively, the "Trademarks"). To the knowledge and belief of Shrime and Company, none of the matters covered by the Trademarks, nor any of the products or services sold or provided by Company, nor any of the processes used or the business practices followed by Company, infringes or has infringed upon any trademark, trade name, fictitious name, service mark, patent or copyright owned by any person or entity (or any application with respect thereto), or constitutes unfair competition. Except as disclosed in Schedule 5.3(o) hereto,

Company is not obligated to pay any royalty or other payment with respect to any Trademark. To the knowledge and belief of Shrime and Company after due inquiry, no person or entity is producing, providing, selling or using products or services which would constitute an infringement of any of the Trademarks.

                           (p)  Licenses and Permits.  Schedule  5.3(p)  hereto,
contains a true, correct and complete list of all licenses, permits, franchises, certificates, consents, approvals, and authorizations (collectively "Licenses") applied for, issued to, or owned, held or used by Company. Company has all Licenses necessary for the conduct of its business and the ownership and use of its assets, properties, the premises occupied by it and the conduct of its business plans as presently contemplated, except where the failure to have any such Licenses would not result in a material adverse effect on the financial condition or results of operations of Company.

                           (q)  Taxes.  All  federal,   state,  county,   local,
foreign, and other taxes, including without limitation, income, excise, payroll, sales, use, unemployment, social security, occupation, franchise, property, and other taxes, duties or charges (collectively, "Taxes") levied, assessed, or imposed upon Company or its business, assets or properties have been duly and fully paid or have been adequately provided for on the Financial Statements (as hereinafter defined). In addition, all filings, returns, and reports with respect to Taxes required by any foreign or domestic law or regulation to be filed by Company on or prior to the date hereof have been duly and timely filed. There are no agreements, waivers or other arrangements (oral or written) providing for extensions of time with respect to the assessment or collection of unpaid Taxes, nor are there any actions, suits, proceedings, inquiries, investigations or claims of any nature or kind whatsoever now pending or to the knowledge and belief of Shrime and Company after due inquiry threatened, against Company with respect to any such returns or reports, or any such Taxes, or, except for the filing dated June 28, 1996 made by the Company with the Internal Revenue Service requesting a change in accounting method, a copy of which application is attached to Schedule 5.3(q) hereto, any matters under discussion with any federal, state, county, local or other authority relating to Taxes.

                           (r) Labor Disputes; Unfair Labor Practices. Except as
disclosed in Schedule 5.3(r) hereto, there is no pending or to the knowledge and belief of Shrime and Company after due inquiry, threatened labor dispute, grievance, strike or work stoppage involving any of the employees of Company which affects or which may affect the financial condition or results of operations, assets or prospects of Company. There is no pending or to the knowledge and belief of Shrime and Company after due inquiry, threatened charge or complaint against or involving Company or any of its officers or employees, by the National Labor Relations Board, the Occupational Health and Safety Administration, the Department of Labor, or any similar federal, state or local board or agency, or any representative thereof. There are no unfair employment or labor practice charges or complaints presently pending or to the knowledge and belief of Shrime and Company after due inquiry, threatened, by or on behalf of any employee of Company.

                           (s) Financial Statements.

                                     (i) Company  has  previously  delivered  to
Cerprobe and/or Acquisition true, complete and correct copies of the following financial statements of Company (collectively the "Financial Statements"): (a) audited consolidated operating statement for the twelve (12) month period ended December 31, 1993 (the "1993 P&L"); (b) audited consolidated balance sheet as of December 31, 1994 (the "1994 Balance Sheet"), and operating statement for the twelve (12) month period then ended (the "1994 P&L"); (c) audited consolidated balance sheet as of December 31, 1995 (the "1995 Balance Sheet"), and operating statement for the twelve (12) month period then ended (the "1995 P&L"); (d)
unaudited balance sheet as of June 30, 1996 (the "1996 Balance Sheet"), and unaudited operating statement for the six (6) month period then ended (the "1996 P&L"); and (e) unaudited consolidated balance sheet as of June 30, 1996 (the "1996 Consolidated Balance Sheet"), and unaudited consolidated operating statement for the six (6) month period then ended (the "1996 Consolidated Operating Statement"). The Financial Statements have been prepared from the books and records of Company in accordance with generally accepted accounting principles, applied on a basis consistent with prior periods. Each of the 1994 Balance Sheet, 1995 Balance Sheet and 1996 Balance Sheet fairly presents the financial condition of Company as of the respective dates thereof. Each of the 1993 P&L, 1994 P&L and 1995 P&L fairly presents the results of the operations of Company for the respective periods then ended. The 1996 Consolidated Balance Sheet fairly presents the financial condition of Company, on a consolidated basis, as of June 30, 1996. The 1996 Consolidated Operating Statement fairly presents the results of the operations of Company, on a consolidated basis, for the six (6) month period ended June 30, 1996. The Financial Statements are attached to Schedule 5.3(s) hereto.

                                     (ii) The Closing  Financial  Statements (as
hereinafter defined) to be delivered to Cerprobe pursuant to Section 6.2(h) hereof, shall be prepared from the books and records of Company, in accordance with generally accepted accounting principles, applied on a basis consistent with prior periods. The Closing Balance Sheet (as hereinafter defined) will present fairly the financial position of Company as of the date thereof. The Closing P&L (as hereinafter defined) will present fairly the results of the operations of Company for the period then ended. The Consolidated Closing Balance Sheet (as hereinafter defined) will present fairly the financial position of Company, on a consolidated basis, as of the date thereof. The Consolidated Closing P&L will present fairly the results of the operations of Company, on a consolidated basis, for the period then ended.

                           (t) Books and  Records.  The  books  and  records  of
Company with respect to its assets, businesses, operations, properties and prospects have been maintained in accordance with generally accepted accounting principles and in the usual, regular and ordinary manner, and all entries with respect thereto have been made and all transactions have been properly accounted for. All applicable corporate and other laws relating to the maintenance of such books and records have been complied with by Company, except where the failure to comply with such laws would not result in a material adverse effect on the financial condition or results of operations of Company.

                           (u) Liabilities.  Except as either fully disclosed in
Schedule 5.3(u) hereto, or fully and properly reflected on or reserved for in the 1996 Balance Sheet or incurred by Company after the date of the 1996 Balance Sheet only in the ordinary course of business, and not in violation of this Agreement, none of which are either individually or collectively material, and none of which would require accrual or disclosure under generally accepted accounting principles, Company has no: (i) debts, liabilities or obligations of a nature required to be reflected or disclosed in financial statements prepared in accordance with generally accepted accounting principles; or (ii) other debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, relating to or arising out of any act, transaction, circumstance or state of facts which occurred or existed on or before June 30, 1996. Except as disclosed on Scheduled 5.3(u) hereto, since June 30, 1996, Company has not incurred any debts, liabilities or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, other than debts, liabilities and obligations incurred in the ordinary course of business of Company, none of which are either individually or collectively material or incurred in violation of this Agreement and none of which would require accrual or disclosure under generally accepted accounting principles. Schedule 5.3(u) hereto, contains a true, complete and correct list of all contracts and agreements pursuant to which Company has guaranteed or indemnified any debt, liability and obligation of any other person or entity, including, without limitation, the shareholders of Company (including, without limitation, the execution of any document obligating Company with respect to any performance or other bond), or pursuant to which Company has pledged or otherwise encumbered any of its assets (including, without limitation, any document obligating Company with respect to any performance or other bond). Except as disclosed in Schedule 5.3(u) hereto, Company is not indebted to any of its shareholders, nor are any of its shareholders indebted to Company in any amount for any purpose.

                           (v)  Subsequent  Events.   Except  as  set  forth  on
Schedule 5.3(v) hereto, since June 30, 1996, Company has not:

                                     (i)   created  or  suffered  to  exist  any
material liens or encumbrances with respect to any of its assets which have not been discharged, other than liens for nondelinquent taxes;

                                     (ii) sold or transferred  any of its assets
or property (including sales and transfers to any of its shareholders), other than (A) the sale of inventories of products of Company sold in the ordinary course of the business of Company, and (B) the office furniture of George Shrime which will belong to and may be removed by Shrime;

                                     (iii)   suffered  any  material   loss,  or
material interruption in use, of any of its assets or properties (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or Act of God;

                                     (iv)  suffered  any  material  and  adverse
change in its business, business activities, business prospects, or financial condition;

                                     (v) written off any  equipment  as unusable
or obsolete or for any other reason;

                                     (vi) waived any material rights;

                                     (vii)  paid any  shareholder  of Company or
any Shareholder Affiliate except for wages paid to shareholders of Company who are also employees of Company, or been charged by any shareholder of Company or any Shareholder Affiliate for goods sold or services rendered, or paid any shareholder of Company or any Shareholder Affiliate or been charged by any shareholder of Company or any Shareholder Affiliate for corporate overhead expenses, management fees, legal or accounting fees, capital charges, or similar charges or expenses;

                                     (viii)  paid,  declared  or set  aside  any
dividends or other distributions on its securities of any class, or purchased, exchanged or redeemed any of its securities of any class;

                                     (ix)  incurred  or  committed  to incur any
individual capital expenditures in excess of $10,000 or in the aggregate in excess of $25,000;

                                     (x) incurred any  indebtedness for borrowed
money, except as incurred as a result of the equipment lease transaction between Company and First Union as previously disclosed by Company to Cerprobe;

                                     (xi) paid any  compensation or bonus to any
shareholder except in the ordinary course of business or increased the compensation payable to any employee except in the ordinary course of business;

                                     (xii)  except for fees paid to or  incurred
with (A) KPMG Peat Marwick Main & Co., (B) Jones, Day, Reavis & Pogue ("Jones Day") equal to or less than Fifty Thousand Dollars ($50,000), (C) Caldwell Engineering, Inc. and (D) American Safety & Personnel, paid or incurred any management or consulting fees, including, without limitation, fees paid to or incurred with Southwest Securities, Inc. ("Southwest Securities");

                                     (xiii)  hired  any  employee  for an annual
salary in excess of $35,000 other than employees identified on Schedule 5.3(y) hereto;

                                     (xiv)  made any change in its  Articles  of
Incorporation or Bylaws;

                                     (xv)  merged or  consolidated  or agreed to
merge or consolidate with or into any corporation or other entity, other than the CompuRoute Merger and the Merger; and

                                     (xvi) without limitation by the enumeration
of any of the foregoing, entered into any material transaction other than in the usual and ordinary course of business (the foregoing representation and warranty shall not be deemed to be breached by virtue of the entry by Shrime and/or Company into this Agreement or Shrime and Company consummating the CompuRoute Merger, the Merger or the other transactions contemplated hereby).

                           (w) No  Material  Changes.  Except  as set  forth  on
Schedule 5.3(w) hereto, since June 30, 1996, Company has not suffered, or to Company's and Shrime's knowledge and belief after due inquiry, been threatened with, any material adverse change in its business or financial condition, business activities, or business prospects, including, the existence or threat of any labor dispute, or any material adverse change in, or loss of, any material relationship between Company and any of its customers, suppliers or key employees.

                           (x) ERISA.

                                     (i) Except as disclosed in Schedule  5.3(x)
hereto, Company does not maintain, administer or contribute to, and did not at any time during the past three (3) years, maintain, administer or contribute to, any (A) employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) (the employee pension benefit plans disclosed in Schedule 5.3(x) hereto, are hereinafter referred to as the "Pension Plans"); (B) employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not excluded from coverage under specific Titles or Subtitles of ERISA) (the employee welfare benefit plans disclosed in Schedule 5.3(x) hereto, are hereinafter referred to as the "Welfare Plans"); or (C) bonus, deferred compensation, stock purchase, stock option, severance plan, insurance or similar arrangement (the plans, insurance or similar arrangements so disclosed in Schedule 5.3(x) hereto, are hereinafter referred to as the "Employee Benefit Plans").

                                     (ii) All Pension  Plans,  Welfare Plans and
Employee Benefit Plans and any related trust agreements or annuity contracts (or any related trust instruments) are in substantial compliance and have been operated in all material respects in accordance with ERISA, the Code, other federal statutes, state law and the regulations and rules promulgated pursuant hereto. A favorable determination as to the qualification under the Code of each of the Pension Plans intended to be qualified under Section 401(a) of the Code and each amendment thereto has been made by the Internal Revenue Service, and all of the Pension Plans remain qualified under the Code.

                                     (iii) To the knowledge and belief of Shrime
and Company after due inquiry, no Pension Plan, Welfare Plan, "disqualified person" (as such term is used in Section 4975(c)(1) of the Code), nor any of the shareholders of Company, including Shrime, has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) other than any such transaction which is exempt under Section 408 of ERISA or Section 4975(d) of the Code.

                                     (iv) Company has not incurred any liability
to the Pension Benefit Guaranty Corporation ("PBGC") as a result of the voluntary or involuntary termination of any Pension Plan subject to Title IV of ERISA; there is currently no active filing by Company with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Pension Plan subject to Title IV of ERISA that is maintained or funded, in whole or in part, by Company, and Company has not made a complete or partial withdrawal from a multi-employer plan, as such term is defined in Section 3(37) of ERISA, resulting in "withdrawal liability," as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

                           (y)  Employees  and   Consultants.   Schedule  5.3(y)
hereto, contains a true and complete list of all of the employees of Company and such list correctly reflects their salaries, hourly wages, other compensation (other than benefits under Employee Benefit Plans, Pension Plans, or Welfare Plans), dates of employment and titles. Except as disclosed in Schedule 5.3(y) hereto, there are no oral or written agreements or other arrangements with respect to employees or consultants to which Company is a party or by which Company is bound. Except for claims that may arise pursuant to any law, order, rule, regulation, writ, injunction or decree relating to discrimination on the basis of age, sex, race, disability or religion, the employment of each employee of Company is terminable at will, without cost to Company. Except as disclosed in Schedule 5.3(y) hereto, Company does not owe any past or present employee any sum other than for accrued wages or salaries for the current payroll period, reimbursable expenses, accrued vacation and holiday pay and sick leave rights.

                           (z)  Litigation.  Except  as  disclosed  in  Schedule
5.3(z) hereto, there is no litigation or proceeding, in law or in equity, and there are no proceedings or investigations or inquiries before any commission or other governmental or administrative authority, pending or, to the knowledge and belief of Company and Shrime after due inquiry, threatened, against Company with respect to or affecting the business or financial condition of Company, or the consummation of the CompuRoute Merger, the Merger or the other transactions contemplated herein, or with respect to or affecting the Pension Plans, Welfare Plans or Employee Benefit Plans of Company, or the use of the assets of Company (whether by Cerprobe or the Surviving Corporation after the Effective Date or by Company prior thereto).

                           (aa) Unasserted  Claims.  To the knowledge and belief
of Company and Shrime after due inquiry, there are no facts which, if known by a potential claimant or governmental authority, would give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to Company, would have a material adverse effect on the business, business prospects, or financial condition of Company, the consummation of the CompuRoute Merger, the Merger or the other transactions contemplated herein, or the use of the assets or properties of Company after the Effective Date.

                           (ab) Absence of Product or Service Warranties. Except
as disclosed in Schedule 5.3(ab) hereto, or included in Schedule 5.3(m) hereto, neither Company nor any officer, director, employee or agent of Company has made any written, or to Company's and Shrime's knowledge and belief after due inquiry, any oral, warranties with respect to the quality or absence of defects of the products or services of Company that Company has sold or performed and which are in force as of the date hereof. There are no material claims pending or anticipated or threatened against Company with respect to the quality of or absence of defects in such products or services. Company has not been required to pay direct, incidental, or consequential damages to any person in connection with any of such products or services at any time during the five (5) year period preceding the date hereof.

                           (ac)  Absence of  Judicial  Orders.  Company is not a
party to any decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any governmental authority) with respect to or affecting its properties, assets, personnel, business activities, or business prospects.

                           (ad) Compliance with Law. Company is not in violation
of, or delinquent in respect to, any decree, order or arbitration award or law or regulation of or agreement with, or any license or permit from, any governmental authority to which any of its properties, assets, personnel or business activities are subject, including, without limitation, laws and regulations and the common law relating to occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religion and age discrimination, and the environment, the delinquency or violation of which would have a material adverse effect on the financial condition or results of operations of Company. Company has not received notice of any violation of a type referred to in any portion of this Section 5.3(ad).

                           (ae)  Hazardous  Materials.  Except as  disclosed  in
Schedule 5.3(ae), there has been no storage, treatment, generation, discharge, transportation or disposal of medical, industrial, toxic or hazardous substances or solid or hazardous waste (hereinafter, collectively "Hazardous Substances") by or on behalf of Company, in violation of any foreign, Federal, state or local law, statute, rule or regulation or the common law or any decree, order, arbitration award or agreement with or any license or permit from any foreign, Federal, state or local governmental authority. Except as disclosed in Schedule 5.3(ae), there has been no spill, discharge, leak, emission, injection, escape, dumping, or release (hereinafter, collectively "Release") of any kind by, on behalf of or attributable to Company into the environment (including, without limitation, into air, soil, water or ground water) of any materials including, without limitation, Hazardous Substances, as defined under any foreign, Federal, state or local law, statute, rule or regulation other than those Releases permissible under such law, statute, rule or regulation or allowable under applicable permits. Schedule 5.3(ae) hereto, sets forth a complete list of all aboveground and underground storage tanks, vessels, and related equipment and containers that are subject to foreign, Federal, state or local laws, statutes, rules or regulations, and sets forth their present contents, what the contents have been at any time in the past, and what program of remediation, if any, is contemplated or has been accomplished with respect thereto.

                           (af) Net  Worth.  As of the date  hereof,  and on the
Effective Date, the net worth (total assets less total liabilities)of Company on a consolidated basis, is not less than One Million Eight Hundred Fifty-Six Thousand Four Hundred Ninety- Seven Dollars ($1,856,497); provided, however, that the fees incurred by Company Southwest Securities shall not be deducted in determining the net worth of Company.

                           (ag) Current Ratio. As of the date hereof,  and as of
the Effective Date, the current ratio (current assets to current liabilities) of Company on a consolidated basis, is equal to or better than 1.7 to 1; provided, however, that the fees incurred by Company with Southwest Securities shall not be included in the calculation of current ratio.

                           (ah)  Accuracy  of  Documents,   Representations  and
Warranties. The copies of all documents furnished to Cerprobe, Acquisition, or any of its or their representatives by or on behalf of Company, Shrime or any of her, its or their representatives, are true, complete and correct. No representation or warranty of Company or Shrime contained in this Agreement or the other agreements to be executed by Company or Shrime pursuant hereto, and no statement contained in the exhibits, the schedules or the other documents delivered by or on behalf of Company or Shrime, or her, its or their representatives pursuant to or in connection with this Agreement or the other agreements to be executed by Shrime or Company pursuant hereto, or any of the transactions contemplated hereby or thereby, contains any untrue statement of a material fact, or omits to state any material fact required to be stated herein or therein in order to make the statements contained herein or therein not misleading.

                                   ARTICLE VI
                          Conduct Prior to the Closing
                          ----------------------------

                  6.1 General. Except as otherwise specifically provided herein, for purposes of this Article VI, Company means both CROUTE, Inc. and CompuRoute.

                  6.2 Conduct by Shrime and Company. Between the date hereof and the Effective Date:

                           (a) Access to Records. Shrime shall cause Company to,
and Company and its employees, officers, agents, representatives and accountants shall (i) fully cooperate with Cerprobe and Acquisition in the conduct by Cerprobe and Acquisition of their due diligence review of Company, (ii) allow the officers, employees, attorneys, consultants and accountants of Cerprobe and Acquisition access during normal business hours to all of the properties, books, contracts, documents and records of Company, and (iii) furnish to Cerprobe and Acquisition such information as they may at any time and from time to time reasonably request.

                           (b) Business in Ordinary  Course.  Shrime shall cause
Company, and Company shall, carry on its business and affairs as heretofore carried on, and except in the usual and ordinary course of its business in accordance with the past practices of Company, Shrime shall not permit Company to and Company shall not, order, purchase or lease any products, inventory, equipment, personalty or other items, or dispose of any of Company's assets or leased property, or prepay any of its material obligations, incur any liabilities or obligations, hire or discharge any employee or officer or, without limitation by specific enumeration of the foregoing, enter into any other transaction. Without limiting the generality of the foregoing, Shrime shall not permit Company to, and Company shall not itself, without the prior written notice to Cerprobe with respect to all of the items below, and the prior written consent of Cerprobe with respect to items (i), (xii) and (xiv) below:

                                     (i)  create or suffer to exist any liens or
encumbrances with respect to any of the assets or properties of Company which shall not be discharged prior to the Effective Date, other than liens for nondelinquent taxes or liens that may be incurred in connection with the equipment lease transaction between Company and First Union as previously disclosed by Company to Cerprobe;

                                     (ii) incur any  indebtedness  for  borrowed
money, except as incurred as a result of the equipment lease transaction between Company and First Union as previously disclosed by Company to Cerprobe;

                                     (iii) sell or transfer any material  assets
or properties (including sales and transfers to any of the shareholders of Company), except for (A) sales of inventories of products of Company which sales shall only be made in the ordinary course of the business of Company and (B) the transfer of the office furniture of George Shrime to Shrime;

                                     (iv) acquire or enter into any agreement or
understanding (oral or written) to acquire the stock or assets of any other person, firm, corporation or other entity;

                                     (v) make any material change in the conduct
or nature of any aspect of the business of Company, whether in the ordinary course of business or not, or whether or not the change has or will have a material adverse affect on the business activities, financial condition, or business prospects of Company;

                                     (vi) waive any material rights;

                                     (vii) pay any shareholder of Company or any
Shareholder Affiliate except for wages paid to any shareholder of Company who is also an employee of Company, or be charged by any shareholder of Company or any Shareholder Affiliate for goods sold or services rendered, or be charged by any shareholder of Company or any Shareholder Affiliate for corporate overhead expenses, management fees, legal or accounting fees, capital charges, or similar charges or expenses;

                                     (viii)   incur  or   commit  to  incur  any
individual capital expenditures in excess of $10,000, or in the aggregate in excess of $25,000;

                                     (ix)  amend  employment  contracts  or  the
terms and conditions of employment of any officer, director or employee earning total annual compensation in excess of $50,000, other than normal merit and cost of living increases to employees in accordance with the general prevailing practices of Company existing prior to the date of this Agreement;

                                     (x)  except  for fees  paid to or  incurred
with (A) KPMG Peat Marwick Main & Co., (B) Jones Day equal to or less than Fifty Thousand Dollars ($50,000), (C) Caldwell Engineering, Inc., and (D) American Safety & Personnel, pay or incur any management or consulting fees, including, without limitation, fees paid to or incurred with Southwest Securities, Inc. ("Southwest Securities");

                                     (xi) hire any  employee  who shall  have an
annual salary in excess of $35,000;

                                     (xii)  make any change in the  Articles  of
Incorporation or Bylaws of Company;

                                     (xiii)  merge  or  consolidate  or agree to
merge or consolidate with or into any corporation or other entity, other than the CompuRoute Merger or the Merger;

                                     (xiv)  make or permit  Company  to make any
distribution to any of its shareholders with respect to the Company Stock or other securities, if any, of Company; or

                                     (xv) enter into any transaction  other than
in the usual and ordinary course of business, except as is associated with the CompuRoute Merger or the Merger as contemplated herein.

                           (c) Business.  Company shall retain, and Shrime shall
use her reasonable best efforts to cause Company to retain the business of Company intact.

                           (d)  Exclusivity.   Shrime  will  not  negotiate  the
acquisition of Company and/or the Sanden Property (as hereinafter defined) with any other person, firm or entity, other than Cerprobe and Acquisition, and will not herself, nor permit Company to, directly or indirectly, enter into any discussion with, or disclose any information in relation to, the Sanden Property or the capital stock or assets of Company to any other person, firm, or other entity prior to December 31, 1996, with a view to the sale or exchange of the Sanden Property or the assets or capital stock of Company, including, without limitation, the Company Stock or any portion thereof.

                           (e) Equitable Relief.  Shrime and Company acknowledge
that the covenants contained in paragraph (d) of this Section 6.2 are a material inducement for Cerprobe and Acquisition to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Accordingly, Shrime and Company acknowledge that the restrictions contained in paragraph (d) of this
Section 6.2 are reasonable and necessary for the protection of the business of Cerprobe, Acquisition, Company, and the future business of the Surviving Corporation, and that a breach of any such restriction could not adequately be compensated by damages in an action at law. In the event of a breach or threatened breach by Shrime or Company of any of the provisions of paragraph (d) of this Section 6.2, Cerprobe and/or Acquisition shall be entitled to obtain, without the necessity of posting bond therefor, an injunction (preliminary or permanent, or a temporary restraining order) restraining Shrime and/or Company from the activity or threatened activity constituting or which would constitute a breach, as well as damages and an equitable accounting of all earnings, profits and other benefits arising from a violation, which right shall be cumulative and in addition to any other rights or remedies to which Cerprobe and/or Acquisition may be entitled.

                           (f)  Consents.  Company  and  Shrime  shall use their
commercially reasonable best efforts and make every good faith attempt to obtain any and all consents and estoppel letters reasonably requested by Cerprobe or Acquisition to or in connection with the assignment of, or alternate arrangements satisfactory to Cerprobe and Acquisition with respect to, any contract, lease, license, permit, agreement, or other instrument, which is to be an asset of the Surviving Corporation, or which may be necessary, appropriate, or required in order to permit the conduct of the business and operations of the Surviving Corporation after the Effective Date to be in all respects the same as the conduct of the operations of Company prior to the Effective Date.

                           (g) Vote for  Merger.  Shrime  shall  vote all of her
shares of the Company Stock in favor of the Merger, and CRoute, Inc. will, and Shrime will cause CRoute, Inc. to, vote all of its stock of CompuRoute in favor of the CompuRoute Merger.

                           (h)  Closing  Financial  Statements.   Prior  to  the
Closing, Company shall deliver to Cerprobe the following financial statements (collectively, the "Closing Financial Statements"): (i) unaudited balance sheet of Company as of the month-end immediately preceding the date of the Closing (the "Closing Balance Sheet"); (ii) unaudited operating statement of Company, for the year-to-date period ending as of the month-end immediately preceding the date of the Closing (the "Closing P&L"); (iii) unaudited consolidated balance sheet of Company and CompuRoute dated as of the month-end immediately preceding the date of the Closing (the "Consolidated Closing Balance Sheet"); and (iv) unaudited consolidated operating statement of Company and CompuRoute for the year-to-date period ending as of the month-end immediately preceding the date of the Closing (the "Consolidated Closing P&L").

                  6.3 Joint Obligations of Cerprobe, Acquisition, Shrime and Company. Between the date hereof and the Effective Date:

                           (a) Notice.  Each party shall promptly give the other
party written notice of the existence or occurrence of any condition which would make any representation or warranty of the notifying party untrue or which might reasonably be expected to prevent the consummation of the CompuRoute Merger, the Merger or the other transactions contemplated herein.

                           (b) Performance. No party shall intentionally perform
or omit to perform any act which, if performed or omitted, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty contained herein of that party being untrue in any material respect as of the date hereof and as if originally made on and as of the Effective Date.

                           (c) Approval of Merger. The parties hereto shall take
all actions necessary to cause the Boards of Directors of each of Acquisition and Company to approve the Merger and the CompuRoute Merger, as applicable, and to submit the issue of the Merger or the CompuRoute Merger, as applicable, to their respective shareholders.

                           (d)  Confidentiality  and  Non-Solicitation.  If  the
Merger is not consummated for any reason whatsoever, (i) the parties shall return all written material obtained in connection with the proposed Merger to the party from whom such information was obtained, and shall keep confidential any confidential information that was acquired in connection with the proposed Merger and shall not use such confidential information to unfairly compete with the other parties for a period of two (2) years following the date of this Agreement; and (ii) neither party shall directly or indirectly solicit for employment any individual currently employed by another party for a period of two (2) years following the date of this Agreement. If the Merger is consummated, Shrime and the shareholders, officers, directors, agents and representatives of Company shall keep confidential any confidential information with respect to Company, Cerprobe and Acquisition and shall not use such confidential information to unfairly compete with Cerprobe or the Surviving Corporation.

                           (e) Severability.  Each and every provision set forth
in each of Sections 6.2(d) and 6.3(d) is independent and severable from the others, and no provision shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part. The parties hereto agree that if any provision of each of Sections 6.2(d) and 6.3(d) shall be declared by a court of competent jurisdiction to be unenforceable for any reason whatsoever, the court may appropriately limit or modify such provision, and such provision shall be given effect to the maximum extent permitted by applicable law.

                  6.4 Intercompany Obligations. Immediately prior to the Effective Date, (a) all Intercompany Obligations (as hereinafter defined) shall be deemed to have been paid in full and there shall be no further obligation or liability with respect to any Intercompany Obligations existing as of the Effective Date, and (b) Shrime and Company shall obtain the release of any lien securing any Intercompany Obligation. For purposes of this Agreement, "Intercompany Obligations" means all intercompany notes, cash advances, payables, and accrued benefits between Shrime and any affiliate of Shrime, including but not limited to, Micro Star, Inc., on the one hand, and Company or any affiliate of Company, on the other hand.

                                   ARTICLE VII
                         Conditions Precedent to Closing
                         -------------------------------

                  7.1 Conditions Precedent to Shrime's and Company's Obligations. The obligation of Shrime and Company to consummate the Merger and other transactions contemplated herein is subject to fulfillment by Cerprobe or Acquisition, or written waiver by Shrime and Company, of each of the following conditions precedent on or prior to the Effective Date:

                           (a)  Representations  and Warranties.  Each and every
representation and warranty made by Cerprobe and Acquisition shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Effective Date.

                           (b)  Release of  Guaranties.  Acquisition  shall have
secured the release from liability for any personal guaranty issued by George P. Shrime, Shrime or any of the other shareholders of Company with respect to any liability of Company or CompuRoute for borrowed money. In addition, as to any personal guaranty issued by George P. Shrime, Shrime or any of the other shareholders of Company with respect to any liability of Company or CompuRoute for matters other than borrowed money shall have been released, or Company shall deliver an Agreement of Indemnification, in form and content mutually satisfactory to Company and the party to be indemnified, pursuant to which, Company will agree to indemnify such person from liability for any such personal guaranty issued by them as a shareholder of Company.

                           (c)   Cerprobe's   and   Acquisition's    Obligations
Performed. All obligations of Cerprobe and Acquisition to be performed hereunder, through and including the Effective Date, shall have been performed in all material respects.

                           (d) Cerprobe's and Acquisition's Closing Certificate.
Cerprobe and Acquisition shall have executed a closing certificate, dated as of the Effective Date, in form and content substantially similar to Exhibit A attached hereto (the "Cerprobe Closing Certificate").

                           (e)   Registration   Statement.    The   Registration
Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                           (f) Real Estate.  Cerprobe  shall have purchased from
Shrime, and Shrime shall have sold to Cerprobe, the land and buildings located at 10365 Sanden Drive, Dallas, Texas (the "Sanden Property").

                           (g) Lock-Up and Registration Agreement.  With respect
to Shrime's shares of the Cerprobe Stock, Cerprobe shall have executed and delivered to Shrime a Lock-Up and Registration Agreement, in form and content substantially similar to Exhibit B attached hereto (the "Lock-Up and Registration Agreement").

                           (h)  Approvals  of Merger.  The sole  shareholder  of
Acquisition shall have taken all necessary actions to approve the Merger.

                           (i) Merger Documents. The Merger Documents shall have
been filed with and accepted for filing by, the Secretary of State for each of the States of Texas and Delaware.

                           (j) Legal  Opinion.  Shrime  and  Company  shall have
received an opinion of O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A., counsel for Cerprobe and Acquisition, dated as of the Effective Date, in form and content substantially similar to Exhibit C attached hereto (the "Cerprobe Legal Opinion").

                           (k)  Closing  Price of  Cerprobe  Stock.  The closing
price of Cerprobe common stock on the Nasdaq National Market on the trading day immediately preceding the Closing shall not be less than Seven Dollars ($7.00) per share.

                           (l) No Suit,  Proceeding or  Investigation.  No suit,
proceeding, inquiry or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek damages on account of, the consummation of the CompuRoute Merger, the Merger or any other transactions contemplated herein.

                  7.2 Conditions Precedent to Cerprobe's and Acquisition's Obligations. Except as otherwise specifically provided herein, for purposes of this Section 7.2, Company means both CROUTE, Inc. and CompuRoute. The obligation of Cerprobe and Acquisition to consummate the transactions contemplated hereby are subject to the fulfillment by Shrime and Company, or written waiver by Cerprobe and Acquisition, of each of the following conditions precedent on or prior to the Effective Date:

                           (a)  Representations  and Warranties.  Each and every
representation and warranty made by Shrime and/or Company shall be true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Effective Date.

                           (b) Shrime's and Company's Obligations Performed. All
obligations of Shrime and Company to be performed hereunder through and including the Effective Date shall have been performed in all material respects.

                           (c)  Approvals  and  Consents.  All of the  consents,
approvals and estoppel letters referred to in Section 6.2(f) shall have been obtained and, to the extent licenses, authorities or permits held by Company will not be legally effective after the Effective Date, Cerprobe or Acquisition shall have either obtained licenses, authorities and permits for Company on substantially the same terms as such licenses, authorities and permits were originally issued to Company, or shall have obtained binding commitments from the applicable authorities to issue such licenses, authorities and permits to the Surviving Corporation following the Effective Date. Cerprobe and Acquisition shall have received all necessary consents to the Merger as deemed by either of them, their consultants or lawyers, to be reasonably necessary or appropriate with respect to the Merger or the business or assets of Company.

                           (d)   Registration   Statement.    The   Registration
Statement shall have become effective under the 1933 Act and shall not be the subject of any stop order or proceedings seeking a stop order.

                           (e) Closing Certificate of Shrime.  Shrime shall have
each executed a closing certificate, dated the Effective Date, in form and content substantially similar to Exhibit D attached hereto ("Closing Certificate of Shrime").

                           (f) Lock-Up and Registration Agreement.  Shrime shall
have executed and delivered to Cerprobe the Lock-Up and Registration Agreement.

                           (g) Environmental  Reports.  Cerprobe and Acquisition
shall have received reports, in form and content satisfactory to Cerprobe and Acquisition, in the exercise of Cerprobe's and Acquisition's sole discretion, from Cerprobe's and Acquisition's independent environmental consultants and its legal counsel, concerning the properties presently used by Company, including, without limitation, the properties located at 1041 Jupiter Street, Garland, Texas, the Sanden Property, and the property formerly used by CompuRoute located at 2511 National Drive, Garland, Texas (the "National Property"), which reports shall be based in part on the results of a Phase I and, with respect to the National Property, a Phase II environmental site assessment which Company, shall cause to be completed prior to the date of the Closing.

                           (h) National  Property.  As of the  Closing,  Company
shall not have any liabilities or obligations, including, without limitation, any liability or obligation with respect to the environment, with respect to the real property and buildings located at the National Property. As of the Closing, Company shall have completed the Phase II environmental site assessment and all necessary remediation with respect to the National Property.

                           (i) Real Estate.  Cerprobe  shall have purchased from
Shrime, and Shrime shall have sold to Cerprobe, the Sanden Property.

                           (j) Escrow and Security Agreement.  Shrime shall have
executed an Escrow and Security Agreement, in form and content substantially similar to Exhibit E attached hereto (the "Escrow and Security Agreement").

                           (k) General  Release.  Shrime  shall have  executed a
General Release, in form and content substantially similar to Exhibit F attached hereto (the "General Release").

                           (l)  Employment  Agreements.  Acquisition  shall have
entered into Employment Agreements with Gary Fuller, Tom McMinn, Terry Ritz and Phil Walden on terms and conditions satisfactory to Acquisition and such individuals.

                           (m)  Material   Customer   Contracts.   All  Material
Customer Contracts, if any, of Company in effect as of the date of this Agreement shall be in effect as of the Effective Date, and Company shall have obtained all necessary consents and approvals of the change of control and ownership of Company from applicable customers.

                           (n)  Company  Options and  Warrants.  There shall not
exist any outstanding subscriptions, options, warrants or other rights, agreements or commitments obligating Company to issue any additional shares of the capital stock, or any options or rights with respect thereto, or any securities convertible into or exchangeable for any shares of the capital stock or other securities of Company.

                           (o) Approvals of Merger.  The shareholders of CROUTE,
Inc., by a vote of such shareholders holding of record not less than ninety percent (90%) of the Company Stock, shall have taken all actions reasonably deemed appropriate and necessary to approve the Merger.

                           (p)  Dissenters.  Dissenters  Rights  under the Texas
Business Corporation Act shall not have been effectively preserved as of the Effective Date by holders of more than five percent (5%) of Company Stock.

                           (q) Merger Documents. The Merger Documents shall have
been filed with, and accepted for filing by, the Secretary of State for each of the States of Texas and Delaware.

                           (r) Disclosure  Schedules.  Cerprobe and  Acquisition
shall have received from Shrime and Company the Disclosure Schedules referred to in Section 5.3 hereof and all amendments and modifications thereto delivered pursuant to Section 12.1, and Cerprobe and Acquisition shall, in the exercise of their sole discretion, be satisfied with the nature and extent of the disclosures made therein and the representations and warranties of Shrime as modified by the disclosures contained in the Disclosure Schedules.

                           (s) Legal  Opinion.  Cerprobe and  Acquisition  shall
have received an opinion of Jones Day, counsel for Shrime and Company, dated as of the Effective Date, in form and content substantially similar to Exhibit G attached hereto (the "Company Legal Opinion").

                           (t) Restrictive Covenant Agreement. Shrime shall have
executed a Restrictive Covenant Agreement, in form and content substantially similar to Exhibit H attached hereto (the "Restrictive Covenant Agreement").

                           (u)  Indemnification  Agreement.  Shrime  shall  have
executed an Indemnification Agreement, in form and content substantially similar to Exhibit I attached hereto.

                           (v) The CompuRoute  Merger.  Immediately prior to the
Closing, the CompuRoute Merger shall have been consummated pursuant to which (i) shareholders of CompuRoute shall have received one share of CROUTE, Inc. for each share of CompuRoute without regard to any restrictions thereon; (ii) all options to acquire shares of CompuRoute shall have been converted to options to acquire an equal number of CROUTE, Inc. shares at the same exercise price; and
(iii) all shares of CompuRoute stock owned by CROUTE, Inc. shall have been cancelled.

                                  ARTICLE VIII
                                     Closing
                                     -------

                  8.1 Time and Place of Closing. The closing of the Merger (the "Closing") shall take place on or before December 31, 1996, at 10:00 a.m., local time, at the offices of Jones Day, 2300 Trammel Crow Center, 2001 Ross Avenue, Dallas, Texas, or such other date, or at such other place, as shall mutually be agreed upon by the parties hereto.

                  8.2 Form of Documents. At the Closing, all documents which Shrime and Company shall deliver shall be in form and content reasonably satisfactory to Cerprobe and Acquisition and their legal counsel, and all documents which Cerprobe and Acquisition shall deliver shall be in form and content reasonably satisfactory to Shrime and Company and their legal counsel.

                                   ARTICLE IX
                         Post Effective Date Obligations
                         -------------------------------

                  9.1 Further Acts. The parties shall execute such further documents, and perform such further acts, as may be necessary to consummate the CompuRoute Merger, the Merger, and the other transactions contemplated herein on the terms herein contained, and to otherwise comply with the terms of this Agreement.

                  9.2 Exchange. Within thirty (30) days of the Effective Date, Cerprobe shall deliver to each of the shareholders of Company for execution, documents for the exchange of their shares of the Company Stock for their respective portion of the Cerprobe Stock and Cash Payment.


                                    ARTICLE X
                                 Indemnification
                                 ---------------

                  10.1     Indemnification by Shrime.

                           (a)  General.   Except  as   otherwise   specifically
provided herein, for purposes of this Article X, Company means both CROUTE, Inc. and CompuRoute.

                                     (i) Subject to Sections 10.3, 10.4 and 10.5
hereof and to the following Subsections (ii) and (iii), Shrime shall defend, indemnify and hold Cerprobe, Surviving Corporation, and their officers, directors and shareholders harmless for, from and against any and all damages, losses, liabilities (absolute and contingent), fines, penalties, costs and expenses (including, without limitation, reasonable counsel fees and costs and expenses incurred in the investigation, defense or settlement of any claim covered by this indemnity) ("Losses") with respect to or arising out of any demand, claim, inquiry, investigation, proceeding, action or cause of action ("Claim") which Cerprobe, Surviving Corporation, or their officers, directors and shareholders may suffer or incur by reason of: (a) the inaccuracy of any of the representations or warranties of Shrime and/or Company contained in this Agreement, or any of the agreements, certificates, documents, exhibits or schedules delivered in connection with this Agreement; (b) the failure to comply with, or the breach or default by Shrime or Company of any of the covenants, warranties or agreements made by Shrime and/or the Company contained in this Agreement, or any of the agreements, certificates, documents, exhibits or schedules delivered in connection with this Agreement; (c) any untrue or alleged untrue statement of material fact contained in any information furnished to Cerprobe by Shrime or Company for use in the Registration Statement, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which made, not misleading; and (d) the failure to deliver to the shareholders of Company a copy of the prospectus portion of the Registration Statement and any amendments thereto after Cerprobe has furnished Company with copies thereof.

                                     (ii)    Notwithstanding    the    foregoing
Subsection (i), Shrime's indemnification obligations shall be limited as set forth in this Subsection (ii) and Subsection (iii). At the Effective Date, an escrow ("Escrow") shall be established with a bank or trust company (the "Escrow Agent") mutually agreeable to Cerprobe and Shrime on the terms established in the Escrow and Security Agreement, for one hundred fifty thousand (150,000) shares of the Cerprobe Stock (the "Escrow Shares"). At the Effective Date, Shrime shall deliver to the Escrow Agent a certificate or certificates for the Escrow Shares, together with assignments separate from the certificate or certificates executed in blank. Subject to the terms and conditions of the Escrow and Security Agreement, upon the first anniversary of the Effective Date the number of Escrow Shares shall be reduced to one hundred thousand (100,000) shares, and fifty thousand (50,000) shares shall be delivered to Shrime by the Escrow Agent as soon as practicable, and upon the second anniversary of the Effective Date, the remaining Escrow Shares shall be delivered to Shrime by the Escrow Agent as soon as practicable. The shares so delivered to the Escrow Agent are herein referred to as the "Escrow Fund". Except for liabilities or inaccuracies in representations and warranties relating to: (1) ownership and title to any of the assets of Company; (2) ownership and title to the capital stock of Company; (3) competency to execute and deliver documents to effect the transactions contemplated in this Agreement, and the legal, binding and enforceable nature hereof and thereof; (4) taxes; and (5) the environment, the Escrow Fund shall constitute the sole source of relief for any breach of the representations and warranties made in this Agreement, and any of Shrime's indemnification obligations hereunder.

                                     (iii)  Not   withstanding   the   foregoing
Subsections (i) and (ii), Shrime's indemnification obligations shall be limited to and shall not exceed $7,171,800.

                           (b) Environmental. Shrime shall defend, indemnify and
hold harmless Cerprobe, the Surviving Corporation, and their officers, directors and shareholders for, from and against any and all Losses with respect to or arising out of any Claim which Cerprobe, the Surviving Corporation, or their officers, directors and shareholders may suffer or incur by reason of:

                                     (i)   any    generation,    transportation,
storage, treatment or disposal of Hazardous Substances (as defined in 5.3 (ae)) by or on behalf of Company occurring on or prior to the Effective Date including, without limitation, any waste or other disposal activities or discharges which occurred at a facility on which a portion of Company's (or its predecessors') business was conducted, any waste or other disposal activities or discharges which occurred off of any such facility with regard to wastes and other substances generated on such facility, and any waste or other disposal activities or discharges which occurred on real estate at any time whether or not Company (or its predecessors) owned or leased such real estate at the time such waste or other disposal activities or discharges were engaged in, and whether or not Company performed such waste or other disposal activities or discharges;

                                     (ii) any  Releases (as defined in 5.3 (ae))
or threatened Releases as defined now or in the future under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, P.L. 96-510, as amended or reauthorized from time to time, or any other similar Federal, state or local laws, statutes, rules or regulations occurring on or prior to the Effective Date, including, but not limited to, both those releases or of Hazardous Substances incidents involving potential or actual environmental contamination which required notification or reporting to appropriate Federal, state or local officials or agencies, or clean-up or remedial activities and those releases or incidents which occurred prior to the Effective Date, of any requirements imposing such notification or reporting obligations or clean-up or remedial activities, but which would have been subject to such obligations if they had occurred subsequent to the effective date of such requirements;

                                     (iii)  any  discharges  by or on  behalf of
Company or as a result of any activities by or on behalf of Company to surface waters or groundwaters occurring on or prior to the Effective Date;

                                     (iv) any air emissions of Company occurring
on or prior to the Effective Date;

                                     (v)   the   exposure   of   and   resulting
consequences to any persons, including, but not limited to, past or present employees of Company or the Surviving Corporation, to any mineral, chemical or industrial product, raw material intermediate, by-product or medical or other waste, or substance created, generated, processed, handled or originating at a facility at which Company (or any of its predecessors) conducted business on or prior to the Effective Date or otherwise used by Company (or any of its or their predecessors) in the conduct of its business;

                                     (vi)  any  violations  by or on  behalf  of
Company or any other activity by or on behalf of Company occurring on or prior to the Effective Date of Federal, state or local (A) environmental laws, or (B) occupational or employee health and safety laws;

                                     (vii) any and all actions,  failures to act
and negligence by or on behalf of Company in monitoring, maintaining and upkeep of on-site storage, treatment and disposal facilities on or prior to the Effective Date;

                                     (viii)  any use,  removal,  maintenance  or
monitoring by or on behalf of Company or any other activity by or on behalf of Company of storage tanks on or prior to the Effective Date; and

                                     (ix) any violations,  fees,  obligations or
failures by Company or any other activity by or on behalf of Company to comply with any and all permit requirements on or prior to the Effective Date.

                  10.2 Indemnification by Cerprobe and Surviving Corporation. Subject to the provisions of Sections 10.3, 10.4 and 10.5 hereof, Cerprobe and the Surviving Corporation shall defend, indemnify and hold harmless Shrime for, from and against any and all Losses with respect to or arising out of any Claim which Shrime may suffer or incur by reason of: (a) the inaccuracy of any of the representations or warranties of Cerprobe or Acquisition contained in this Agreement, or any of the agreements, certificates, documents, exhibits or schedules delivered in connection with this Agreement; (b) the failure to comply with, the breach or the default by Cerprobe or Acquisition of any of the covenants, warranties or agreements made by Cerprobe or Acquisition in this Agreement, or any of the agreements, certificates, documents, exhibits or schedules delivered in connection with this Agreement; and (c) any untrue or alleged untrue statement of material fact contained in the Registration Statement, or any amendment thereof, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made not misleading, except insofar as the same are caused by or contained in any information furnished or that should have been furnished to Cerprobe by Shrime or Company for use therein.

                  10.3 Notice and Right to Defend Third-Party Claims. Promptly upon receipt of notice of any claim, demand or assessment or the commencement of any suit, action or proceeding with respect to which indemnity may be sought pursuant to this Agreement, the party seeking to be indemnified or held harmless (the "Indemnitee") shall notify in writing, if possible, within sufficient time to respond to such claim or answer or otherwise plead in such action (but in any event within thirty (30) days), the party from whom indemnification is sought (the "Indemnitor"). In case any claim, demand or assessment shall be asserted, or suit, action or proceeding commenced against the Indemnitee, the Indemnitor shall be entitled, at the Indemnitor's expense, to participate therein, and, to the extent that it may wish, to assume the defense, conduct or settlement thereof, at its own expense, with counsel satisfactory to the Indemnitee, whose consent to the selection of counsel shall not be unreasonably withheld or delayed, provided that the Indemnitor confirms to the Indemnitee that it is a claim to which its rights of indemnification apply. The Indemnitor shall have the right to settle or compromise monetary claims; however, as to any other claim, the Indemnitor shall first obtain the prior written consent from the Indemnitee, which consent shall be exercised in the sole discretion of the Indemnitee. After notice from the Indemnitor to the Indemnitee of Indemnitor's intent so to assume the defense, conduct, settlement or compromise of such action, the Indemnitor shall not be liable to the Indemnitee for any legal or other expenses (including, without limitation, settlement costs) subsequently incurred by the Indemnitee in connection with the defense, conduct or settlement of such action while the Indemnitor is diligently defending, conducting, settling or compromising such action. The Indemnitor shall keep the Indemnitee apprised of the status of the suit, action or proceeding and shall make Indemnitor's counsel available to the Indemnitee, at the Indemnitor's expense, upon the request of the Indemnitee. The Indemnitee shall cooperate with the Indemnitor in connection with any such claim and shall make personnel, books and records and other information relevant to the claim available to the Indemnitor to the extent that such personnel, books and records and other information are in the possession and/or control of the Indemnitee. If the Indemnitor decides not to participate, the Indemnitee shall be entitled, at the Indemnitor's expense, to defend, conduct, settle or compromise such matter with counsel satisfactory to the Indemnitor, whose consent to the selection of counsel shall not be unreasonably withheld or delayed.

                  10.4 Survival of Representations and Warranties. Except for the representations and warranties made in the Purchase and Sale Agreement with respect to the Sanden Property, dated the date hereof, by and between Shrime and Cerprobe (the "Real Estate Agreement"), which representations and warranties shall survive for the period of time set forth in the Real Estate Agreement, the representations and warranties made in this Agreement and in the other documents, schedules and certificates delivered in connection with this Agreement relating to: (a) ownership and title to any of the assets of Company;
(b) ownership and title to the capital stock of Company; (c) competency to execute and deliver documents to effect the transactions contemplated in this Agreement, and the legal, binding and enforceable nature thereof; (d) taxes; and
(e) the environment, shall survive the Closing for such period of time as is permitted by the applicable statute of limitations and all other representations and warranties made in this Agreement and in the other documents, schedules and certificates delivered in connection with this Agreement shall survive for a period of time that is two years after the Effective Date. Notwithstanding anything to the contrary, all representations and warranties with respect to which a Claim has been made shall survive to the extent of such Claim until such Claim is finally determined and paid. In addition, nothing contained in this
Section 10.4 shall in any manner constitute or be deemed to limit any Claim by Shrime, Cerprobe or Acquisition arising out of a claim of fraud, regardless of the nature of the representations or warranties forming the basis of such claim.

                                   ARTICLE XI
                                   Termination
                                   -----------

                  11.1 Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing: (a) by the mutual written consent duly authorized by the Board of Directors of each of Company, Cerprobe and Acquisition; (b) by Company if there has been a breach by Cerprobe or Acquisition of any of their representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue in any material respect, such that the conditions set forth in Section 7.2 are incapable of being satisfied on or before December 31, 1996; (c) by Cerprobe if there has been a breach by Company, CompuRoute or Shrime of any of their representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue in any material respect, such that the conditions set forth in Section 7.1 are incapable of being satisfied on or before December 31, 1996; (d) by either Cerprobe, Company or Shrime if any decree, permanent injunction, order or other action by any court of competent jurisdiction or any governmental entity preventing or prohibiting consummation of the CompuRoute Merger or the Merger shall have become final and nonappealable; (e) by either Cerprobe, Company or Shrime if the Effective Date shall not have occurred on or before December 31, 1996, provided, however, that the right to terminate this Agreement under this Section 11.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Date to occur on or before December 31, 1996.

                  11.2 Remedies. No party shall be limited to the termination right granted in Section 11.1 hereof, by reason of the nonfulfillment of any condition precedent to such party's closing obligations or a breach of another party's representations and warranties, but may, in the alternative, elect to do one of the following:

                           (a) Proceed. Proceed to consummate the Merger despite
the nonfulfillment of any condition precedent to its obligation to proceed to Closing, it being understood that consummation of the transactions contemplated herein shall not be deemed a waiver of a breach of any representation, warranty or covenant or of any party's rights and remedies with respect thereto.

                           (b) Decline to  Proceed.  Decline to  consummate  the
Merger, terminate this Agreement as provided in Section 11.1 hereof, and thereafter seek damages if, and to the extent permitted in Section 11.3 hereof.

                  11.3 Right to Damages. If this Agreement is terminated, no party hereto shall have any liability or obligation to the others; provided, however, that each party hereto shall remain liable for any breach of any of that party's representations and warranties or the terms of this Agreement, or any willful failure by the party to perform any of its obligations or agreements contained in this Agreement, in which case that party shall be liable for all of the other parties' out-of-pocket costs and expenses incurred in connection with the negotiations, due diligence reviews, and preparation of the Letter of Intent dated January 23,

1996, by and among Cerprobe, George P. Shrime, Company, CompuRoute and Electronic Modules, Inc. ("EMI") (the "First Letter of Intent"), Amendment No. 1 to the Letter of Intent dated March 15, 1996 ("Amendment No. 1 to Letter of Intent"), the Letter of Intent dated August 15, 1996, by and among Cerprobe, Shrime, Company, CompuRoute and EMI (the "Last Letter of Intent"), this Agreement, and all of the other documents related to this transaction, and those costs and expenses which are incurred by the other party in pursuing such rights and remedies (including reasonable attorneys' fees).

                                   ARTICLE XII
                                  Miscellaneous
                                  -------------

                  12.1 Disclosure Schedules. The Disclosure Schedules referred to in Section 5.3 of this Agreement reflect information supplied to Cerprobe and Acquisition in the course of their investigation of Company and CompuRoute. Company and Shrime may supplement or amend any Disclosure Schedule from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, including by delivering one or more supplements or amendments to correct any matter which would constitute a breach of any representation or warranty contained herein. No such supplement or amended Schedule shall be deemed to cure any breach for purposes of Section 7.2; however, any such supplement or amendment will be effective to cure and correct for all other purposes any breach of any representation or warranty which would have existed but for such supplement or amendment, and all references to any Disclosure Schedule hereto which is supplemented or amended as provided in this Section
12.1 shall, for all purposes, whether or not the Merger occurs, be deemed to be a reference to such Disclosure Schedule as so supplemented or amended.

                  12.2 Fees. The parties hereto each represent and warrant to the other that, except for the costs, expenses and fees for the investment banking and financial advisory services of Southwest Securities, the respective warrantor has not dealt with and is not aware of any dealings with any person, firm or corporation who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from the other party for arranging these transactions or introducing the parties to each other. All costs, expenses and fees (including without limitation those for legal and accounting services, but excluding those for investment banking and financial advisory services of Southwest Securities) of Company and CompuRoute incurred in connection with this Agreement and the CompuRoute Merger shall be borne by Company or CompuRoute; provided, however, that to the extent that legal fees and legal costs exceed in the aggregate Fifty Thousand Dollars ($50,000), any such excess shall be paid by Shrime. The costs, expenses and fees for investment banking and financial advisory services of Southwest Securities shall be borne by Company and CompuRoute only to the extent that (a) they do not exceed the amounts set forth in the fee schedule enumerated in that certain Letter Agreement, dated November 7, 1995, as amended by a subsequent Letter Agreement, dated January 22, 1996, each of which is by and between Southwest Securities and CompuRoute and attached hereto as Exhibit J, and (b) the calculation of such fees and the obligations of Company and CompuRoute to pay such fees, shall be based solely on the Cerprobe Stock (Four Hundred Thousand (400,000) shares of common stock of Cerprobe) and the Cash Payment (Four Million Six Hundred
Thousand Dollars ($4,600,000), subject to adjustment as provided in this Agreement), to be exchanged for all of the stock of Company, and shall not include the purchase price for the Sanden Property. All of the costs and expenses, and fees of Cerprobe, including legal and accounting services, incurred in connection with the herein proposed Merger, shall be borne by Cerprobe.

                  12.3  No  Employment  Agreements.  Neither  Cerprobe  nor  the
Surviving Corporation shall have any obligation to enter into any employment agreement with any employees of Company or CompuRoute prior to the Closing or thereafter.

                  12.4 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person, or three (3) business days after being placed in the hands of a courier service (e.g., DHL or Federal Express) prepaid or faxed provided that a confirming copy is delivered forthwith as herein provided, addressed as follows:

                    If to Shrime or Company prior to the Closing:
                    ---------------------------------------------

                                     CROUTE, Inc.
                                     10365 Sanden Drive
                                     Dallas, Texas  75238
                                     Attn:  Souad Shrime
                                     FAX:  214/342-1989

                                     With a copy to:

                                            Kathleen R. McLaurin, Esq.
                                            Jones, Day, Reavis & Pogue
                                            2300 Trammel Crow Center
                                            2001 Ross Avenue
                                            Dallas, Texas  75201
                                            FAX:  214/969-5100

                    If to Shrime After the Closing:
                    -------------------------------

                                     Mrs. Souad Shrime
                                     9611 Milltrail
                                     Dallas, Texas  75238
                                     FAX:  214/340-2240

                                     With a copy to:

                                            Kathleen R. McLaurin, Esq.
                                            Jones, Day, Reavis & Pogue
                                            2300 Trammel Crow Center
                                            2001 Ross Avenue
                                            Dallas, Texas  75201
                                            FAX:  214/969-5100

                    If to Cerprobe, Acquisition, or Company (after the Closing):
                    ------------------------------------------------------------

                                     Cerprobe Corporation
                                     600 South Rockford Drive
                                     Tempe, Arizona 85281
                                     Attention:  C. Zane Close
                                     FAX:  602/967-4636

                                     With a copy to:

                                            O'Connor, Cavanagh, Anderson,
                                             Killingsworth & Beshears, P.A.
                                            One East Camelback Road
                                            Phoenix, Arizona 85012-1656
                                            Attention: John B. Furman, Esq.
                                            FAX:  602/263-2900

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section.

                  12.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Merger and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each appendix, exhibit and schedule to this Agreement, shall be considered incorporated herein. This Agreement supersedes all prior written or oral agreements between the parties hereto and thereto, including, but not limited to the First Letter of Intent, Amendment No. 1 to the Letter of Intent and the Last Letter of Intent.

                  12.6 Waivers. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

                  12.7 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

                  12.8 Applicable Law. This agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without regard to the conflicts of laws principles of such state.

                  12.9 Construction. Each party has participated in the drafting of this Agreement and this document has been reviewed by the respective legal counsel for the parties hereto. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion hereof.

                  12.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

                  IN WITNESS WHEREOF, the individuals signing below on behalf of Acquisition, Cerprobe, CompuRoute and Company are signing in the capacities indicated below, and Souad Shrime is signing for and on behalf of Shrime in the capacities indicated above, all as of the date first above written.

                                  ACQUISITION:
                                  C-ROUTE ACQUISITION, INC., a Delaware
                                  corporation


                                  By: /s/ C. Zane Close
                                      ------------------------------------------
                                  Its: President
                                      ------------------------------------------


                                  CERPROBE:
                                  CERPROBE CORPORATION, a Delaware
                                  corporation


                                  By: /s/ C. Zane Close
                                      ------------------------------------------
                                  Its: President
                                      ------------------------------------------


                                  SHRIME:


                                  /s/ Souad Shrime
                                  ----------------------------------------------
                                  Souad Shrime


                                  COMPANY:
                                  CROUTE, Inc., a Texas corporation


                                  By: /s/ Souad Shrime
                                      ------------------------------------------
                                  Its: President
                                      ------------------------------------------

                                  COMPUROUTE:
                                  COMPUROUTE, INCORPORATED, a Texas
                                  corporation


                                  By: /s/ Souad Shrime
                                      ------------------------------------------
                                  Its: President
                                      ------------------------------------------

                                    EXHIBITS
                                    --------


Exhibit A -       Cerprobe Closing Certificate
---------

Exhibit B -       Lock-Up and Registration Agreement
---------

Exhibit C -       Cerprobe Legal Opinion
---------

Exhibit D -       Closing Certificate of Shrime
---------

Exhibit E -       Escrow and Security Agreement
---------

Exhibit F -       General Release
---------

Exhibit G -       Company Legal Opinion
---------

Exhibit H -       Non-Competition Agreement
---------

Exhibit I -       Indemnification Agreement
---------

Exhibit J -       Letter Agreements with Southwest Securities
---------


                                   APPENDICES
                                   ----------


Appendix A-1 -  Shareholders of Company as of the date hereof
------------

Appendix A-2 -  Shareholders of Company as of the Effective Date
------------

                      Appendix A-1
                 CRoute Shareholders

Shareholder                                               Common Shares
Abbott, Jerome                                                   15,000
Alvarez, Ignacio                                                  6,953
Ballard, Terry                                                    5,500
Bersalona, Fernando                                               5,000
Bickhart, Lori                                                       67
Bohn, Gary                                                         1283
Brinkerhoff, W. Joris                                             15000
Crow, Steven                                                      15000
Erwin, James Jr.                                                   5000
Erwin-Shaw, Elaine                                                 5000
Erwin-Wilgus, Sarah                                                5000
Fitch, Bob                                                         5600
Fuller, Gary                                                      29354
Fuller, Gary, Custodian for Hannah M. Fuller                      10000
Hamati, Sharbil                                                    1667
Hamm, Ralph                                                       15000
Hunter, Harold                                                    15000
Jellad, Samir                                                     41967
Kallas, Roger or Farid*                                          100000
Kamar, Jacques                                                     7500
Kryda, Michael                                                     5000
Kuhne, Robert                                                     50000
Lyell, James                                                       1667
Mangelsdorf, T.V.                                                 35000
McCurdy, Michael                                                   7500
Metni, Fouad                                                      25000
Moore, Lynn                                                        2543
Morris, Jo Earl                                                   15000
O'Bierne, Robert                                                  15000
Omanson, Lyle                                                       167
Pittman,  Pendall                                                 15000
Reyes, Karen                                                       5000
Saunders, Clyde                                                   15000
Shrime, Maria                                                     10000
Shrime, Mark                                                      10000
Shrime, Ryan                                                      10000
Shrime, Souad                                                   8001419
Unis, Thomas                                                      50000
Wampler, Dan                                                       1701
Wickham, Kenneth                                                  20000

                                                              8,599,888

*  The shares are held jointly.

                                                            Appendix A-2
              CRoute Projected Shareholders and Optionholders as of Effective Date (& following the CompuRoute Merger)
                                  Shares
                               restricted &                   Common           1992 Options (1)           1995 Options (2)
Shareholder                    unrestricted      Cash          Stock    Options    Cash     Stock   Options  Cash       Stock
==================================================================================================================================
Abbott, Jerome                   15,000        $7,152.73        614
----------------------------------------------------------------------------------------------------------------------------------
Adams, Linda                      2,900        $1,382.86        119
----------------------------------------------------------------------------------------------------------------------------------
Adams, Woody                      2,400        $1,144.44         98      400       $170.74    16
----------------------------------------------------------------------------------------------------------------------------------
Alvarez, Ignacio                  6,953        $3,315.53        285
----------------------------------------------------------------------------------------------------------------------------------
Andres, Del                         400          $190.74         16
----------------------------------------------------------------------------------------------------------------------------------
Ballard, Terry                    5,500        $2,622.67        225
----------------------------------------------------------------------------------------------------------------------------------
Baumann, Mitch                    4,376        $2,086.69        179    1,000       $426.85    41
----------------------------------------------------------------------------------------------------------------------------------
Beasley, James                      400          $190.74         16
----------------------------------------------------------------------------------------------------------------------------------
Beasley, Ken                      4,400        $2,098.14        180
----------------------------------------------------------------------------------------------------------------------------------
Berkeley, Marvin                  5,000        $2,384.24        205
----------------------------------------------------------------------------------------------------------------------------------
Bersalona, Fernando               5,000        $2,384.24        205
----------------------------------------------------------------------------------------------------------------------------------
Bickhart, Lorti                      67           $31.95          3
----------------------------------------------------------------------------------------------------------------------------------
Bohn, Gary                        1,283          $611.80         53
----------------------------------------------------------------------------------------------------------------------------------
Bouril, Mark                      4,000        $1,907.40        164    3,000     $1,280.55   123
----------------------------------------------------------------------------------------------------------------------------------
Brinkerhoff, W. Joris            15,000        $7,152.73        614
----------------------------------------------------------------------------------------------------------------------------------
Brown, D. Juane                     600          $286.11         25
----------------------------------------------------------------------------------------------------------------------------------
Bryan, John                      15,000        $7,152.73        614
----------------------------------------------------------------------------------------------------------------------------------
Butler, Jesse                       400          $190.74         16
----------------------------------------------------------------------------------------------------------------------------------
Castillo, Johnny                  2,518        $1,200.71        103
----------------------------------------------------------------------------------------------------------------------------------
Charland, Tom                       470          $224.12         19
----------------------------------------------------------------------------------------------------------------------------------
Clark, R. Scott                  40,000       $19,073.95      1,638
----------------------------------------------------------------------------------------------------------------------------------
Cox, Doug                           640          $305.18         26
----------------------------------------------------------------------------------------------------------------------------------
Craig, Phil                         600          $286.11         25
----------------------------------------------------------------------------------------------------------------------------------
Crow, Steven                     15,000        $7,152.73        614
----------------------------------------------------------------------------------------------------------------------------------
Delgado, Minerva                    550          $262.27         23
----------------------------------------------------------------------------------------------------------------------------------
Dietrich, David                     828          $394.83         34
----------------------------------------------------------------------------------------------------------------------------------
Dolinar, Larry                      400          $190.74         16    1,000       $426.85    41
----------------------------------------------------------------------------------------------------------------------------------
Durham, David                       640          $305.18         26
----------------------------------------------------------------------------------------------------------------------------------
Durham, Don                       2,220        $1,058.60         91
----------------------------------------------------------------------------------------------------------------------------------
Engelke, Jack                     2,000          $953.70         82
----------------------------------------------------------------------------------------------------------------------------------
Erwin, James Jr.                  5,000        $2,384.24        205
----------------------------------------------------------------------------------------------------------------------------------
Erwin-Shaw, Elaine                5,000        $2,384.24        205
----------------------------------------------------------------------------------------------------------------------------------
Erwin-Wilgus, Sarah               5,000        $2,384.24        205
----------------------------------------------------------------------------------------------------------------------------------

                                      A-2-1

                                                            Appendix A-2
              CRoute Projected Shareholders and Optionholders as of Effective Date (& following the CompuRoute Merger)
                                  Shares
                               restricted &                   Common           1992 Options (1)           1995 Options (2)
Shareholder                    unrestricted      Cash          Stock    Options    Cash     Stock   Options  Cash       Stock
==================================================================================================================================
Eskew, Judy                         200           $95.37          8
----------------------------------------------------------------------------------------------------------------------------------
Evans, Pam                        1,800          $858.33         74
----------------------------------------------------------------------------------------------------------------------------------
Fairman, Bobby                    3,402        $1,622.24        139
----------------------------------------------------------------------------------------------------------------------------------
Fitch, Bob                       12,867        $6,135.61        527
----------------------------------------------------------------------------------------------------------------------------------
Fuller, Gary                     64,354       $30,687.13      2,635                                   2,500     $42.12    102
----------------------------------------------------------------------------------------------------------------------------------
Fuller, Gary, Custodian for
----------------------------------------------------------------------------------------------------------------------------------
     Hannah M. Fuller            10,000        $4,768.49        409
----------------------------------------------------------------------------------------------------------------------------------
Garcia, Louis                     3,770        $1,797.72        154    1,000       $426.85    41
----------------------------------------------------------------------------------------------------------------------------------
Green, J.R.                       2,000          $953.70         82      600       $256.11    25
----------------------------------------------------------------------------------------------------------------------------------
Griffith, Tom                       400          $190.74         16
----------------------------------------------------------------------------------------------------------------------------------
Hahnke, Bob                       3,000        $1,430.55        123
----------------------------------------------------------------------------------------------------------------------------------
Ha, Ho Van                          600          $286.11         25
----------------------------------------------------------------------------------------------------------------------------------
Hamati, George                    2,100        $1,001.38         86
----------------------------------------------------------------------------------------------------------------------------------
Hamati, Sharbil                   1,667          $794.91         68
----------------------------------------------------------------------------------------------------------------------------------
Hamm, Ralph                      28,333       $13,510.56      1,160
----------------------------------------------------------------------------------------------------------------------------------
Heard, Al                         6,907        $3,293.60        283
----------------------------------------------------------------------------------------------------------------------------------
Herbst, Kim                         100           $47.68          4
----------------------------------------------------------------------------------------------------------------------------------
Hogland, Mark                       100           $47.68          4
----------------------------------------------------------------------------------------------------------------------------------
Holleman, Lee                       600          $286.11         25
----------------------------------------------------------------------------------------------------------------------------------
Hoover, Robert                   65,000       $30,995.18      2,661
----------------------------------------------------------------------------------------------------------------------------------
Hunter, Harold                   15,000        $7,152.73        614
----------------------------------------------------------------------------------------------------------------------------------
Hurley, Pat Jr.                   2,000          $953.70         82      400       $170.74    16
----------------------------------------------------------------------------------------------------------------------------------
Hurley, Pat Sr.                 183,066       $87,294.82      7,495    1,000       $426.85    41
----------------------------------------------------------------------------------------------------------------------------------
Jackson, Don                        400          $190.74         16
----------------------------------------------------------------------------------------------------------------------------------
Jellad, Samir                    41,967       $20,011.92      1,718
----------------------------------------------------------------------------------------------------------------------------------
Jiminez, John                       400          $190.74         16
----------------------------------------------------------------------------------------------------------------------------------
Jiminez, Kwi                        800          $381.48         33
----------------------------------------------------------------------------------------------------------------------------------
Jones, Charles                      200           $95.37          8
----------------------------------------------------------------------------------------------------------------------------------
Kallas, Roger or Farid*         100,000       $47,684.89      4,094
----------------------------------------------------------------------------------------------------------------------------------
Kamar, Jacques                    7,500        $3,576.37        307
----------------------------------------------------------------------------------------------------------------------------------
Kendall, Jerry A.                10,000        $4,768.49        409
----------------------------------------------------------------------------------------------------------------------------------
King, Gayle                         400          $190.74         16
----------------------------------------------------------------------------------------------------------------------------------
Kingrey, Todd                       400          $190.74         16
----------------------------------------------------------------------------------------------------------------------------------
Kryda, Michael                    5,000        $2,384.24        205
----------------------------------------------------------------------------------------------------------------------------------

                                     A-2-2

                                                            Appendix A-2
              CRoute Projected Shareholders and Optionholders as of Effective Date (& following the CompuRoute Merger)
                                  Shares
                               restricted &                   Common           1992 Options (1)           1995 Options (2)
Shareholder                    unrestricted      Cash          Stock    Options    Cash     Stock   Options  Cash       Stock
==================================================================================================================================
Kuhne, Robert                    50,000       $23,842.44      2,047
----------------------------------------------------------------------------------------------------------------------------------
Lyell, James                      1,667          $794.91         68
----------------------------------------------------------------------------------------------------------------------------------
Mangelsdorf, T.V.                35,000       $16,689.71      1,433
----------------------------------------------------------------------------------------------------------------------------------
Manjikian, Zaven                 46,667       $22,253.11      1,911
----------------------------------------------------------------------------------------------------------------------------------
McCain, Richard                   2,000          $953.70         82
----------------------------------------------------------------------------------------------------------------------------------
McCurdy, Meghan                   2,500        $1,192.12        102
----------------------------------------------------------------------------------------------------------------------------------
McCurdy, Michael Jr.              2,500        $1,192.12        102
----------------------------------------------------------------------------------------------------------------------------------
McCurdy, Michael                201,981       $96,314.41      8,269
----------------------------------------------------------------------------------------------------------------------------------
McMinn, Tom                      40,000       $19,073.95      1,638
----------------------------------------------------------------------------------------------------------------------------------
Mead, Bart                        5,164        $2,462.45        211
----------------------------------------------------------------------------------------------------------------------------------
Metni, Fouad                     25,000       $11,921.22      1,024
----------------------------------------------------------------------------------------------------------------------------------
Moore, Lynn                       2,543        $1,212.63        104
----------------------------------------------------------------------------------------------------------------------------------
Morris, Jo Earl                  15,000        $7,152.73        614
----------------------------------------------------------------------------------------------------------------------------------
N.T.S.U.                          7,000        $3,337.94        287
----------------------------------------------------------------------------------------------------------------------------------
O'Bierne, Robert                 15,000        $7,152.73        614
----------------------------------------------------------------------------------------------------------------------------------
Omanson, Lyle                       167           $79.63          7
----------------------------------------------------------------------------------------------------------------------------------
Pittman, Pendall                 15,000        $7,152.73        614
----------------------------------------------------------------------------------------------------------------------------------
Reid, Melba                         600          $286.11         25
----------------------------------------------------------------------------------------------------------------------------------
Rendick, James                      208           $99.18          9
----------------------------------------------------------------------------------------------------------------------------------
Reyes, Karen                      5,000        $2,384.24        205
----------------------------------------------------------------------------------------------------------------------------------
Ritz, Terry                      28,000       $13,351.77      1,146                                   1,474     $24.84     60
----------------------------------------------------------------------------------------------------------------------------------
Riviera, Luis                     5,000        $2,384.24        205    3,000     $1,280.55   123
----------------------------------------------------------------------------------------------------------------------------------
Saunders, Clyde                  15,000        $7,152.73        614
----------------------------------------------------------------------------------------------------------------------------------
Shipp, Carla                        100           $47.68          4
----------------------------------------------------------------------------------------------------------------------------------
Shirey, Steve                       600          $286.11         25
----------------------------------------------------------------------------------------------------------------------------------
Shrime, Maria                    10,000        $4,768.49        409
----------------------------------------------------------------------------------------------------------------------------------
Shrime, Mark                     10,000        $4,768.49        409
----------------------------------------------------------------------------------------------------------------------------------
Shrime, Ryan                     10,000        $4,768.49        409
----------------------------------------------------------------------------------------------------------------------------------
Shrime, Souad                 8,031,419    $3,829,773.11    328,807                                  30,000    $505.47  1,228
----------------------------------------------------------------------------------------------------------------------------------
Sims, Kendall                       600          $286.11         25
----------------------------------------------------------------------------------------------------------------------------------
Sorenson, Dana                    2,000          $953.70         82      400       $170.74    16
----------------------------------------------------------------------------------------------------------------------------------
Thomas, Vicki                       600          $286.11         25
----------------------------------------------------------------------------------------------------------------------------------
Tome, Mel                         4,952        $2,361.36        203
----------------------------------------------------------------------------------------------------------------------------------
Tran, Thong                         600          $286.11         25
----------------------------------------------------------------------------------------------------------------------------------

                                     A-2-3

                                                            Appendix A-2
              CRoute Projected Shareholders and Optionholders as of Effective Date (& following the CompuRoute Merger)
                                  Shares
                               restricted &                   Common           1992 Options (1)           1995 Options (2)
Shareholder                    unrestricted      Cash          Stock    Options    Cash     Stock   Options  Cash       Stock
==================================================================================================================================
Unis, Thomas                     50,000       $23,842.44      2,047
----------------------------------------------------------------------------------------------------------------------------------
Vandertholen, Ev                  1,200          $572.22         49
----------------------------------------------------------------------------------------------------------------------------------
Walden, Phil                     86,000       $41,009.00      3,521    1,000       $426.85    41     20,000    $336.98    819
----------------------------------------------------------------------------------------------------------------------------------
Wampler, Dan                      1,701          $811.12         70
----------------------------------------------------------------------------------------------------------------------------------
West, Don                         1,000          $476.85         41
----------------------------------------------------------------------------------------------------------------------------------
Wickham, Kenneth                 20,000        $9,536.98        819
----------------------------------------------------------------------------------------------------------------------------------
Wood, Jack K.                   144,966       $69,126.87      5,935    1,000       $426.85    41
==================================================================================================================================
                              9,640,613    $4,597,115.45    394,687   13,800     $5,890.51   565     53,974    $909.40  2,210
==================================================================================================================================

                                     A-2-4

                                                     Appendix A-2
 CRoute Projected Shareholders and Optionholders as of Effective Date (& following the CompuRoute Merger)

                                       1996 Options (3)                    Total Due
Shareholder                 Options          Cash         Stock               Cash          Stock
====================================================================================================
Abbott, Jerome                                                              $7,152.73        614
-------------------------------------------------------------------------------------------------
Adams, Linda                                                                $1,382.86        119
-------------------------------------------------------------------------------------------------
Adams, Woody                                                                $1,315.18        115
-------------------------------------------------------------------------------------------------
Alvarez, Ignacio                                                            $3,315.53        285
-------------------------------------------------------------------------------------------------
Andres, Del                                                                   $190.74         16
-------------------------------------------------------------------------------------------------
Ballard, Terry                                                              $2,622.67        225
-------------------------------------------------------------------------------------------------
Baumann, Mitch                                                              $2,513.54        220
-------------------------------------------------------------------------------------------------
Beasley, James                                                                $190.74         16
-------------------------------------------------------------------------------------------------
Beasley, Ken                1,000             ($63.15)    41                $2,034.98        221
-------------------------------------------------------------------------------------------------
Berkeley, Marvin                                                            $2,384.24        205
-------------------------------------------------------------------------------------------------
Bersalona, Fernando                                                         $2,384.24        205
-------------------------------------------------------------------------------------------------
Bickhart, Lorti                                                                $31.95          3
-------------------------------------------------------------------------------------------------
Bohn, Gary                                                                    $611.80         53
-------------------------------------------------------------------------------------------------
Bouril, Mark                                                                $3,187.94        287
-------------------------------------------------------------------------------------------------
Brinkerhoff, W. Joris                                                       $7,152.73        614
-------------------------------------------------------------------------------------------------
Brown, D. Juane                                                               $286.11         25
-------------------------------------------------------------------------------------------------
Bryan, John                                                                 $7,152.73        614
-------------------------------------------------------------------------------------------------
Butler, Jesse                                                                 $190.74         16
-------------------------------------------------------------------------------------------------
Castillo, Johnny                                                            $1,200.71        103
-------------------------------------------------------------------------------------------------
Charland, Tom                                                                 $224.12         19
-------------------------------------------------------------------------------------------------
Clark, R. Scott                                                            $19,073.95      1,638
-------------------------------------------------------------------------------------------------
Cox, Doug                                                                     $305.18         26
-------------------------------------------------------------------------------------------------
Craig, Phil                                                                   $286.11         25
-------------------------------------------------------------------------------------------------
Crow, Steven                                                                $7,152.73        614
-------------------------------------------------------------------------------------------------
Delgado, Minerva                                                              $262.27         23
-------------------------------------------------------------------------------------------------
Dietrich, David                                                               $394.83         34
-------------------------------------------------------------------------------------------------
Dolinar, Larry                                                                $617.59         57
-------------------------------------------------------------------------------------------------
Durham, David                                                                 $305.18         26
-------------------------------------------------------------------------------------------------
Durham, Don                                                                 $1,058.60         91
-------------------------------------------------------------------------------------------------
Engelke, Jack               1,000             ($63.15)    41                  $890.55        123
-------------------------------------------------------------------------------------------------
Erwin, James Jr.                                                            $2,384.24        205
-------------------------------------------------------------------------------------------------
Erwin-Shaw, Elaine                                                          $2,384.24        205
-------------------------------------------------------------------------------------------------

                                     A-2-1

                                                     Appendix A-2
 CRoute Projected Shareholders and Optionholders as of Effective Date (& following the CompuRoute Merger)
                                       1996 Options (3)                    Total Due
Shareholder                 Options          Cash         Stock               Cash          Stock
====================================================================================================
Erwin-Wilgus, Sarah                                                         $2,384.24        205
-------------------------------------------------------------------------------------------------
Eskew, Judy                                                                    $95.37          8
-------------------------------------------------------------------------------------------------
Evans, Pam                                                                    $858.33         74
-------------------------------------------------------------------------------------------------
Fairman, Bobby                                                              $1,622.24        139
-------------------------------------------------------------------------------------------------
Fitch, Bob                                                                  $6,135.61        527
-------------------------------------------------------------------------------------------------
Fuller, Gary               30,000          ($1,894.53) 1,228               $28,834.72      3,965
-------------------------------------------------------------------------------------------------
Fuller, Gary, Custodian for
-------------------------------------------------------------------------------------------------
     Hannah M. Fuller                                                       $4,768.49        409
-------------------------------------------------------------------------------------------------
Garcia, Louis                                                               $2,224.57        195
-------------------------------------------------------------------------------------------------
Green, J.R.                                                                 $1,209.81        106
-------------------------------------------------------------------------------------------------
Griffith, Tom                                                                 $190.74         16
-------------------------------------------------------------------------------------------------
Hahnke, Bob                                                                 $1,430.55        123
-------------------------------------------------------------------------------------------------
Ha, Ho Van                                                                    $286.11         25
-------------------------------------------------------------------------------------------------
Hamati, George                                                              $1,001.38         86
-------------------------------------------------------------------------------------------------
Hamati, Sharbil                                                               $794.91         68
-------------------------------------------------------------------------------------------------
Hamm, Ralph                                                                $13,510.56      1,160
-------------------------------------------------------------------------------------------------
Heard, Al                                                                   $3,293.60        283
-------------------------------------------------------------------------------------------------
Herbst, Kim                                                                    $47.68          4
-------------------------------------------------------------------------------------------------
Hogland, Mark                                                                  $47.68          4
-------------------------------------------------------------------------------------------------
Holleman, Lee                                                                 $286.11         25
-------------------------------------------------------------------------------------------------
Hoover, Robert                                                             $30,995.18      2,661
-------------------------------------------------------------------------------------------------
Hunter, Harold                                                              $7,152.73        614
-------------------------------------------------------------------------------------------------
Hurley, Pat Jr.                                                             $1,124.44         98
-------------------------------------------------------------------------------------------------
Hurley, Pat Sr.                                                            $87,721.66      7,536
-------------------------------------------------------------------------------------------------
Jackson, Don                                                                  $190.74         16
-------------------------------------------------------------------------------------------------
Jellad, Samir                                                              $20,011.92      1,718
-------------------------------------------------------------------------------------------------
Jiminez, John                                                                 $190.74         16
-------------------------------------------------------------------------------------------------
Jiminez, Kwi                                                                  $381.48         33
-------------------------------------------------------------------------------------------------
Jones, Charles                                                                 $95.37          8
-------------------------------------------------------------------------------------------------
Kallas, Roger or Farid*                                                    $47,684.89      4,094
-------------------------------------------------------------------------------------------------
Kamar, Jacques                                                              $3,576.37        307
-------------------------------------------------------------------------------------------------
Kendall, Jerry A.                                                           $4,768.49        409
-------------------------------------------------------------------------------------------------
King, Gayle                                                                   $190.74         16
-------------------------------------------------------------------------------------------------
Kingrey, Todd                                                                 $190.74         16
-------------------------------------------------------------------------------------------------
Kryda, Michael                                                              $2,384.24        205
-------------------------------------------------------------------------------------------------

                                     A-2-2

                                                     Appendix A-2
 CRoute Projected Shareholders and Optionholders as of Effective Date (& following the CompuRoute Merger)

                                       1996 Options (3)                    Total Due
Shareholder                 Options          Cash         Stock               Cash          Stock
====================================================================================================
Kuhne, Robert                                                              $23,842.44      2,047
-------------------------------------------------------------------------------------------------
Lyell, James                                                                  $794.91         68
-------------------------------------------------------------------------------------------------
Mangelsdorf, T.V.                                                          $16,689.71      1,433
-------------------------------------------------------------------------------------------------
Manjikian, Zaven                                                           $22,253.11      1,911
-------------------------------------------------------------------------------------------------
McCain, Richard                                                               $953.70         82
-------------------------------------------------------------------------------------------------
McCurdy, Meghan                                                             $1,192.12        102
-------------------------------------------------------------------------------------------------
McCurdy, Michael Jr.                                                        $1,192.12        102
-------------------------------------------------------------------------------------------------
McCurdy, Michael                                                           $96,314.41      8,269
-------------------------------------------------------------------------------------------------
McMinn, Tom                10,000            ($631.51)   409               $18,442.44      2,047
-------------------------------------------------------------------------------------------------
Mead, Bart                                                                  $2,462.45        211
-------------------------------------------------------------------------------------------------
Metni, Fouad                                                               $11,921.22      1,024
-------------------------------------------------------------------------------------------------
Moore, Lynn                                                                 $1,212.63        104
-------------------------------------------------------------------------------------------------
Morris, Jo Earl                                                             $7,152.73        614
-------------------------------------------------------------------------------------------------
N.T.S.U.                                                                    $3,337.94        287
-------------------------------------------------------------------------------------------------
O'Bierne, Robert                                                            $7,152.73        614
-------------------------------------------------------------------------------------------------
Omanson, Lyle                                                                  $79.63          7
-------------------------------------------------------------------------------------------------
Pittman, Pendall                                                            $7,152.73        614
-------------------------------------------------------------------------------------------------
Reid, Melba                                                                   $286.11         25
-------------------------------------------------------------------------------------------------
Rendick, James                                                                 $99.18          9
-------------------------------------------------------------------------------------------------
Reyes, Karen                                                                $2,384.24        205
-------------------------------------------------------------------------------------------------
Ritz, Terry                                                                $13,376.60      1,207
-------------------------------------------------------------------------------------------------
Riviera, Luis                                                               $3,664.79        328
-------------------------------------------------------------------------------------------------
Saunders, Clyde                                                             $7,152.73        614
-------------------------------------------------------------------------------------------------
Shipp, Carla                                                                   $47.68          4
-------------------------------------------------------------------------------------------------
Shirey, Steve                                                                 $286.11         25
-------------------------------------------------------------------------------------------------
Shrime, Maria                                                               $4,768.49        409
-------------------------------------------------------------------------------------------------
Shrime, Mark                                                                $4,768.49        409
-------------------------------------------------------------------------------------------------
Shrime, Ryan                                                                $4,768.49        409
-------------------------------------------------------------------------------------------------
Shrime, Souad                                                           $3,830,278.57    330,035
-------------------------------------------------------------------------------------------------
Sims, Kendall                                                                 $286.11         25
-------------------------------------------------------------------------------------------------
Sorenson, Dana                                                              $1,124.44         98
-------------------------------------------------------------------------------------------------
Thomas, Vicki                                                                 $286.11         25
-------------------------------------------------------------------------------------------------
Tome, Mel                                                                   $2,361.36        203
-------------------------------------------------------------------------------------------------
Tran, Thong                                                                   $286.11         25
-------------------------------------------------------------------------------------------------

                                     A-2-3

                                                     Appendix A-2
 CRoute Projected Shareholders and Optionholders as of Effective Date (& following the CompuRoute Merger)

                                       1996 Options (3)                    Total Due
Shareholder                 Options          Cash         Stock               Cash          Stock
====================================================================================================
Unis, Thomas                                                               $23,842.44      2,047
-------------------------------------------------------------------------------------------------
Vandertholen, Ev                                                              $572.22         49
-------------------------------------------------------------------------------------------------
Walden, Phil               20,000          ($1,263.02)   819               $40,509.81      5,199
-------------------------------------------------------------------------------------------------
Wampler, Dan                                                                  $811.12         70
-------------------------------------------------------------------------------------------------
West, Don                                                                     $476.85         41
-------------------------------------------------------------------------------------------------
Wickham, Kenneth                                                            $9,536.98        819
-------------------------------------------------------------------------------------------------
Wood, Jack K.                                                              $69,553.72      5,976
=================================================================================================
                           62,000          ($3,915.37) 2,538            $4,600,000.00    400,000
=================================================================================================

                                      A-2-4
* The shares are held jointly.
1. 1992 options exercise price is $.05 per share, amount shown is net of exercise price.
2. 1995 options exercise price is $.46 per share, amount shown is net of exercise price.
3. 1996 options exercise price is $.54 per share, amount shown is net of exercise price.

                                   Appendix B

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------












                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                                  CROUTE, INC.,
                               a Texas corporation
                                   ("Company")

                                       and

                            COMPUROUTE, INCORPORATED,
                               a Texas corporation
                                 ("CompuRoute")







                             Dated: October 25, 1996

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                     AGREEMENT OF MERGER AND PLAN OF MERGER
                     --------------------------------------


                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into this 25th day of October, 1996, by and between CROUTE, INC., a Texas corporation ("Company"), and COMPUROUTE, INCORPORATED, a Texas corporation ("CompuRoute").

                                    RECITALS
                                    --------

                  A. CompuRoute is engaged in the design, manufacture and sale of printed circuit boards ("PCB") for use in the semiconductor industry and for semiconductor testing, and is also in the business of the design, manufacture and sale of PCB-related designs used by the semiconductor industry (the "PCB Business").

                  B. Company owns approximately eighty-nine percent (89%) of the issued and outstanding capital stock of CompuRoute.

                  C. The Board of Directors of each of CompuRoute and Company deems it advisable and in the best interests of CompuRoute, Company and their respective shareholders that CompuRoute merge with and into Company pursuant to the applicable provisions of the laws of the State of Texas.

                                    AGREEMENT
                                    ---------

                  NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   The Merger
                                   ----------

                  1.1 Merger of CompuRoute and Company. Upon the Effective Date, as hereinafter defined, CompuRoute shall be merged with and into Company (the "Merger") and Company shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in the Texas Business Corporation Act (the "TBCA").

                  1.2 Effective Date. The Merger shall become effective at (and the term "Effective Date" shall mean) the time when the Secretary of State of the State of Texas issues the certificate of merger in accordance with the provisions of Article 5.05 of the TBCA.

                  1.3 Approval of Merger. The parties hereto shall take all necessary actions to file the Merger Documents with, and obtain the approval for such filing by, the Secretary of State of the State of Texas.

                                   ARTICLE II
                    Effect of Merger on Existence, Assets and
                    -----------------------------------------
                                   Liabilities
                                   -----------

                  2.1 Corporate Existence. The corporate identity, existence, purposes, powers, franchises, rights, licenses, permits, authorities, privileges and immunities of Company, shall continue unaffected and unimpaired by the Merger, and the corporate identity, existence, purposes, powers, franchises, rights, licenses, permits, authorities, privileges and immunities of CompuRoute shall be merged with and into Company, and the Surviving Corporation shall be fully vested therewith. The separate corporate existence of CompuRoute shall cease upon the Effective Date.

                  2.2 Bylaws. The Bylaws of Company as in existence prior to the Merger shall be and constitute the Bylaws of the Surviving Corporation, and the same may thereafter be altered, amended or repealed in accordance with the TBCA, the Certificate of Incorporation of the Surviving Corporation and the Bylaws of the Surviving Corporation.

                  2.3 Certificate of Incorporation. The Certificate of Incorporation of Company as in existence prior to the Merger shall be and constitute the Certificate of Incorporation of the Surviving Corporation, and the same may thereafter be altered, amended or repealed in accordance with the TBCA, the Certificate of Incorporation and the Bylaws of Company.

                  2.4 Directors and Officers. The directors and officers of Company prior to the Merger shall be the directors and officers of the Surviving Corporation after the Merger, and each shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. If on the Effective Date of the Merger a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation as the same are specified above, such vacancy may thereafter be filled in the manner provided by the Bylaws of the Surviving Corporation.

                  2.5 Assets and Liabilities. Upon the Effective Date, all rights, privileges, powers, licenses, permits, authorities, franchises and interests of each of Company and CompuRoute, both of a public and private nature, all of its or their property, real, personal and mixed, all debts due on whatever accounts and property of every description and every interest therein belonging to each of Company and CompuRoute or due to each of Company and CompuRoute shall thereafter be deemed to be the rights, privileges, powers, licenses, permits, authorities, franchises and interests of, and shall be vested in, the Surviving Corporation without further act or deed as effectively as they were theretofore vested in Company or CompuRoute as the applicable case may be; title to any real estate, or any interest therein, vested in each of Company and CompuRoute by deed or otherwise, shall not revert or in any way be impaired by reason of the Merger, all of the rights of creditors of each of Company and CompuRoute shall be preserved unimpaired by the Merger, and all liens upon the property of each of Company and CompuRoute shall be preserved and unimpaired by the Merger, limited to the property affected by such liens immediately prior to the Effective Date; and all debts, liabilities and duties of each of Company and CompuRoute shall attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Any existing claim, action or proceeding pending by or against Company or CompuRoute may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place. Nothing herein is intended to or shall extend or enlarge the lien of any indenture, agreement or other instrument executed or assumed by either Company or CompuRoute.

                                   ARTICLE III
                          Exchange of the Company Stock
                          -----------------------------

                  3.1 CompuRoute Stock. All of the issued and outstanding capital stock of CompuRoute as of the date of this Agreement and as of the Effective Date shall hereinafter be referred to as "CompuRoute Stock".

                  3.2 Exchange of the CompuRoute Stock and Issuance of the Company Stock. At the Effective Date, each share of CompuRoute Stock issued and outstanding immediately prior to the Effective Date (other than shares held by holders (each, a "Dissenting Shareholder") who perfect their rights to dissent under applicable TBCA (the "Dissenters' Shares")) will be converted into the right to receive one share of the Company Stock (the "Merger Consideration"). Upon payment by the Surviving Corporation of the "fair value" of any Dissenters' Shares in accordance with the TBCA, such Dissenters' Shares shall be cancelled and retired and shall cease to exist, and no exchange shall be made with respect thereto.

                  3.3 Stockholders After the Merger. Immediately after the Merger, the shareholders of CompuRoute will, subject to the rights of dissenting shareholders and the terms and conditions of this Agreement, be shareholders of Company.

                  3.4 Rights of Dissenting Shareholders. Any Dissenting Shareholder who shall be entitled to be paid the "fair value" of his or her Dissenters' Shares, as provided in Article 5.12 of the TBCA, shall not be entitled to the Merger Consideration, as provided in Section 3.2 hereof, unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder's right to dissent from the Merger under the TBCA, and shall be entitled to receive only the payment provided for by Article 5.12 of the TBCA with respect to such Dissenters' Shares. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost such right to dissent, the Dissenters' Shares held by such Dissenting Shareholder shall thereupon be treated as though such Dissenters' Shares had been converted into the right to receive the Merger Consideration pursuant to Section 3.2 hereof.

                  3.5      Exchange Procedures.

                           (a) At and after the Effective Date, each certificate
theretofore representing shares of the CompuRoute Common Stock (each, a "Certificate") shall represent only the right to receive the Merger Consideration pursuant to Section 3.2 hereof.

                           (b) As soon as practicable  after the Effective Date,
Company shall mail to each holder of record of a Certificate or Certificates the following: (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Company, which shall be in a form and contain any other customary provisions as Company may determine; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Company Stock. Upon the proper surrender of a Certificate to Company, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the number of whole shares of the Company Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of any shares of the CompuRoute Stock not registered in the transfer records of CompuRoute, the Merger Consideration may be issued if the Certificate representing such CompuRoute Stock is presented to Company, accompanied by documents sufficient, in the discretion of Company, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

                  3.6 Company Warrants and Options. At the Effective Date, each option to acquire shares of CompuRoute issued and outstanding immediately prior to the Effective Date, if any, will be converted into one option to acquire an equal number of the Company Stock shares upon the same terms and conditions.

                  3.7 Treasury Stock of Company. All shares of the CompuRoute Stock owned directly or indirectly by Company as treasury stock, shall, upon the Merger, be cancelled and all rights with respect thereto shall cease to exist, and no shares of the Company Stock shall be issued or exchanged therefor.

                                   ARTICLE IV
                              Shareholder Approval
                              --------------------

                  4.1 Vote by Shareholders. Pursuant to Article 5.03 of the TBCA, CompuRoute shall submit this Agreement to its shareholders for approval at the meeting called and held on such date as is fixed by its Board of Directors.

                                    ARTICLE V
                                  Miscellaneous
                                  -------------

                  5.1 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person, or three (3) business days after being placed in the hands of a courier service (e.g., DHL or Federal Express) prepaid or faxed provided that a confirming copy is delivered forthwith as herein provided, addressed as follows:

                           If to CompuRoute (before Closing):
                           ----------------------------------

                                     COMPUROUTE, INCORPORATED
                                     10365 Sanden Drive
                                     Dallas, Texas 75238
                                     Attn: Souad Shrime
                                     FAX:  214/342-1989

                           If to Company or CompuRoute (after the Closing):
                           ------------------------------------------------

                                     CROUTE, Inc.
                                     10365 Sanden Drive
                                     Dallas, Texas 75238
                                     Attn: Souad Shrime
                                     FAX:  214/342-1989

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section.

                  5.2 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Merger and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

                  5.3 Waivers. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

                  5.4 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

                  5.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without regard to the conflicts of laws principles of such state.

                  5.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

                  IN WITNESS WHEREOF, the individuals signing below on behalf of CompuRoute and Company are signing in the capacities indicated below, all as of the date first above written.


                                           COMPANY:
                                           CROUTE, Inc., a Texas corporation



                                           By:   [Souad Shrime]
                                               -------------------------------
                                           Its:  Chief Executive Officer
                                               -------------------------------


                                           COMPUROUTE:
                                           COMPUROUTE, INCORPORATED, a Texas
                                           corporation



                                           By:   [Souad Shrime]
                                               -------------------------------
                                           Its:  Chief Executive Officer
                                               -------------------------------

                  5.7 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without regard to the conflicts of laws principles of such state.

                  5.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

                  IN WITNESS WHEREOF, the individuals signing below on behalf of CompuRoute and Company are signing in the capacities indicated below, all as of the date first above written.



                                           COMPANY:
                                           CROUTE, Inc., a Texas corporation



                                           By:
                                               -------------------------------
                                           Its:
                                               -------------------------------


                                           COMPUROUTE:
                                           COMPUROUTE, INCORPORATED, a Texas
                                           corporation



                                           By:
                                               -------------------------------
                                           Its:
                                               -------------------------------

                                   APPENDIX C
                         TEXAS Business Corporation Act

5.12 PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTION.

              A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

              (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
(10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immmediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

                  (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the 1action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

              (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

              (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

         B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

         C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

         D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs, shall be allotted between the parties in the manner that the court determines to be fair and equitable.

         E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

         F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

         G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action. (Last amended by Ch. 215, L. '93, eff. 9-1-93.)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers

         The   Registrant's    Certificate   of   Incorporation   provides   for
indemnification of directors and officers of the Registrant to the fullest extent permitted by Delaware law.

         Under Article VI of the Registrant's Certificate of Incorporation (the "Certificate"), the Registrant shall indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director, officer or employee of the Registrant, or who serves or served any other enterprise or organization at the request of the Registrant (an "Indemnitee").

         An Indemnitee also may be indemnified under Delaware law against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

         An Indemnitee also may be indemnified under Delaware law against expenses (including attorney's fees) actually and reasonably incurred in the defense or settlement of a suit by or in the right of the Registrant if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification may be made if the Indemnitee is adjudged to be liable to the Registrant, unless a court determines that such Indemnitee is entitled to indemnification for such expenses which the court deems proper.

         Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of the suit, action or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant. The Registrant may also advance expenses incurred by other employees and agents of the Registrant upon such terms and conditions, if any, that the board of directors of the Registrant deems appropriate.


Item 21. Exhibits and Financial Statement Schedules

       (a)             Exhibits

Exhibit No.         Description of Exhibit
-----------         ----------------------

2(a) Agreement of Merger and Plan of Reorganization dated February 21, 1995, as amended by that certain Amendment of Agreement of Merger and Plan of Reorganization dated March 31, 1995, by and among Fresh Test Acquisition, Inc., the Registrant, Fresh Technology Corporation, and William A. Fresh, Robert K. Bench, Harold D. Higgins, WAF Investment Company and Orem Tek Development Corp. filed as Exhibit 2 to the Registrant's Current Report on Form 8-K filed with the Commission on or about April 4, 1995 and incorporated herein by reference.

3(a) Certificate of Incorporation of the Registrant dated March 14, 1987, as filed with the Secretary of State of Delaware and filed as Exhibit 4(a) to the Registrant's Form 10-Q for the period ended June 30, 1987 and incorporated herein by reference.

3(b) Bylaws of the Registrant dated March 14, 1987, filed as Exhibit 4(b) to the Registrant's Form 10-Q for the period ended June 30, 1987 and incorporated herein by reference.

4(a) Specimen Stock Certificate filed as Exhibit 4(c) to the Registrant's Form S-18 Registration Statement (No. 2-85679) and incorporated herein by reference.

4(b) Specimen Convertible Subordinated Debenture filed as Exhibit 4(b) to the Registrant's Form 10-K for the year ended December 31, 1990 and incorporated herein by reference.

4(c) Specimen Series A Preferred Stock Certificate filed as Exhibit 4(c) to the Registrant's Form 10- KSB for the year ended December 31, 1995 and incorporated herein by reference.

4(d) Certificate of Designations of Series A Preferred Stock dated January 11, 1996, as filed with the Secretary of State of Delaware filed as
           Exhibit 4(d) to the Registrant's Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference.


5          Opinion of O'Connor,  Cavanagh,  Anderson,  Killingsworth & Beshears,
           P.A.

8          Opinion of O'Connor,  Cavanagh,  Anderson,  Killingsworth & Beshears,
           P.A.


10(a) Non-Qualified Stock Option Plan adopted by the Registrant's Board of Directors on June 25, 1983, as amended, and Form of Qualified Stock Option Agreement filed as Exhibits 4(a) and 4(c) to the Registrant's Form S-8 Registration Statement (No. 33-65200) and incorporated herein by reference.

10(b) Incentive Stock Option Plan adopted by the Registrant's Board of Directors on April 3, 1989, filed as Exhibit 10(k) to the Registrant's Form 10-K for the year ended December 31, 1989 and incorporated herein by reference and Form of Incentive Stock Option Agreement filed as Exhibit 4(d) to the Registrant's Form S-8
           Registration Statement (No. 33-65200) and incorporated herein by reference.

10(c) Lease Agreement between the Registrant and Jerome A. Reynolds dated July 4, 1991 filed as Exhibit 10(b) to the Registrant's Form 10-K for the year ended December 31, 1991 and incorporated herein by reference.

10(d) Lease Agreement between the Registrant and Kou-ping Cheng dated June 11, 1993 filed as Exhibit 10(u) to the Registrant's Form 10-KSB for the year ended December 31, 1993 and incorporated herein by reference.

10(e) Lease Agreement between the Registrant and NPF Management, Inc. dated March 15, 1993 filed as Exhibit 10(p) to the Registrant's Form 10-K for the year ended December 31, 1992 and incorporated herein by reference.

10(f) Lease Modification between the Registrant and PDJ Corporation dated February 10, 1994 to Lease Agreement between the Registrant and NPF Management, Inc. dated March 15, 1993 filed as Exhibit 10(v) to the Registrant's Form 10-KSB for the year ended December 31, 1993 and incorporated herein by reference.

10(g) Lease Agreement between the Registrant and John J. Hollowell dated October 30, 1990 filed as Exhibit 10(m) to the Registrant's Form 10-K for the year ended December 31, 1990 and incorporated herein by reference.

10(h) Office Lease Agreement between the Registrant and Robert B. Hopgood, Jr. dated November 13, 1990 filed as Exhibit 10(n) to the Registrant's Form 10-K for the year ended December 31, 1990 and incorporated herein by reference.

10(i)      Addendum  dated March 1, 1992  between the  Registrant  and Robert B.
           Hopgood, Jr. to Office Lease Agreement between the Registrant and Robert B. Hopgood, Jr. dated November 13, 1990 filed as Exhibit 10(j) to the Registrant's Form 10-K for the year ended December 31, 1991 and incorporated herein by reference.

10(j)      Second  Addendum  dated  January 1, 1994 between the  Registrant  and
           Robert B. Hopgood, Jr. to Office Lease Agreement between the Registrant and Robert B. Hopgood, Jr. dated November 13, 1990 filed as Exhibit 10(j) to the Registrant's Form 10-K for the year ended December 31, 1991 and incorporated herein by reference.

10(k) Lease Agreement between the Registrant and Renner Plaza Properties dated September 8, 1993 filed as Exhibit 10(w) to the Registrant's Form 10-KSB for the year ended December 31, 1993 and incorporated herein by reference.

10(l) Lease Agreement between the Registrant and Aetna Life Insurance Company dated December 30, 1994 filed as Exhibit 10(l) to the Registrant's Form 10-KSB for the year ended December 31, 1994 and incorporated herein by reference.

10(m) Lease between Scottish Enterprise and Cerprobe Europe Limited dated November 4, 1994 filed as Exhibit 10(m) to the Registrant's Form 10-KSB for the year ended December 31, 1994 and incorporated herein by reference.

10(n) Rental Agreement between the Registrant and Gentra Capital Corporation dated as of July 6, 1994 filed as Exhibit 10(n) to the Registrant's Form 10-KSB for the year ended December 31, 1994 and incorporated herein by reference.

10(o) Agreement dated May 2, 1991 between the Registrant and John W. Tarzwell and Margaret L. Tarzwell filed as Exhibit 10(d) to the Registrant's Form 10-K for the year ended December 31, 1991 and incorporated herein by reference.

10(p) Amendment No. 1 dated March 8, 1993 to Agreement dated May 2, 1991 between the Registrant and John W. Tarzwell and Margaret L. Tarzwell filed as Exhibit 10(s) to the Registrant's Form 10-KSB for the year ended December 31, 1993 and incorporated herein by reference.

10(q) Asset Purchase Agreement dated July 10, 1991 between the Registrant and Alpha Test Corporation filed as Exhibit 10(c) to the Registrant's Form 10-K for the year ended December 31, 1991 and incorporated herein by reference.

10(r) Employment Contract dated July 16, 1990 between the Registrant and Carl Zane Close filed as Exhibit 10(p) to the Registrant's Form 10-K for the year ended December 31, 1990 and incorporated herein by reference.

10(s) Employment Contract dated July 17, 1990 between the Registrant and Michael K. Bonham filed as Exhibit 10(q) to the Registrant's Form 10-K for the year ended December 31, 1990 and incorporated herein by reference.

10(t) Employment Contract dated July 16, 1990 between the Registrant and Eswar Subramanian filed as Exhibit 10(r) to the Registrant's Form 10-K for the year ended December 31, 1990 and incorporated herein by reference.

10(u) Employment Contract dated July 16, 1990 between the Registrant and Henry Wong filed as Exhibit 10(s) to the Registrant's Form 10-K for the year ended December 31, 1990 and incorporated herein by reference.

10(v) Manufacturing Licensing Agreement between the Registrant and Intertrade Scientific, Inc. dated August 30, 1993 filed as Exhibit 10(x) to the Registrant's Form 10-KSB for the year ended December 31, 1993 and incorporated herein by reference.

10(w) Manufacturing Licensing Agreement between the Registrant and ESJ Corporation dated January 21, 1994 filed as Exhibit 10(y) to the
           Registrant's Form 10-KSB for the year ended December 31, 1993 and incorporated herein by reference.

10(x) Loan Agreement between the Registrant and First Interstate Bank of Arizona, N.A. dated June 6, 1994 and related Promissory Note filed as
           Exhibit 10(x) to the Registrant's Form 10-KSB for the year ended December 31, 1994 and incorporated herein by reference.

10(y) Master Lease Agreement between the Registrant and First Interstate Bank of Arizona, N.A. dated as of June 6, 1994 filed as Exhibit 10(y) to the Registrant's Form 10-KSB for the year ended December 31, 1994 and incorporated herein by reference.

10(z) Master Lease Agreement between the Registrant and PFC, Inc. dated August 9, 1994 filed as Exhibit 10(z) to the Registrant's Form 10-KSB for the year ended December 31, 1994 and incorporated herein by reference.

10(aa) Commitment of Norwest Equipment Finance, Inc. to the Registrant dated December 14, 1994 filed as Exhibit 10(aa) to the Registrant's Form 10-KSB for the year ended December 31, 1994 and incorporated herein by reference.

10(bb) Agreement between Cerprobe Europe, Limited and Lanarkshire Development Agency dated August 15, 1994, as amended, filed as
           Exhibit 10(bb) to the Registrant's Form 10-KSB for the year ended December 31, 1994 and incorporated herein by reference.

10(cc) Lease Agreement between the Registrant and Realtec Properties I, L.P. dated July 17, 1995 filed as Exhibit 1 to the Registrant's Form 10-QSB for the quarter ended June 30, 1995 and incorporated herein by reference.

10(dd) Lease Agreement between the Registrant and East Point Realty Trust dated June 30, 1995 filed as Exhibit 2 to the Registrant's Form 10-QSB for the quarter ended June 30, 1995 and incorporated herein by reference.

10(ee) Amendment to Loan Agreement between the Registrant and First Interstate Bank of Arizona, N.A. dated April 30, 1995 and related Promissory Note filed as Exhibit 3 to the Registrant's Form 10-QSB for the quarter ended June 30, 1995 and incorporated herein by reference.

10(ff) Amendment to Master Lease Agreement between the Registrant and First Interstate Bank of Arizona, N.A. dated April 30, 1995 filed as
           Exhibit 4 to the Registrant's Form 10-QSB for the quarter ended June 30, 1995 and incorporated herein by reference.

10(gg) Letter of Intent between the Registrant and Technology Parks PTE LTD dated June 23, 1995 filed as Exhibit 5 to the Registrant's Form 10-QSB for the quarter ended June 30, 1995 and incorporated herein by reference.

10(hh) Employment Agreement between the Registrant and Robert K. Bench dated March 31, 1995 filed as Exhibit 10(hh) to the Registrant's Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference.

10(ii) Security Agreement between the Registrant and Zions Credit Corporation dated December 27, 1995 filed as Exhibit 10(ii) to the Registrant's Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference.

10(jj)     Assignment  of Lease  between  Fresh Test  Technology,  Inc.  and the
           Registrant dated August 31, 1995 filed as Exhibit 10(jj) to the Registrant's Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference.

10(kk) Lease Agreement between Fresh Test Technology, Inc. and Mission West Properties dated September 21, 1993 filed as Exhibit 10(kk) to the Registrant's Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference.

10(ll) The Registrant's 1995 Stock Option Plan filed as Exhibit 10(ll) to the Registrant's Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference.

10(mm) Capital Lease Agreement between the Registrant and Wells Fargo Leasing Corporation dated October 10, 1996 filed as an Exhibit to the Registrant's Form 10-QSB for the quarter ended September 30, 1996 and incorporated herein by reference.

10(nn) Capital Lease Agreement between the Registrant and Wells Fargo Leasing Corporation dated September 9, 1996 filed as an Exhibit to the Registrant's Form 10-QSB for the quarter ended September 30, 1996 and incorporated herein by reference.

10(oo) Memorandum of Lease with respect to the Lease Agreement between the Registrant and CRPB Investors, L.L.C. dated August 21, 1996, and the Addendum to the Lease Agreement filed as an Exhibit to the Registrant's Form 10-QSB for the quarter ended September 30, 1996 and incorporated herein by reference.

10(pp) Employment Agreement between the Registrant and Randal L. Buness dated June 26, 1996 filed as an Exhibit to the Registrant's Form 10-QSB for the quarter ended September 30, 1996 and incorporated herein by reference.

10(qq) Operating Agreement between the Registrant and CRPB Investors, L.L.C. dated September 18, 1996 filed as an Exhibit to the Registrant's Form 10-QSB for the quarter ended September 30, 1996 and incorporated herein by reference.

10(rr) Agreement of Merger and Plan of Reorganization, dated as of October 25, 1996, by and among the Registrant, C-Route Acquisition, Inc., CROUTE, Inc., COMPUROUTE, INCORPORATED, and Souad Shrime.*


10(ss)     Agreement  and Plan of   Merger, dated as of October 25, 1996, by
           and between COMPUROUTE, INCORPORATED, and CROUTE, Inc.*

10(tt) Purchase and Sale Agreement dated as of October 25, 1996, by and between Souad Shrime and the Registrant.*

10(uu) Indemnification Agreement by Souad Shrime in favor of and for the benefit of the Registrant and C-Route Acquisition, Inc.*

11         Schedule of Computation of Net Income per Share.*

21 List of Subsidiaries filed as Exhibit 21 to the Registrant's Form 10-KSB for the year ended December 31, 1994 and incorporated herein by reference.


23.1       Consent of Counsel (included in Exhibits 5 and 8)


23.2       Independent Auditors' Consent (Cerprobe Corporation).

23.3       Independent Auditors' Consent (CROUTE, Inc.)


27 Financial Data Schedule filed as an Exhibit to the Registrant's Form 10-QSB for the quarter ended September 30, 1996 and incorporated herein by reference.


           (b) Financial Statement Schedules.

           None.


*          Previously filed.

Item 22.  Undertakings

           (a) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

               (2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant, in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

           (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on December 6, 1996.


                                                  CERPROBE CORPORATION



                                                  By   /s/ Randal L. Buness
                                                       Vice  President, Chief

Financial Officer,


Secretary, and Treasurer


                  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


           Signature                                  Title                       Date
           ---------                                  -----                       ----
 By:           *
     -------------------------                Chairman of the Board of      December 6, 1996
     Ross J. Mangano                          Directors and Director

 By:           *
     -------------------------                President, Chief Executive    December 6, 1996
     C. Zane Close                            Officer, and Director
                                              (Principal Executive
                                              Officer)

/s/ Randal L. Buness                          Vice President, Chief         December 6, 1996
------------------------------                Financial Officer,
Randal L. Buness                              Secretary, and Treasurer
                                              (Principal Financial and
                                              Accounting Officer)

 By:           *                              Director
     -------------------------
     December 6, 1996
     Kenneth W. Miller

 By:           *                              Director                      December 6, 1996
     -------------------------
     Donald F. Walter

 By:           *                              Director                      December 6, 1996
     -------------------------
     William A. Fresh

*By:  /s/ Randal L. Buness
      ------------------------
      Randal L. Buness
      (Attorney-in-fact)